                            SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
                               (Amendment No.)

Check the appropriate box:
/X/ Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
/ / Definitive Information Statement
    ------------------------------------------------------------------------
                       Innovative Clinical Solutions, Ltd.
    ------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):

/ / No fee required.
/X/ Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies: N/A
    ------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $15,400,000.00
    ------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction: $15,400,000.00
    ------------------------------------------------------------------------
5) Total fee paid: $3,080.00
    ------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: N/A
    ------------------------------------------------------------------------
2) Form, Schedule or Registration Statement No.:
    ------------------------------------------------------------------------
3) Filing Party:
    ------------------------------------------------------------------------
4) Date Filed:
    ------------------------------------------------------------------------

                [INNOVATIVE CLINICAL SOLUTIONS, LTD. LETTERHEAD]

Dear Stockholder:

         Recently, Innovative Clinical Solutions, Ltd. ("ICSL" or the "Company") entered into a definitive agreement to exchange all of its stock in its subsidiary, Clinical Studies, Ltd. ("CSL"), for shares of common stock of Comprehensive Neuroscience, Inc. ("CNS"), a privately held company focused on the development, evaluation and appropriate use of drugs used to treat neuropsychiatric illnesses. This sale of the Company's CSL asset has been structured as a merger of CSL with a subsidiary of CNS (the "Merger"). In connection with the Merger, ICSL will receive a number of shares of CNS common stock based on the relative net enterprise values of CSL and CNS, as determined by mutual agreement of the parties. ICSL currently estimates that following the Merger, it will hold as its principal remaining asset approximately 43% of the voting securities of CNS, taking into account convertible notes which will be issued by CNS simultaneously with the Merger and that have voting rights. The actual number of shares received by ICSL in the Merger and its percentage ownership will depend on the amount of cash held and debt owed by CSL and CNS and the gross proceeds from convertible notes issued by CNS in connection with the Merger. ICSL expects to become CNS' largest single stockholder. ICSL has no present plans to distribute shares of CNS stock to its stockholders.

         The agreement to sell CSL to CNS in exchange for stock in CNS is subject to a number of conditions, the most significant of which are (i) the amendment or replacement of CSL's existing senior credit facility and (ii)
CNS (on a consolidated basis) having cash-on-hand at the closing that, together with the proceeds of new convertible notes, totals not less than $4.0 million. With respect to these conditions (a) ICSL is currently in advanced negotiations with a lender for a new senior debt facility; and (b) CNS, in addition to anticipated available cash-on-hand approximately $1.5 million, has received verbal commitments for $3.5 million of convertible debt.

         The Merger has been approved by ICSL's Board of Directors and a majority of the ICSL stockholders have agreed in writing to approve the transaction. The Information Statement included herewith describes more fully the agreement with CNS, the Merger, the conditions that must be satisfied to consummate the Merger, the effects of the Merger on ICSL and its stockholders and the parties to the Merger. ICSL expects to consummate the Merger approximately 20 days following the date the Information Statement is first mailed to stockholders.

         Please note that holders of a majority of ICSL's stock have already approved the Merger. Accordingly, ICSL is not soliciting your proxy, and you are being requested not to send a proxy. The Board encourages you to read the Information Statement carefully and thoroughly.

                                                     Very truly yours,


                                                     Michael T. Heffernan
                                                     Chairman of the Board


         December  , 2001

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.


                          10 Dorrance Street, Suite 400
                         Providence, Rhode Island 02903
                                 (401) 831-6755

                              INFORMATION STATEMENT

                                 December , 2001



                                  INTRODUCTION

         This Information Statement has been mailed to the stockholders of Innovative Clinical Solutions, Ltd. ("ICSL" or the "COMPANY") to provide you with important information regarding a transaction in which ICSL will exchange all of its stock in its wholly owned subsidiary, Clinical Studies, Ltd. ("CSL"), for shares of common stock of Comprehensive Neuroscience, Inc. ("CNS"). The transaction will be structured as a merger of a specially created wholly owned subsidiary of CNS, CNS Acquisition, Inc. ("ACQUISITION SUB"), with and into CSL (the "MERGER"). The Merger will be consummated pursuant to the terms and conditions set forth in an Agreement and Plan of Merger dated as of October 31, 2001 (the "MERGER AGREEMENT") by and among ICSL, CSL, CNS and Acquisition Sub.

         This Information Statement is being mailed on or about December , 2001 to holders of record of ICSL's common stock on November 29, 2001, which has been established as the record date for determining ICSL's stockholders entitled to receive this Information Statement. As of the close of business on November 29, 2001, ICSL had 11,998,972 shares of common stock outstanding held by approximately 160 holders of record.

                                  VOTE REQUIRED

         The Merger constitutes the sale of ICSL's core operating subsidiary. Accordingly, it must be approved by holders of a majority of ICSL's outstanding common stock as provided by the Delaware General Corporation Law (the "DGCL" or "DELAWARE LAW"). The Board of Directors of ICSL (the "ICSL BOARD"), at a meeting held on October 25, 2001, approved the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to the stockholders of ICSL for their consideration and approval. Holders of 7,051,164 shares, representing 58.8%, of the outstanding shares of ICSL's common stock, have agreed in writing to execute a written consent in favor of approval of the Merger Agreement. Accordingly, no additional approval of the Merger Agreement by ICSL's stockholders will be necessary. The Merger Agreement and the Merger have also been approved and recommended by CSL's Board of Directors and approved by ICSL as CSL's sole stockholder.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY


                                  Cover Page

                               SUMMARY TERM SHEET

         REFERENCES IN THIS SUMMARY TERM SHEET TO "ICSL," THE "COMPANY," "WE," "US," "OUR COMPANY" AND "OURSELVES" REFER TO INNOVATIVE CLINICAL SOLUTIONS, LTD. UNLESS THE CONTEXT CLEARLY REQUIRES OTHERWISE.

         This Summary Term Sheet provides an overview of the Agreement and Plan of Merger which has been approved by our Board of Directors and a majority of our stockholders. For a complete description of the Agreement and Plan of Merger and the transactions contemplated thereby, see "The Merger" and "Description of the Merger Agreement."

MERGER STRUCTURE

         Pursuant to the Agreement and Plan of Merger dated as of October 31, 2001 by and among ICSL, Clinical Studies, Ltd., a wholly owned subsidiary of ICSL ("CSL"), Comprehensive Neuroscience, Inc. ("CNS") and CNS Acquisition, Inc., a wholly owned subsidiary of CNS ("ACQUISITION SUB"), Acquisition Sub will merge with CSL, with CSL being the surviving corporation (the "SURVIVING CORPORATION") and a wholly owned subsidiary of CNS. ICSL will receive shares of CNS common stock ("NEW COMMON STOCK") in exchange for all of the outstanding shares of CSL.

MERGER CONSIDERATION

         The number of shares of New Common Stock that ICSL will receive in exchange for the CSL common stock will depend upon the cash-on-hand and total debt of CSL and CNS on the closing, determined as provided in the Agreement and Plan of Merger. We anticipate that ICSL will receive New Common Stock representing approximately 43% of the voting power of CNS following the Merger, after giving effect to the issuance of new convertible debt by CNS as contemplated by the Agreement and Plan of Merger. See "The Merger--Merger Consideration." We do not intend to distribute the shares of New Common Stock to our stockholders until such time as the shares are registered with the Securities and Exchange Commission. There are no current plans to register the New Common Stock for distribution to our stockholders.

REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS

         The parties to the Merger have made certain representations and given certain warranties to each other, which are typical in a transaction of this nature. These representations and warranties are essentially mutual, and are designed to assure each party to the transaction that the financial condition, operations, properties, liabilities, records and other matters are in all material respects as they have been disclosed prior to entering into the Agreement and Plan of Merger. See "Description of the Merger Agreement--Representations and Warranties."

         CNS and Acquisition Sub have made certain covenants typical of such transactions in connection with the Merger. They have also promised us that, prior to closing the Merger, they will cause CSL to make offers of employment to certain ICSL employees and take actions necessary to amend or terminate certain existing agreements. See "Description of the Merger Agreement--Covenants."

         We have made certain covenants to CNS and Acquisition Sub typical of such transactions. See "Description of the Merger Agreement--Covenants."

         We have also made mutual covenants that are typical of such transactions. See "Description of the Merger Agreement--Mutual Covenants."

CLOSING CONDITIONS AND INDEMNIFICATION

         We anticipate that the Merger will close on December 31, 2001. See "Description of the Merger Agreement--Closing." The Merger, however is subject to a number of conditions, including modifying or replacing CSL's existing senior debt facility and securing new convertible notes sufficient to provide CNS with at least $4.0 million of cash following the Merger. See "Description of the Merger Agreement--Conditions to the Merger."

         Each party shall be entitled to indemnification for losses suffered as a result of breaches of certain representations and warranties and CNS shall be entitled to additional indemnification for certain specified contingent liabilities. We will be placing shares of New Common Stock valued at $4 million into escrow to satisfy any indemnity claims of CNS following the Merger. CNS will indemnify us by issuing additional shares of New Common Stock. CNS' indemnity obligation is capped at $2 million. See "Description of the Merger Agreement--Survival and Indemnification ."

                              INFORMATION STATEMENT

                             SELECTED FINANCIAL DATA

         The following selected historical financial data was derived from ICSL's Financial Statements, which have been audited by independent accountants, Arthur Andersen LLP for fiscal year ended January 31, 2001 and PricewaterhouseCoopers LLP for fiscal years ended January 31, 1997 through 2000. During October 1997, a subsidiary of ICSL merged with CSL in a business combination that was accounted for as a pooling of interests. Accordingly, the financial statements for all periods prior to the effective date of the CSL acquisition have been restated to include CSL. In addition, ICSL emerged from bankruptcy on September 21, 2000 and fresh-start accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the following selected financial data for the periods ended January 31, 2001 and July 31, 2001 is not comparable in certain material respects to such financial data from any prior period, because the financial data as of January 31, 2001 and July 31, 2001 is of a reorganized company. The data presented below should be read in conjunction with ICSL's Consolidated Financial Statements and the Notes thereto, included in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q attached hereto as ANNEX C-1 through C-3. Interim unaudited historical data reflect, in the opinion of ICSL's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the six months ended July 31, 2001, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                                       SELECTED HISTORICAL FINANCIAL DATA
                                   (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                             PREDECESSOR COMPANY                         SUCCESSOR COMPANY
                                         ---------------------------------------------------------------------------------------
                                                                                                    19 WEEKS ENDED   6 MONTHS
                                                          YEAR ENDED                     33 WEEKS       JANUARY       ENDED
                                                          JANUARY 31,                     ENDED           31,          JULY
                                                                                      SEPTEMBER 20,                     31,
                                         ---------------------------------------------------------------------------------------
                                            1997      1998        1999        2000         2000          2001          2001
                                            ----      ----        ----        ----         ----          ----          ----
STATEMENT OF OPERATIONS DATA:
Net revenues from services                  $98,765   $155,946     $179,472   $125,865       $27,560        $12,511     $17,263
Net revenues from management service
agreements                                   47,942     94,134      103,112     59,996        38,195         16,407      20,235

Net revenues from real estate services       19,049     31,099        8,694        423             -              -           -
                                         ---------------------------------------------------------------------------------------
Total revenue                                                                                                28,918
                                            165,756    281,179      291,278    186,284        65,755                     37,498
                                         ---------------------------------------------------------------------------------------
OPERATING EXPENSES:

Salaries, wages and benefits                 58,351     88,221       94,710     61,924        18,712          6,371      11,086

Depreciation and amortization                 7,382     10,800       14,786     11,699         1,893          1,680       3,228

Rent expense                                  8,519     16,649       20,671     15,279         4,049          1,066       1,967

Gain (loss) on sale of assets                  (262)    (1,891)      (5,414)        11             -             --         242
Provision for write-down of notes
receivable                                        -          -        2,674     13,840             -              -
Merger and other noncontinuing expenses
related to CSL                                1,929     11,057            -          -             -              -

Goodwill impairment write-down                    -          -        9,093     36,046             -         26,908       3,500

Nonrecurring expenses                             -          -       10,465      1,723         9,091              -         500



Other (primarily capitation expenses)        66,694    132,177      181,813    156,969        53,196         20,609      25,790
                                         ---------------------------------------------------------------------------------------
Total operating costs and administrative    142,613    257,013      328,798    297,491        86,941         56,293      46,313
expenses
                                         ---------------------------------------------------------------------------------------
Income (loss) from operations                23,143     24,166      (37,520)  (111,207)      (21,186)       (27,375)     (8,815)

Interest expense, net                         1,726      4,775        8,005     10,220         4,616             54         592

(Income) from investments in affiliates        (709)      (731)           -        (46)            -              -           -
Reorganization items                             --         --           --         --           666             --          --
                                         ---------------------------------------------------------------------------------------
Net Income (loss) before taxes and
extraordinary item                           22,126     20,122      (45,525)  (121,575)      (26,468)       (27,429)     (9,407)

Income tax expense (benefit)                  6,836      9,823      (11,549)       194         1,456              -           -
                                         ---------------------------------------------------------------------------------------
Net income (loss) before extraordinary
item                                         15,290     10,299      (33,976)  (121,381)      (27,924)       (27,429)     (9,407)

Extraordinary item, net of tax of $0              -          -       96,784     49,632      (100,000)             -           -
                                         ---------------------------------------------------------------------------------------
Net income (loss)                           $15,290    $10,299    ($130,760) ($171,207)      $72,076       ($27,429)     (9,407)
                                         =======================================================================================
NET INCOME (LOSS) PER SHARE-BASIC:
Income (loss) before extraordinary item       $0.56      $0.35       ($1.02)    ($3.45)      *               ($2.29)     ($0.78)
Extraordinary item, net of tax of $0        $ ---      $ ---         ($2.89)    ($1.41)      *                $0.00       $0.00
Net income (loss)                             $0.56      $0.35       ($3.91)    ($4.86)      *               ($2.29)     ($0.78)

NET INCOME (LOSS) PER SHARE-DILUTED: (1)
Income (loss) before extraordinary item       $0.55      $0.35       ($1.02)    ($3.45)      *               ($2.29)     ($0.78)
Extraordinary item, net of tax of $0        $ ---      $ ---         ($2.89)    ($1.41)      *                $0.00       $0.00
Net income (loss)                             $0.55      $0.35       ($3.91)    ($4.86)      *               ($2.29)     ($0.78)

Book value per share                                                                                          $1.89       $1.10

PRO FORMA INFORMATION (UNAUDITED)

Adjustment to income tax expense             $1,293       $624      $ ---      $ ---         *              $ ---       $ ---

Net income                                   13,997      9,675      $ ---      $ ---         *              $ ---       $ ---

Net income (loss) per share-basic             $0.51      $0.33      $ ---      $ ---         *              $ ---       $ ---

Net income (loss) per share-diluted (1)       $0.51      $0.33      $ ---      $ ---         *              $ ---       $ ---
Weighted average shares
outstanding-basic                            27,295     26,690       33,401     35,235      *                11,999      11,999
Weighted average shares
outstanding-diluted                          27,682     30,229       33,401     35,235      *                11,999      11,999
BALANCE SHEET DATA:
Working capital                            $111,811    $86,390     $111,185   ($92,716)     *               ($8,675)    ($7,946)
Accounts receivable, net                     41,744     57,252       15,276     16,193      *                11,891      13,134
Total assets                                313,310    378,160      252,851     87,311      *                58,180      47,062
Total debt                                  118,830    134,359      117,657    115,952      *                10,576      11,269
Stockholders' equity                        153,780    212,035      105,900    (66,722)     *                22,648      13,165

     (1) No adjustments to shares outstanding or income were made for any period other than the year ended January 31, 1997 for stock options or the common stock equivalents related to the convertible subordinated debentures since the effect would be antidilutive.

     * - EPS for Predecessor Company is not meaningful.


                                       -2

                         PRO FORMA FINANCIAL INFORMATION

         The pro forma combined information presented below provides financial information giving effect to the Merger on a purchase accounting basis for the periods presented. The pro forma financial information of CNS has been adjusted to conform reporting periods, presentation format, and accounting policies to those of ICSL. The pro forma combined information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. The pro forma information is derived from the Pro Forma Combined Newco Financial Information and Pro Forma ICSL Financial Information appearing elsewhere herein and should be read in conjunction with these statements.


                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                       PRO FORMA SELECTED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                YEAR ENDED  6 MONTHS ENDED
                                                 JANUARY         JULY
                                                   31,            31,
                                                   2001          2001
                                                   ----          ----
     STATEMENT OF OPERATIONS DATA:
     Net revenues from services                      $5,955           $270
     Net revenues from management service
     agreements                                      54,602         20,235
     Net revenues from real estate services              --             --
     Total revenue                                   60,557         20,505

     OPERATING EXPENSES:
     Salaries, wages and benefits                    11,408          4,033
     Depreciation and amortization                    2,066            870
     Rent expense                                     1,739            534
     Loss on sale of assets                              --            (8)
     Goodwill impairment write-down                  24,339          3,500
     Nonrecurring expenses                            8,950            500
     Other (primarily capitation expenses)           50,555         16,540
     Total operating costs and  administrative
     expenses                                        99,057         25,969
     Loss from operations                           (38,500)        (5,464)
     Interest expense, net                            3,386              1
     Equity interest in unconsolidated
     subsidiary's loss                                6,970          2,529
     Reorganization items                               266
     Net loss before taxes                          (49,122)        (7,994)
     Income tax expense                               1,456             --
     Net loss                                       (50,578)        (7,994)
     NET LOSS PER SHARE-DILUTED:
     Income loss                                     $(4.22)        $(0.67)

     Weighted average shares outstanding-basic       11,999         11,999
     Weighted average shares outstanding-diluted     11,999         11,999

                                                 AS OF JULY
     BALANCE SHEET DATA:                         31, 2001
     ---------------------------------------------------------


                                       -3-

                                              ----------------
     Working capital                                ($6,248)

     Accounts receivable, net                          1,167

     Total assets                                     29,134

     Total debt                                           32

     Stockholders' equity                             12,366

     Book value per share                            $  1.03
     ---------------------------------------------------------

                               GENERAL INFORMATION

WRITTEN CONSENT IN LIEU OF MEETING; EFFECTIVE TIME

         Pursuant to Delaware Law, the Merger Agreement and the transactions contemplated thereby require the approval and adoption by the holders of a majority of the issued and outstanding shares of common stock of each of ICSL and CSL. ICSL, as CSL's sole stockholder, has approved the Merger Agreement.

         Pursuant to Delaware Law and ICSL's By-laws, any action required by Delaware Law to be taken at any meeting of stockholders of ICSL may be taken without a meeting, without prior notice and without a vote of the stockholders of ICSL if a written consent, setting forth the action to be taken, shall be signed by stockholders holding at least a majority of the voting power of ICSL. Holders of a majority of ICSL's outstanding common stock have agreed in writing to execute and deliver to ICSL written consents (the "CONSENT") in lieu of a meeting of the stockholders adopting the Merger Agreement and approving the transactions and agreements contemplated thereby. In accordance with Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Consent will authorize the consummation of the Merger no earlier than 20 calendar days after this Information Statement is first mailed to the stockholders of ICSL.

         The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. As used in this Information Statement, "EFFECTIVE TIME" means the effective date of the Merger under Delaware Law.

ABSENCE OF APPRAISAL RIGHTS

         In accordance with Delaware Law, the corporate actions described in this Information Statement will not afford ICSL's stockholders the opportunity to dissent from those actions or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

MATERIAL CONDITIONS TO CONSUMMATION OF THE MERGER

         Although the Merger Agreement and the Merger have been approved by the Boards and the stockholders of ICSL and CSL and a majority of ICSL's stockholders have committed to vote in favor of the Merger, there remain material conditions which must be met or waived prior to the consummation of the Merger. These conditions are summarized below (see "Description of the Merger Agreement--Conditions to the Merger") and are set forth in their entirety in the Merger Agreement which is attached hereto as ANNEX A. The most significant conditions to consummation of the Merger are (1) replacement of CSL's senior secured credit facility with AbleCo Finance, LLC ("ABLECO"), and (2) CNS having cash-on-hand which, together with the proceeds of the sale of convertible notes to be issued by CNS simultaneously with the Merger (see "Description of Newco Securities--Convertible Secured Notes"), will total at least $4.0 million.

         ICSL and CSL are currently negotiating with lenders with respect to obtaining a replacement senior secured credit facility for CSL. ICSL believes that CSL will be able to obtain a replacement financing from a qualified lender in a timely manner. However, no assurances can be given that CSL will be able to obtain such a credit facility on terms favorable to ICSL, CSL and CNS or at all.

         CNS has obtained verbal commitments from qualified investors to purchase $3.5 million of convertible notes. CNS has advised ICSL that it anticipates it will have sufficient cash-on-hand at the closing to satisfy the $4.0 million condition.

         Another significant condition to closing was the completion by ICSL and CNS of certain financial due diligence (including a review of their accountants' work papers) with respect to the financial condition of each of CNS and CSL. Both ICSL and CNS have satisfactorily completed this due diligence and satisfied the condition.

                       THE PARTIES TO THE MERGER AGREEMENT

INNOVATIVE CLINICAL SOLUTIONS, LTD.

         ICSL operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management; and single-specialty provider network management. ICSL began its operations in 1994 and by early 1998, through a series of acquisitions, ICSL had developed into an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

         In early 1998, the medical services industry, and in particular the physician practice management ("PPM") industry became the subject of concerted negative scrutiny from industry analysts. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered. In May 1998, ICSL began evaluating various strategic alternatives available to it and in August 1998, the board of directors of ICSL (the "ICSL BOARD") approved several strategic initiatives designed to reposition ICSL as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research. During the years ended January 31, 1999 and 2000, consistent with achieving its stated repositioning goal, ICSL divested and exited its PPM and ancillary services businesses, its real estate service operations and other business operations unrelated to its pharmaceutical contract research and network management business lines.

         Due to market conditions affecting health care services companies generally, ICSL realized lower than expected proceeds from its asset divestitures, which resulted in substantial losses and left ICSL without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

         On July 14, 2000 ICSL and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. On August 25, 2000, the Bankruptcy Court entered an order confirming ICSL's prepackaged plan of reorganization (the "PREPACKAGED
PLAN"), which provided for the recapitalization of ICSL through the exchange of newly issued common stock of ICSL representing 90% of the issued and outstanding capital stock following the recapitalization, for all of ICSL's $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "DEBENTURES"). In addition, the Prepackaged Plan provided for the cancellation of all then outstanding common stock and its replacement with new common stock representing 10% of ICSL's issued and outstanding capital stock following the recapitalization. ICSL implemented the Prepackaged Plan on September 21, 2000.

         As a result of the Prepackaged Plan, 10.8 million shares of ICSL's common stock were issued to the former Debentureholders in exchange for the Debentures and approximately 1.2 million shares were issued to former holders of ICSL's old common stock.

         Notwithstanding the recapitalization, ICSL has continued to experience losses and negative cash flows from operations. Although the rate at which ICSL has lost money has diminished significantly, continued losses and negative cash flows raise substantial doubt about ICSL's ability to continue as a going concern. ICSL's independent public accountants included a going concern explanation paragraph in their audit report for the fiscal year ended January 31, 2001 included in ICSL's Annual Report on Form 10-K.

         ICSL currently holds the clinical trials and healthcare research division (housed in CSL) and the network management division, as well as numerous liabilities including non-operating liabilities from previously divested/closed businesses. ICSL believes that the value of the CSL business has been significantly impaired by its inclusion with ICSL. ICSL believes that a strategic merger or sale of its CSL asset is necessary to achieve the sufficient critical mass to develop CSL's clinical trials business and improve the financial performance of ICSL. The merger of CSL with CNS will allow the clinical studies business to be separated from ICSL and will allow this business to develop unencumbered by ICSL's prior operations and activities. Furthermore, as structured, the transaction will allow ICSL stockholders, through ICSL's ownership of New Common Stock, to retain an equity participation in an entity with a stronger balance sheet and greater growth potential.

         Upon completion of the Merger, ICSL will only operate its network management division. ICSL's only other significant assets will be the New Common Stock and approximately $4.0 million of notes receivable. ICSL intends to use the proceeds of these notes receivable to satisfy its liabilities. To the extent that such proceeds are insufficient to satisfy such liabilities, the shares of New Common Stock received by ICSL will be subject to the claims of creditors. ICSL intends to divest itself of the network management division if it is able to arrive at mutually acceptable terms with a buyer. As of the date of this Information Statement, ICSL does not have an agreement to sell its network management division and no assurances can be made that it will be able to sell its network management division on terms favorable to ICSL or at all. In the event ICSL is not able to sell its network management division, it will evaluate other options with respect to this division.

CLINICAL STUDIES, LTD.

         CSL, ICSL's principal operating subsidiary, is a multi-therapeutic site management and healthcare research organization based in Providence, Rhode Island. CSL provides clinical investigative site management services to 20 research facilities throughout the United States. CSL owns and centrally manages Phase I through IV research facilities where it conducts clinical trials for the pharmaceutical and biotechnology industries and contract research organizations. CSL also provides a broad range of pre- and post-Food and Drug Administration approval services designed to expedite new product approval and market acceptance. CSL has participated in clinical trials and enrolled patients in central nervous system, asthma and allergy, respiratory, oncology, endocrinology and women's health studies. On August 30, 2001, CSL sold 21 oncology and hematology sites to a purchaser in order to maximize stockholder value and focus on core therapeutic areas that have the highest historical values.

         Through the healthcare research division, CSL also designs and conducts customized economic and epidemiological research. It provides an environment for proactively collecting medical and economic data, thereby linking clinical with "real life" marketing considerations and quality cost-effective patient outcomes.

COMPREHENSIVE NEUROSCIENCE, INC.

         CNS was formed in 1998 as a diversified company dedicated to expediting the development and appropriate use of new products and services to relieve and remedy neuropsychiatric illnesses. These products and services include a system of clinical trial sites. These clinical trial sites are designed to serve pharmaceutical, biotechnology and contract research organizations by conducting high quality clinical trials of medications for neuropsychiatric disorders.

         CNS is comprised of 3 complementary divisions, Clinical Trials, Medical Information Technologies and Drug Discovery, which enable CNS to support the drug and treatment development process from discovery through clinical trial evaluation to the synthesis and dissemination of clinically actionable medical information.

THE CLINICAL TRIALS DIVISION

         The Clinical Trials Division implements clinical trials through CNS' expanding system of clinical trial sites. The process includes recruitment of appropriate patients for specific trials, managing the treatment of patients with investigative drugs and therapies, and collecting and reporting data to pharmaceutical companies. The division actively searches to manage clinical trials for the promising drugs in clinical development, with leading-edge clinical expertise, patient management approaches and facilities, and data management systems.

         The Clinical Trials Division has 12 clinical research sites that conduct Phase II, Phase III, and Phase IV clinical trials in disorders of the central nervous system. Trials are conducted to determine proof-of-concept, safety, efficacy and new use of pharmaceutical agents. CNS seeks to address the need in the pharmaceutical industry for shortened development cycles and reduced costs for evaluating new pharmaceutical products. CNS is able to rapidly launch neuropsychiatric research programs with few delays because of its integrated approach to study management.

THE MEDICAL INFORMATION TECHNOLOGIES DIVISION

         The Medical Information Technologies Division provides analytic capabilities for the assessment of clinical information, and has developed proprietary approaches for the communication and implementation of medical information in the neuropsychiatric field. Current customers include healthcare providers and other clinical organizations as well as the pharmaceutical industry.

         The Medical Information Technologies Division is composed of 3 groups. Each group offers products that rely on knowledge generated from clinical trials and the expertise of CNS thought leaders who disseminate their knowledge through publications, practice guidelines, information systems and advisory panels.

         The Expert Knowledge Group produces consensus guidelines on "Best Practices/Best Products" by designing, researching and disseminating studies of expert opinion in neuroscience and psychiatry. Practice guidelines have become an important means of conveying the most appropriate methods of treating patients to practitioners and administrators. A large market exists for practice guidelines and CNS has developed 12 guidelines covering 7 different therapeutic areas in three different languages. Practice guidelines also provide a basis for a broad range of medical education programs including "Pocket Guides", audio teleconference services, instructional audiotapes, full length CD-ROMs, and hundreds of CME continuing education programs around the world.

         The Health Services Group designs, markets and produces specialized educational symposia, conferences and advisory panels for the neuropsychiatric divisions of major pharmaceutical companies. Some of the most successful events rely on content from the Expert Knowledge Group's publications. The Health Services Group's services also form the basis of strategic consulting on market conditions and marketing strategies.

         The Behavioral Pharmacy Group was recently formed to assist health plans with the introduction of a new clinical product designed to improve clinical outcomes and to promote cost-effective prescribing practices among the confusing variety of behavioral pharmaceutical product choices on the market. The product has at its core a series of computer-based algorithms used to monitor and improve the quality of clinical care. It utilizes easy to recover prescription data for profiling practices that are less than optimal and provides interventions to produce change.

THE DRUG DISCOVERY DIVISION

         The Drug Discovery Division assists pharmaceutical customers in the identification of promising new drugs for entry into the development process, the design of appropriate clinical studies to test promising new drugs, and the application of novel technologies to assist the development process (such as pharmacogenomics and the development of unique biological markers).

CNS ACQUISITION, INC.

         CNS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CNS, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement.

                                   THE MERGER

         The Merger involves the combination of the business and operations of CSL with the business and operations of CNS. This will be effected through a merger of a specially created subsidiary of CNS with and into CSL, with CSL surviving as a wholly owned subsidiary of CNS. Upon completion of the Merger, CNS' business, operations and capitalization will be significantly different than prior to the Merger. Accordingly, in order to distinguish between CNS before and after the Merger, CNS following the Merger is sometimes referred to herein as "NEWCO."

BACKGROUND OF THE TRANSACTION; APPROVAL OF THE ICSL BOARD

         Since May 2000, ICSL has pursued transactions with three other companies that had at least a portion of their business in clinical trials site management in order to increase the scale of its clinical research business. ICSL was not able to come to acceptable terms with any of these companies. In the process of identifying and meeting with potential partners, ICSL's President and Chief Executive Officer, Michael T. Heffernan, met with Albert S. Waxman, Ph.D and members of Psilos Group Partners, L.P. ("PSILOS PARTNERS"), a venture capital fund, which was a founding shareholder of CNS. Dr. Waxman is the founder and managing director of Psilos Partners and Chairman of the Board of CNS. Mr. Heffernan met with Dr. Waxman at his offices on December 18, 2000 to discuss the potential of merging CNS and CSL. After numerous phone calls over the next few months between Mr. Heffernan and Dr. John Docherty, Chief Executive Officer of CNS, on May 8, 2001, Mr. Heffernan and Gary S. Gillheeney, Chief Financial Officer of ICSL, met in New York with Dr. Docherty and Kenneth Kosowicz, Chief Financial Officer of CNS. This meeting was intended to fully explore the potential strategic benefits of merging the two companies.

         On May 10, 2001, Mr. Heffernan, Mr. Gillheeney and William E. Bernstein, a director of ICSL and a partner in Psilos Partners, met with Dr. Docherty, Dr. Waxman, Mr. Kosowicz and Stephen Krupa, a partner in Psilos Partners, at the Psilos Partners offices in New York City. At this meeting, the parties agreed to develop a term sheet reflecting the terms and conditions of a proposed transaction.

         On June 5, 2001, another meeting was held at Psilos Partners offices that included members of ICSL management and the ICSL Board, Mr. Gillheeney, Mr. Heffernan, and Mr. Bernstein with CNS management and CNS investors, Mr. Krupa and Joseph Riley, a principal of Psilos Partners. At this meeting the parties focused on negotiating the terms of a proposed transaction to be reflected in a term sheet. These individuals met again on June 18, 2001 at Psilos Partners offices to negotiate the final terms.

         On June 20, 2001, Mr. Heffernan, Dr. Docherty and Mr. Krupa continued negotiations of the proposed term sheet by conference call.

         On June 28, 2001, Dr. Docherty came to the Providence, Rhode Island offices of ICSL to meet the CSL management and conduct due diligence.

         On July 5, 2001, the parties finalized and signed a term sheet outlining the broad terms of the proposed transaction and the conditions to closing such transaction. ICSL management instructed its counsel to begin preparing definitive documents to effect the proposed transaction.

         On August 3, 2001, Mr. Heffernan and Mr. Gillheeney visited the CNS corporate offices in White Plains, NY to meet with the CNS management team, including Dr. Docherty.

         On August 6, 2001, Mr. Heffernan and Mr. Gillheeney met with Shields & Company, Inc. ("SHIELDS"), a Boston, Massachusetts based financial advisor, to interview and evaluate them as advisors to the ICSL Board on the fairness of the proposed transaction to ICSL and its stockholders.

         On August 9, 2001, the CNS management team visited the offices of ICSL in Providence, Rhode Island to continue the due diligence process, including joint meetings with both management teams to discuss pre- and post-transaction initiatives that would facilitate a successful merger.

         On August 15, 2001, a meeting was held with Mr. Krupa, Mr. Riley, Dr. Docherty, Mr. Heffernan, Mr. Gillheeney, two independent directors of ICSL - Mr. Bernstein and Yang Lie (who is a portfolio manager with MJ Whitman Advisors ("WHITMAN") and a senior analyst with Third Avenue Value Fund ("THIRD AVENUE"), which, together with affiliated parties, own approximately 47.3% of ICSL common stock) - and Steve Lampe, a principal at LC Capital Partners, LP ("LC CAPITAL"), which owns approximately 11.4% of ICSL common stock). Third Avenue and LC Capital together represent holders of a majority of ICSL common stock. The meeting was intended to allow ICSL Board members and substantial stockholders to inquire about the specifics of the proposed transaction.

         On August 23, 2001, the ICSL Board met to review the specifics of the CNS transaction. This included the review of the valuation of CSL and CNS in the transaction, the proposed capitalization table post-Merger and the organizational structure of Newco. The ICSL Board authorized management to proceed with the transaction, subject to review of the definitive agreements prior to execution. The ICSL Board also unanimously voted to retain Shields as its financial advisor to evaluate the fairness of this transaction to ICSL and its stockholders, from a financial point of view.

         Throughout August and September, ICSL and its legal advisors and CNS and its legal advisors conducted due diligence and negotiated the terms of the Merger Agreement and related documents. On September 24, 2001, the ICSL Board met by telephone conference call to discuss the status of the proposed transaction. Shields participated in the meeting and advised the ICSL Board regarding its due diligence process and preliminary findings.

         Throughout October, ICSL and its legal advisors continued to conduct due diligence and to negotiate the terms of the Merger Agreement and related documents with CNS and its legal advisors.

         On October 25, 2001, the ICSL Board met by telephone conference call to consider the proposed transaction. At such meeting, Mr. Heffernan reviewed with the ICSL Board the terms and conditions of the proposed Merger Agreement and ICSL's legal counsel reviewed with the ICSL Board its fiduciary obligations in connection with the proposed Merger. Shields then rendered to the ICSL Board an oral opinion (subsequently confirmed in writing) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received in the Merger by ICSL was fair, from a financial point of view, to ICSL and its stockholders. Shields also reviewed with the ICSL Board certain financial analyses performed by Shields in connection with such opinion. See "--Opinion of ICSL's Financial Advisor."

         Following a discussion of the factors discussed below under "--Reasons for Approval," the ICSL Board, by vote of all directors present at the meeting other than Mr. Bernstein, who abstained due to his indirect equity interest in CNS (see "Interests of Certain Persons in the Merger--William Bernstein's Equity Interest in Psilos Partners"), (i) determined that the Merger Agreement and the transaction contemplated thereby, including the Merger, are fair to, and in the best interests of, the holders of shares of ICSL's common stock, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and
(iii) recommended that the stockholders of ICSL approve and adopt the Merger Agreement and the transactions contemplated thereby.

         The Merger Agreement was executed on October 31, 2001 and a joint press release was issued on November 1, 2001 announcing the Merger Agreement.

REASONS FOR APPROVAL

         The ICSL Board believes that the Merger presents a unique opportunity to combine two complementary site management and healthcare research organizations to create a well capitalized company with significant growth opportunities.

         In determining whether to approve the Merger, the ICSL Board consulted with ICSL's management and financial and legal advisors, and considered a number of factors, including, without limitation, the following:

o The transaction allows the CSL business to be separated from ICSL; the ICSL Board believes that the value of the CSL business has been significantly impaired by its inclusion with ICSL, which holds numerous liabilities, including non-operating liabilities from previously divested/closed businesses.

o The CNS transaction was the result of more than a year of concerted efforts by ICSL management to identify a suitable strategic partner for its clinical studies and healthcare research businesses and offered the highest value for these business lines received from any potential acquirer or strategic partner.

o CSL's business, assets, liabilities, strategic objectives, competitive position and prospects, as well as its financial condition, results of operations and cash flows, both on a historical and prospective basis, both as part of ICSL and as part of CNS.

o The business, operations, financial condition, strategic objectives and business prospects of CNS; the ICSL Board took each of these factors into account along with the results of ICSL's due diligence review of CNS' business, with no single factor predominantly influencing its decision.

o The scale, scope, strength and diversity of operations and products that could be achieved by combining CSL and CSN.

o        The analysis and recommendation of the Merger by ICSL's management.

o The financial analysis of Shields presented to the ICSL Board on October 25, 2001 and Shields' oral opinion to the effect that, as of such date and based on certain matters stated in such opinion, the consideration to be received by ICSL in the Merger is fair, from a financial point of view, to ICSL and its stockholders, see "--Opinion of ICSL's Financial Advisor."

o The review of other strategic alternatives; based upon its review of other strategic alternatives as well as the terms of the Merger, the ICSL Board did not believe that pursuing another strategic alternative could reasonably be expected to provide ICSL stockholders with higher stockholder value than the Merger.

o The expectation that the complementary businesses of CSL and CNS will provide significant growth opportunities for Newco after the consummation of the Merger.

o The belief of ICSL's senior management and the ICSL Board that CSL and CNS management teams and employees possess complementary skills and expertise and that the integration of their management teams would allow the combined organization to attract personnel with additional expertise and established reputations in the bio-pharmaceutical industry.

o The expectation that the Merger would result in a more advantageous cost structure relative to CSL's business before the Merger.

o The expectation that the Merger will provide ICSL stockholders with an equity interest in a company focused on clinical trials and research, with a stronger balance sheet, improved access to capital and greater depth of management personnel and training resources.

o The ICSL Board was informed at its October 25, 2001 meeting that existing stockholders of CNS and ICSL had made verbal commitments to purchase $3.5 million of convertible notes.

o The ICSL Board was informed at its October 25, 2001 meeting that ICSL had received preliminary commitments from two lenders to provide a replacement debt facility.

o The ICSL Board was informed at its October 25, 2001 meeting that holders of a majority of ICSL's common stock were prepared to enter into the CSL Voting Agreement with CNS and agree to support the Merger.

         In reaching its decision to approve the Merger and recommend approval of the Merger to its stockholders, the ICSL Board also considered the potentially negative factors set forth below.

o Neither CSL nor CNS have achieved profitable operations and there is no assurance that the combined businesses of CSL and CNS will be able to achieve profitability on either a short-term or long-term basis.

o The inherent challenges to combining the business of two corporations, the difficulty of fully realizing synergies from the Merger, including cost savings and operating efficiencies and the attendant risk that management resources may be diverted from other strategic opportunities and from operational matters for an extended period of time.

o ICSL's investment in Newco will be non- income producing and illiquid.

o ICSL will be unable to distribute the New Common Stock received in the Merger to its stockholders until the New Common Stock is registered with the SEC, ICSL's rights to require such registration are extremely limited and there are no present plans to register such shares; accordingly, ICSL stockholders will participate in any increase in the value of the New Common Stock (should it occur) only indirectly and there is no assurance that any increase in the value of Newco or the New Common Stock (should it occur) will be reflected in the market price of ICSL's common stock.

o ICSL will continue to incur the costs and expenses associated with its obligations as a reporting company under the securities laws until such time as it is able to liquidate or distribute its equity interest in Newco; the ICSL Board noted that under the terms of the Shareholders Agreement, Newco would assume these costs at such time as ICSL no longer had any assets other than cash, cash equivalents and its investment in Newco.

o The consummation of the Merger is subject to the satisfaction of several significant conditions, including obtaining a replacement senior debt facility and new convertible debt.

         The ICSL Board chose to approve the Merger because, in the opinion of the ICSL Board, the strategic nature of the Merger and the strategic benefits of the Merger outweighed the risks of completing the transaction.

         Although the ICSL Board considered other information, the above discussion lists all material factors considered by the ICSL Board. In reaching its determination to approve the Merger, the ICSL Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINION OF ICSL'S FINANCIAL ADVISOR

         The ICSL Board retained Shields to advise it with respect to the fairness, from a financial point of view, to ICSL and its stockholders of the consideration to be received by ICSL as a result of the Merger. ICSL selected Shields based on Shields' experience, expertise and reputation. Shields, a Boston-based investment banking firm, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and for various other valuation purposes. Shields had no prior business relationship with ICSL or any of its principals.

         In connection with Shields' engagement, ICSL requested that Shields evaluate the fairness, from a financial point of view, to ICSL and its stockholders of the consideration to be received by ICSL as a result of the Merger. On October 25, 2001, at a meeting of the ICSL Board held to evaluate the Merger, Shields rendered to the ICSL Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 25, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by ICSL as a result of the Merger was fair, from a financial point of view, to ICSL and its stockholders.

         THE FULL TEXT OF SHIELDS' WRITTEN OPINION, DATED OCTOBER 25, 2001, TO THE ICSL BOARD, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. HOLDERS OF ICSL COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. SHIELDS' OPINION IS ADDRESSED TO THE ICSL BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF SHIELDS' OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In arriving at its opinion, Shields reviewed and analyzed (i) a draft of the Merger Agreement, in substantially the form in which it was executed, and related documents; (ii) ICSL's Annual Report on Form 10-K for each of the two fiscal years ended January 31, 2001, and, for ICSL's predecessor, Phymatrix Corp., its Annual Report on Form 10-K for each of the three years ended January 31, 1999; (iii) ICSL's draft quarterly reports on Form 10-Q for the quarters ended April 30, 2001 and July 31, 2001; (iv) certain internal financial statements and other financial and operating data, including certain historical financial results and financial projections and forecasts and other forward-looking information, relating to the businesses, earnings, cash flow, assets and prospects concerning (a) CSL and ICSL, prepared by the management of ICSL and (b) CNS, prepared by the management of CNS; (v) the historical market price and trading activity for ICSL's common stock and compared them with those of certain publicly-traded companies which Shields deemed to be comparable to ICSL; and (vi) the historical trading prices and volume of ICSL common stock. Shields also (i) considered financial data of ICSL, CSL and CNS, and compared those data with similar data for publicly-held companies in businesses similar to ICSL, CSL and CNS and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions that have recently been effected and which Shields deemed to be comparable; (ii) met with and held discussions with the respective managements of ICSL, CSL and CNS concerning their respective businesses, past and current operations, financial condition and future prospects, independently and combined, including discussions concerning cost savings and other synergies that are expected to result from the Merger; (iii) considered the capital structure of Newco upon consummation of the Merger; and (iv) considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

         In connection with its review, Shields relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by ICSL, CSL and CNS and did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Shields reviewed and discussed with the managements of ICSL and CNS financial forecasts relating to ICSL, CSL and CNS and was advised, and assumed, that the forecasts represent reasonable estimates and judgments as to the future financial performance of CSL and CNS. In addition, Shields relied, without independent verification, upon the assessments of the managements of ICSL and CNS as to the existing and future financial performance of ICSL, CSL, and CNS and the risks associated with their business, the potential cost savings and synergies, including the amount, timing and achievability of those cost savings and synergies and strategic benefits anticipated to result from the Merger, CSL's and CNS's ability to integrate their businesses and CSL's and CNS's ability to retain key employees of CSL and CNS. Shields also assumed, based upon the representation of ICSL and its counsel, that the Merger would be treated as a tax-free reorganization for federal income tax purposes. Shields does not express any opinion as to (i) any tax or other consequences that might result from the Merger or any subsequent transaction involving ICSL, CSL, or Newco, or (ii) the value of Newco's common stock when issued or the price at which the shares of such common stock may be traded in the future. In connection with its engagement, Shields was not authorized to solicit, and did not solicit, third-party indications of interest concerning the possible acquisition of, or any other transaction concerning, all or any part of ICSL.

         Shields' opinion was necessarily based upon information available to it, and financial, economic, market, and other conditions as they existed and could be evaluated, on the date of the Shields opinion. Shields' opinion did not address the relative merits of the Merger as compared to other business strategies that might have been available to ICSL, nor did it address the underlying business decision of ICSL to proceed with the Merger. Shields did not express any opinion as to what the value of CNS common stock actually would be if and when issued in the Merger or the prices at which CNS common stock would trade at any time subsequent to the Merger. Although Shields evaluated the consideration to be received by ICSL as a result of the Merger from a financial point of view, Shields was not requested to, and did not recommend the specific consideration to be received by ICSL as a result of the Merger, which consideration was determined between ICSL and CNS.

         In preparing its opinion to the ICSL Board, Shields performed a variety of financial and comparative analyses, including those described below. The summary of Shields' analyses described below is not a complete description of the analyses underlying Shields' opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Shields made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Shields believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

         Shields' opinion was also based on specific discussions with management concerning the value of CSL being significantly impaired by its inclusion with ICSL, which holds numerous liabilities, including non-operating liabilities from previously divested/closed businesses. Shields examined the history of the trading price, volume and ownership data of the ICSL common stock. During the thirteen-month period from September 21, 2000 (the date ICSL implemented its Prepackaged Plan) to October 25, 2001, the ICSL common stock ranged in closing price from a low of $0.05 to a high of $2.375. On October 25, 2001, ICSL's common stock price closed at $0.085 per share and there were approximately 12.0 million common shares outstanding. Based on the aforementioned information and discussions with management, and as stated in ICSL's Annual Report on Form 10-K for the fiscal year ended January 31, 2001, substantial doubt had been raised about ICSL's ability to continue as a going concern; therefore, ICSL management believed that it was in ICSL's best interest to effect a transaction.

         In its analyses, Shields considered industry, regulatory, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of ICSL, CSL and CNS. No company, transaction, or business used in Shields' analyses as a comparison is identical to ICSL, CSL and CNS or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in Shields' analyses and the range of valuation resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analysis. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Shields' analyses and estimates are inherently subject to substantial uncertainty.

         Shields' opinion and financial analyses were only one of many factors considered by the ICSL Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the ICSL Board or management with respect to the Merger or the consideration to be received by ICSL as a result of the Merger.

         For its services to ICSL's Board, ICSL has agreed to pay Shields for its services in connection with the Merger an aggregate financial advisory fee of $150,000, of which $100,000 was paid upon execution of the engagement letter and $50,000 became due at the time Shields informed ICSL that Shields was prepared to render its opinion. Such fee is not contingent upon the conclusions reached by Shields. In addition, ICSL also has agreed to reimburse Shields for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Shields, and to indemnify Shields and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

         The following is a summary of the material financial analyses underlying Shields' opinion dated October 25, 2001, delivered to the ICSL Board in connection with the Merger.

SUMMARY OF ANALYSES

         The following is a summary of certain analyses performed by Shields in connection with rendering its opinion.

         GUIDELINE COMPANY ANALYSIS. Shields compared certain publicly available financial, operating and market valuation data for selected public companies in the clinical contract research industry to the corresponding pro forma data for the proposed Merger. The public companies used by Shields for purposes of this analysis were Covance, Inc., Kendle International, Inc., Omnicare, Inc., Parexel International Corp., Pharmaceutical Product Development, Inc., and Quintiles Transnational Corp. In all cases, the guideline companies utilized herein are contract research organizations, not clinical studies companies, and are substantially larger than Newco. These companies were used because Shields determined that most of Newco's true competitors are privately held or are divisions or units of public companies. Shields noted the similarities between the guideline companies (and their industry) and Newco and deemed them to be relevant for comparison purposes.

         Shields evaluated, among other things, multiples of stock prices as of October 19, 2001, to net revenue (which resulted in a median of 1.0x), earnings before interest, taxes, depreciation and amortization ("EBITDA") (which resulted in a median of 14.0x), operating income ("EBIT") (which resulted in a median of 19.2x), net income (which resulted in a median of 35.8x), next fiscal year estimated earnings (which resulted in a median of 23.5x) and book value (which resulted in a median of 1.7x). Shields then applied these multiples to the pro forma financial results of Newco for fiscal 2001, and adjusted for a lack of marketability discount. The foregoing analysis resulted in a range of $11.0 million to $13.0 million for ICSL's equity ownership of Newco.

         RECENT MERGER & ACQUISITION TRANSACTION ANALYSIS. Shields evaluated the financial terms of selected mergers and acquisitions in the CRO industry for a four-year period ended July 30, 2001. This analysis included eight transactions, of which Shields could identify financial terms and transaction multiples from publicly available information. After examining the recent merger and acquisition transactions for which Shields could identify financial terms, Shields derived multiples of enterprise value to net revenue, EBITDA, and EBIT and equity value to net income and book value. Shields then applied these multiples to the pro forma financial results of Newco for fiscal 2001, and adjusted for an implied control premium. The foregoing analysis resulted in a range of $20.0 million to $24.0 million for ICSL's equity ownership of Newco.

         LIQUIDATION ANALYSIS. Shields evaluated the liquidation values of ICSL and CSL to determine what values would be generated for stockholders if each company were to liquidate its assets and pay its creditors from the proceeds. While no appraisals were available or sought, for analytic purposes, Shields assumed that the liquidated value of both ICSL and CSL property, plant and equipment was estimated to be 50% of its net book value. The discount utilized was based upon discussions with management and Shields understanding that the fixed assets predominately consisted of office furniture and computer equipment. Shields also discounted the carrying values of accounts receivable by 10%, based upon (i) a review of CSL's account receivable aging and (ii) discussions with individuals who specialize in turnaround situations in which liquidation is an alternative outcome. In addition, Shields discounted ICSL's note receivable 25% based upon the reduced probability of collecting the entire note receivable if ICSL were involved in a liquidation. Shields assumed that both ICSL and CSL would be responsible for paying 100% of the outstanding liabilities in an orderly liquidation process and Shields attributed no liquidation value to any intangible assets on the companies' respective balance sheets. Based upon this analysis, reflecting the aforementioned adjustments, Shields concluded that ICSL's and CSL's net liquidation values would be deficits of approximately ($9.0) million and ($1.5) million, respectively. This approach assumes that the values of the assets stated on the balance sheets are not indicative of or equal to the values that can be realized by ICSL upon the sale or liquidation of assets.

         DISCOUNTED FREE CASH FLOW ANALYSIS. Shields reviewed certain pro forma combined financial results for Newco based on CSL's forecasted year ending January 31, 2002, and CNS's forecasted year ending December 31, 2001, and projected 2002 results from the Merger. The analysis was based upon certain assumptions, including that the projections provided to Shields by ICSL, CSL and CNS managements were accurate. With respect to financial projections and financial forecasts, Shields assumed that such projections and forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of CSL and CNS, respectively, as to the expected future financial performance of Newco, and on a stand-alone basis for both CSL and CNS, respectively. With respect to Newco's projected financial results, Shields considered a variety of factors that could affect Newco's ability to achieve those results and developed alternative scenarios reflecting other results that Shields considered in connection with arriving at the opinion set forth below.

         For fiscal 2001 pro forma results and fiscal 2002 projections, overhead synergies to be realized from the combination of CSL and CNS, estimated by ICSL's management, resulted in selling, general and administrative costs of the combined Newco of $6.7 million and $6.9 million, respectively. In addition, management estimated, as of October 25, 2001, that the transaction contemplates the assumption of CSL debt in the amount of approximately $10.3 million (subject to change and estimated based on year ending 2001 forecast), CNS cash of approximately $1.5 million (subject to change and estimated based on discussions with management), and the infusion of additional capital in the form of convertible debt of approximately $2.5 million.

         To develop a range of values resulting from the discounted cash flow analysis, Shields performed sensitivity analyses on management's pro forma combined financial results for fiscal 2001 and projected 2002 results. This analysis reflected the application of a variety of potential growth rates and gross margin results for CSL and CNS, individually and then collectively, resulting in a series of pro forma projection scenarios for Newco over the period ending fiscal 2006. In particular, Shields assumed scenarios in which revenues (i) were held constant for CSL and CNS, (ii) increased 10% for CSL and 15% for CNS per annum and (iii) increased 20% for CSL and 25% for CNS per annum. Also, Shields assumed scenarios in which gross margins (i) were held constant for both CLS and CNS based on management's estimates for projected fiscal 2002; (ii) decreased by 1.0% per annum for both CSL and CNS; (iii) were held constant at 20%; and (iv) were held constant at their respective levels for fiscal 2001 for both CSL and CNS.

         Using a discounted cash flow analysis, Shields analyzed the present value of the expected future cash flows Newco is projected to produce over a period ending fiscal 2006, based upon the above-discussed projections. Shields calculated terminal values of Newco at the end of the period, based on the different operating results previously discussed and discounted such terminal values to present values at a discount rate based upon a consideration of a number of factors, including cost of capital, required rate of return to investors, and risk attributable to uncertainty of the projected cash flow. The foregoing analysis resulted in a range of present values of $13.0 million to $21.0 million for ICSL's equity ownership of Newco. This analysis is not necessarily indicative of actual future results and does not purport to reflect the prices at which any securities may trade at the present time or any time in the future.

         STRATEGIC ALTERNATIVES ANALYSIS. Although Shields was not retained to pursue other various strategic alternatives on ICSL's behalf, Shields' analysis considered such alternatives contemplated and/or investigated by ICSL's management. Discussions with management and the review of correspondence and other documentation between ICSL and certain strategic and financial parties indicated that management did pursue other alternative transactions. None of the potential alternative transactions appeared to provide consideration superior to the consideration to be received by ICSL as a result of the Merger.

MERGER CONSIDERATION

         At the Effective Time, ICSL will receive New Common Stock as described below:

         The number of shares of New Common Stock that ICSL will receive in the Merger will be determined by dividing the CSL Net Enterprise Value by the CNS Per Share Value (the "MERGER CONSIDERATION") and subtracting from the result the Replacement Option Reserve and the shares issued to Steven D. Targum ("TARGUM") in exchange for the cancellation of $500,000 of a note payable from CSL to Targum (the "TARGUM SHARES") (the "NET MERGER CONSIDERATION"). Please see the definitions and example below. The dollar figures and percentages used in the definitions and example below are estimated based on the best available current information. They are all subject to adjustment in accordance with the terms and conditions of the Merger Agreement.

ASSUMPTIONS

         The below example is based upon values, share amounts, debt and cash-on-hand which have been estimated based on currently available information solely for purposes of providing the example. These assumptions may not reflect the actual figures that will be used to calculate the Merger Consideration. The assumptions set forth below are likely to change and any such change may materially impact the Merger Consideration.

         "CSL DEBT" is assumed to be $11.0 million.

         "CSL CASH-ON-HAND" is assumed to be $0.

         "CNS PER SHARE VALUE" is assumed to be $0.3931.

DEFINITIONS

         The "CSL NET ENTERPRISE VALUE" is $26.4 million less outstanding CSL Debt plus CSL Cash-on-Hand which, based on the above assumptions will be $15.4 million.

         The "CNS PER SHARE VALUE" is the deemed price per share of CNS Common Stock Equivalents based upon the CNS Net Enterprise Value determined in accordance with the Merger Agreement. The CNS Per Share Value is based on a formula which takes into account CNS debt and CNS cash-on-hand as well as the number of shares of CNS common stock issued in satisfaction of accrued and unpaid dividends on CNS's existing preferred stock.

         The "REPLACEMENT OPTION RESERVE" is the number of shares of New Common Stock reserved for issuance upon exercise of ICSL Replacement Options.

         The "ICSL REPLACEMENT OPTIONS" are options to purchase shares of New Common Stock to be granted by CNS to certain holders of existing options to purchase up to 927,157 shares of ICSL common stock ("ICSL OPTIONS"). The number of shares of New Common Stock subject to ICSL Replacement Options is equal to the number of shares of ICSL common stock subject to ICSL Options being canceled (and replaced with ICSL Replacement Options) in connection with the Merger multiplied by the ICSL Conversion Ratio. See "--ICSL Replacement Options"

         The "ICSL CONVERSION RATIO" is the Merger Consideration divided by the fully diluted outstanding shares of ICSL common stock. As of November 29, 2001, there were 13,961,399 fully diluted outstanding shares of ICSL common stock.

                                    EXAMPLE:

         The following example is provided for illustration purposes only. The percentage ownership of Newco stockholders at the Closing will fluctuate depending on actual CNS Per Share Value and CSL and CNS cash-on-hand and debt at the Effective Time. To the extent CNS issues more than $3.5 million of Convertible Notes, ICSL's percentage ownership will decrease. Additionally, to the extent that certain ICSL Options expire subsequent to the Effective Time (see "--ICSL Replacement Options"), ICSL's percentage ownership will increase.

         Using the above assumptions, the number of shares of New Common Stock ICSL will receive in the Merger is calculated as follows:

MERGER CONSIDERATION

                    $15.4 million (CSL Net Enterprise Value)
                    ----------------------------------------
                          $0.3931 (CNS Per Share Value)

                        = 39,171,927 shares (Merger Consideration)



ICSL CONVERSION RATIO

                    39,171,927 shares (Merger Consideration)
               ---------------------------------------------------
               13,961,399 shares (fully diluted ICSL common stock)

                        = 2.80573 (ICSL Conversion Ratio)

REPLACEMENT OPTION RESERVE

927,157 (Number of ICSL Options being canceled) x 2.80573 (ICSL Conversion
Ratio)

                        = 2,601,353 shares (Replacement Option Reserve)

TARGUM SHARES

                  $500,000 (Convertible Portion of Targum Note)
                  ---------------------------------------------
                          $0.3931 (CNS Per Share Value)

                        = 1,271,816 shares (Targum Shares)

NET MERGER CONSIDERATION

39,171,927 (Merger Consideration) - 2,601,353 (Replacement Option Reserve) -

1,271,816 (Targum Shares)

                        = 35,298,758 shares (Net Merger Consideration)

NEWCO CAPITAL STRUCTURE

         Immediately prior to the Effective Time, using the foregoing assumptions, CNS will have outstanding common stock together with shares of common stock issuable upon exercise, conversion or exchange of outstanding CNS securities (collectively, "CNS COMMON STOCK EQUIVALENTS") of 37,625,399 comprised of 4,409,662 shares of CNS common stock issued and outstanding, 26,453,769 shares of CNS common stock issuable upon conversion of the Series A Convertible Preferred Stock ("SERIES A PREFERRED"), 6,178,588 shares of CNS common stock issuable as payment for the accumulated but unpaid dividend on the Series A Preferred and 583,380 shares reserved for issuance upon exercise of existing CNS options.

         The number of shares of CNS common stock issuable upon conversion of Series A Preferred is based on the conversion ratio that will be in effect upon filing of the Amended Certificate. Upon such filing, existing Series A Preferred will be entitled to convert into the number of shares of CNS common stock equal to the Series A Preferred liquidation preference of $10.4 million divided by the CNS Per Share Value. The Series A Preferred will vote with New Common Stock on an "as converted" basis on all matters except those matters as to which, pursuant to Delaware Law, such shares must vote as a separate class. (see "--Description of Newco Securities")

         In addition, immediately prior to the Effective Time, CNS will issue common stock in satisfaction of the accumulated but unpaid dividend on the Series A Preferred. The number of shares shall be equal to the accumulated but unpaid dividend ($2,429,042 as of December 31, 2001) divided by the CNS Per Share Value. After the Merger, no further dividend shall accumulate and be payable with respect to the Series A Preferred. See "Description of Newco Securities--Series A Preferred Stock--Dividend Rights."

         In connection with and concurrently with the Merger, Newco will issue Convertible Notes, which are convertible into shares of New Common Stock based on the CNS Per Share Value. The Convertible Notes will vote on an "as converted" basis. (For purposes of this example, we have assumed $3.5 million in Convertible Notes, $2.5 million of which will be issued to current CNS stockholders and $1.0 million of which will be issued to a holder of approximately 47% of ICSL's outstanding common stock). See "Description of Newco Securities."

RELATIVE OWNERSHIP PERCENTAGES

         Based on the foregoing assumptions, immediately following the Effective Time, ICSL will hold 35,298,758 shares of New Common Stock. CNS stockholders will hold 37,042,019 shares of the voting equity (including New Common Stock and Series A Preferred but excluding CNS Options). The Convertible Notes will convert into 8,902,711 shares of New Common Stock. Thus, the voting percentages would be as follows:

WITHOUT REGARD TO THE CONVERTIBLE NOTES*

         ICSL                                       :         47.95%

         CNS Stockholders                           :         50.32%



INCLUDING THE CONVERTIBLE NOTES*

         ICSL                                       :         42.78%

         CNS Stockholders                           :         44.89%

         Convertible Noteholders                    :         10.79%

         *Excluding Targum Shares, which represent a voting percentage of 1.73% without regard to the Convertible Notes and 1.54% including the Convertible Notes.

         ICSL currently anticipates that $2.5 million of Convertible Notes will be purchased by existing CNS stockholders and $1.0 million will be purchased by the beneficial holder of approximately 47% of ICSL outstanding common stock. If the voting power of the Convertible Notes is allocated to CNS and ICSL in proportion to their respective purchase of such Convertible Notes, ICSL would control 47.40% and CNS stockholders would control 52.60% of the voting power of Newco (each without regard to the Targum Shares).

MATTERS THAT CAN AFFECT OWNERSHIP PERCENTAGE FOLLOWING THE EFFECTIVE TIME

         In addition to the ICSL Replacement Options and the CNS options now outstanding, Newco will reserve 10% of its issued and outstanding shares (on a fully diluted basis) for issuance upon exercise of options to be granted to Newco's executives, directors and employees.

         Also, pursuant to the terms of the Amended Certificate, the Newco Board of Directors (the "NEWCO BOARD") is authorized to designate one or more series of preferred stock in addition to the Series A Preferred. See "Description of Newco Securities--Blank Check Preferred."

         If and when Newco grants new options following the Merger, ICSL's (and all other Newco stockholders) will be subject to dilution upon exercise of those options. Further, because the Newco Board has discretion to authorize and issue additional common stock and one or more new series of preferred stock, all Newco stockholders will be subject to further dilution.

ADJUSTMENTS TO THE MERGER CONSIDERATION

         As described above, the Net Merger Consideration is based on a formula which takes into account the relative enterprise values of CSL and CNS, adjusting for outstanding debt, cash-on-hand, ICSL Replacement Options and other obligations of the parties. In the event CSL Debt is less or CSL Cash-on-Hand is greater than assumed in the above example, the number of shares of New Common Stock received by ICSL (and ICSL's percentage ownership) will increase. In the event that CNS Cash-on-Hand is more than assumed in the above example, the CNS Per Share Value will increase and the number of shares of New Common Stock issued to ICSL (and ICSL's ownership percentage) will decrease. If CNS Cash-on-Hand is less or CNS Debt is greater than assumed in the above example, the CNS Per Share Value will decrease and the number of shares of New Common Stock issued to ICSL (and ICSL's percentage ownership) will increase.

         CNS currently is a party to a consulting agreement with Psilos Group Managers, LLC ("PSILOS") dated March 26, 1999 (the "PSILOS AGREEMENT"). Pursuant to the Psilos Agreement, Psilos is entitled to receive an amount equal to 2% of the CSL Net Enterprise Value (the "PSILOS FEE"). The Psilos Fee will be treated as a reduction of CNS Cash-on-Hand for purposes of calculating the CNS Net Enterprise Value.

         Further, the existing Series A Preferred currently has an 8% cumulative dividend that will continue to accrue through the Effective Time. As the cumulative dividend increases, the CNS Per Share Value decreases and the number of shares of New Common Stock issued to ICSL increases. However, this will affect only the relative ownership interests of CNS' existing stockholders and not ICSL's ownership percentage in Newco.

         Finally, although the amount of Convertible Notes does not impact Net Merger Consideration directly, it will affect ICSL's relative voting power and ownership percentage since the Convertible Notes are convertible into shares of New Common Stock based on the CNS Per Share Value and the holders of the Convertible Notes will vote on an "as converted" basis. Accordingly, as the CNS Per Share Value increases or decreases, the number of shares of New Common Stock into which the Convertible Notes will convert will change inversely. Accordingly, the Convertible Notes will effectively dilute ICSL's ownership percentage immediately upon issuance. If the principal amount of Convertible Notes is greater than assumed in the above example, ICSL's ownership percentage will decrease.

ICSL REPLACEMENT OPTIONS

         Pursuant to the Merger Agreement, ICSL Options to acquire up to 927,157 shares of ICSL common stock, which are held by employees of CSL and those officers and directors of ICSL who will become officers or directors of CNS, will be canceled and CNS will issue ICSL Replacement Options. CNS will grant the ICSL Replacement Options on the same terms and conditions as options granted to CNS employees generally except that the vesting, exercisability and exercise conditions will be the same as in effect on the Closing Date for each ICSL Option being replaced. The number of shares purchasable upon exercise of each ICSL Replacement Option and the exercise price therefor will be equitably adjusted to reflect the terms of the Merger, based upon the ICSL Conversion Ratio. See "--Replacement Option Reserve" for a more complete description of how the number of shares of New Common Stock subject to ICSL Replacement Options is calculated.

         Messrs. Bernstein and Heffernan hold ICSL Options to purchase a total of 385,714 shares of ICSL common stock (representing 41.6% of all ICSL Options being converted into ICSL Replacement Options to purchase New Common Stock). If these ICSL Replacement Options issued to Messrs. Bernstein and Heffernan expire without having been exercised prior to the distribution of New Common Stock to ICSL stockholders, the shares of New Common Stock reserved for issuance upon their exercise will be issued to ICSL as additional consideration. The effect of this provision will be to increase the number of shares of New Common Stock held by, and the ownership percentage of, ICSL.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" for accounting and financial reporting purposes.
[Reported as minority equity investment - ICSL and AA to provide].

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986 (the "CODE"), the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactive. ICSL, CSL and CNS have not requested a ruling from the Internal Revenue Service and have not requested an opinion of counsel with respect to the treatment of the Merger as a tax-free reorganization.

         ICSL believes the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Provided the Merger qualifies as a statutory merger under Delaware Law, the following will be the material federal income tax consequences:

    o    The Merger will qualify as a reorganization within the meaning of
         Section 368(a) of the Code. Each of CSL, CNS and Acquisition Sub will be a "party to a reorganization" within the meaning of Section 368(b).

    o No gain or loss will be recognized by CNS, CSL or Acquisition Sub as a result of the Merger except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized under the Treasury Regulations and the Code.

    o No gain or loss will be recognized by ICSL upon receipt of New Common Stock solely in exchange for CSL common stock.

    o The basis of the shares of New Common Stock to be received by ICSL will be the same as the basis of the CSL common stock surrendered in exchange therefor.

    o The holding period for tax purposes of the New Common Stock to be received by ICSL will include the period during which the shares of CSL common stock surrendered in exchange therefor had been held.

         In the event ICSL distributes the New Common Stock to ICSL stockholders, ICSL will recognize gain or loss based on the difference between its basis in the New Common Stock and the value of the New Common Stock at the time of distribution. Upon distribution, ICSL stockholders shall recognize gain or loss based on the difference between such ICSL stockholder's basis in his or her shares of ICSL common stock and the value of the New Common Stock distributed to such ICSL stockholder at the time of the distribution, provided the New Common Stock is distributed in liquidation of ICSL and the shares of ICSL common stock were held by such stockholder as a capital asset at the time of the distribution.

NO REGULATORY APPROVAL REQUIRED

         No Federal or state approval of the Merger or any of the other transactions described herein is required and none has been sought or obtained.

                       DESCRIPTION OF THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as ANNEX A.

MERGER OF CSL AND ACQUISITION SUB

         The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub will be merged with and into CSL. As a result of the Merger, the separate corporate existence of Acquisition Sub will cease and CSL, as the Surviving Corporation, will become a subsidiary of CNS. The Merger shall become effective when the Certificate of Merger is filed in accordance with the Delaware Law.

TREATMENT OF CNS AND ACQUISITION SUB SHARES

    o Each share of CNS preferred stock and CNS common stock issued and outstanding immediately prior to the Effective Time that is not then held in the treasury of CNS shall represent a share of new preferred stock and New Common Stock, respectively, as provided in the Amended Certificate. See "--Conditions to the Merger" and "Description of Newco Securities--Capital Stock".

    o Each share of the common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of CSL common stock, which shares shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

CLOSING

         Subject to the satisfaction or waiver of each of the conditions contained in the Merger Agreement, the closing of the Merger and the other transactions contemplated by the Merger Agreement (the "CLOSING") shall take place at the offices of Hinckley, Allen & Snyder LLP, 1500 Fleet Center, Providence, Rhode Island at 10:00 a.m. on a date agreeable to the parties within five (5) business days after the satisfaction or waiver of all conditions to Closing, but in no event later than on December 31, 2001 (the "TERMINATION DATE"). The Termination Date may be extended during the pendency of any regulatory review by the Securities and Exchange Commission or by mutual agreement of the parties.

         Immediately prior to the Closing, the Amended Certificate shall be duly adopted, executed and filed with the Secretary of State of the State of Delaware and shall have become effective. Contemporaneously with the Closing, the duly executed Certificate of Merger shall be duly adopted, executed and filed with the Secretary of State of the State of Delaware.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of ICSL, CSL, CNS and Acquisition Sub relating to, among other things:

    o the corporate organization, existence and good standing of each party and its subsidiaries

    o    the capitalization of CSL and CNS and their respective subsidiaries

    o    the corporate power and authority of each party

    o the valid authorization of the Merger Agreement and transactions contemplated thereby

    o the entry into the Merger Agreement will not create a conflict or breach with the organizational documents of the parties, applicable law or certain material agreements

         o the correctness and completeness of each party's financial statements and records

         o   the absence of undisclosed liabilities

         o the absence of material changes in CSL's or CNS's business since June 30, 2001

         o the ownership of the real, tangible and intellectual property and condition of tangible property of each party

         o   the validity and adequacy of material licenses and permits

         o the validity of material contracts and the absence of any material defaults

         o   the absence of undisclosed litigation

         o   each party's compliance with applicable law

         o   each party's employee benefit plans and related matters

         o   the adequacy of insurance coverage

         o   the absence of environmental liabilities

         o   the filing and accuracy of each party's tax returns

         o in the case of ICSL, the compliance of its reports and filings with the SEC

COVENANTS

         The Merger Agreement contains certain covenants of CNS and Acquisition Sub, some of which are summarized below. The covenants are set forth in their entirety in the Merger Agreement. CNS will:

         o offer to employees of CSL and each CSL subsidiary who continue employment with the Surviving Corporation the benefits currently offered to such employees by ICSL or benefits of the same type and under the same terms and conditions as are offered to CNS employees generally. Following the Merger, CNS will give the CSL employees credit under its benefit plans for service with CSL for purposes of determining participation, vesting and benefit accrual;

         o offer employment to certain employees of ICSL as shall be mutually agreed;

         o obtain firm commitments from CNS existing stockholders for the purchase of not less than $1.25 million of Convertible Notes;

         o amend the CNS Stock Option Plan to authorize for issuance sufficient shares to cover the ICSL Replacement Options and allow for additional option grants for shares equal to 10% of the fully diluted common equity of Newco;

         o terminate all stockholder, voting, registration rights and other similar agreements, other than the Shareholders Agreement and the Investor Rights Agreement; and

         o   terminate the Psilos Agreement.

MUTUAL COVENANTS

         In the Merger Agreement, the parties have agreed that, until the Effective Time of the Merger or the termination of the Merger Agreement, they will:

         o use their respective best efforts to consummate the transactions contemplated by the Merger Agreement;

         o   obtain all requisite stockholder approvals;

         o   provide access to each other party's business and records;

         o maintain insurance as is customary for companies similarly situated;

         o conduct its operations in a manner such that the representations and warranties contained in the Merger Agreement remain true and correct;

         o not enter into negotiations with any other party regarding the possible sale of any part of the business or the stock or assets of CNS or CSL, respectively, to any third party; and

         o not disclose any confidential information except as necessary for consummation of the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         Except with the written consent of the other party, neither of CNS and CSL will take any of the following actions prior to the Effective Time:

         o   conduct operations other than in the ordinary course of business;

         o fail to use best efforts to preserve intact their respective business organizations;

         o amend their respective Certificates of Incorporation or By-laws except as contemplated in the Merger Agreement;

         o fail promptly to notify the other party of any material emergency or change in its condition;

         o issue any shares of its capital stock (except pursuant to existing options, warrants and similar rights) or grant any right to acquire any shares of its capital stock;

         o incur any capital expenditure in excess of $50,000 or additional long-term indebtedness other than in the ordinary course of business or make any material loans;

         o declare or pay any dividend or distribution on any shares of their respective capital stock; or

         o   agree to take any of the foregoing actions.

CONDITIONS TO THE MERGER

         The obligation of the parties to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction, on or before the Closing Date, of certain conditions, some of which are set forth below and each of which may be waived in the sole discretion of the waiving party. All of the conditions to closing are set forth in the Merger Agreement which is attached hereto as ANNEX A.

         o The representations and warranties of each party contained in the Merger Agreement shall be true and correct as of the closing of the Merger.

         o   All requisite approvals and consents shall have been obtained.

         o On the closing date, CNS and its subsidiaries will have combined cash-on-hand that together with the proceeds of the sale of Convertible Notes will equal not less than $4.0 million.

         o CNS shall have caused to be filed the Amended Certificate in the form attached to the Merger Agreement as EXHIBIT 8.15 with the Secretary of the State of Delaware and the Amended Certificate shall have become effective. The Merger Agreement together with Exhibits is attached hereto as ANNEX A. See "Description of Newco Securities."

         o No action or order in respect of the Merger Agreement shall be pending or threatened.

         o Each of ICSL, certain holders of CNS stock and Convertible Notes and CNS shall have executed and delivered the Amended and Restated Shareholders Agreement in the form attached to the Merger Agreement as EXHIBIT 10.2 (the "SHAREHOLDERS AGREEMENT"). See "Significant Ancillary Documents--Shareholders Agreement."

         o CNS and ICSL and certain holders of CNS stock and Convertible Notes shall have entered into an Amended and Restated Investor Rights Agreement, in the form attached to the Merger Agreement as
             EXHIBIT 10.7 (the "INVESTOR RIGHTS AGREEMENT"). See "Significant Ancillary Documents--Investor Rights Agreement."

         o ICSL and CSL shall have (a) entered into a definitive agreement for the replacement of CSL's existing senior credit facility (the "ABLECO FACILITY") or (b) entered into a definitive amendment to the AbleCo Facility, in either case, on terms reasonably satisfactory to CSL and CNS (the "REPLACEMENT FACILITY").

         o Newco and Gary S. Gillheeney shall have executed and delivered an employment agreement on terms and conditions mutually satisfactory to each party (the "GILLHEENEY EMPLOYMENT AGREEMENT"). See "Interests of Certain Persons in the Merger--Gillheeney Employment Agreement."

SURVIVAL AND INDEMNIFICATION

SURVIVAL

         All covenants, agreements, representations and warranties in the Merger Agreement shall survive the Closing for one year after the Closing Date, provided that representations and warranties with respect to taxes shall survive until the expiration of the applicable statute of limitations period, representations and warranties with respect to the issuance of shares of New Common Stock to ICSL shall survive indefinitely and representations and warranties with respect to the provision of financial information to ICSL shall survive until ICSL is no longer a stockholder of Newco. The last day of the survival period specified for each covenant, agreement, representation and warranty specified above is referred to as the "SURVIVAL DATE."

INDEMNIFICATION

         The parties have agreed to indemnify each other with respect to the following:

         o   breaches of any representations or warranties;

         o   breaches of any agreement or covenant; and

         o any claim arising out of (a) inaction or action by the stockholders required to approve the transaction, or (b) any impropriety with respect to the transaction raised by the respective stockholders of the parties.

         In addition, ICSL has agreed to indemnify CNS for certain specific contingent liabilities as provided in schedules to the Merger Agreement.

         Claims for indemnification for breaches of representations, warranties, covenants and agreements contained in the Merger Agreement must be made on or prior to the Survival Date with respect to the provision of the Merger Agreement claimed to have been breached. CNS must make claims with respect to the specific contingent liabilities prior to the expiration of three years from the Effective Time.

         Claims for indemnification will be paid in shares of New Common Stock valued as of the date of payment. The value of each share of New Common Stock will be:

         o   the CNS Per Share Value; or

         o if a transaction occurs pursuant to which Newco issues shares of New Common Stock valued in excess of $10 million (10% of which shall be issued to a person or persons not affiliates of ICSL, CNS or the Surviving Corporation), then the actual or implied price per share in such transaction; or

         o if the New Common Stock is listed on any national or regional stock exchange or the Nasdaq Stock Market, then the average price per share for the preceding 20 trading days.

         Any party may substitute cash in lieu of shares of New Common Stock in satisfaction of any indemnification obligation.

LIMITATIONS ON INDEMNIFICATION

         No party may make a claim for indemnification unless and until they have incurred on a cumulative basis since the Effective Time aggregate losses in an amount not less than $100,000.

         No party shall have liability with respect to any claims for general indemnification in excess of $2.0 million in the aggregate.

         ICSL shall be liable for up to an additional $2.0 million for the specific, identified contingent liabilities.

ESCROW

         Shares of New Common Stock issuable to ICSL with a value (based on the CNS Per Share Value) of $4.0 million will be placed in escrow for satisfaction of any ICSL indemnification obligation. The shares of New Common Stock initially placed in escrow to satisfy general indemnification obligations (initially valued at $2.0 million) less any such shares paid or reserved for payment of any ICSL indemnification obligation will be released to ICSL on the first anniversary of the Effective Time. The shares of New Common Stock initially placed in escrow to satisfy the specified contingent liabilities (initially valued at $2.0 million) will be released as such specified contingent liabilities are resolved without liability to Newco. Any shares remaining less any such shares reserved for payment of any specific contingent liability claim will be released to ICSL on the third anniversary of the Effective Time.

ESCROW AGREEMENT

         ICSL, CNS and Hinckley, Allen & Snyder LLP, as Escrow Agent, will execute and deliver the Escrow Agreement substantially in the form attached as
EXHIBIT 7.18 to the Merger Agreement. The Escrow Agreement sets forth the circumstances and criteria for the distribution or other release of shares of New Common Stock held in escrow.

TERMINATION AND TERMINATION FEE

         The Merger Agreement may be terminated and the Merger may be abandoned by any party at any time prior to the Closing:

         o   by mutual written consent;

         o if any governmental authority has issued an order or taken any other action prohibiting the Merger or other transactions contemplated by the Merger Agreement; or

         o   on or after the Termination Date.

         The Merger Agreement may also be terminated by CNS:

         o if ICSL or CSL commits any material breach of its representations, warranties, agreements or covenants (after a 10 day cure period); or

         o if ICSL refuses to consummate the Merger for any reason other than the failure of a condition to Closing.

         The Merger Agreement may also be terminated by ICSL:

         o if CNS commits any material breach of its representations, warranties, agreements or covenants (after a 10 day cure period); or

         o if CNS refuses to consummate the Merger for any reason other than the failure of a condition to Closing.

         In the event of the termination of the Merger Agreement and abandonment of the Merger due to mutual agreement, governmental action or the passage of the Termination Date, the Merger Agreement (except for the provisions relating to representations and warranties, indemnification, termination and certain other matters) will be void without any liability on the part of any party (other than liability for breach of the Merger Agreement).

         In the event that the Merger Agreement is terminated prior to the Termination Date because ICSL refuses to consummate the Merger, ICSL must pay CNS $1.0 million.

         In the event that the Merger Agreement is terminated prior to the Termination Date because CNS refuses to consummate the Merger, CNS must pay ICSL $1.0 million.

         In the event that the Agreement is terminated as a result of a breach of the parties' covenant not to negotiate a similar transaction with third parties, the breaching party must pay the other $250,000.

EXPENSES

         CNS and CSL will bear their own expenses with respect to the negotiation and consummation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

AMENDMENT

         The terms and provisions of the Merger Agreement may be modified or amended only by written agreement executed by all parties thereto.

                         SIGNIFICANT ANCILLARY DOCUMENTS

         Upon completion of the Merger, ICSL with be the largest single stockholder of CNS. As a privately held corporation, CNS has not registered its shares with the SEC and has not listed its shares on any national or regional exchange or the Nasdaq Stock Market. Accordingly, ICSL will have only limited ability to sell or otherwise transfer or distribute its shares of New Common Stock following the Merger. As is typical of privately held companies, ICSL, CNS and other stockholders of CNS have agreed to enter into certain agreements as part of the Merger. These agreements and the voting agreements entered into as a condition to the signing of the Merger Agreement are described briefly below.

SHAREHOLDERS AGREEMENT

         In connection with the Merger and at the Effective Time, ICSL will become a party to the Shareholders Agreement, a copy of which is attached as
EXHIBIT 10.2 to the Merger Agreement. The Shareholders Agreement provides for the election of members of the Newco Board and restrictions on transfer of shares of Newco Common and Preferred Stock.

THE NEWCO BOARD

         Pursuant to the terms of the Shareholders Agreement, the Newco Board will be comprised of seven members, two of whom shall be designated by the holders of the Series A Preferred, two by Newco management, two by ICSL and one will be selected by the other members of the Newco Board. ICSL will initially nominate Mr. Heffernan and Mr. Bernstein. Holders of the Series A Preferred will initially nominate Albert S. Waxman, Ph.D. and Timothy Howe. Management will initially nominate John P. Docherty, M.D. and Gary S. Gillheeney. In addition, the Newco Board shall establish an Audit Committee and a Compensation Committee.

RESTRICTIONS ON TRANSFER

         RIGHT OF FIRST REFUSAL. Before ICSL can transfer (voluntarily or involuntarily) any shares of New Common Stock received in the Merger to an unaffiliated third party, it will be required to offer the shares to the other parties to the Shareholders Agreement on the same terms and conditions as those offered by the unaffiliated third party. If the other parties to the Shareholders Agreement do not purchase such shares, ICSL must offer the shares to Newco. If Newco does not purchase the shares, ICSL will be free to sell the shares to the third party on the same terms offered to the other parties to the Shareholders Agreement. The other parties to the Shareholders Agreement are similarly restricted.

         TAG-ALONG RIGHTS. ICSL will be able to participate in any proposed sale of common or preferred stock representing more than 70% of the aggregate shares then owned by the group of holders proposing the sale on the same terms and conditions as those offered to the holder group.

         DRAG-ALONG RIGHTS. ICSL will be required to participate in any transaction proposed by holders of a majority of the voting power of Newco involving a merger, consolidation, sale of all of the capital stock of Newco or the sale of all or substantially all of Newco's assets to an unaffiliated third party.

         PERMITTED TRANSFERS. ICSL will have the right, at any time, to transfer all or any part of its Newco Common Stock to the ICSL stockholders pursuant to an effective registration statement filed under the Securities Act.

         TERM. The Shareholders Agreement will terminate upon the earliest of: (i) the voluntary election to terminate by holders owning at least a majority of Newco's voting interests of each group of holders; (ii) such time as there shall cease to be at least two holders; and (iii) the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of common stock for the account of Newco to the public having an aggregate offering price resulting in gross proceeds (before deducting underwriting discounts and commissions) to Newco of not less than $25.0 million at a minimum offering price per share (before deducting underwriting discounts and commissions) equal to the CNS Per Share Value (as adjusted for stock splits, stock dividends, recapitalizations and other similar events).

INVESTOR RIGHTS AGREEMENT

DEMAND REGISTRATION

         As part of the Merger, ICSL will enter into the Investor Rights Agreement, a copy of which is attached as EXHIBIT 10.7 to the Merger Agreement, which establishes the mechanism for ICSL, under certain circumstances, to demand registration of its New Common Stock or to participate in other registrations of New Common Stock. The ability of ICSL to sell its New Common Stock will be limited by the Shareholders Agreement and by federal and state securities laws. Essentially, ICSL will not be able to make any distribution to its stockholders until the shares of New Common Stock are registered pursuant to federal and states securities laws or until Newco enters into a liquidity transaction in which ICSL receives cash or liquid securities in exchange for its New Common Stock. Accordingly, ICSL stockholders will have only an indirect interest in Newco and there is no assurance that the value of Newco will be reflected in the value of the ICSL common stock. ICSL's ability to demand registration of the New Common Stock is very limited. ICSL can only demand registration of the shares when either Newco completes a Qualified Public Offering (defined below) of its shares or on the date that ICSL, in the opinion of its counsel, would not be exempt from registration under the Investment Company Act.

QUALIFIED INITIAL PUBLIC OFFERING

         ICSL may demand registration of all or a portion of its New Common Stock after an underwritten public offering of New Common Stock with gross proceeds to Newco of no less than $25.0 million at a minimum offering price per share equal to the CNS Per Share Value (the "CNS IPO"). Except as set forth below (see "--Investment Company Act"), ICSL will not have the opportunity to demand registration of the New Common Stock prior to the CNS IPO. CNS has no current plans to initiate a public offering of its shares.

INVESTMENT COMPANY ACT

         Section 3(a)(i)(c) of the Investment Company Act of 1940, as amended (the "ICA"), provides that if more than 40% of a corporation's assets are investment securities, it will be an "investment company" for purposes of the ICA. Investment companies are subject to significant registration and reporting requirements pursuant to the ICA, which ICSL has concluded would not be beneficial to itself or its stockholders. Upon completion of the Merger, ICSL's assets will principally include its network management division (which ICSL intends to sell) and its shares of New Common Stock. The New Common Stock will represent more than 40% of ICSL's total assets. Thus, absent an exemption from the ICA's requirements, ICSL would become an "investment company" subject to the ICA's registration and reporting requirements.

         Rule 3a-1 promulgated under the ICA ("RULE 3a-1"), however, excludes certain securities from the definition of "investment securities" if those securities are (i) issued by a company that is "controlled primarily" by an issuer who is availing itself of the safe harbor in Rule 3a-1; (ii) through which such issuer engages in a business other than that of investing, reinvesting, owning, holding or trading in securities; and (iii) which is not an investment company. Because Newco will engage in a business other than that of investing, reinvesting, owning, holding or trading in securities and will not be an investment company, the New Common Stock will not be "investment securities" if Newco is primarily controlled by ICSL. It is anticipated that ICSL will hold more than 40% of the voting power of Newco following the Merger. SEC interpretations of Rule 3a-1 indicate that so long as ICSL owns beneficially more than 25% of the voting securities of Newco and no other stockholder has a greater percentage ownership, ICSL will be presumed to have primary control of Newco. ICSL intends to rely on the exemption provided by Rule 3a-1 to avoid classification as an "investment company" for purposes of the ICA.

         Should Newco issue additional voting securities to parties other than ICSL such that ICSL falls below the 25% threshold or another stockholder acquires a greater percentage ownership interest than ICSL and another exemption from the ICA is not then available, ICSL will be permitted to demand registration of its New Common Stock in order to avoid having to register as an "investment company."

PIGGYBACK REGISTRATION

         If Newco proposes to register any of its securities, ICSL, along with other parties to the Investor Rights Agreement, may "piggyback" on such registration on a PRO RATA basis with other participants (subject to certain limitations).

REGISTRATION ON FORM S-3

         After Newco is eligible to register securities through the use of Form S-3 or any successor form, ICSL will be able to demand registration of its New Common Stock on such Form S-3, provided that the reasonably anticipated aggregate price to the public of such shares would exceed $500,000.

CSL VOTING AGREEMENT

         The CSL Voting Agreement, a copy of which is attached as EXHIBIT 7.17 to the Merger Agreement, has been entered into by the holders of a majority of the securities of ICSL entitled to vote to approve the Merger Agreement, the Merger or any of the other agreements or transactions contemplated by the Merger Agreement. A majority of the ICSL stockholders have agreed in writing to execute the Consent adopting the Merger Agreement and approving the Merger and other agreements and transactions. See "Written Consent in Lieu of Meeting".

CNS VOTING AGREEMENT

         The CNS Voting Agreement, a copy of which is attached as EXHIBIT 7.16 to the Merger Agreement, has been entered into by a majority of each class of CNS's voting securities and it is expected that a majority of each group of CNS stockholders necessary to consummate the Merger will enter into the CNS Voting Agreement. The parties to the CNS Voting Agreement have agreed to vote in favor of the Amended Certificate, the Merger Agreement, the Merger and each of the other agreements and transactions contemplated by the Merger Agreement.

               MANAGEMENT AND OPERATIONS OF NEWCO AFTER THE MERGER

         CNS and CSL on a combined basis had revenues of approximately
$22.0 million in the first 6 months of fiscal year 2001. The majority of the combined revenue came from Phase I-IV clinical trials site management services, with the remainder from a variety of medical information technologies ("MIT") business lines that include CSL's outcomes research business and CNS' treatment guidelines and seminars and surveys business. Based on the investigation of management, ICSL believes that there is opportunity for synergy by combining the companies, both in significant overhead right-sizing and growth opportunities through expanded product offerings.

         Newco's strategic plan will include continuing to grow the clinical trials business with a focus on central nervous system research, as well as expanding into other therapeutic indications where appropriate. Newco will look for additional consolidation opportunities in the clinical trials business. Newco will also seek to expand the MIT business by consolidating these products into a broad single offering offered as a turnkey solution for its customers. Future expansion opportunities include expanding current offerings of clinical research services and adding medical marketing services. No assurances can be given that Newco will be able to implement its strategic plan or that, if implemented, it will achieve the anticipated results.

         It is a condition of closing the Merger that Newco will have on hand (including the proceeds of newly issued convertible debt) cash of at least
$4.0 million. Current CNS and ICSL investors have committed to purchase
$3.5 million of convertible debt. Based on the pro forma financial information of Newco, ICSL management believes that $4.0 million in cash will be adequate to permit Newco to operate effectively as a combined entity. No assurances can be given, however, that such cash will be adequate to meet the operational requirements of Newco.

         It is anticipated that Newco will be managed by Dr. John Docherty, the current CEO and founder of CNS. Gary S. Gillheeney, CSL's Chief Operating Officer and ICSL's Chief Financial Officer, is expected to serve as Newco's Chief Operating Officer and Chief Financial Officer. The majority of Newco's clinical trials infrastructure will remain in Providence, Rhode Island, and a new streamlined organizational structure will be put in place to support the needs of the on-going business of the combined organization.

         The Newco Board will consist of seven members, 2 of whom will be designated by CNS preferred stockholders (initially Albert S. Waxman (chairman) and Timothy Howe, a principal of Psilos), 2 of whom will be designated by ICSL (initially, ICSL directors Michael T. Heffernan and William E. Bernstein), 2 of whom will be designated by management stockholders (initially, John P. Docherty and Gary S. Gillheeney), and 1 independent member to be agreed upon by the members of the Newco Board.

         Pursuant to the terms of the Shareholders Agreement (see "Significant Ancillary Documents-Shareholders Agreement"), the Newco Board will establish an Audit Committee, which will be primarily responsible for oversight of Newco's financial systems and audit of its financial condition and a Compensation Committee, which will be responsible for establishing remuneration for Newco's executives as well as salary and benefit standards generally.

         The following sets forth certain information about the individuals that will serve as members of the Newco Board following the Merger.

         WILLIAM S. BERNSTEIN has served as a director of ICSL since September 2000. He serves as of counsel to Kalkines, Arky, Zall, Bernstein LLP (law firm). He is the Founder, Co-Chairman and President, Corporate Development of Physician WebLink since 1999. From 1995 to 1999, he served as Co-Chairman and Co-Chief Executive Officer of Teleses Medical Management (Physician WebLink's predecessor). Mr. Bernstein was a founder and, through 1999, a director of Sterling Health Capital Management, Inc. (healthcare consulting). Mr. Bernstein is also a limited partner in Psilos Partners, a venture capital fund that is a principal stockholder of CNS.

         JOHN P. DOCHERTY, M.D. has served as President and Chief Executive Officer of CNS since June 1998. Previously, he was Executive Vice President and Chief Medical Officer for Merit Behavioral Care Corporation from March 1997 to March 1998. From August 1995 to March 1997, Dr. Docherty was Vice Chair of the Department of Psychiatry at Cornell University Medical College and Chief Administrative Officer and Deputy Medical Director at The New York Hospital-Cornell Medical Center.

         GARY S. GILLHEENEY has served as Chief Financial Officer, Treasurer and Secretary of ICSL since August 1999. Previously, he held several senior management positions with Providence Energy Corporation, including Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from 1996 until 1999, Vice President Financial Information Services and Treasurer from 1994 until 1996, and Controller from 1989 until 1994.

         MICHAEL T. HEFFERNAN has served as Chairman of the ICSL Board and Chief Executive Officer of ICSL since July 1999, as President of ICSL since December 1998, as Co-Chief Executive Officer from April 1999 to July 1999 and as a director of ICSL since February 1998. He also serves as the Chief Executive Officer of CSL. Prior to ICSL's acquisition of CSL, Mr. Heffernan served as the President and Chief Executive Officer of CSL, a position he held since 1995. From 1993 to 1995, Mr. Heffernan served as a Regional Manager with Eli Lilly & Company.

         TIMOTHY HOWE has served as a director of CNS since March 1999. He is a founder and a partner at Collinson Howe & Lennox since 1996 and he is a founder and a partner at Collison Howe Venture Partners since 1994. Previously, Mr. Howe was a partner at Schroder Ventures from 1984 to 1994. Mr. Howe is also a member of the Board of Directors of Proflix Medical, Inc., Revivant, Inc. and RxCentric, Inc.

         ALBERT S. WAXMAN, Ph.D has served as Chairman of the CNS Board of Directors since March 1999. He is currently Senior Managing Director of Psilos Group Managers. Previously, he held several senior management positions at Merit and its predecessor companies, which was acquired by Magellan Health Services, Inc. in February 1998, including Chairman and Chief Executive Officer of American Biodyne (which he co-founded in 1986) from 1989 to 1993 and Chairman and Chief Executive Officer of Medco Behavioral from 1993 to 1998. Dr. Waxman is the Chairman of the

Executive Committee of Telesis Medical Management, Inc., Chairman of the Board of Directors of HealthCor, member of the Board of Directors of Norland Medical Systems, Inc. and member of the Board of Directors of the New York City Investment Fund.

                         DESCRIPTION OF NEWCO SECURITIES

CAPITAL STOCK

         The rights, privileges, preferences and qualifications of Newco's capital stock are set forth in Newco's Third Amended and Restated Certificate of Incorporation (the "AMENDED CERTIFICATE"), the form of which is attached as
EXHIBIT 8.15 to the Merger Agreement, a copy of which is attached hereto as ANNEX A. The following is a summary of Newco's capital stock is qualified in its entirety by reference to the Amended Certificate.

         Upon the filing of the Amended Certificate with the Secretary of State of the State of Delaware, Newco will have two classes of capital stock:
(i) New Common Stock and (ii) preferred stock, $.001 par value per share ("PREFERRED STOCK"). The total number of shares of each class of authorized capital stock will be 100,000,000 shares of New Common Stock (or such greater number as shall be required to effect the Merger and to issue or reserve shares of New Common Stock as required by the Merger Agreement) and 20,000,000 shares of Preferred Stock, of which 15,600,000 shares are designated as "Series A Convertible Preferred Stock". Following the Merger, Newco will have outstanding 10,400,000 shares of Series A Preferred. The terms of the New Common Stock and the Series A Preferred are described below.

COMMON STOCK

         The voting, dividend and liquidation rights of the holders of New Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

         The holders of the New Common Stock are entitled to 1 vote for each share held at all matters to be voted upon by stockholders. Such holders vote such shares together with the holders of the Series A Preferred, voting as a single class.

         The holders of New Common Stock are entitled to receive such dividends on New Common Stock, if any, as may be declared and paid by the Newco Board in its discretion out of funds lawfully available for that purpose subject to any preferential dividend rights of the holders of any Preferred Stock outstanding at the time. In addition, holders of New Common Stock are entitled to participate PRO RATA in any distribution to stockholders of ICSL's assets upon liquidation, subject to the preferential liquidation rights of any then outstanding Preferred Stock.

         The holders of New Common Stock have no preemptive rights or conversion rights, nor are there any redemption rights provisions with respect to New Common Stock.

SERIES A PREFERRED STOCK

VOTING

         Holders of shares of Series A Preferred will be entitled to vote together with the holders of shares of New Common Stock as a single class on all matters coming before Newco's stockholders. With respect to each such matter, each share of Series A Preferred entitles its holder to cast that number of votes equal to the number of whole shares of New Common Stock into which such share of Series A Preferred would be convertible at the time.

DIVIDEND RIGHTS

         Holders of shares of Series A Preferred have the same dividend rights as the holders of New Common Stock.

LIQUIDATION

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of Newco, the holders of shares of the Series A Preferred then outstanding will be entitled to be paid an amount out of the assets of Newco available for distribution to its stockholders, before any payment is made to the holders of Newco Common Stock (or other junior securities then outstanding). A consolidation or merger of Newco (other than a merger where (i) Newco is the surviving corporation or (ii) Newco is not the surviving entity but the holders of a majority of the voting power of Newco prior to such merger or consolidation hold a majority of the voting power of the surviving entity) or a sale of substantially all of the assets of Newco is deemed a liquidation, dissolution or winding up of Newco.

         The amount payable to the holders of shares of the Series A Preferred in the circumstances described above is equal to the greater of the following two (2) amounts:

           o the lesser of (a) $1.00 and (b) the quotient obtained by dividing (x) all outstanding CSL Debt on the Closing Date minus any CSL Cash-on-Hand on the Closing Date by (y) the number of shares of Series A Preferred outstanding on the Closing Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such Series A Preferred shares) (the "INITIAL LIQUIDATION PREFERENCE") (the Initial Liquidation Preference may be adjusted as discussed below), PLUS an amount equal to any declared and unpaid dividends on such Series A Preferred shares (the "LIQUIDATION PREFERENCE"), AND

           o such amount per share as would have been payable to the holders of the Series A Preferred had such shares (and all other securities convertible into New Common Stock at the time) been converted into New Common Stock immediately prior to any liquidation, dissolution or winding up.

ADJUSTMENT OF INITIAL LIQUIDATION PREFERENCE

         If the stockholders of ICSL as of the Closing Date, invest, on the Closing Date or during the 12 month period immediately following the Closing Date, a minimum of $1.25 million in the Convertible Notes of Newco, the Liquidation Preference will be adjusted at the end of each month following such investment, so as to equal the lesser of: (x) Newco's Net Debt (as defined below) divided by the number of shares of Series A

Preferred outstanding or (y) the Initial Liquidation Preference. After the twelfth month following the Closing Date, the Liquidation Preference shall be fixed at the lesser of: (x) the Liquidation Preference at the end of the twelfth month calculated as described in this paragraph; or (y) the average of the Liquidation Preference at the end of months 7 through 12 also as calculated in accordance with this paragraph.

         "NET DEBT" at the end of each month means the total of (x) the principal and accrued interest outstanding on any bank debt, the Convertible Notes, and any other debt securities issued by Newco after the Original Issue Date, PLUS (y) Newco's Cash Balance On-Hand MINUS (z) Newco's Cash Balance On-Hand at the end of such month.

         "CASH BALANCE ON-HAND" means the aggregate cash and cash equivalents of Newco and its subsidiaries, determined in accordance with generally accepted accounting principles on a consolidated basis as of any specified date on the Closing Date.

         If the assets of Newco available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred the full amount to which they are entitled, the holders of shares of Series A Preferred (and any class or series of stock ranking on liquidation on parity with the Series A Preferred at the time) will share ratably in any distribution of the remaining assets and funds of Newco.

CONVERSION

         The holders of the Series A Preferred have conversion rights, and their shares also are subject to automatic conversion, as follows:

         RIGHT TO CONVERT. Each share of Series A Preferred will be convertible, at the option of the holder without the payment of additional consideration, into the number of fully paid and nonassessable shares of New Common Stock determined by dividing (i) the Initial Liquidation Preference by (ii) the Conversion Price (as defined below) in effect at the time of conversion.

         The "CONVERSION PRICE" will be the CNS Per Share Value on the Closing Date (the "INITIAL CONVERSION PRICE"). The Initial Conversion Price, and the rate at which shares of Series A Preferred may be converted into shares of New Common Stock, are subject to adjustment if additional shares of New Common Stock (or options exercisable for or other securities convertible into New Common Stock) are issued (or deemed issued) for less than the Conversion Price then in effect. The rights of the holders of shares of Series A Preferred to convert such shares as provided in this paragraph (the "CONVERSION RIGHTS") will terminate at the close of business on (i) the third full day preceding the date fixed for payment of any amounts distributable on liquidation to the holders of the Series A Preferred, or (ii) any earlier Mandatory Conversion Date, as defined below.

         AUTOMATIC CONVERSION. On the Mandatory Conversion Date, without any action required on the part of any holder of Series A Preferred, each share of Series A Preferred will be automatically converted into the number of fully paid and nonassessable shares of New Common Stock determined by dividing (i) the Initial Liquidation Preference by (ii) the Conversion Price in effect at the time of conversion.

         "MANDATORY CONVERSION DATE" means the earlier of the following: (x) closing of a Qualifying Public Offering and (y) in the event of an ICSL Demand Registration (as defined in the Investor Rights Agreement), the date thereafter on which the average Closing Price of the New Common Stock over any ten (10) consecutive trading days equals or exceeds the Initial Conversion Price.

         "CLOSING PRICE" means: (a) if the New Common Stock is listed or admitted to trading on any national exchange, the last reported sales price (or if there is no reported sale on any such trading date, the average of the closing bid and asked prices on such trading date); or (b) if the New Common Stock is not traded or admitted to trading on any national securities exchange, the closing price, if reported, or if the closing price is not reported, the average of the closing bid and asked prices, as reported by The Nasdaq Stock Market. In the event of a Qualifying Public Offering, the persons entitled to receive the New Common Stock issuable upon such conversion of Series A Preferred will not be deemed to have converted Series A Preferred until immediately prior to the closing of the offering.

BLANK CHECK PREFERRED

         The Newco Board is authorized to designate one or more series of preferred stock in addition to the Series A Preferred without stockholder approval. If the Newco Board authorizes any such preferred stock, a Certificate of Designation will be filed with the Secretary of State of the State of Delaware which shall include a description of the specific designations, rights and preferences, including the following terms:

           o the series, the number of authorized shares and the liquidation value of such preferred stock;

           o the dividend rate, the dates on which the dividends will be payable and other terms related to the payment of dividends on such preferred stock;

           o     the liquidation preference of such preferred stock;

           o     the voting rights of such preferred stock;

           o whether such preferred stock is convertible or exchangeable for any other securities and the terms of any such conversion or exchange; and

           o any additional rights, preferences, qualifications, limitations and restrictions of such preferred stock.

CONVERTIBLE SECURED NOTES

         Concurrent with the closing of the Merger, Newco will issue Convertible Secured Notes (the "CONVERTIBLE NOTES") with a face amount of between $2.5 million and $6.0 million (the "FACE AMOUNT") pursuant to a definitive note purchase agreement to be entered into between CNS and the purchasers of the Convertible Notes. CNS' preferred stockholders are obligated under the Merger Agreement to purchase a minimum of $1.25 million of the Convertible Notes and other investors reasonably satisfactory to CNS' preferred stockholders may also purchase Convertible Notes. To date, certain current holders of Series A Preferred and a major ICSL stockholder have verbally committed to purchase Convertible Notes in the face amount of $3.5 million. The proceeds from the issuance of the Convertible Notes will be used by Newco for the transaction costs related to the Merger, working capital, capital expenditures and general corporate purposes.

INTEREST RATE AND SECURITY

         The Convertible Notes will bear interest at the same interest rate as Newco's senior debt in effect as of the Effective Time. The interest is compounded semi-annually and, at Newco's option, is payable in cash or accrues from the time of issuance. In the event a dividend is declared on New Common Stock or any other class of stock, the holders of the Convertible Notes will receive the amount that would have been paid to them if the Convertible Notes had been converted into New Common Stock. The Convertible Notes are secured by all current and future assets of Newco, except those assets of Newco that are pledged as part of existing asset-backed lease obligations or equipment or other capital leases incurred in the ordinary course of business. The security interest granted to the holders of the Convertible Notes shall be subordinated and junior to Newco's senior debt. The Convertible Notes are senior in priority to all other current and future debt obligations other than Newco's senior debt, except those from accounts receivable-backed debt obligations of Newco that exist as of the Effective Time.

VOTING RIGHTS

         The holders of the Convertible Notes will vote with the holders of New Common Stock on an "as converted" basis. Without the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding Convertible Notes, Newco may not: (i) approve the issuance of public debt securities or incur debt obligations senior to or on a parity with the Convertible Notes in excess of $10.0 million; (ii) declare or pay any dividend on any of Newco's capital stock; (iii) repurchase or redeem any shares of New Common Stock or other series of stock; (iv) approve a sale or merger of Newco;
(v) engage in any business other than the business engaged in by Newco at the Effective Time; (vi) increase or decrease the authorized number of directors constituting the Newco Board; or (vii) enter into any material transactions with Newco's management, stockholders or directors.

REDEMPTION

         Newco will be obligated to redeem all outstanding Convertible Notes upon the fourth anniversary of the Effective Time at the higher of (i) a mutually agreed upon fair market value on an "as converted" basis and (ii) the Face Amount plus all accrued and unpaid interest (the "ACCRETED VALUE").

CONVERSION RIGHTS

         A holder of the Convertible Notes may, at any time, choose to convert the Accreted Value of the Convertible Notes into such number of shares of New Common Stock as is determined by dividing the Accreted Value by the Conversion Price. The initial conversion price is based upon the CNS Per Share Value, and is subject to adjustment for dilutive issuances, stock splits and other reclassifications (the "CONVERSION PRICE"). Upon the occurrence of an initial underwritten public offering of New Common Stock with gross proceeds (before deducting underwriting discounts and commissions) to Newco of not less than $25.0 million at a minumum offering price per share (before deducting underwriting discounts and commissions) of at least three times the Conversion Price (a "QUALIFIED IPO"), the Convertible Notes automatically convert into New Common Stock.

         The Conversion Price is subject to full ratchet anti-dilution protection if Newco issues equity or equity-like securities at an equity valuation less than the Conversion Price.

INVESTOR RIGHTS

         The holders of the Convertible Notes will become parties to the Shareholder Agreement and the Investor Rights Agreement. Accordingly, the holders of Convertible Notes will be subject to the same limitations on transfer and other restrictions as are Newco's other security holders. In addition, such holders will be entitled to the same registration and piggyback rights as other Newco stockholders. See "Significant Ancillary Documents--Shareholders Agreement" and "--Investor Rights Agreement."

         The holders of the Convertible Notes have the right, but not the obligation, to invest PRO RATA in any or all of the future equity or debt related securities issued by Newco prior to an initial public offering.

         The Convertible Notes will provide that the Newco Board will consist of no more than seven directors and the holders of the Convertible Notes with a face value greater than $250,000 shall be entitled to designate a non-voting observer to the meetings of the Newco Board.

LIQUIDATION PREFERENCE

         Upon the occurrence of a Liquidation Event, the holders of the Convertible Notes are entitled to receive, prior and in preference to the holders of all classes of equity or debt securities (other than senior debt), the Accreted Value of the Convertible Notes. Such amount will be paid to the holders of the Convertible Notes within 30 days of the close of such Liquidation Event. The holders of the Convertible Notes may convert the Convertible Notes pursuant to the aforementioned conversion terms at any time.

         A "LIQUIDATION EVENT" means: (i) the liquidation, dissolution or winding up of Newco; (ii) a merger, reorganization or consolidation of Newco with or into another corporation; (iii) the sale of all or substantially all of Newco's assets; or (iv) any transaction or series of transactions in which more than fifty percent (50%) of the voting power of Newco is disposed of or in which the stockholders of Newco before the transaction own less than fifty percent (50%) of the voting power of Newco immediately following such transaction.

STOCK OPTIONS

         Newco will have outstanding options to purchase 583,380 shares of New Common Stock representing existing CNS options and ICSL Replacement Options to acquire approximately 2.6 million shares of New Common Stock. See "Merger Consideration--Replacement Option Reserve." Newco will reserve an additional 10% of its New Common Stock (on a fully diluted basis) for future options to be granted by

Newco to its executives, employees and directors.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

GILLHEENEY EMPLOYMENT AGREEMENT

         In connection with the Merger, Mr. Gillheeney and Newco will enter into an employment agreement with a one year term which will automatically extend for additional one-year terms unless earlier terminated by either party. Mr. Gillheeney will serve as the chief operating officer and chief financial officer of Newco with an annual salary of $240,000 (together with an annual discretionary bonus). Mr. Gillheeney will receive benefits commensurate with Newco's other executive officers. All of Mr. Gillheeney's existing ICSL Options will fully vest and be converted to ICSL Replacement Options. In addition, Mr. Gillheeney will receive an option to purchase 100,000 shares of New Common Stock at an exercise price equal to the CNS Per Share Value. The vesting and other terms of this option will be consistent with the terms of options granted to other senior executives of Newco.

         Mr. Gillheeney may be terminated with or without cause. Mr. Gillheeney may terminate his employment with or without a good reason. If Newco terminates Mr. Gillheeney without cause, he will be entitled to his base salary and benefits for the remainder of the year and one additional year. If he is terminated without cause within 6 months of the end of the year and has not previously been given notice by Newco of its intention not to extend the Agreement, then he will receive his base salary and benefits for the remainder of the year and for two additional years. In addition to these payments Mr. Gillheeney will be entitled to a pro rata portion of his bonus for the year in which he was terminated.

         The Agreement contains confidentiality and non-compete provisions. Newco shall also provide Mr. Gillheeney with directors and officers indemnification and officers liability insurance coverage in commercially reasonably amounts.

MICHAEL T. HEFFERNAN AGREEMENT

         In connection with the Effective Time of the Merger, Mr. Heffernan will enter into an Agreement with ICSL pursuant to which Mr. Heffernan will waive any claim to a change-of-control payment of 2.99 times his salary and bonus (approximately $900,000) which he might otherwise be entitled pursuant to his existing employment agreement. In exchange therefor, his existing options will immediately vest and will be converted into ICSL Replacement Options at the Effective Time, exercisable for the balance of the option term without any continuing employment requirement. Mr. Heffernan will receive the severance to which he is entitled under his existing employment agreement except that the first 12 months of severance may be paid over a two-year period and any severance payments beyond 12 months will be subordinated to other liabilities of ICSL.

WILLIAM BERNSTEIN'S EQUITY INTEREST IN PSILOS PARTNERS

         William Bernstein, a member of the ICSL Board, is a partner KAZB has provided legal services to ICSL and CNS on a range of matters. KAZB has also represented Psilos Partners, in connection with its investments in a variety of portfolio companies. Mr. Bernstein is also a limited partner in the Psilos Partners and serves as a special advisor to Psilos Partners. Psilos, the general partner of Psilos Partners, will be entitled to receive fees due in connection with the Merger. Mr. Bernstein abstained from the vote at the meeting of the ICSL Board at which the Merger and the Merger Agreement were approved.

NEWCO BOARD MEMBERSHIP

         Messrs. Bernstein, Heffernan and Gillheeney will each be members of Newco's Board of Directors. Membership of each of these individuals on the Newco Board of Directors was negotiated in connection with the Merger Agreement and is set forth as an obligation in the Shareholders Agreement. See "Significant Ancillary Documents--Shareholders Agreement--The Newco Board".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS

                  The following table sets forth information as of November 29, 2001, regarding the beneficial owners of more than 5% of ICSL's common stock:

                                            AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP(a)      PERCENT
   ------------------------------------     -----------------------     OF CLASS
                                                                        --------
   EQSF Advisers, Inc. (b)
     767 Third Avenue
     New York, NY 10017-2023................         5,684,580            47.4%
   LC Capital Partners......................         1,366,584            11.4%

   -------------------

(a) All information is based upon ownership of record as reflected on the signature pages to the CSL Voting Agreement.

(b) Includes 5,308,740 share held by Third Avenue Trust on behalf of Third Avenue Value Fund Series, 243,540 held by M.J. Whitman, LLC on behalf of the Aggressive Conservative Investment Fund, L.P., 108,000 shares held by EQSF Advisers, Inc. ("EQSF") and 24,300 shares held by M.J. Whitman Advisers, Inc. ("MJWA"). Martin J. Whitman is the Chief Executive Officer of EQSF and MJWA and controlling person of EQSF and MJWA. Mr. Whitman disclaims beneficial ownership of all such shares.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth certain information regarding the beneficial ownership of ICSL's Common Stock as of November 29, 2001 by each director, each executive officer and all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

         NAME OF BENEFICIAL OWNER                                          AMOUNT AND
         ------------------------                                NATURE OF BENEFICIAL       PERCENT
                                                                       OWNERSHIP(a)         OF CLASS
                                                                 --------------------       --------
     William S. Bernstein (b)...................................              5,714             *
     Bryan B. Dieter (c)........................................            119,047             *
     Gary S. Gillheeney (c) ....................................            119,047             *
     Michael T. Heffernan (c)...................................            124,853             *
     Yang Lie (d)...............................................                  0             *
     David M. Livingston, M.D (b)...............................              5,714             *
     Marvin Moser(b)............................................             16,514             *
     Eric Moskow (b)(e).........................................              6,104             *
     John Wardle (c)............................................            119,074             *
     Directors and executive officers as a group (9 Persons) (f)            516,067            4.1%

--------------------------------------------------------------------------------
     *Less than one percent.

     (a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or officer, as well as shares held by trusts of which the person is a trustee or in which he has a beneficial interest and shares acquirable pursuant to options which are presently or will become exercisable within 60 days. All information with respect to beneficial ownership has been furnished by the respective directors and officers.

     (b) Includes 5,714 shares acquirable pursuant to options which are presently exercisable or will become exercisable within 60 days.

     (c) Includes 119,047 shares acquirable pursuant to options which are presently exercisable or will become exercisable within 60 days.

     (d) Ms. Lie is a portfolio manager with MJWA and a senior analyst with Third Avenue Funds ("TAF"), both of which are controlled by Martin J. Whitman. MJWA, together with EQSF and TAF, which also is controlled by Martin J. Whitman, own approximately 47.4% of ICSL's issued and outstanding common stock.

     (e) Includes 390 shares held by Physician's Choice, LLC.

     (f) Includes 499,044 shares acquirable pursuant to options which are presently exercisable or will become exercisable within 60 days.

              OPERATION AND MANAGEMENT OF ICSL FOLLOWING THE MERGER

         Following the Merger, ICSL will have as its principal remaining asset the New Common Stock that it receives in the Merger. ICSL will still hold and operate its network management division, but it intends to divest itself of the network management if it is able to arrive at acceptable terms with a buyer. ICSL will remain in operation until such time as it distributes its remaining assets to its stockholders.

         After ICSL disposes of the network management operations, ICSL will require only minimal management related to its non-operating liabilities and financial report obligations. ICSL will rely on the management and operations staff of Newco for assistance in preparing financial statements and preparing and filing reports with the SEC.

So long as ICSL has any assets other than cash, cash equivalents, choses in action and the New Common Stock, ICSL will be responsible for the costs associated with such preparation and filing. Thereafter, Newco will be responsible for such costs.

                 INCLUSION OF CERTAIN DOCUMENTS ATTACHED HERETO

         The following documents are included with this information statement and contain important financial and other information. This Information Statement should be read in conjunction with these included documents.

         o  ICSL's Annual Report on Form 10-K for the year ended January 31,
            2001

         o ICSL's Quarterly Reports on Form 10-Q for the quarterly period ended April 30, 2001 and July 31, 2001.

                              AVAILABLE INFORMATION

         ICSL files annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of any document we file with the SEC may be read at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 233 Broadway New York, NY 10279. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. ICSL's SEC filings are also available to the public over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV.

                       INDEX TO FINANCIAL INFORMATION

PRO FORMA COMBINED NEWCO FINANCIAL INFORMATION

Unaudited Consolidated Balance Sheet as of June 30, 2001

Unaudited Consolidated Statements of Operations for the Year Ended January 31, 2000 and the Six Months Ended June 30, 2001

Notes to Unaudited Pro Forma Combined Financial Statements



INNOVATIVE CLINICAL SOLUTIONS, LTD. PRO FORMA FINANCIAL INFORMATION

Unaudited Consolidated Balance Sheet as of July 31, 2001

Unaudited Consolidated Statements of Operations for the Year Ended January 31, 2001 and the Six Months Ended July 31, 2001

Notes to Unaudited Pro Forma Combined Financial Statements



CLINICAL STUDIES, LTD.

Unaudited Consolidated Balance Sheets as of January 31, 2000 and 2001 and July 31, 2001

Unaudited Consolidated Statement of Operations for the Two Years Ended January 31, 2000 and 2001 and the Six Months Ended July 31, 2001

Unaudited Consolidated Statements of Stockholder's Equity (Deficit) for the Two Years Ended January 31, 2000 and 2001 and for the Six Months Ended July 31, 2001

Unaudited Consolidated Statements of Cash Flows for the Two Years ended January 31, 2000 and 2001 and the Six Months Ended July 31, 2001

Notes to Unaudited Consolidated Financial Statements



COMPREHENSIVE NEUROSCIENCE, INC.

Independent Auditor's Report

Consolidated Balance Sheets as of December 31, 1999 and 2000

Consolidated Statements of Operations for the Two Years Ended December 31, 1999 and 2000

Consolidated Statements of Stockholders' Equity for the Two Years Ended December 31, 1999 and 2000

Consolidated Statements of Cash Flows for the Two Years Ended December 31, 1999 and 2000

Notes to Consolidated Financial Statements



COMPREHENSIVE NEUROSCIENCE, INC.

Unaudited Consolidated Balance Sheets as of June 30, 2001

Unaudited Consolidated Statements of Operations for the Six Months Ended June 30, 2001

Unaudited Consolidated Statements of Stockholders' Equity for the Six Months Ended June 30, 2001

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2001

Notes to Unaudited Consolidated Financial Statements

UNAUDITED PRO FORMA COMBINED NEWCO FINANCIAL INFORMATION

         The following Unaudited Pro Forma Combined Newco Statements of Operations for the six months ended June 30, 2001 and the year ended December 31, 2000 have been prepared to reflect the Merger with Comprehensive Neuroscience, Inc. ("CNS") as if it had been completed on January 1, 2000. The Unaudited Pro Forma Combined Newco Balance Sheet at June 30, 2001 gives effect to the Merger with CNS as if the Merger had occurred on June 30, 2001.

         The Unaudited Pro Forma Combined Newco Financial Information has been prepared based on the audited and unaudited historical financial statements of Innovative Clinical Solutions, Ltd. ("ICSL") and CNS and the unaudited standalone financial statements of Clinical Studies, Ltd. (a wholly-owned subsidiary of ICSL ) ("CSL"), which statements are included herein.

         The Unaudited Pro Forma Combined Newco Financial Information should be read in conjunction with (i) ICSL's consolidated historical financial statements and related notes contained in the annual, quarterly and other reports filed by ICSL with the Securities and Exchange Commission, (ii) CSL's unaudited financial statements for the years ended January 31, 2000 and 2001 and the six months ended July 31, 2001 which have been prepared on a standalone basis and (iii) CNS' audited historical financial statements for the years ended December 31, 1999 and 2000 certified by Deloitte and Touche LLP, and unaudited historical financial statements for the six months ended June 30, 2000 and 2001. Certain CNS expenses have been reclassified in the Unaudited Pro Forma Combined Newco Financial Information to agree with the CSL expense classifications.

         The acquisition has been accounted for using the purchase method of accounting. The Unaudited Pro Forma Combined Newco Financial Information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allocation of the purchase price is based on a management estimate of the fair market value of the assets acquired, which were accounted for under the purchase method of accounting. The Unaudited Pro Forma Combined Newco Financial Information is not necessarily indicative of the results that would have occurred if the Merger of CSL and CNS had occurred on the dates indicated or which may be realized in the future.

                       COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)
                          PRO FORMA COMBINED BALANCE SHEET
                                AS OF JUNE 30, 2001
                                    (UNAUDITED)
                                   (IN THOUSANDS)


                                               HISTORICAL FINANCIAL STATEMENTS              PRO FORMA FINANCIAL STATEMENTS
                                        ----------------------------------------------------------------------------------
                                          COMPREHENSIVE         CLINICAL STUDIES, LTD        PRO FORMA           PRO FORMA
                                        NEUROSCIENCE, INC.            SUCCESSOR             ADJUSTMENTS          COMBINED
                                        ----------------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                          $ 1,594                   $     -           $  3,500            $ 5,094
Receivables:
  Accounts receivable, net of allowances             3,051                    11,967                  -             15,018
  Other receivables                                      -                         -                  -                  -
  Notes receivable                                       -                         -                  -                  -
Prepaid expenses and other current assets              183                         5                  -                188
Assets held for sale                                     -                     2,597                  -              2,597
                                        ----------------------------------------------------------------------------------
      Total current assets                           4,828                    14,569              3,500             22,897

Property, plant and equipment, net                     209                     1,690                  -              1,899
Notes receivable                                         -                         -                  -                  -
Goodwill, net                                        3,100                         -             17,585             20,685
Reorganization value in excess of amounts
allocable to identifiable assets                         -                    17,287            (17,287)                 -
Other assets                                             -                       282                  -                282
                                        ----------------------------------------------------------------------------------
      Total assets                                 $ 8,137                   $33,828           $  3,798            $45,763
                                        ==================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank line of credit                                $     -                   $ 6,958           $      -            $ 6,958
Current portion of debt and capital leases               -                     3,417               (500)             2,917
Accounts payable                                     2,044                     2,008                  -              4,052
Accrued compensation                                     -                       388                  -                388
Accrued and other current liabilities                  947                     4,795                298              6,040
                                        ----------------------------------------------------------------------------------
      Total current liabilities                      2,991                    17,566               (202)            20,355

Long-term debt and capital leases                        -                       862                  -                862
Secured Convertible Notes                                -                         -              3,500              3,500
                                        ----------------------------------------------------------------------------------
      Total liabilities                              2,991                    18,428              3,298             24,717

Stockholders' equity:
Common stock                                             4                         -                 42                 46
Preferred stock                                         10                         -                  -                 10
Paid in Capital                                     10,488                         -             15,858             26,346
Parent Company Investment                                -                    15,400            (15,400)                 -
Retained earnings (accumulated deficit)             (5,356)                        -                  -             (5,356)
                                        ----------------------------------------------------------------------------------
      Total stockholders' equity (deficit)           5,146                    15,400                500             21,046
                                        ----------------------------------------------------------------------------------
Total liabilities and stockholders'
equity (deficit)                                   $ 8,137                   $33,828           $  3,798            $45,763
                                        ==================================================================================


         See notes to Pro Forma Combined NEWCO Financial Information.

                       COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)
                      PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        UNAUDITED 6 MONTHS ENDED JUNE 30, 2001
                                    (UNAUDITED)
                                   (IN THOUSANDS)


                                                     COMPREHENSIVE                                         PRO FORMA      PRO FORMA
                                                   NEUROSCIENCE, INC.          CLINICAL STUDIES, LTD      ADJUSTMENTS     COMBINED
                                                   ------------------          ---------------------      -----------     ---------
NET REVENUES:                                                   5,719                         16,993                -        22,712

OPERATING COSTS AND ADMINISTRATIVE EXPENSES
SALARIES, WAGES AND BENEFITS                                    2,483                          7,053                -         9,536
PROFESSIONAL FEES                                                 511                          2,163                -         2,674
UTILITIES                                                          51                            388                -           439
DEPRECIATION AND AMORTIZATION                                     180                          2,358                -         2,538
RENT AND EQUIPMENT LEASES                                         155                          1,433                -         1,588
PROVISION FOR BAD DEBTS                                            36                             35                -            71
LOSS (GAIN) ON SALE OF ASSETS                                       -                            250                -           250
ADVERTISING, MARKETING AND PUBLIC RELATIONS                         7                          1,312                -         1,319
LAB FEES, PATIENT STIPENDS, AFFILIATED PHYSICIANS,              1,476                          3,489                -         4,965
  IRB FEES
OTHER                                                           1,868                            544                -         2,412
PARENT CORPORATE EXPENSES ALLOCATION                                -                          1,319                -         1,319
                                                   ------------------          ---------------------      -----------     ---------
TOTAL OPERATING COSTS AND ADMINISTRATIVE EXPENSES               6,767                         20,344                -        27,111
                                                   ------------------          ---------------------      -----------     ---------
INCOME (LOSS) FROM OPERATIONS                                  (1,048)                        (3,351)               -        (4,399)
INTEREST EXPENSE (INCOME)                                         (40)                           591              158           709
                                                   ------------------          ---------------------      -----------     ---------
LOSS BEFORE PROVISION FOR INCOME TAXES                         (1,008)                        (3,942)            (158)       (5,108)
INCOME TAX EXPENSE (BENEFIT)                                        -                              -                -             -
                                                   ------------------          ---------------------      -----------     ---------
NET INCOME (LOSS)                                              (1,008)                        (3,942)            (158)       (5,108)
                                                   ==================          =====================      ===========     =========



         See notes to Pro Forma Combined NEWCO Financial Information.

                       COMPREHENSIVE NEUROSCIENCE, INC. (NEWCO)
                      PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                    (UNAUDITED)
                                   (IN THOUSANDS)


                                      CNS                         Clinical Studies, Ltd.                                      CNS
                                   -------------------------------------------------------------------                     ---------
                                   12 Months       Predecessor          Successor            Total                          (NEWCO)
                                                  ----------------------------------------------------
                                     Ended           33 weeks           19 weeks             Year            Pro Forma     Pro Forma
                                    Dec. 31       Ended Sept. 20      Ended Jan. 31      Ended Jan. 31      Adjustments       Year
                                     2000             2000                2001               2001                             2000
                                    ------------------------------------------------------------------------------------------------
Net revenues:                          9,567              22,237             11,879             34,116                -      43,683

Operating costs and
administrative expenses
Salaries, wages and benefits           4,168               9,835              3,840             13,675                -      17,843
Professional fees                      1,055               3,464              1,480              4,944                -       5,999
Utilities                                131                 636                472              1,108                -       1,239
Depreciation and amortization            663                 755                752              1,507                -       2,170
Rent and equipment leases                190               2,161              1,215              3,376                -       3,566
Provision for bad debts                  303                 876               (199)               677                -         980
Goodwill impairment write-down             -                   -              2,569              2,569                -       2,569
Non-Recurring Expenses                     -                 141                  -                141                -         141
Advertising, marketing and
public relations                         200               1,782                836              2,618                -       2,818
Lab fees, patient stipends,
affiliates physicians, IRB fees        3,325               5,622              2,412              8,034                -      11,359
Other                                  2,073                 929                527              1,456                -       3,529
Parent corporate expenses                  -               2,646              1,426              4,072                -       4,072
Total operating costs and
administrative expenses               12,108              28,847             15,330             44,177                -      56,285
                                    ------------------------------------------------------------------------------------------------
Loss from operations                  (2,541)             (6,610)            (3,451)           (10,061)               -     (12,602)
Interest expense (income)               (215)              1,000                284              1,284              315       1,384
Reorganization items                                         400                  -                400                          400
                                    ------------------------------------------------------------------------------------------------
Loss before provision for
income taxes                          (2,326)             (8,010)            (3,735)           (11,745)            (315)    (14,386)
Income tax expense (benefit)               7                   -                  -                                   -           7
                                    ------------------------------------------------------------------------------------------------
Net loss                              (2,333)             (8,010)            (3,735)           (11,745)            (315)    (14,393)
                                    ================================================================================================


         See notes to Pro Forma Combined NEWCO Financial Information.

NOTES TO PRO FORMA COMBINED NEWCON FINANCIAL INFORMATION

PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED NEWCO BALANCE SHEET
AT JUNE 30, 2001

----------------------------------------------- -----------------
Note 2.........................................   debit (credit)
----------------------------------------------- -----------------
Goodwill, net                                             15,400
----------------------------------------------- -----------------
Common Stock                                                (35)
----------------------------------------------- -----------------
Paid in Capital                                         (15,365)
----------------------------------------------- -----------------

To record the issuance of 35,298,758 shares of New Common stock to ICSL to acquire the assets of CSL.

----------------------------------------------- -----------------
Note 3.........................................   debit (credit)
----------------------------------------------- -----------------
Current Portion of Debt and Capital Leases                   500
----------------------------------------------- -----------------
Common Stock                                                 (1)
----------------------------------------------- -----------------
Paid in Capital                                            (499)
----------------------------------------------- -----------------

To record the issuance of 1,271,816 shares of New Common Stock per amended Note Agreement with CSL to acquire a clinical site.

----------------------------------------------- -----------------
Note 4.........................................   debit (credit)
----------------------------------------------- -----------------
Common Stock                                                 (6)
----------------------------------------------- -----------------
Paid in Capital                                               6
----------------------------------------------- -----------------

To record the issuance of 6,178,588 shares of New Common Stock for the CNS Preferred Stock dividends.

----------------------------------------------- -----------------
Note 5.........................................  debit (credit)
----------------------------------------------- -----------------
Cash                                                       3,500
----------------------------------------------- -----------------
Secured Convertible Notes                                (3,500)
----------------------------------------------- -----------------

To record the issuance of $3.5 million of Convertible Notes.

--------------------------------------------------------------------------- -----------------
Note 6.....................................................................  debit (credit)
--------------------------------------------------------------------------- -----------------
Goodwill, net                                                                          1,887
--------------------------------------------------------------------------- -----------------
Reorganization value in excess of amounts allocable to identifiable assets          (17,287)
--------------------------------------------------------------------------- -----------------
Parent Company Investment                                                           (15,400)
--------------------------------------------------------------------------- -----------------

To record the assets and liabilities of CSL at fair market value.

----------------------------------------------- -----------------
Note 7.........................................   debit (credit)
----------------------------------------------- -----------------
Goodwill                                                     298
----------------------------------------------- -----------------
Accrued and Other Current Liabilities                      (298)
----------------------------------------------- -----------------

To record fees in connection with the Merger.

PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED NEWCO STATEMENT OF OPERATIONS

-------------------------------------- ------------------- ----------------
Note 1............................          6 months ended      Year ended
                                             July 31, 2001 January 31, 2001
-------------------------------------- ------------------- ----------------
Interest Expense                                      158              315
-------------------------------------- ------------------- ----------------

Interest expense at 9% per year assumed rate on the $3.5 million Convertible Notes.

Note 8

Valuation of CSL assets acquired

At this time management has determined that the book value of the assets acquired approximates the fair value of the assets except for the reorganization value. Further, management does not currently believe that there will be separately identifiable intangible assets acquired through the business combination that will meet the criteria related to determining a finite useful life as established in SFAS No. 142 GOODWILL AND OTHER INTANGIBLE ASSET. Therefore, all of the intangible assets will be treated as non-amortizing goodwill for purposes of this presentation. Management will perform an analysis of the assets acqired once the transaction has been anacted to make a final determination of the treatment.

UNAUDITED PRO FORMA ICSL FINANCIAL INFORMATION

         The following Unaudited Pro Forma ICSL Statements of Operations for the six months ended July 31, 2001 and the year ended January 31, 2001 have been prepared to carve out CSL on a standalone basis and to reflect the Merger with CNS as if it had been completed on February 1, 2000 and 2001, respectively. The Unaudited Pro Forma ICSL Balance Sheet at July 31, 2001 gives effect to the Merger with CNS as if the Merger had occurred on July 31, 2001.

         The Unaudited Pro Forma ICSL Financial Information has been prepared based on the audited and unaudited historical financial statements of ICSL, CSL, and CNS and the unaudited pro forma combined Newco financial statements included herein.

         The Unaudited Pro Forma ICSL Financial Information should be read in conjunction with (i) ICSL's consolidated historical financial statements and related notes contained in the annual, quarterly and other reports filed by ICSL with the Securities and Exchange Commission, (ii) CSL's unaudited financial statements for the years ended January 31, 2000 and 2001 and the six months ended July 31, 2001 which have been prepared on a standalone basis and (iii) CNS' audited historical financial statements for the years ended December 31, 1999 and 2000 (certified by Deloitte & Touche LLP) and unaudited historical financial statements for the six months ended June 30, 2001. Certain CNS expenses have been reclassified in the Pro Forma ICSL Financial Information to agree with the CSL expense classifications.

         The acquisition has been accounted for using the purchase method of accounting. The Unaudited Pro Forma ICSL Financial Information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allocation of the purchase price is based on a management estimate of the fair market value of the assets acquired, which were accounted for under the purchase method of accounting. The Unaudited Pro Forma ICSL Financial Information is not necessarily indicative of the results that would have occurred if the Merger of CSL and CNS had occurred on the dates indicated or which may be realized in the future.

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                            Pro Forma Balance Sheet
                              As of July 31, 2001
                                  (Unaudited)
                                 (IN THOUSANDS)

                                                            Historical          Pro Forma         Pro Forma
                                                               ICSL            Adjustments          ICSL
                                                           -------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                   $   3,660           $        -        $   3,660
Receivables:
  Accounts receivable, net of allowances                       13,134              (11,967)           1,167
  Other receivables                                                 3                    -                3
  Related party and other notes receivables                     1,104                    -            1,104
Prepaid expenses and other current assets                         329                   (5)             324
Assets held for sale                                            2,597               (2,597)               -
                                                           -------------------------------------------------
    Total current assets                                       20,827              (14,569)           6,258

Property, plant and equipment, net                              3,280               (1,690)           1,590
Notes receivable                                                1,991                    -            1,991
Equity investment in unconsolidated subsidiary                                      15,900           15,900
Reorganization value in excess of amounts
allocable to identifiable assets                               18,609              (17,287)           1,322
Restricted cash                                                 2,008                    -            2,008
Other assets                                                      347                 (282)              65
                                                           -------------------------------------------------
    Total assets                                            $  47,062           $  (17,928)       $  29,134
                                                           =================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank line of credit                                         $   6,957           $   (6,958)       $      (1)
Current portion of debt and capital leases                      3,438               (3,417)              21
Accounts payable                                                1,861               (2,008)            (147)
Accrued compensation                                            1,063                 (388)             675
Accrued and other current liabilities                          15,454               (3,495)          11,959
                                                           -------------------------------------------------
    Total current liabilities                                  28,773              (16,266)          12,507

Long-term debt and capital leases                                 874                 (862)              12
Other long-term liabilities                                     4,250                    -            4,250
                                                           -------------------------------------------------
    Total liabilities                                          33,897              (17,128)          16,769

Stockholders' equity:
Common stock                                                      120                    -              120
Additional paid in capital                                     49,880                    -           49,880
Retained earnings (accumulated deficit)                       (36,835)                (800)         (37,635)
                                                           -------------------------------------------------
    Total stockholders' equity (deficit)                       13,165                 (800)          12,365
                                                           -------------------------------------------------
Total liabilities and stockholders' equity (deficit)        $  47,062           $  (17,928)       $  29,134
                                                           =================================================

             See notes to the Pro Forma ICSL Financial Information.

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                        Pro Forma Statement of Operations
                         Six Months Ended July 31, 2001
                                  (Unaudited)
                                 (in thousands)

                                                               ICSL            Pro-Forma          ICSL
                                                            Historical        Adjustments       Pro-Forma
                                                           -------------------------------------------------

Net revenues:
Net revenues from services                                  $    17,263        $   (16,993)      $      270
Net revenues from management service agreements                  20,235                  -           20,235
                                                           -------------------------------------------------
Total revenue                                                    37,498            (16,993)          20,505

Operating costs and administrative expenses
Salaries, wages and benefits                                     11,086             (7,053)           4,033
Professional fees                                                 2,556             (2,163)             393
Utilities                                                           581               (388)             193
Depreciation and amortization                                     3,228             (2,358)             870
Rent and equipment leases                                         1,967             (1,433)             534
Provision for bad debts                                              35                (35)               -
Loss (gain) on sale of assets                                       242               (250)              (8)
Goodwill impairment write-down                                    3,500                  -            3,500
Non-Recurring Expenses                                              500                  -              500
Capitation expenses and other                                    22,618             (6,664)          15,954
                                                           -------------------------------------------------
Total operating costs and administrative expenses                46,313            (20,344)          25,969
                                                           -------------------------------------------------
Income (loss) from operations                                    (8,815)             3,351           (5,464)
Interest expense (income), net                                      592               (591)               1
Equity interest in unconsolidated subsidiary's loss                                  2,449            2,449
                                                           -------------------------------------------------
Loss before provision for income taxes                           (9,407)             1,493           (7,914)
Income tax expense (benefit)                                          -                  -                -
                                                           -------------------------------------------------
Net loss                                                         (9,407)             1,493           (7,914)
                                                           =================================================

             See notes to the Pro Forma ICSL Financial Information.

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                        Pro Forma Statement of Operations
                           Year Ended January 31, 2001
                                  (Unaudited)
                                 (In thousands)

                                                               ICSL             Pro Forma        Pro Forma
                                                            Historical         Adjustments          ICSL
                                                           -------------------------------------------------
Net revenues:
Net revenues from services                                  $    40,071        $   (34,116)      $    5,955
Net revenues from management service agreements                  54,602                  -           54,602
                                                           -------------------------------------------------
Total revenue                                                    94,673            (34,116)          60,557

Operating costs and administrative expenses
Salaries, wages and benefits                                     25,083            (13,675)          11,408
Professional fees                                                11,373             (4,944)           6,429
Utilities                                                         1,901             (1,108)             793
Depreciation and amortization                                     3,573             (1,507)           2,066
Rent and equipment leases                                         5,115             (3,376)           1,739
Provision for bad debts                                           1,174               (677)             497
Goodwill impairment write-down                                   26,908             (2,569)          24,339
Non-Recurring Expenses                                            9,091               (141)           8,950
Capitation expenses and other                                    59,016            (16,180)          42,836
                                                           -------------------------------------------------
Total operating costs and administrative expenses               143,234            (44,177)          99,057
                                                           -------------------------------------------------
Income (loss) from operations                                   (48,561)            10,061          (38,500)
Interest expense (income)                                         4,670             (1,284)           3,386
Equity interest in unconsolidated subsidiary's loss                                  6,902            6,902
Reorganization items                                                666               (400)             266
                                                           -------------------------------------------------
Income (loss) before provision for income taxes and
extraordinary item                                              (53,897)             4,843          (49,054)
Income tax expense                                                1,456                  -            1,456
                                                           -------------------------------------------------
Net income (loss) loss before extraordinary item                (55,353)             4,843          (50,510)
                                                           -------------------------------------------------
Extraordinary Gain-Debt Cancellation                            100,000                  -          100,000
                                                           -------------------------------------------------
Net income                                                       44,647              4,843           49,490
                                                           =================================================

               See notes to the Pro Forma ICSL Financial Information.

NOTES TO PRO FORMA ICSL STATEMENT OF OPERATIONS


----------------------------------------------- -------------------- ----------------------
Note 1.........................................  6 months ended       Year ended
                                                 July 31, 2001        January 31, 2001
----------------------------------------------- -------------------- ----------------------
Revenue                                                    (16,993)               (34,116)
----------------------------------------------- -------------------- ----------------------
Total operating costs and administrative
  expenses                                                   20,344                 44,177
----------------------------------------------- -------------------- ----------------------
Loss from Operations                                          3,351                 10,061
----------------------------------------------- -------------------- ----------------------
Interest Expense                                              (591)                (1,284)
----------------------------------------------- -------------------- ----------------------
Reorganization items                                              0                  (400)
----------------------------------------------- -------------------- ----------------------
Loss before Taxes                                             3,942                 11,745
----------------------------------------------- -------------------- ----------------------

To eliminate the Revenue, Expenses and Losses of CSL

------------------------------------------------------ ------------------- --------------
Note 2................................................   6 months 2001       Year 2000
------------------------------------------------------ ------------------- --------------
Equity interest in unconsolidated subsidiary's loss               (2,449)        (6,902)
------------------------------------------------------ ------------------- --------------

To accrue ICSL's 48% share of Newco's loss.

     NOTES TO PRO FORMA ICSL BALANCE SHEET AT JULY 31, 2001

------------------------------------------------------ -----------------
Note 3................................................   debit (credit)
------------------------------------------------------ -----------------
Equity Investment in Unconsolidated Subsidiary                   15,400
------------------------------------------------------ -----------------
Additional Paid in Capital                                     (15,400)
------------------------------------------------------ -----------------

To record the issuance of 35,298,758 shares of Newco's New Common Stock in exchange for the stock of CSL.

------------------------------------------------------ -----------------
Note 4................................................   debit (credit)
------------------------------------------------------ -----------------
Assets                                                         (33,828)
------------------------------------------------------ -----------------
Liabilities                                                      18,428
------------------------------------------------------ -----------------
Retained earnings (accumulated deficit)                          15,400
------------------------------------------------------ -----------------

To eliminate the assets, liabilities, deficit of CSL.

------------------------------------------------------ -----------------
Note 5................................................  debit (credit)
------------------------------------------------------ -----------------
Goodwill                                                            500
------------------------------------------------------ -----------------
Accrued Liabilities                                             (1,300)
------------------------------------------------------ -----------------
Retained Earnings                                                   800
------------------------------------------------------ -----------------

To record the fees and severance costs incurred to effect the transaction.

         CLINICAL STUDIES, LTD.
         A wholly owned subsidiary of
         Innovative Clinical Solutions, LTD




         UNAUDITED FINANCIAL STATEMENTS Years
         Ended January 31, 2001, and 2000, and
         Six months ended July 31, 2001

                             CLINICALSTUDIES, LTD.
                                Balance Sheets
                                  (unaudited)

The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying balance sheets as of January 31, 2001 and July 31, 2001 are not comparable in certain material respects to such balance sheet as of any period prior to September 20, 2000, since the balance sheets as of January 31, 2001, and July 31, 2001, are that of a reorganized entity.

                                                                                                                 Predecessor
(in thousands)                                                                       Successor Company             Company
                                                                                ----------------------------    -------------
                                                                                 July 31,       January 31,      January 31,
                                                                                   2001            2001             2000
                                                                                ----------     -------------    -------------
ASSETS
Current assets
Cash and cash equivalents                                                        $       -        $      332       $        -
  Accounts receivable, net of allowances of $3,957 and $3,846
   at July 31, 2001, January 31, 2001 and 2000, respectively                        11,967            10,862           10,718
  Other receivables                                                                      -                 -            1,414
Prepaid expenses and other current assets                                                5                22               35
Assets held for sale                                                                 2,597                 -                -
                                                                                ----------     -------------    -------------
    Total current assets                                                            14,569            11,216           12,167
Property, plant and equipment, net                                                   1,690             2,065            1,969
Goodwill, net                                                                            -                 -            8,724
Reorganization value in excess of amounts allocable to identifiable assets          17,287            21,700                -
Other assets                                                                           282               276              281
                                                                                ----------     -------------    -------------
    Total assets                                                                 $  33,828        $   35,257       $   23,141
                                                                                ==========     =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank line of credit                                                              $   6,958        $    6,209       $   10,463
Current portion of debt and capital leases                                           3,417             3,448            1,255
Accounts payable                                                                     2,008             1,101            1,434
Accrued compensation                                                                   388               227              697
Accrued and other current liabilities                                                4,795             3,705            6,865
                                                                                ----------     -------------    -------------
    Total current liabilities                                                       17,566            14,690           20,714
Long-term debt and capital leases                                                      862               889            4,013
                                                                                ----------     -------------    -------------
    Total liabilities                                                               18,428            15,579           24,727
                                                                                ----------     -------------    -------------

Parent company investment                                                           15,400            19,678           (1,586)
                                                                                ----------     -------------    -------------
    Total stockholders' equity (deficit)                                            15,400            19,678           (1,586)
                                                                                ----------     -------------    -------------
    Total liabilities and stockholders' equity                                   $  33,828        $   35,257       $   23,141
                                                                                ----------     -------------    -------------

                            CLINICAL STUDIES, LTD.
                           Statements of Operations
                                  (unaudited)
                                 (In thousands)

                                                              Successor Company                  Predecessor Company
                                                      ---------------------------------    --------------------------------
                                                      Six Months Ended   19 Weeks Ended    33 Weeks Ended      Year Ended
                                                           July 31,        January 31,      September 20,      January 31,
                                                             2001             2001              2000              2000
                                                      ----------------   --------------    --------------    --------------
NET REVENUES
Net revenues from services                                 $    16,993      $    11,879       $    22,237      $     33,813
                                                      ----------------   --------------    --------------    --------------
Total revenue                                                   16,993           11,879            22,237            33,813
                                                      ----------------   --------------    --------------    --------------
OPERATING COSTS AND ADMINISTRATIVE EXPENSES
Salaries, wages and benefits                                     7,053            3,840             9,835            17,346
Physicians fees and other consulting expenses                    2,163            1,480             3,464             7,870
Utilities                                                          388              472               636               726
Depreciation and amortization                                    2,358              752               755             1,698
Rent                                                             1,433            1,215             2,161             4,235
Provision for bad debts                                             35             (199)              876             1,355
Loss on sale of assets                                             250               --                --                --
Goodwill impairment write-down                                       -            2,569                --             8,769
Nonrecurring expenses                                                -                -               141                 -
Advertising, marketing and public relations                      1,312              836             1,782             3,170
Lab fees, patient stipends, affiliates and other fees            3,489            2,412             5,622             8,843
Office supplies and other                                          544              527               929             2,509
Parent company corporate office allocation                       1,319            1,426             2,646             3,001
                                                      ----------------   --------------    --------------    --------------
Total operating costs and administrative expenses               20,344           15,330            28,847            59,522
                                                      ----------------   --------------    --------------    --------------
Loss from operations                                            (3,351)          (3,451)           (6,610)          (25,709)
                                                      ----------------   --------------    --------------    --------------
Interest expense, net                                              591              284             1,000             2,757
Reorganization items                                                                                  400
Loss before provision for income taxes and
extraordinary item                                              (3,942)          (3,735)           (8,010)          (28,466)
Income tax expense                                                   -                -                 -                 -
                                                      ----------------   --------------    --------------    --------------
Net loss                                                   $    (3,942)     $    (3,735)      $    (8,010)     $    (28,466)
                                                      ================   ==============    ==============    ==============

      The accompanying notes are an integral part of these financial statements.

                         CLINICAL STUDIES, LTD.
               STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIODS ENDED JULY 31, 2001, JANUARY 31, 2001, AND JANUARY 31, 2000
                               (UNAUDITED)
                              (IN THOUSANDS)


                                                 COMMON STOCK
                                                 OUTSTANDING       PARENT
                                            -------------------    COMPANY
                                              SHARES     AMOUNT   INVESTMENT   TOTAL
                                            ---------  ---------  ---------  ---------
PREDECESSOR
BALANCES - JANUARY 31, 1999                      100    $     -   $  10,631   $ 10,631

Increase in Parent Investment                      -          -      16,249     16,249
Net loss for the year ended January 31, 2000       -          -    (28,466)   (28,466)

                                            ---------  ---------  ---------  ---------
BALANCES-JANUARY 31, 2000                        100          -     (1,586)    (1,586)


Increase in Parent Investment                                        20,209     20,209
Net loss for period ended September 21, 2000                        (8,010)    (8,010)
Adjustment of the Company's equity interests
under September 21, 2000 plan of
reorganization                                     -          -      16,685     16,685
                                            ---------  ---------  ---------  ---------
                                                 100          -      27,298     27,298
SUCCESSOR
Decrease in Parent Investment                                       (3,885)    (3,885)
Net loss for period ended January 31, 2001                          (3,735)    (3,735)
                                            ---------  ---------  ---------  ---------
BALANCES - JANUARY 31, 2001                      100          -      19,678     19,678

Decrease in Parent Investment                                         (336)      (336)
Net loss for period ended July 31, 2001                             (3,942)    (3,942)
                                            ---------  ---------  ---------  ---------
BALANCES - JULY 31, 2001                         100    $     -    $ 15,400   $ 15,400
                                            =========  =========  =========  =========

     The accompanying notes are an integral part of these financial statements.

                          CLINICAL STUDIES, LTD.
                         STATEMENTS OF CASH FLOWS
                               (UNAUDITED)
                              (IN THOUSANDS)

                                                             SUCCESSOR COMPANY           PREDECESSOR COMPANY
                                                         ------------------------     ------------------------
                                                         SIX MONTHS      19 WEEKS      33 WEEKS         YEAR
                                                           ENDED           ENDED         ENDED          ENDED
                                                          JULY 31,       JANUARY 31,  SEPTEMBER 20,   JANUARY 31,
                                                            2001            2001          2000           2000
                                                         ----------     ----------    ----------      ----------
Cash flows from operating activities:
Net Loss                                                 $  (3,942)     $  (3,735)    $  (8,010)      $ (28,466)
Noncash items included in net loss:
   Depreciation and amortization                             2,358            752           755           1,698
   Loss on sale of assets                                      250              -             -               -
   Write-down of notes receivable                                -              -             -             146
   Goodwill impairment write-down                                -          2,569             -           8,769
   Other                                                                        -             -               -
Changes in receivables                                      (1,766)         1,505          (235)          1,030
Changes in accounts payable and accrued liabilities          2,391         (3,114)         (850)          3,425
Changes in other assets                                         17             10             3              91
                                                         ----------     ----------    ----------      ----------
   Net cash used by operating activities                      (692)        (2,013)       (8,337)        (13,307)
Cash flows from investing activities:
Capital expenditures                                             -            (71)         (391)           (790)
Other assets                                                     5            (38)           43             134
                                                         ----------     ----------    ----------      ----------
   Net cash provided (used) by investing activities              5           (109)         (348)           (656)
Cash flows from financing activities:
Borrowings (repayments) under revolving lines of credit        749          6,209       (10,463)          1,346
Borrowings (repayments) of debt - net                          (58)            29          (960)         (3,632)
Increase (decrease) in parent company investment              (336)        (3,885)       20,209          16,249
                                                         ----------     ----------    ----------      ----------
   Net cash provided by financing activities                   355          2,353         8,786          13,963
                                                         ----------     ----------    ----------      ----------
Increase (decrease) in cash and cash  equivalents             (332)           231           101               -
Cash and cash equivalents, beginning of period                 332            101             -               -
                                                         ----------     ----------    ----------      ----------
Cash and cash equivalents, end of period                 $       -      $     332     $     101       $       -
                                                         ==========     ==========    ==========      ==========

     The accompanying notes are an integral part of these financial statements.

                              CLINICAL STUDIES,LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

         Clinical Studies, Ltd. (together with its subsidiaries, the "Company" or "CSL") is a wholly owned subsidiary of Innovative Clinical Solutions, LTD. (the "Parent" or "ICSL") (formerly PhyMatrix Corp.). The Company operates one business line which is pharmaceutical services, including investigative site management, and clinical and outcomes research. The Company performs clinical research studies sponsored by pharmaceutical companies. Through a network of 20 owned or affiliated clinics around the country CSL enrolls patients, administers medications, and submits data to sponsors for analysis. CSL was originally incorporated in Rhode Island on July 19, 1990. On March 7, 1997, CSL, was reincorporated as a Delaware corporation. On October 15, 1997, CSL was acquired by PhyMatrix Corp.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The Parent and its subsidiaries, including CSL, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter11") on July 14, 2000 (the "Filing"). Prior to emerging from Chapter 11 on September 20, 2000 (the "Effective Date"), the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court (the "Bankruptcy Court"). The reorganized Company (the "Successor") adopted fresh-start reporting (Note 4) and gave effect to its emergence as of September 20, 2000.

         Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheet as of January 31, 2001, the consolidated balance as of that date is not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of January 31, 2001 is that of a reorganized entity. Accordingly, a black line has been drawn between the Registrant's balance sheet and the Predecessor's balance sheet. In addition, the results of the operations of the business prior to September 20, 2000 (the Predecessor) are not comparable to the Company's results of operations for any subsequent period due to the Company's emergence from bankruptcy.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company's financial statements have not been audited as a stand-alone business. The Company's accounts included in these financials are the CSL Stand-alone Financial Statements, which were part of the Parent's consolidated statements.

ESTIMATES USED IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

PARENT CORPORATE EXPENSE ALLOCATIONS

         The Parent's corporate expenses were allocated to CSL as a percentage of continuing companies revenue which management considers a reasonable basis for allocation. This resulted in a Parent corporate expense allocation of $3.0 million for the year ended January 31, 2000, $4.1 million for the year ended January 31, 2001, and $1.3 million for the six months ended July 31, 2001.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less. The carrying amount approximates fair value because of the short effective maturity of these instruments.

REVENUE RECOGNITION

         Net revenues from clinical studies equal the fees to be received, primarily from pharmaceutical companies, as services are provided to patients enrolled in studies. Revenue is recognized as services are provided. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Unearned revenue is recorded for cash received from customers for which revenue has not been recognized as of the balance sheet date

ASSETS HELD FOR SALE

         At July 31, 2001, Assets Held For Sale included the assets of the Oncology Group, which were sold in August 2001. (See Note 15 - Subsequent Events.)

PROPERTY AND EQUIPMENT

         Additions are recorded at cost, or in the case of capital lease property, at the net present value of the minimum lease payments required, and depreciation is recorded principally by use of the straight-line method of depreciation improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms.

INCOME TAXES

         The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

         Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carry forwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.

GOING CONCERN

         The Company has generated significant negative cash flow and operating losses over the past several years. In addition, the Company is in violation of certain covenants of its credit facility at July 31, 2001. The Parent's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the Parent's fiscal 2001 audited financial statements. The paragraph states that the Parent's recurring losses and negative cash flow raise substantial doubt as to the Parent's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

         The Company's operating losses have declined significantly from fiscal 2000. In addition to the operating improvements, the Company has decided to sell non-strategic assets including its oncology business operations. The Company has continued to reduce costs through the closing of unprofitable sites, enhanced training and improvements in patient recruitment efforts.

GOODWILL AND OTHER LONG-LIVED ASSETS

         Goodwill was related to the excess of cost over the value of net assets of the businesses acquired. Amortization was calculated on a straight-line basis over periods ranging from ten to 36 years. Statement of Financial Accounting Standards (SFAS) No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" requires that goodwill be written down if anticipated future undiscounted cash flows from operations are insufficient to justify the recoverability of the goodwill asset. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors. As discussed below in Note 4, the Company recorded an impairment charge of its reorganization value in excess of amounts allowable to identifiable assets of $2.6 million in the nineteen weeks period ended January 31, 2001.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

         Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as Reorganization Value in Excess of Amounts Allocable to Identifiable Assets. The implementation of fresh start reporting resulted in a Reorganization Value in Excess of Amounts Allocable to Identifiable Assets of approximately $25 million. This asset, which was $21.7 million at January 31, 2001 after reduction for the $2.6 million write-down discussed in Note 4, is being amortized over five years, at the annual rate of $3.4 million. Recently, the Financial Accounting Standards Board has concluded that goodwill, such as excess reorganization value, would no longer be amortized but would be subject to periodic review for impairment. (See "Accounting Pronouncements and Developments".)

         The Company expects to continue to assess the realizability of its intangible assets as it evaluates it business strategies and further write-downs may be necessary.

ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

         In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" ("SAB 101"). SAB 101 summarizes certain of the Staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The adoption of SAB 101 did not have a material impact on the financial statements.

         On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE ASSETS". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. SFAS 142 applies to existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At January 31, 2001, the Company had $21.7 million of reorganization value on its balance sheet that was being amortized at a rate of $3.4 million annually.

3. PARENT COMPANY RECAPITALIZATION

         Upon its acquisition by the Parent in 1997, the Company became a guarantor of the Parent's $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"). On July 14, 2000 the Parent and its subsidiaries, including CSL, filed joint petitions under Chapter 11 of the Bankruptcy Code. On August 25, 2000, the Bankruptcy Court entered an order confirming a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Parent through the exchange of newly issued common stock of the Parent, representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all the Parent's old common stock and its replacement with newly issued common stock representing 10% of the Parent's issued and outstanding capital stock following the recapitalization. On September 21, 2000 the Parent satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date"), thereby extinguishing the Company's guarantee of the Debentures

         Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures.



4.PREPACKAGED PLAN AND FRESH-START REPORTING

         As discussed above, the Company's Prepackaged Plan was consummated on September 21, 2000 and CSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the accompanying consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

         The significant consummation and fresh start reporting adjustments resulted in a charge of $200,000. This charge is presented as "Reorganization items" pursuant to adoption of fresh-start reporting in the consolidated statement of operations for the thirty-three week period ended September 20, 2000.

         The Company provided for or incurred the following expenses and income items during 2000 directly associated with the Chapter 11 reorganization proceedings and the resulting restructuring of its operations: $200,000 in an emergence from bankruptcy bonus.

         The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment.

         The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis. The enterprise value was developed by an independent financial advisor for purposes of preparing the Parent's Solicitation and Disclosure Statement (the "Disclosure Statement"), which was distributed to Debentureholders in connection with soliciting their acceptances of the Prepackaged Plan. In developing the determination of the initial equity value, the financial advisor used various assumptions and estimates, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. As a result, the initial equity value of the Company was assumed to be about

$25 million.

         Subsequent to the distribution of the Disclosure Statement and the Effective Date, a number of events occurred which impacted the determination of equity value under fresh-start reporting, including but not limited to, information regarding the Company's third quarter performance, and the final fiscal 2001 financial plan. The Company employed a similar valuation method to that utilized by its independent financial advisor in the Disclosure Statement under fresh-start reporting to determine its equity value and arrived at the revised equity value of $21.7 million. The changes in assumptions used to calculate the revised reorganization value were primarily a reduction in assumed growth and an increase in the discount rate. Management believes these changes are appropriate given changes at the Company and the economy since the original reorganization value was calculated. This reduction in reorganization value is reflected as a goodwill impairment write-down of $2.6 million for the 19 weeks ended January 31, 2001. See "Goodwill and other long-lived assets" and "Reorganization Value in Excess of Amount Allocable to Identifiable Assets".

         The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.



5.  PROPERTY AND EQUIPMENT

         Property and equipment consists of the following (in thousands):

                                                                       SUCCESSOR      PREDECESSOR
                                                                      ------------    ------------
                                                       ESTIMATED
                                                       USEFUL LIFE     JANUARY 31,     JANUARY 31,
                                                         (YEARS)          2001            2000
                                                      ------------    ------------    ------------
Furniture and fixtures...............................        5-7             745           1,174
Equipment............................................        5-10            996           1,445
Computer software....................................        3-5             178             322
Leasehold improvements...............................        4-20            223             129

Property and equipment, gross........................                      2,143           3,070
Less accumulated depreciation........................                       (78)         (1,101)

Property and equipment, net..........................                     $2,065          $1,969
                                                                      ============    ============


         Depreciation expense was $78 thousand, $163 thousand and $651 thousand, respectively, for the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000.


6.  ACCRUED AND OTHER CURRENT LIABILITIES
         Accrued and other current liabilities consist of the following (in thousands):

                                                                    SUCCESSOR   SUCCESSOR    PREDECESSOR
                                                                   -----------------------  -------------
                                                                      JULY     JANUARY 31,     JANUARY
                                                                       31,                       31,

                                                                      2001        2001           2000
                                                                   -----------------------  -------------
Accrued rent and equipment leases................................. $       769  $      769     $      769
Accrued professional fees.........................................          --          --             21
Accrued additional purchase price.................................          --          --          1,070
Accrued interest..................................................          87          72             83
Unearned revenue..................................................       2,967       1,636          3,237
Other.............................................................         973       1,228          1,685
Total accrued and other current liabilities.......................     $ 4,796  $    3,705     $    6,865


7.  LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

         Long-term debt, notes payable and capital leases consist of the following (in thousands):

                                                                                          SUCCESSOR      PREDECESSOR
                                                                                        --------------  --------------
                                                                                          JANUARY 31,     JANUARY 31,
                                                                                             2001            2000
                                                                                        --------------  --------------
Note  payable  to  former  shareholders  of  a  clinical  research  company,  which  is
   non-interest bearing and has maturity dates through January 2004....................     $  1,853        $  2,207
Convertible  acquisition  notes payable with various maturity dates through  October 3,
   2001 and an interest rate of 7%.....................................................        2,100           2,925
Acquisition earn-outs payable with various maturity dates through 2001.................           49              47
Capital lease  obligations  with maturity  dates  through  September  2015 and interest
   rates ranging from 8.5% and 12%.....................................................          335              89
                                                                                        --------------  --------------
       Total                                                                                   4,337           5,268
Less current portion of capital leases.................................................        (100)            (21)
Less current portion of debt...........................................................      (3,348)         (1,234)
                                                                                        --------------  --------------
Long-term debt and capital leases......................................................      $   889        $  4,013
                                                                                        ==============  ==============




8.   REVOLVING LINES OF CREDIT (IN THOUSANDS):

                                                                                                SUCCESSOR     PREDECESSOR
                                                                                               ------------   ------------
                                                                                                JANUARY 31,    JANUARY 31,
                                                                                                   2001           2000
                                                                                               ------------   ------------
Revolving  line of credit with a financial  institution  with a maturity date of March 2002 and
   an interest rate of 9.5% at January 31, 2000................................................         --       $ 10,463
Revolving  line of credit with a financial  institution  with a maturity date of September 2002
   and an interest rate of 11.5 % at January 31, 2001                                           $    6,209             --
                                                                                               ------------   ------------
Revolving lines of credit...................................................................... $    6,209       $ 10,463
                                                                                               ============   ============


         All convertible notes are now convertible into common stock of the Parent. At the option of the note holders, $2.9 million of the amount outstanding at January 31, 2000 was convertible at a conversion price of $16.425 per share. During March 1999, the Predecessor obtained a $30.0 million revolving line of credit with a three-year term and availability based upon eligible accounts receivable. The line of credit bore interest at prime plus 1.0% and fees of 0.0875%. The line of credit was collateralized by the assets of the Predecessor, limited the ability of the Predecessor to incur certain indebtedness and make certain dividend payments and required the Predecessor to comply with customary covenants. Proceeds from Parent asset sales were to be used to repay the line of credit to the extent the sold assets included eligible accounts receivable. Upon the Predecessor's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the line increased to 12%. This line was paid in full on the Effective Date with available cash.

         On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable and is guaranteed by the Parent and the Parent's other subsidiaries. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Parent's ability to continue as a going concern contained in the Report of Arthur Andersen LLP accompanying the Parent's fiscal 2001 financial statements constituted an event of default under this New Credit Facility. In addition, as of June 1, 2001, the Company was in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001 Ableco provided a waiver of these defaults.

         The Company is currently in default of the revenue covenant contained in the New Credit Facility. The Company and Ableco have executed a Forbearance Agreement with respect to this default pursuant to which Ableco has agreed to forbear exercising any of its default remedies until January 31, 2002. In connection with the Forbearance Agreement, the Company has agreed to pay Ableco $50,000, $25,000 of which has been paid and $25,000 of which is due on December 15, 2001 (or the date of the consummation of the merger with Comprehensive Neuroscience, Inc. if earlier; See Note 15 - Subsequent Events) plus an additional $75,000 if the New Credit Facility is not repaid in full by December 31, 2001. The Company is currently negotiating the terms of a replacement debt facility with a new lender.

         The following is a schedule of future minimum principal payments of the Company's long-term and convertible debt and the present value of the minimum lease commitments at January 31, 2001:

                                                                                                     CAPITAL
                                                                                          DEBT        LEASES
                                                                                      ------------  ----------
                                                                                             (IN THOUSANDS)
2002                                                                                  $      3,348      $ 128
2003                                                                                            --        124
2004                                                                                           653         86
2005                                                                                            --         51
2006                                                                                            --          8
Thereafter                                                                                      --         --
                                                                                      -------------    -------
Total................................................................................        4,001        397
Less amounts representing interest and executory costs...............................                    (61)
Total long-term debt and present value of minimum lease payments.....................        4,001        336
                                                                                      -------------    -------
Less current portion.................................................................      (3,348)      (100)
Long-term portion.................................................................... $        653      $ 236
                                                                                      =============    =======


9.  LEASE COMMITMENTS
         The Company leases various office space and certain equipment pursuant to operating lease agreements. Future minimum lease commitments consisted of the following at January 31 (in thousands):


2002.......................................................................   3,140
2003.......................................................................   2,609
2004.......................................................................   2,040
2005.......................................................................   1,061
2006.......................................................................     349
Thereafter.................................................................     464


10. COMMITMENTS AND CONTINGENCIES

         In conjunction with an acquisition, that closed April 17, 1998, the Company may be required to make a contingent payment in the event that the acquired company attains a predetermined financial target income during the four years following the acquisition. If the applicable financial targets were satisfied the Company would be required to pay an aggregate of approximately $2.35 million for the four year period ending April 17, 2002. At this time no payment is expected since the target income is not likely to be achieved for the four year period. In addition, in conjunction with such acquisition, the Company has agreed to make payments in shares of common stock of the Parent. As of January 31, 2000, the Company had committed to issue $1.1 million of Common Stock of the Parent Company therefore, in April 2000, the Parent Company issued approximately 5.2 million shares of ICSL old common stock in satisfaction of this commitment.

         In March 2001, Biltmore Investors Limited Partnership filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of approximately $16,625 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease is $1.3 million. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

         On February 20, 2001, Peter J. Almeroth, the Bond Opportunity Fund II, LLC and Steven L. Gidumal (collectively, the "Plaintiffs") filed an adversary proceeding (C.A. No. A-01-115) against the Parent, PBG Medical Mall MOB 1 Properties, Ltd., EQSF Advisors, Inc., 3801 PGA Investors, Ltd., Third Avenue Trust, Third Avenue Value Fund Series, Aggressive Conservative Investment Fund, L.P. and The Chase Manhattan Bank N.A. (the "Adversary Proceeding") in the United States Bankruptcy Court for the District of Delaware seeking to revoke the order of confirmation (the "Confirmation Order") of the Prepackaged Plan. The Plaintiffs allege that the Confirmation Order was procured by means of fraud based on alleged concealment of significant actual or potential conflicts of interest and misrepresentations. The Parent has filed a motion to dismiss this action and awaits a ruling on the matter.

         The Company is subject to other legal proceedings in the ordinary course of its business. While the Company cannot estimate the ultimate settlements or awards with respect to these legal proceedings, if any, the outcomes could have a material adverse effect on the Company, its liquidity, financial position and results of operations.

11.  EMPLOYEE BENEFIT PLAN
         The Parent sponsors a 401(k) plan that covers substantially all of the Company's employees. Contributions under the plan equal 50% of the participants' contributions up to a maximum of 3 percent of eligible compensation per participant per plan year. Actual contributions under the Plan amounted to $34,287 for the 19 week period ended January 31, 2001, $59,552 for the 33 week period ended September 20, 2000, along with $41,283 for the year ended January 31, 2000.

12.  INCOME TAXES
         Significant components of the Company's deferred tax assets and liabilities as of January 31, 2001 and 2000 are as follows (In thousands):

                                                                        SUCCESSOR     PREDECESSOR
                                                                          2001           2000
                                                                      ---------------------------
Deferred tax asset
Allowance for doubtful accounts, reserves and other accrued expenses.. $  3,002       $  4,238
Net operating loss carryforward.......................................   30,731         14,401
Assets held for sale..................................................       --             --
                                                                      ---------------------------
Total deferred tax assets.............................................   33,733         18,638
                                                                      ---------------------------
Deferred tax liability
Property and depreciation.............................................       --             --
Amortization..........................................................  (1,320)        (3,508)
Installment gain......................................................
Other.................................................................       --             --
                                                                      ---------------------------
Total deferred tax liability..........................................  (1,320)        (3,508)
                                                                      ---------------------------
Deferred tax asset....................................................   32,413         15,130
Valuation allowance................................................... (32,413)       (15,130)
                                                                      ---------------------------
Net deferred tax liability............................................ $     --       $     --
                                                                      ===========================

         The Company reasonably believes that because of the large net operating loss for the years ended January 31, 2001 and 2000 and the anticipated losses due to the restructuring of the Company, the Company may not be able to fully utilize all the net operating losses. Accordingly, the Company has established a full valuation allowance on the Company's net deferred tax assets.

         The reconciliation of income tax computed at statutory rates to income tax expense is as follows:

                                                                                      SUCCESSOR
                                                                                    ---------------
                                                                                      PERIOD ENDED
                                                                        -----------------------------------------
                                                                         JANUARY 31,  SEPTEMBER 20,  JANUARY 31,
                                                                            2001         2000           2000
                                                                        -----------------------------------------
Statutory rate..........................................................      (35%)         (35%)        (35%)
Nondeductible amortization and impairment write-downs...................        30%            0%          11%
Permanent differences...................................................         0%            0%           0%


                                      F-24


Basis difference, asset held for sale...................................         0%            0%           0%
State income tax (net of federal benefit)...............................         0%            0%           0%
Change in valuation allowance...........................................         5%           35%          24%
                                                                        -----------------------------------------
                                                                                 0%            0%           0%
                                                                        =========================================



13.  SUPPLEMENTAL CASH FLOW INFORMATION

         During the years ended January 31, 2001 and 2000, the Company recorded impairment charges and wrote down certain assets that are being held for sale at January 31, 2000 to their net realizable value (less cost to sell). The transactions had the following non-cash impact on the balance sheets of the Company (in thousands):

                                                            SUCCESSOR               PREDECESSOR
                                                        ----------------  -----------------------------
                                                         19 WEEKS ENDED   33 WEEKS ENDED   YEAR ENDED
                                                           JANUARY 31,    SEPTEMBER 20,   JANUARY 31,
                                                              2001            2000           2000
                                                        ----------------  -----------------------------
Current assets..........................................           $--              $--          $--
Property, plant and equipment...........................            --               --
Intangibles.............................................       (2,569)           16,685      (8,769)
Other noncurrent assets.................................            --               --
Current liabilities.....................................            --               --
Debt....................................................            --
Noncurrent liabilities..................................            --               --
Equity..................................................      $(2,569)          $16,685     $(8,769)


         Cash paid for interest during the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000 was $225.0 million, $1,082.0 million and $2,746.0 million, respectively. There was $0 Cash paid for income taxes during the periods ended January 31, 2001 and September 20, 2000 and for the year ended January 31, 2000.

14.  SEGMENT INFORMATION

         The Company has one business segment, therefore, segment information is not provided.

15.  SUBSEQUENT EVENTS

         On August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds from this transaction were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million.

           In September 2001, the Company entered into an Amended and Restated Subordinated Promissory Note payable to Steven Targum, M.D. which, extended the payments terms of the existing note. The Company made a $500,000 payment on the amended note in September 2001, leaving an outstanding balance due of $1.5 million, of which $500,000 may be paid through the issuance of CNS common stock (see below).

         On October 31, 2001, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") for the merger of CSL with Comprehensive Neuroscience, Inc. ("CNS"), a privately held healthcare company. Under the terms of the Merger Agreement, a specially created subsidiary of CNS will merge with and into CSL (the "Merger") with CSL as the surviving company becoming a wholly owned subsidiary of CNS. The Parent will receive common stock of CNS in exchange for its CSL stock. The consummation of the Merger is subject to a number of closing conditions, including replacement of the New Credit Facility and CNS securing new convertible debt sufficient to provide CNS with at least $4.0 million of cash following the Merger.

    COMPREHENSIVE
    NEUROSCIENCE, INC.
    AND SUBSIDIARIES

    INDEPENDENT AUDITORS' REPORT

    CONSOLIDATED FINANCIAL STATEMENTS
    Years Ended December 31, 2000 and 1999

INDEPENDENT AUDITORS' REPORT


         To the Stockholders of Comprehensive NeuroScience, Inc. and
Subsidiaries

         We have audited the accompanying consolidated balance sheets of Comprehensive NeuroScience, Inc. and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         Deloitte & Touche LLP

         March 30, 2001

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                        2000               1999
         ASSETS

         CURRENT ASSETS:
           Cash and cash equivalents                                                  $ 2,744               $ 4,571
           Marketable securities                                                            -                 2,052
           Accounts receivable, net of allowances
             of $254,000 in 2000 and $180,000 in 1999                                   3,370                 1,452
           Prepaid expenses and other current assets                                      108                   101
                                                                                        -----                   ---

                    Total current assets                                                6,222                 8,176

         PROPERTY AND EQUIPMENT - Net                                                     244                   186

         GOODWILL AND OTHER INTANGIBLE ASSETS - Net                                     3,178                 3,438
                                                                                       -------                -----

         TOTAL                                                                        $ 9,644               $11,800
                                                                                      =======                ======

         LIABILITIES AND STOCKHOLDERS' EQUITY

         CURRENT LIABILITIES:
           Accounts payable and accrued expenses                                      $   966               $   689
           Notes payable                                                                    -                 1,126
           Network payables                                                             2,410                 1,137
           Deferred revenue                                                               124                   418
                                                                                        -----                   ---

                   Total liabilities                                                    3,500                 3,370
                                                                                       -------                -----

         STOCKHOLDERS' EQUITY:
           Common stock, $.001 par value - authorized, 50,000,000 shares;
             and issued, 4,222,162 shares                                                   4                     4
           Preferred stock, $.001 par value;
           Preferred - authorized, 4,400,000 shares and issued, -0- shares
             Series A 8% Cumulative Convertible - authorized, 15,600,000 shares
             and issued, 10,400,000 shares                                                 10                    10
           Accumulated other comprehensive income, net                                      -                    53
           Additional paid-in capital                                                  10,484                10,384
           Accumulated deficit                                                         (4,354)               (2,021)
                                                                                      --------              -------

                    Total stockholders' equity                                          6,144                 8,430
                                                                                       -------                -----

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 9,644               $11,800
                                                                                      =======                ======

         See notes to consolidated financial statements.

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                    2000                 1999
REVENUES:
  Clinical studies                                                                $ 6,303              $ 3,136
  Medical information technology                                                    3,236                 625
  Other revenue                                                                        28                  11
                                                                                   --------           -------

           Total revenues                                                           9,567               3,772
                                                                                   --------           -------

OPERATING COSTS:
  Clinical studies                                                                  5,086               1,853
  Medical information technology                                                    1,857                 285
                                                                                   --------           -------

           Total operating costs                                                    6,943               2,138
                                                                                   --------           -------

GROSS PROFIT                                                                        2,624               1,634

GENERAL AND ADMINISTRATIVE EXPENSES                                                 4,502               2,602

DEPRECIATION AND AMORTIZATION                                                         663                 866
                                                                                   --------           -------

LOSS FROM OPERATIONS                                                               (2,541)             (1,834)

OTHER INCOME AND EXPENSE:
   Interest income                                                                    239                211
   Interest expense                                                                   (24)                (81)
                                                                                   --------           -------

           Total other income and expense                                             215                 130
                                                                                   --------           -------

LOSS BEFORE PROVISION FOR INCOME TAXES                                             (2,326)             (1,704)

INCOME TAX PROVISION                                                                    7                   4
                                                                                   --------           -------

NET LOSS                                                                           (2,333)             (1,708)

OTHER COMPREHENSIVE INCOME - Net -
   Unrealized gains on marketable securities                                            -                  53
                                                                                   --------           -------

COMPREHENSIVE LOSS                                                                $(2,333)            $(1,655)
                                                                                   ========           =======

         See notes to consolidated financial statements.

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                                      OTHER
                                                                                                 COMPREHENSIVE
                                                             ADDITIONAL                              INCOME
                                    PREFERRED     COMMON       PAID-IN        ACCUMULATED          UNREALIZED
                                      STOCK       STOCK        CAPITAL          DEFICIT               GAINS         TOTAL
BALANCE, JANUARY 1, 1999            $   -         $   2       $      -       $    (313)            $     -         $  (311)

  Issuance of preferred stock          10             -         10,290               -                   -          10,300

  Issuance of  common stock             -             2             94               -                   -              96

  Comprehensive loss                    -             -              -          (1,708)                 53          (1,655)
                                  -------         -------     --------       ---------             -------         --------
BALANCE, DECEMBER 31, 1999             10             4         10,384          (2,021)                 53           8,430
                                 ========         =======     ========         =======             =======         ========
  Issuance of preferred stock                         -            100               -                   -             100

  Issuance of  common stock             -             -              -               -                   -               -

  Change in unrealized gain             -             -              -               -                 (53)            (53)

  Comprehensive loss                    -             -              -          (2,333)                  -          (2,333)
                                  -------         -------     --------       ---------             -------         --------

BALANCE, DECEMBER 31, 2000       $    10          $   4        $10,484         $(4,354)            $               $ 6,144
                                 ========         =======     ========         =======             =======         ========

See notes to consolidated financial statements.

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999
(IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                    2000                1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                        $(2,333)            $(1,708)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                                     663                866
    Change in unrealized gains and losses on investments                              (53)                53
    Increase in tax provision                                                           3                  -
  Change in operating assets and liabilities:
    Accounts receivable                                                            (1,918)            (1,452)
    Prepaid expenses and other current assets                                          (7)              (101)
    Accounts payable and accrued expenses                                             277                689
    Network payables                                                                1,273              1,137
    Deferred revenue                                                                 (294)               418
    Other current liabilities                                                           -               (309)
                                                                                  --------           --------
           Net cash used in operating activities                                   (2,389)              (407)
                                                                                  --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in property, plant and equipment                                        (149)               (208)
    Decrease (increase) in marketable securities                                    2,052              (2,052)
    Purchase of asset license agreeements                                            (315)                  -
    Increase in goodwill and other noncurrent assets                                    -              (4,286)
                                                                                  --------           --------
           Net cash provided by (used in) investing activities                      1,588              (6,546)
                                                                                  --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                                              -                  96
    Proceeds from issuance of preferred stock                                         100              10,300
    (Decrease) increase in notes payable                                           (1,126)              1,126
                                                                                  --------           --------

           Net cash (used in) provided by financing activities                     (1,026)             11,522
                                                                                  --------           --------

INCREASE IN CASH AND CASH EQUIVALENTS

                                                                                   (1,827)              4,569

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        4,571                   2
                                                                                  --------           --------

CASH AND CASH EQUIVALENTS, END OF YEAR                                            $ 2,744             $ 4,571
                                                                                  ========           ========

See notes to consolidated financial statements.

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.    DESCRIPTION OF THE BUSINESS

      Comprehensive NeuroScience, Inc. and Subsidiaries (the "Company") was formed in 1998 as a diversified company dedicated to expediting the development and appropriate use of products and services to relieve and remedy neuropsychiatric illnesses. These products and services include site management of clinical trials for new central nervous system drugs, including a network of regionally organized, centrally directed and supported clinical research sites. These clinical research sites are designed to serve pharmaceutical, biotechnology and contract research organizations by conducting high quality clinical trials of medications for neuropsychiatric disorders.

      The Company's Medical Information Technology Division provides analytic capabilities for the assessment of clinical information, and has developed proprietary approaches for the communication and implementation of medical information in the neuropsychiatric field. The Company's Science Division assists pharmaceutical customers in the design of appropriate clinical studies to test promising new drugs and the application of novel technologies, such as pharmacogenomics, to assist the development process. Current customers include healthcare providers and other clinical organizations as well as the pharmaceutical industry.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the financial statement date and the reported amounts of revenues and expenses during the reporting period. The reserve for uncollectible accounts receivable requires the significant use of estimates. Actual results could differ from that estimate.

      CASH AND CASH EQUIVALENTS - The Company considers all liquid investment instruments and amounts deposited in marketable securities with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation.

      MARKETABLE SECURITIES - The Company classifies marketable securities as available-for-sale securities, which are reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consisting of cash and cash equivalents are carried at fair market value.

      REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE - The Company conducts multi-site pharmaceutical research programs and clinical trials in the Washington D.C., Florida, Illinois, California and New York areas through contracts with pharmaceutical and other research companies (the "Sponsors"). Revenue on clinical trials contracts is recognized as services are performed, based on contracted rates. Clinical trials revenue includes (a) bed-day revenue and (b) visit revenue. Payments on bed day revenue are generally received within 30 to 60 days, after being invoiced to the Sponsors. For visit revenue, Sponsors perform periodic reviews of patient records to ensure procedures performed are in accordance with the research studies' protocol before payment for services is authorized. An allowance for uncollectible amounts is recorded as of December 31, 2000.

      Medical Information Technology revenue includes guideline development and publication revenue, and revenue from the operations and sponsorship of various medical informatics conferecnes and seminars. Medical Informatics conferences and seminars revenue is derived through the operations and sponsorship of various neuropsychiatric healthcare conferences and seminars designed for the communitcation and implementation of Medical information in the neuropsychotic field. Revenue is earned as recognized upon completion of the conferences and seminars.

      Guideline development and publication revenue is derived though the collection and publishing of guidelines for the care of psychiatric disorders. Revenue is recognized based on the percentage of completion method. A budget of the total estimated cost of the project is proposed with the Sponsors providing the Company with an unrestricted grant related to the project in advance of project completion. These grants are recorded as deferred revenue and are recognized as revenue based on the project's estimated percentage of completion.

      COSTS OF SALES - For clinical trials, hospital costs are recognized as an expense as research sites provide services to research patients. These costs can include an amount per day for each patient as well as related physician costs per visit. Payment for these services is made by the Company to the sites after the trial has been reviewed and approved by the related Sponsor.

      For guideline development and publications, cost of sales generally includes costs for the consultation by senior experts, survey respondent costs, internal salary cost, as well as general and administrative costs related to the development and compositioning of the publication. Costs are tracked separately for each project and are based on actual expenditures as well as salary allocation based on time.

      For Medical informatics conferences and seminars, cost of sales generally includes costs for the consultation by senior experts, venue and management service fees, as well as printing and advertising costs. Costs are tracked separately for each conference and are based on actual expenditures.

      NETWORK PAYABLES - In conjunction with the clinical trials performed by the Company, many of the studies require patients to be admitted to a hospital. As such, the Company has contracted with specific hospitals throughout the country relating to room and board costs, as well as certain physician costs for the Company to perform studies at these hospitals. The costs incurred through these hospitals is reported as a component of the cost of sales balance on the accompanying consolidated statement of operations and shown as network payables on the accompanying consolidated balance sheet.

      PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets or life of the lease (if shorter), which range from 3 to 5 years.

      GOODWILL - Goodwill, which represents the excess of the purchase price over the fair value of the net assets of businesses acquired, is being amortized to operations on a straight-line basis over the estimated period of future benefit, not to exceed 15 years. The Company periodically reviews the carrying value of goodwill to assess recoverability and other than temporary impairments.

      INCOME TAXES - The Company follows Statement of Financial Accounting Standards No. 109 ACCOUNTING FOR INCOME TAXES, which requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period of enactment. There was no provision for income taxes included in the financial statements for the year ended December 31, 2000. The Company's deferred income tax asset has been fully offset by a related valuation allowance. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The significant component of the deferred income asset relates to net operating loss carryforwards. At December 31, 2000 and 1999, the Company had Federal and state net operating loss carryforwards of approximately $3.0 million and $381,000 available to offset future taxable income (see Note 8).

      STOCK-BASED COMPENSATION - Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123"), requires expanded disclosure of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net loss (see Note 7).

      COMPREHENSIVE INCOME - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and disclosure of certain items of other comprehensive income such as unrealized gains and losses on marketable securities. Total comprehensive loss in the accompanying consolidated financial statements includes net loss and unrealized gains on marketable securities arising during the period ended December 31, 1999.

      RECLASSIFICATIONS- Certain reclassifications have been made to 1999 financial statements to conform to the 2000 presentation.

3.    ACQUISITIONS AND SIGNIFICANT TRANSACTIONS

               On August 1, 2000 the Company entered into an asset purchase agreement with David Sack, MD ("Sack") and College Health IPA, ("CHIPA"). The Company, through a limited liability entity ("CNS LLC") acquired the clinical trials line of business from CHIPA for a purchase price of $75,000 in cash. The purchase price was less than the present value of the acquired clinical trials line of business and as a result, the Company recorded no excess purchase price over assets acquired and expensed related acquisition costs of approximately $85,000 at December 31, 2000. The Company and Sack entered into a long term part time employment agreement pursuant to which Sack provides investigative, medical director and other administrative services. Additionally, Sack entered into a part time employment agreement with CNS LLC with respect to all professional medical services performed by him in connection with clinical trials studies.

               On January 1, 2000, the Company entered into an Asset License Agreement (the "License Agreement") with Behavioral Health Innovation, Inc. ("BHI") in which the Company acquired the internet domain names and the trade name "Behavioral Health Innovation", certain in process clinical trials and pending clinical trials agreements, and the license rights to conduct the Behavioral Healthcare Tomorrow Conference and the Behavioral Informatics Tomorrow Conference for the year 2000 for a total purchase price of $200,000 in cash. The purchase price was less than the present value of the acquired assets and clinical trials and as a result, the Company recorded no excess purchase price over assets acquired and expensed related acquisition costs of approximately $15,000 at December 31, 2000.

      On March 26, 1999, the Company acquired Contemporary Behavioral Research ("CBR") for cash of $2,855,000, the assumption of notes payable of $900,000, less a discount of $82,000, and the issuance of 450,000 shares of its common stock valued at $45,000. The purchase price included $90,000 of transaction costs. The excess of the purchase price over the fair market value of assets acquired amounted to $3,297,000 and is being amortized over a period of 15 years. CBR is a site management organization that conducts clinical research for pharmaceutical companies and clinical research organizations.

      On March 26, 1999, the Company also acquired Expert Knowledge Systems, LLC ("EKS") for cash of $250,000, the assumption of notes payable of $250,000, less a discount of $23,000, and the issuance of 500,000 shares of its common stock valued at $50,000. The purchase price included $46,000 of transaction costs. The excess of the purchase price over the fair market value of assets acquired amounted to $227,000 and is being amortized over a period of 15 years. EKS is engaged in the business of collecting, analyzing and publishing expert knowledge for the purpose of developing guidelines for the care of psychiatric disorders.

4.       NOTES PAYABLE

      Notes payable consisted of promissory term notes issued in conjunction with the purchase of CBR and EKS by the Company. These notes came due in March of 2000 and all principal and interest have been paid in full as of December 31, 2000.



5.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31, 2000 and 1999:

         (IN THOUSANDS)                          2000        1999
         Furniture and office equipment          $ 244       $  52
         Computer equipment                         97         156
                                                 -----       -----

                                                   341         208
         Less accumulated depreciation              97          22
                                                 -----       -----

         Property and equipment - net            $ 244       $ 186
                                                 ======      =====


6.    STOCKHOLDERS' EQUITY

      COMMON STOCK - The Company is authorized to issue 50,000,000 shares of Common Stock with a par value of $.001 per share.

      PREFERRED STOCK - The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $.001, of which 15,600,000 shares are designated as Series A 8% Cumulative Convertible Preferred Stock ("Series A"). The Series A is convertible, at the option of the holder or automatically upon completion of a qualified public offering, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) the Series A liquidation value by (b) the conversion price in effect at the time of conversion.

      In the event of a liquidation, dissolution or winding up of the Company, the holders of Series A shall be entitled to payment of the liquidation value of the Series A, plus accrued and unpaid dividends thereon, prior to any distributions to holders of the Company's Common Stock.

      Upon the liquidation or sale of the Company or any redemption of Series A, the rights of the holders of Series A to convert such shares shall terminate at the close of business on (a) the third full day preceding the date fixed for the payment of any amounts distributable on liquidation or redemption to the holders of such series or (b) any earlier conversion date.

      Holders of Series A have voting rights and vote together with the holders of Common Stock as a single class on all matters coming before the Company's stockholders. Each share of Series A entitles its holder to cast a number of votes equal to the number of whole shares of Common Stock into which each share is convertible.

7.    STOCK OPTION PLANS

      The 1999 Stock Incentive Plan (the "Plan") provides for the granting of stock options to certain officers, employees and independent contractors who are crucial to the future growth and success of the Company. Under the Plan, a maximum of 1,250,000 shares of common stock, $.001 par value, may be awarded. Awards granted may be either incentive stock options (ISO) within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options. The Board of Directors shall establish the exercise price at the time of each award. ISOs granted under the Plan are exercisable over a period not to exceed 10 years from the date of grant.

      The Board of Directors may also award Stock Appreciation Rights ("SAR"), which shall entitle the participant to receive, with respect to each share of stock as to which the SAR is exercised, the excess of the share's fair market value on the date of exercise over its fair market value on the date the SAR was granted. SAR's may be granted in tandem with, or independently of, options granted under the plan.

      The following is a summary of the transactions relating to the Plan:

                                                   2000                        1999
                                         ------------------------    ------------------------
                                                        WEIGHTED                    WEIGHTED
                                                         AVERAGE                     AVERAGE
                                                        EXERCISE                    EXERCISE
                                           SHARES        PRICE         SHARES        PRICE
      Outstanding at January 1            492,500       $ 0.22           -           $  -
      Granted                             195,000         0.38        492,500         0.22
      Exercised                               -             -            -              -
      Canceled                           (300,000)        0.10           -              -
                                         ---------      ------        -------       --------

      Outstanding at December 31          387,500       $ 0.39        492,500        $ 0.22
                                         =========     ========      =========      ========

      The following table summarizes information about stock options as of December 31, 2000:

                        OPTIONS            WEIGHTED               OPTIONS
                      OUTSTANDING          AVERAGE              EXERCISABLE
                           AT              REMAINING                 AT
     EXERCISE         DECEMBER 31,        CONTRACTUAL           DECEMBER 31,
      PRICE               2000               LIFE                   2000
      $ 0.10            162,500             3 years                68,750
        0.30            185,000             4                        -
        2.00             40,000           3.5                        -

      SFAS No. 123 provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation method that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the options. For the year ended December 31, 2000 the fair value of options granted to nonemployees were nominal as determined using the Black-Scholes option-pricing model.

      The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options. The Company has issued its options at fair value at the date of grant. Under APB 25, because the exercise price of employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma disclosures as if the Company adopted the cost recognition requirement under SFAS No. 123 are presented below.

                                                 DECEMBER 31,
                                            2000            1999
         Net loss as reported           $ 2,306,000      $ 1,708,000

         Net loss pro forma               2,354,000        1,972,000

      The fair value of options granted under the Plan for the year ended December 31, 2000, in complying with SFAS No. 123, was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield, no expected volatility, risk free interest rate of 6% and expected lives of 4 years. Pro forma compensation cost of options granted under the Plan is measured based on the discount from fair value.

8.    INCOME TAXES

      The Company has incurred a net operating loss since inception. At December 31, 2000 the net operating loss carryforward is approximately $3.0 million. The Company files corporate Federal income tax returns, as well as corporate income tax returns for the states in which the Company operates. The Company has a deferred tax asset relating to the net operating loss carryforward. No deferred tax benefit has been recognized since there are no assurances that such net operating loss will be used in the future. Therefore, a full valuation allowance has been recorded to offset the deferred tax asset. Components of the income tax provision consist of the following at December 31, 2000 and 1999.

         (IN THOUSANDS)                         DECEMBER 31,
                                            2000            1999
         Current:
           Federal                      $    -           $    -
           State                                7                4
                                        ---------        ---------
                                                7                4

         Deferred:
           Federal                          1,350              595
           State                              377              167
                                        ---------        ---------
                                            1,727              762

         Less valuation allowance          (1,727)            (762)
                                        ---------        ---------

         Total                          $       7        $       4
                                        =========        =========

      The components of the net deferred tax asset consist of the following:

         (IN THOUSANDS)                                   DECEMBER 31,
                                                      2000            1999
         Deferred tax assets:
           Amortization of goodwill               $     412        $    295
           Accounts payable and accrued expenses      1,465             941
           Deferred revenue                              54               -
           Net operating loss carryforward            1,320             188
                                                   ---------       ---------
                                                      3,251           1,424
         Deferred tax liabilities:
           Accounts receivable                       (1,466)           (621)
           Deferred expenses                            (47)            (41)
           Depreciation                                 (11)            (41)
                                                   ---------       ---------
                                                     (1,524)           (703)
                                                   ---------       ---------

                                                      1,727            721

         Valuation allowance                         (1,727)          (721)
                                                   ---------       ---------

         Deferred tax asset - net                  $    -          $   -
                                                   =========       =========

9.    EMPLOYEE SAVINGS PLAN

      Effective February 1, 2000, the Company began a 401(k) Plan (the "Plan"). The Plan requires the attainment of the age of 21 and a minimum of one year of employment to become a participant. Participants may contribute up to 15% of their annual compensation to the Plan on a pretax basis, subject to the maximum dollar limit set by the Internal Revenue Service. The Plan calls for a Company matching of 50% of the first 8% of employee contributions. During 2000 and 1999, the Company made matching contributions to the Plan of approximately $1,400 and $0, respectively.

10.   CONCENTRATION OF CREDIT RISK

      The Company grants credit to its customers, primarily large pharmaceutical companies, for whom the Company is conducting clinical trials in connection with their products. As of December 31, 2000, the accounts receivable balance represents amounts due from 12 customers. For the year ended December 31, 2000, revenue related to contracts with Novartis, Akzo Nobel and Otsuka accounted for approximately 27%, 14% and 13% of the Company's operating revenue.

      11.         COMMITMENTS AND CONTINGENCIES

      LEASES - The Company leases office facilities and equipment under various noncancelable operating leases. Total rent expense for the years ended December 31, 2000 and 1999 amounted to $181,000 and $63,000. At December 31, 2000, the minimum aggregate rental commitments under noncancelable leases are as follows:

                                                          TOTAL
         2002                                            143,000
         2003                                            123,000
         2004                                            126,000
         2005                                            131,000
         Thereafter                                       67,000
                                                       ---------

         Total                                         $ 590,000
                                                       =========

      EMPLOYMENT AGREEMENTS - The Company has employment agreements with various officers and certain other management personnel that provide for salary continuation for a specified number of months under certain circumstances. The aggregate commitment for future salaries at December 31, 2000 was approximately $750,000.

      LITIGATION - The Company is subject to various claims and legal actions that arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

      INSURANCE - The Company and its affiliated physician groups are insured with respect to medical malpractice risk on a claims-made basis. Management is not aware of any claims against the Company or its affiliated physician groups that might have a material impact on the Company's financial position or results of operations.

      CBR CONTINGENT PAYMENT - In conjunction with the purchase of CBR, the agreement provided for a potential payment to the previous owners for an amount equal to the product of $1.313 and the excess of the Contingent Period Company Gross Margin (Net Income) over $1.0 million; provided, however, that the contingent amount will not exceed $1.2 million. The contingent period was the 12 calendar months from March 1, 1999 through February 29, 2000. The Company has not exceeded the net income provision of the CBR agreement and as a result, had not recorded an accrual for this contingency.

         12.      SUBSEQUENT EVENTS

      In February, 2001, the Company entered into an asset purchase agreement with the Institute for the Advancement of Human Behavior, Inc. ("IABH"), a California non-profit public benefit corporation and Centralink, Inc. ("Centralink"), a California corporation, (collectively, the "Sellers"). The Company purchased the venue rights to the Behavioral Healthcare Tomorrow Conference and Expo ("BHTC"), and other related. The Company paid at closing; $50,000 in cash, plus $50,000 in the form of a secured promissory note to the Sellers for total consideration of $100,000.

      Within 45 days after the completion of the 2001 BHTC, the Company will prepare and deliver to the Sellers a statement of the gross cash receipts raised at the conference. In the event that such gross cash receipts exceed $1 million, the Company shall pay in cash an amount equal to 10% of the excess of such gross cash receipts over $1 million.

                                     ******

    COMPREHENSIVE
    NEUROSCIENCE, INC.
    AND SUBSIDIARIES



    UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
    Six Months Ended June 30, 2001

         COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES
         UNAUDITED CONSOLIDATED BALANCE SHEET
         JUNE 30, 2001
         (IN THOUSANDS)
         ----------------------------------------------------------------------
         ASSETS                                                         6/30/01

         CURRENT ASSETS:
           Cash and cash equivalents                                  $   1,594
           Accounts receivable, net of allowance                          3,051
           Prepaid expenses and other current assets                        183
                                                                      ---------

                    Total current assets                                  4,828

         PROPERTY AND EQUIPMENT - Net                                       209
         GOODWILL AND OTHER INTANGIBLE ASSETS - Net                       3,100
                                                                      ---------

         TOTAL                                                        $   8,137
                                                                      =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

         CURRENT LIABILITIES:
           Accounts payable and accrued expenses                      $     413
           Network payables - clinical trials                               930
           Network payables - medical information and technology          1,114
           Deferred revenue                                                 534
                                                                      ---------

                   Total liabilities                                      2,991
                                                                      ---------

         STOCKHOLDERS' EQUITY:
           Common stock, $.001 par value - authorized,
             50,000,000 shares; and issued, 4,222,162 shares                  4
           Preferred stock, $.001 par value;
           Preferred - authorized, 4,400,000 shares and issued,
             -0- shares Series A 8% Cumulative Convertible -
             authorized, 15,600,000 shares and issued,
             10,400,000 shares                                               10
           Additional paid-in capital                                    10,488
           Accumulated deficit                                           (5,356)
                                                                      ---------

                    Total stockholders' equity                            5,146
                                                                      ---------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $   8,137
                                                                      =========

         COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES
         UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
         SIX MONTHS ENDED JUNE 30, 2001
         (IN THOUSANDS)
         -----------------------------------------------------------------------

         REVENUES:
           Clinical trials                                           $   3,124
           Medical information technologies                              2,595

                                                                   -------------

                    Total revenues                                       5,719
                                                                   -------------

         OPERATING COSTS:
           Clinical trials                                               2,739
           Medical information technologies                              2,288
                                                                   -------------

                    Total operating costs                                5,027
                                                                   -------------

         GROSS PROFIT                                                      692

         GENERAL AND ADMINISTRATIVE EXPENSES                             1,541

         DEPRECIATION AND AMORTIZATION                                     180
                                                                   -------------

         NET LOSS FROM OPERATIONS                                       (1,029)

         OTHER INCOME AND EXPENSE:
            Interest income                                                 40
            Interest expense                                              -
            Other income (expense)                                         (19)
                                                                   -------------

                    Total other income and expense                          21
                                                                   -------------

         LOSS BEFORE PROVISION FOR INCOME TAXES                         (1,008)

         INCOME TAX PROVISION                                             -
                                                                   -------------

         NET LOSS                                                       (1,008)
                                                                   =============

         COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES
         STATEMENTS OF STOCKHOLDERS' EQUITY
         SIX MONTHS ENDED JUNE 30, 2001
         (IN THOUSANDS)
         --------------------------------------------------------------------------------------------------------------
                                                                                                OTHER
                                                                                           COMPREHENSIVE
                                                            ADDITIONAL                        INCOME
                                  PREFERRED        COMMON    PAID-IN         ACCUMULATED     UNREALIZED
                                    STOCK          STOCK      CAPITAL          DEFICIT         GAINS         TOTAL

 BALANCE, JANUARY 1, 1999         $   -          $     2     $   -           $    (313)       $   -         $    (311)
   Issuance of preferred stock          10           -         10,290              -              -            10,300
   Issuance of  common stock          -                2           94              -              -                96
   Comprehensive loss                 -              -           -              (1,708)             53         (1,655)
                                  ---------      ---------   ---------       ---------        ---------     ---------
 BALANCE, DECEMBER 31, 1999             10             4       10,384           (2,021)             53          8,430
                                  =========      =========   =========       =========        =========     ==========
   Issuance of preferred stock                          -         100                 -               -           100
   Issuance of  common stock              -             -            -                -               -       -
   Change in unrealized gain              -             -            -                -            (53)           (53)
   Comprehensive loss                     -             -            -          (2,333)               -        (2,333)
                                  ---------      ---------   ---------       ---------        ---------     ---------

  BALANCE, DECEMBER 31, 2000      $     10       $     4     $ 10,484        $  (4,354)       $             $   6,144
                                  ---------      ---------   ---------       ---------        ---------     ---------
   Issuance of preferred stock                          -           4                6                -            10
   Issuance of  common stock              -             -            -                -               -       -
   Change in unrealized gain              -             -            -                -
   Comprehensive loss                     -             -            -          (1,008)               -        (1,008)
                                  ---------      ---------   ---------       ---------        ---------     ---------

 BALANCE, DECEMBER 31, 2000       $     10       $     4     $ 10,488           (5,356)       $             $   5,146
                                  =========      =========   =========       =========        =========     ==========

 See notes to consolidated financial statements.

         COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES
         UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
         SIX MONTHS ENDED JUNE 30, 2001
         (IN THOUSANDS)
         -----------------------------------------------------------------------------------------
         CASH FLOWS FROM OPERATING ACTIVITIES:
           Net loss                                                              $      (1,008)
           Adjustments to reconcile net loss to net cash used in
             operating activities:
             Depreciation and amortization                                                 180
           Change in operating assets and liabilities:
             Accounts receivable                                                           319
             Prepaid expenses and other current assets                                     (75)
             Accounts payable and accrued expenses                                        (546)
             Network payables - clinical trials                                         (1,208)
             Network payables - medical information and technologies                       842
             Deferred revenue                                                              410
                                                                                 --------------
                    Net cash used in operating activities                               (1,086)
                                                                                 --------------
         CASH FLOWS FROM INVESTING ACTIVITIES:
             Increase in property, plant and equipment                                     (12)
             Decrease (increase) in marketable securities

             Purchase of asset license agreeements                                           0
             Increase in goodwill and other noncurrent assets                              (55)
                                                                                 --------------

                    Net cash used in investing activities                                  (67)
                                                                                 --------------

         CASH FLOWS FROM FINANCING ACTIVITIES:
             Proceeds from issuance of stock                                                 3
                                                                                 --------------
                    Net cash (used in) provided by financing activities                      3
                                                                                 --------------

         INCREASE IN CASH AND CASH EQUIVALENTS                                          (1,150)
         CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    2,744
                                                                                 --------------
         CASH AND CASH EQUIVALENTS, END OF YEAR                                  $       1,594
                                                                                 ==============

         See notes to consolidated financial statements.

COMPREHENSIVE NEUROSCIENCE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2001
--------------------------------------------------------------------------------


1.       DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

         Please refer to the Notes to Consolidated Financial Statements of Comprehensive Neuroscience, Inc. and Subsidiaries for the years ended December 31, 2000 and 1999, included in this Information Statement.

2.       SUBSEQUENT EVENTS

         The Company has entered into a definitive agreement for the consolidation of CNS and a publicly held healthcare company. The proposed transaction involves the merger of CNS with a subsidiary of the other company in exchange for stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 52% of the stock of the combined enterprise. The closing of the merger is subject to significant conditions, which may not be met. No assurances can be made that the Company will be able to complete the proposed transaction.

                                    ******

                                                                      Annex A

                                  AGREEMENT AND

                                 PLAN OF MERGER

                                  BY AND AMONG

                       INNOVATIVE CLINICAL SOLUTIONS, LTD

                             CLINICAL STUDIES, LTD.

                        COMPREHENSIVE NEUROSCIENCE, INC.

                                       AND

                              CNS ACQUISITION, INC.

                                      DATED

                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

SECTION                                                                                               PAGE

BACKGROUND  1

ARTICLE 1 - THE MERGER.................................................................................A-2

     1.1          EXECUTION, FILING AND EFFECTIVE TIME.................................................A-2

     1.2          CONSTITUENT AND SURVIVING CORPORATION; EFFECT OF MERGER..............................A-2

     1.3          CERTIFICATE OF INCORPORATION AND BY-LAWS.............................................A-2

     1.4          OFFICERS AND BOARDS OF DIRECTORS.....................................................A-2

     1.5          CONVERSION OF STOCK AND OTHER SECURITIES OF  THE CONSTITUENT CORPORATIONS............A-2

     1.6          EXCHANGE OF SHARES...................................................................A-5

ARTICLE 2 - CLOSING....................................................................................A-5

     2.1          THE CLOSING DATE.....................................................................A-5

     2.2          THE CLOSING..........................................................................A-5

     2.3          FILING OF AMENDED CERTIFICATE AND CERTIFICATE OF MERGER..............................A-6

     2.4          TAX CONSEQUENCES.....................................................................A-6

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF CNS AND ACQUISITION SUB..................................A-6

     3.1          ORGANIZATION AND QUALIFICATION.......................................................A-6

     3.2          THE SUBSIDIARIES OF CNS..............................................................A-6

     3.3          CAPITALIZATION.......................................................................A-7

     3.4          CORPORATE POWER AND AUTHORITY........................................................A-8

     3.5           NO VIOLATION........................................................................A-8

     3.6          FINANCIAL STATEMENTS.................................................................A-8

     3.7          BOOKS AND RECORDS....................................................................A-9

     3.8          ABSENCE OF UNDISCLOSED LIABILITIES...................................................A-9

     3.9          CONDUCT OF THE CNS BUSINESS SINCE THE CNS BALANCE SHEET DATE.........................A-9

     3.10         TANGIBLE PROPERTIES.................................................................A-11

     3.11         PREMISES............................................................................A-11

     3.12         LICENSES AND PERMITS................................................................A-12

     3.13         CNS PROPRIETARY ASSETS..............................................................A-12

     3.14         OUTSTANDING COMMITMENTS.............................................................A-13

     3.15         LITIGATION..........................................................................A-14

     3.16         COMPLIANCE WITH LAW.................................................................A-15

     3.17         LABOR AND EMPLOYEE RELATIONS........................................................A-16


                                       A-2


SECTION                                                                                               PAGE
     3.18         CERTAIN EMPLOYEES...................................................................A-16

     3.19         EMPLOYEE BENEFITS...................................................................A-17

     3.20         INSURANCE...........................................................................A-19

     3.21         TRANSACTIONS WITH AFFILIATES........................................................A-20

     3.22         TAXES...............................................................................A-20

     3.23         BROKERS.............................................................................A-21

     3.24         ENVIRONMENTAL LAWS..................................................................A-21

     3.25         ACCOUNTS RECEIVABLE.................................................................A-22

     3.26         SECURITIES AND EXCHANGE COMMISSION FILINGS..........................................A-22

     3.27         DISCLOSURE..........................................................................A-23

     3.28         APPRAISAL RIGHTS....................................................................A-23

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF CSL AND ICSL............................................A-23

     4.1          ORGANIZATION AND QUALIFICATION......................................................A-23

     4.2          THE SUBSIDIARIES OF CSL.............................................................A-23

     4.3          CAPITALIZATION......................................................................A-24

     4.4          CORPORATE POWER AND AUTHORITY.......................................................A-25

     4.5          NO VIOLATION........................................................................A-25

     4.6          FINANCIAL STATEMENTS................................................................A-25

     4.7          BOOKS AND RECORDS...................................................................A-26

     4.8          ABSENCE OF UNDISCLOSED LIABILITIES..................................................A-26

     4.9          CONDUCT OF BUSINESS SINCE THE CSL BALANCE SHEET DATE................................A-27

     4.10         TANGIBLE PROPERTIES.................................................................A-28

     4.11         PREMISES............................................................................A-28

     4.12         LICENSES AND PERMITS................................................................A-29

     4.13         CSL PROPRIETARY ASSETS..............................................................A-29

     4.14         OUTSTANDING COMMITMENTS.............................................................A-30

     4.15         LITIGATION..........................................................................A-31

     4.16         COMPLIANCE WITH LAW.................................................................A-32

     4.17         LABOR AND EMPLOYEE RELATIONS........................................................A-33

     4.18         CERTAIN EMPLOYEES...................................................................A-33

     4.19         EMPLOYEE BENEFITS...................................................................A-34

     4.20         INSURANCE...........................................................................A-36



                                       A-3


SECTION                                                                                               PAGE
     4.21         TRANSACTIONS WITH AFFILIATES........................................................A-37

     4.22         TAXES...............................................................................A-37

     4.23         BROKERS.............................................................................A-38

     4.24         ENVIRONMENTAL LAWS..................................................................A-38

     4.25         ACCOUNTS RECEIVABLE.................................................................A-39

     4.26         SECURITIES AND EXCHANGE COMMISSION FILINGS..........................................A-39

     4.27         DISCLOSURE..........................................................................A-39

     4.28         SEC FILINGS.........................................................................A-40

ARTICLE 5 - COVENANTS OF CNS..........................................................................A-40

     5.1          EMPLOYEE MATTERS....................................................................A-40

     5.2          CNS SECURED CONVERTIBLE DEBT........................................................A-40

     5.3          CNS OPTIONS AND ICSL REPLACEMENT OPTIONS............................................A-41

     5.4          CNS STOCKHOLDER APPROVAL............................................................A-41

     5.5          TERMINATION OF STOCKHOLDER AND VOTING AGREEMENTS....................................A-41

     5.6          ADOPTION OF AMENDMENT TO CNS STOCK OPTION PLAN......................................A-42

     5.7          PAYMENT OF CNS PREFERRED STOCK DIVIDEND.............................................A-42

     5.8          TERMINATION OF PSILOS AGREEMENT.....................................................A-42

ARTICLE 6 - COVENANTS OF CSL AND ICSL.................................................................A-42

     6.1          ICSL ACTIONS........................................................................A-42

     6.2          ICSL REPLACEMENT OPTIONS............................................................A-43

ARTICLE 7 - MUTUAL COVENANTS..........................................................................A-43

     7.1          BEST EFFORTS COOPERATION............................................................A-43

     7.2          ACCESS..............................................................................A-43

     7.3          INSURANCE...........................................................................A-43

     7.4          COMPLIANCE WITH LAWS................................................................A-43

     7.5          KEEPING OF BOOKS AND RECORDS........................................................A-44

     7.6          CONDUCT OF BUSINESS.................................................................A-44

     7.7          LITIGATION..........................................................................A-45

     7.8          CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES...........................A-45

     7.9          NO NEGOTIATIONS.....................................................................A-45

     7.10         FURTHER ASSURANCES..................................................................A-46

     7.11         REPLACEMENT FACILITY................................................................A-46


                                       A-4


SECTION                                                                                               PAGE
     7.12         GENERAL COVENANTS...................................................................A-46

     7.13         PROXY STATEMENT/INFORMATION STATEMENT...............................................A-47

     7.14         PUBLIC ANNOUNCEMENTS................................................................A-47

     7.15         CONFIDENTIALITY.....................................................................A-48

     7.16         CNS VOTING AGREEMENT................................................................A-48

     7.17         CSL VOTING AGREEMENT................................................................A-48

     7.18         ESCROW AGREEMENT....................................................................A-48

ARTICLE 8 - CONDITIONS TO ICSL'S AND CSL'S OBLIGATIONS................................................A-49

     8.1          REPRESENTATIONS AND WARRANTIES TRUE.................................................A-49

     8.2          PERFORMANCE.........................................................................A-49

     8.3          OFFICERS AND DIRECTORS..............................................................A-49

     8.4          CONSENTS............................................................................A-49

     8.5          FINANCIAL DUE DILIGENCE.............................................................A-50

     8.6          NO ACTIONS, SUITS OR PROCEEDINGS....................................................A-50

     8.7          OPINION OF COUNSEL..................................................................A-50

     8.8          ACCOUNTANTS.........................................................................A-50

     8.9          APPROVAL OF ICSL AND ITS COUNSEL....................................................A-50

     8.10         CLOSING DOCUMENTS...................................................................A-50

     8.11         MINIMUM CASH-ON-HAND................................................................A-51

     8.12         CONVERTIBLE DEBT....................................................................A-51

     8.13         INTENTIONALLY BLANK.................................................................A-51

     8.14         CNS PREFERRED STOCK DIVIDEND........................................................A-51

     8.15         FILING OF AMENDED CERTIFICATE.......................................................A-51

ARTICLE 9 - CONDITIONS TO CNS'S AND ACQUISITION SUB'S OBLIGATION TO CLOSE.............................A-51

     9.1          REPRESENTATIONS AND WARRANTIES TRUE.................................................A-52

     9.2          PERFORMANCE.........................................................................A-52

     9.3          CONSENTS............................................................................A-52

     9.4          FINANCIAL DUE DILIGENCE.............................................................A-52

     9.5          NO ACTIONS, SUITS OR PROCEEDINGS....................................................A-52

     9.6          OPINION OF COUNSEL..................................................................A-53

     9.7          APPROVAL OF CNS AND ITS COUNSEL.....................................................A-53

     9.8          CLOSING DOCUMENTS...................................................................A-53


                                       A-5


SECTION                                                                                               PAGE
     9.9          CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS.............................................A-53

     9.10         TARGUM NOTE.........................................................................A-54

ARTICLE 10 - MUTUAL CONDITIONS........................................................................A-54

     10.1         NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY............................................A-54

     10.2         SHAREHOLDERS AGREEMENT..............................................................A-54

     10.3         LEGENDS.............................................................................A-54

     10.4         TAX TREATMENT.......................................................................A-54

     10.5         FAIRNESS OPINION....................................................................A-55

     10.6         STOCKHOLDER APPROVAL................................................................A-55

     10.7         INVESTOR RIGHTS AGREEMENT...........................................................A-55

     10.8         MODIFICATION OF CSL DEBT............................................................A-55

     10.9         EMPLOYMENT AGREEMENT................................................................A-55

ARTICLE 11 - SURVIVAL.................................................................................A-55

ARTICLE 12 - INDEMNIFICATION..........................................................................A-56

     12.1         DEFINITIONS.........................................................................A-56

     12.2         INDEMNIFICATION GENERALLY; ETC......................................................A-57

     12.3         LIMITATIONS ON INDEMNIFICATION......................................................A-58

     12.4         LIMITATIONS ON INDEMNIFICATION......................................................A-59

     12.5         NOTICE AND DEFENSE OF THIRD PARTY CLAIMS............................................A-59

     12.6         REMEDIES EXCLUSIVE..................................................................A-60

ARTICLE 13 - TERMINATION..............................................................................A-60

     13.1         TERMINATION.........................................................................A-60

     13.2         EFFECT OF TERMINATION...............................................................A-61

ARTICLE 14 - MISCELLANEOUS............................................................................A-62

     14.1         CERTAIN DEFINITIONS.................................................................A-62

     14.2         NOTICES.............................................................................A-70

     14.3         ENTIRE AGREEMENT....................................................................A-71

     14.4         MODIFICATIONS AND AMENDMENTS........................................................A-71

     14.5         WAIVERS AND CONSENTS................................................................A-71

     14.6         ASSIGNMENT..........................................................................A-72

     14.7         PARTIES IN INTEREST.................................................................A-72

     14.8         GOVERNING LAW.......................................................................A-72


                                       A-6


SECTION                                                                                               PAGE
     14.9         JURISDICTION AND SERVICE OF PROCESS.................................................A-72

     14.10        SEVERABILITY........................................................................A-73

     14.11        INTERPRETATION......................................................................A-73

     14.12        HEADINGS AND CAPTIONS...............................................................A-73

     14.13        CHOICE OF REMEDIES AND ENFORCEMENT..................................................A-73

     14.14        EXPENSES............................................................................A-73

     14.15        COUNTERPARTS........................................................................A-73

                         TABLE OF SCHEDULES AND EXHIBITS

SCHEDULES

3.1      CNS Qualifications

3.2.1    Subsidiaries of CNS

3.3.1    Rights of CNS Capital Stock

3.3.2    CNS Stockholders

3.6      CNS Financial Statements

3.8      Absence of Undisclosed Liabilities of CNS

3.9      Conduct of CNS Business Since the CNS Balance Sheet Date

3.10     CNS Tangible Personal Property

3.11     Property Owned by CNS

3.12     CNS Licenses and Permits

3.13.1   CNS Material Proprietary Assets

3.13.4   CNS Proprietary Assets Licensed to Third Parties

3.14.1   Outstanding Commitments of CNS

3.14.2   List of the Ten Largest Customers of CNS

3.14.3   List of the Ten Largest Suppliers of CNS

3.15     Pending Actions against CNS

3.16     Compliance with the Law by CNS

3.18.1   CNS Employees

3.18.2   CNS Business Relationships

3.18.3   CNS Patient Referrals

3.19.1   CNS Employee Benefits

3.19.2   CNS Plans Qualified Within the Meaning of Section 401(a)

3.19.4   CNS Severance or Separation Obligations

3.20     CNS Insurance Coverage

3.21     CNS Transactions with Affiliates

3.22     CNS Brokers

3.24     CNS Environmental Reports

3.25     CNS Accounts Receivable

4.1      CSL and ICSL Qualifications

4.2      Subsidiaries of CSL

4.3.2    Rights of ICSL Capital Stock

4.5      No Violations by CSL or ICSL

4.8      Absence of Undisclosed Liabilities of CSL

4.9      Conduct of CSL Business Since the CSL Balance Sheet Date

4.10     CSL Tangible Personal Property

4.11     CSL Real Property

4.12     CSL Licenses and Permits

4.13.1   CSL Proprietary Assets

4.13.4   CSL Proprietary Assets Licensed to Third Persons

4.14.1   Outstanding Commitments of CSL

4.14.2   List of the Ten Largest Customers of CSL

4.14.3   List of the Ten Largest Suppliers of CSL

4.15     Pending Actions Against CSL

4.16     Compliance with the Law by CSL

4.17     Pending Charges by Employees of CSL

4.18.1   CSL Employees

4.18.3   CSL Patient Referrals

4.19.1   CSL Employee Benefits

4.19.2   CSL Plans Qualified Within the Meaning of 401(a)

4.19.4   CSL Separation and Severance Obligations

4.20     CSL Insurance Coverage

4.21     CSL Transactions with Affiliates

4.22     CSL Taxes

4.23     CSL Brokers

4.24     CSL Environmental Reports

4.25     CSL Accounts Receivable

5.3.3    ICSL Options Subject to Return of Shares on Termination

12.1.4   Contingent Liability Schedule

EXHIBITS

5.2      Note Purchase Term Sheet

7.16     CNS Voting Agreement

7.17     CSL Voting Agreement

7.18     Escrow Agreement

8.7      Matters Upon Which Proskauer Rose LLP Will Opine

8.15     CNS Amended Certificate

9.6      Matters Upon Which Hinckley, Allen & Snyder LLP Will Opine

10.2     Shareholders Agreement

10.7     Investor Rights Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into effective as of October 31, 2001 by and among Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"), Clinical Studies, Ltd., a Delaware corporation and a wholly-owned subsidiary of ICSL ("CSL"), Comprehensive NeuroScience, Inc., a Delaware corporation ("CNS") and CNS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of CNS ("ACQUISITION Sub"). Capitalized terms used herein shall have the meaning ascribed to them in Section 14.1 unless the context clearly requires otherwise.

                                   BACKGROUND

         A. CSL is a healthcare company that provides site management organization services and conducts clinical research for pharmaceutical companies and for clinical research organizations (collectively, with all activities incidental thereto, the "CSL BUSINESS").

         B. CNS is a healthcare company that performs clinical research, disseminates information and develops drug treatments for illnesses related to memory, mood and behavior (collectively, with all activities incidental thereto, the "CNS BUSINESS").

         C. The parties hereto desire to effect the merger of Acquisition Sub with and into CSL, with CSL as the surviving entity (the "MERGER"), which shall be wholly owned by CNS.

         D. Immediately prior to the effectiveness of the Merger, CNS shall cause to be filed with the Secretary of State of the State of Delaware a Third Amended and Restated Certificate of Incorporation (the "AMENDED CERTIFICATE") pursuant to which (i) the powers, preferences and rights, and the qualifications, limitations and restrictions of the outstanding shares of Series A Preferred Stock, par value $.001 per share (the "CNS PREFERRED STOCK"), shall be amended, and (ii) the number of authorized shares of CNS Common Stock shall be increased to 100,000,000 shares (following the filing of the Amended Certificate, CNS is sometimes hereinafter referred to as "NEWCO").

         E. Pursuant to this Agreement, ICSL as the holder all of the outstanding of shares of common stock, par value $.0001 per share, of CSL (the "CSL COMMON STOCK"), will receive shares of Newco common stock, par value $.001 per share (the "NEW COMMON STOCK"), in the manner set forth in Article 1 of this Agreement and upon the terms and conditions otherwise set forth in this Agreement.

         F. Concurrently with the effectiveness of the Merger, Newco will issue certain Newco Secured Convertible Promissory Notes ("CONVERTIBLE NOTES") to certain investors (the "NEWCO INVESTORS") substantially on the terms set forth herein and in the Note Purchase Term Sheet.

         G. The Board of Directors of each of ICSL, CSL, CNS and Acquisition Sub has determined that the Merger is fair and in the best interests of their respective stockholders, has approved and adopted this Agreement and each of the Ancillary Agreements to which it is a party and each of the transactions contemplated hereby and by the Ancillary Agreements (together with the Merger, the "TRANSACTIONS") and, in the case of ICSL and CSL, has resolved to declare this Agreement advisable and to recommend to their respective stockholders that they approve this Agreement and the Transactions, including the Merger.

         H. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

               NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1 - THE MERGER

         1.1   EXECUTION, FILING AND EFFECTIVE TIME.

         On the Closing Date (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the "CERTIFICATE OF MERGER") in the form set forth in EXHIBIT 1.1 hereto, and to take all such further actions as may be required by law to make the Merger effective. The Merger shall become effective when the Certificate of Merger is so filed in accordance with the Delaware General Corporation Law (the "DGCL"), and the time at which the Merger becomes effective is referred to herein as the "EFFECTIVE TIME."

         1.2   CONSTITUENT AND SURVIVING CORPORATION; EFFECT OF MERGER.

         CSL and Acquisition Sub shall be the constituent corporations in the Merger, and CSL shall be the surviving corporation, the name of which shall be Clinical Studies, Ltd. (in such capacity, CSL is sometimes hereinafter referred to as the "SURVIVING CORPORATION"). At the Effective Time, the Merger shall have the effect set forth in Section 251 of the DGCL.

         1.3   CERTIFICATE OF INCORPORATION AND BY-LAWS.

         At the Effective Time, the Certificate of Incorporation and By-laws of Acquisition Sub as in effect at the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

         1.4   OFFICERS AND BOARDS OF DIRECTORS.

         At the Effective Time, each of the members of the Board of Directors and each of the officers of CSL immediately prior to the Effective Time shall resign or be removed from office and concurrently therewith such directors and officers as shall be mutually agreed prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to serve in accordance with the provisions of the By-laws of the Surviving Corporation until his successor is duly elected and qualified.

         1.5 CONVERSION OF STOCK AND OTHER SECURITIES OF THE CONSTITUENT CORPORATIONS.

         At the Effective Time, without any action on the part of the holder thereof, securities of CSL and Acquisition Sub will be converted and exchanged as provided below.

         1.5.1 The shares of CSL Common Stock held in treasury immediately prior to the Effective Time shall be cancelled and extinguished. The shares of CSL Common Stock issued and outstanding immediately prior to the Effective Time that are not then held in the treasury of CSL shall be canceled and extinguished and be converted into the right to receive (or have delivered to the Escrow Agent in accordance with Article 12 hereof), upon surrender to CNS of the CSL Certificate(s), that number of shares of New Common Stock (together with the Replacement Option Reserve, the "CSL MERGER CONSIDERATION") resulting from application of the following formula:

               CSL NET ENTERPRISE VALUE
               ------------------------   - REPLACEMENT OPTION RESERVE
                 CNS PER SHARE VALUE

     For purposes of this Agreement:

                   (a) The "CSL NET ENTERPRISE VALUE" shall mean $26.4 Million LESS (i) all outstanding CSL Debt on the Closing Date and PLUS
               (ii) any CSL Cash-On-Hand on the Closing Date.

                   (b) The "CNS COMMON EQUITY VALUE" shall mean the CNS Net Enterprise Value LESS (i) $10.4 Million and LESS (ii) the CNS Preferred Stock Dividend.

                   (c) The "CNS NET ENTERPRISE VALUE" shall mean $13.6 Million LESS (i) all outstanding CNS Debt on the Closing Date (other than the Convertible Notes) and PLUS (ii) any CNS Cash-on-Hand on the Closing Date (other than the cash proceeds from the Convertible Notes).

                   (d) The "CNS PREFERRED STOCK DIVIDEND" shall mean the aggregate accrued but unpaid cumulative dividend on the CNS Preferred Stock calculated as of the Closing Date.

                   (e) "CNS COMMON STOCK EQUIVALENTS" shall mean all CNS Common Stock and any and all shares of CNS Common Stock issuable pursuant to any and all rights, options, warrants or convertible or exchangeable securities (other than CNS Preferred Stock and the Convertible Notes), entitling the holder thereof to subscribe for or purchase or otherwise acquire shares of CNS Common Stock or shares convertible into or exchangeable for CNS Common Stock that are issued and outstanding on the Closing Date immediately prior to the issuance of CNS Common Stock in satisfaction of the CNS Preferred Stock Dividend as contemplated by Section 5.7 and the filing of the Amended Certificate with the Secretary of the State of Delaware and immediately prior to the issuance of shares of New Common Stock to CSL in the Merger and excluding the ICSL Replacement Options.

                   (f) "CNS PER SHARE VALUE" shall mean the CNS Common Equity Value divided by the number of shares of CNS Common Stock Equivalents.

                   (g) "REPLACEMENT OPTION RESERVE" shall mean the number of shares of New Common Stock issuable upon exercise of the ICSL Replacement Options.

               1.5.2 Each share of CNS Preferred Stock and CNS Common Stock, if any, held in treasury immediately prior to the Effective Time shall represent a share of New Preferred Stock and New Common Stock, respectively, held in treasury immediately following the Effective Time. Each share of CNS Preferred Stock and CNS Common Stock issued and outstanding immediately prior to the Effective Time that is not then held in the treasury of CNS shall represent a share of New Preferred Stock and New Common Stock, respectively, as provided in the Amended Certificate.

               1.5.3 Each share of the common stock, $0.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted in to the right to receive, upon the surrender to the Surviving Corporation of the certificate representing such share, one (1) fully paid and nonassessable share of CSL Common Stock, which share of the Surviving Corporation thereupon shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

               1.5.4 As soon as practicable following the date of this Agreement, but in no event later than the Effective Time, the Board of Directors of ICSL and CNS (or, if appropriate, any committee administering the ICSL Options or the CNS Options) shall adopt such resolutions or take other actions as may be required to provide that, at the Effective Time, each former holder of a ICSL Option that is outstanding immediately prior to the Effective Time who has executed a waiver and release of such ICSL Option for the benefit of ICSL and CNS shall be granted a new option to purchase New Common Stock (the "ICSL REPLACEMENT OPTIONS") and each ICSL Option for which a ICSL Replacement Option is to be granted shall be canceled. CNS shall adopt a stock option plan or amend its existing stock option plan to the extent necessary to permit the issuance of the ICSL Replacement Options. CNS shall provide to each former holder of a ICSL Option a stock option agreement for a ICSL Replacement Option substantially in the form of the stock option agreements provided to CNS's employees generally, except that each ICSL Replacement Option agreement shall provide for a term and vesting schedule and shall be exercisable on substantially identical terms as those provided in of such holder's stock option agreement with respect to such holder's ICSL Option. The number of shares of New Common Stock subject to such ICSL Replacement Options shall be equal to the product of (a) the aggregate number of shares of ICSL Common Stock issuable upon exercise of the ICSL Options and (b) the ICSL Conversion Ratio. The exercise price per share shall be equal to the exercise price per share of each ICSL Option immediately prior to the Effective Time divided by the ICSL Conversion Ratio. In addition, notwithstanding the foregoing, each ICSL Replacement Option granted to a former holder of a ICSL Option that was an "incentive stock option" shall be adjusted as required by section 424 of the Code and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of section 424(h) of the Code. Each of ICSL and CNS shall take all necessary steps to effectuate the foregoing, including using its reasonable efforts to obtain from each holder of a ICSL Option any consent or agreement that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 1.5.

               1.5.5 CNS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Common Stock for delivery upon exercise of the ICSL Replacement Options.

         1.6   EXCHANGE OF SHARES.

               1.6.1 At the Closing, ICSL shall deliver to CNS certificates representing all of the outstanding shares of CSL Common Stock (the "CSL CERTIFICATES") together with the address and taxpayer identification number of ICSL. The CSL Certificate(s) so surrendered shall forthwith be canceled.

               1.6.2 At the Effective Time, any shares of Acquisition Sub Stock then held by CNS shall be cancelled and exchanged for shares of the Surviving Corporation.

               1.6.3 At the Closing,Newco shall deliver to ICSL a certificate representing that number of whole shares of New Common Stock to which ICSL shall have become entitled pursuant to the provisions of this Article 1, LESS the Escrowed Shares, which shall be delivered to the Escrow Agent pursuant to
Article 12 hereof and the Escrow Agreement. In the event that there exists any fractional share that ICSL would otherwise have the right to receive, Newco shall not be obligated to issue such fractional share and such fractional share shall be rounded up or down to the nearest whole share.

               1.6.4 CSL may direct Newco to deliver shares of New Common Stock otherwise issuable to ICSL pursuant to Section 1.6.3 to Steven D.Targum in satisfaction of the Convertible Portion of the Targum Debt, PROVIDED that Steven
D. Targum becomes a party to the Shareholders Agreement. In connection therewith, CSL shall provide Newco with such information and documentation as Newco may reasonably request.

               1.6.5 After the Effective Time, there shall be no transfers on the stock transfer books of any of CSL or Acquisition Sub of the shares of CSL Common Stock or Acquisition Sub Stock, as the case may be, which were issued and outstanding immediately prior to the Effective Time.

                               ARTICLE 2 - CLOSING

         2.1   THE CLOSING DATE.

         Subject to the satisfaction or waiver of each of the conditions contained in Articles 8, 9 and 10 of this Agreement, the closing of the Transactions, including the Merger (the "CLOSING") shall take place at the offices of Hinckley, Allen & Snyder LLP, 1500 Fleet Center, Providence, Rhode Island at 10:00 a.m. on a date agreeable to the parties within five (5) business days after the satisfaction or waiver of all conditions to Closing set forth in Articles 8, 9 and 10, or on such other date or at such other location or time as may be agreed upon by the parties (such date and time being called the "CLOSING DATE"), but in no event later than the Termination Date.

         2.2   THE CLOSING.

         At the Closing, CNS, Acquisition Sub, ICSL and CSL shall each deliver to each other, as applicable, such certificates, instruments, documents and opinions as are set forth in Articles 8, 9 and 10, each of which shall be duly executed and delivered, as appropriate.

         2.3   FILING OF AMENDED CERTIFICATE AND CERTIFICATE OF MERGER.

         Immediately prior to the Closing, the Amended Certificate shall be duly adopted, executed and filed with the Secretary of State of the State of Delaware and shall have become effective. Contemporaneously with the Closing, the duly executed Certificate of Merger shall be duly adopted, executed and filed with the Secretary of State of the State of Delaware.

         2.4   TAX CONSEQUENCES.

         It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF CNS AND ACQUISITION SUB

         CNS and Acquisition Sub hereby jointly and severally represent and warrant to ICSL and CSL as set forth in this Article 3. All representations and warranties made in this Article 3 are made subject to the exceptions that are noted in the CNS Disclosure Schedule. The information provided in one section of the CNS Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the CNS Disclosure Schedule, if the disclosure in respect of such one section of the CNS Disclosure Schedule is sufficient on its face without further inquiry reasonably to inform ICSL of the information required to be disclosed in respect of such other sections of the CNS Disclosure Schedule to avoid a misrepresentation under the relevant counterpart sections of the Agreement.

         3.1   ORGANIZATION AND QUALIFICATION.

               CNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CNS is qualified to do business as a foreign corporation in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a CNS Material Adverse Change, and each such jurisdiction and the status of its qualification is set forth on SCHEDULE 3.1 hereto. CNS has previously furnished to ICSL and CSL true and complete copies of its Certificate of Incorporation and By-laws, as amended to date.

         3.2   THE SUBSIDIARIES OF CNS.

               3.2.1 Each Subsidiary of CNS (a "CNS SUBSIDIARY") is listed on SCHEDULE 3.2.1. Each CNS Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation and is qualified to do business as a foreign corporation or limited liability company in each jurisdiction where it is required to be so qualified, except where failure to be so qualified could not reasonably be expected to result in a CNS Material Adverse Change. All issued and outstanding capital stock or membership interests of each CNS Subsidiary are duly authorized, validly issued, fully paid and nonassessable and CNS is the sole owner of all such issued and outstanding capital stock or membership interests. There are no preemptive rights, rights of first refusal or similar rights existing with respect to the shares of capital stock or membership interests of any CNS Subsidiary and no such rights arise or become exercisable by virtue of or in

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connection with the Transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any CNS Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock, membership interests or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any CNS Subsidiary. Except as set forth on SCHEDULE 3.2.1, there are no stockholder's agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of any CNS Subsidiary. Except as set forth on SCHEDULE 3.2.1, CNS does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, joint venture, trust or other business association other than the CNS Subsidiaries.

               3.2.2    Acquisition Sub has no Subsidiaries.

         3.3   CAPITALIZATION.

               3.3.1 The authorized capital stock of CNS consists of (i) 50,000,000 shares of CNS Common Stock of which 4,409,662 shares are issued and outstanding and (ii) 20,000,000 shares of Preferred Stock of which 15,600,000 shares are designated as Series A Preferred, of which 10,400,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of CNS are, and all of the shares of New Common Stock to be issued in exchange for shares of CSL Common Stock upon the consummation of the Merger when issued in accordance with this Agreement, will be validly issued and fully paid and nonassessable, issued in compliance with all applicable state and federal securities laws and not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on SCHEDULE 3.3.1, no preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of CNS, and no such rights arise or become exercisable by virtue of or in connection with the Transactions. Except as set forth on SCHEDULE 3.3.1, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require CNS to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). SCHEDULE 3.3.1 contains a true and correct summary of the exercise or conversion price, vesting schedule and amount of underlying securities, with respect to all such rights, options, warrants, agreements or commitments or securities or obligations convertible into or exchangeable for shares of CNS capital stock. CNS has previously furnished to ICSL and CSL copies of all plans and agreements relating thereto. Except as set forth on SCHEDULE 3.3.1, CNS has no obligation to register any shares of its capital stock under the Securities Act. Except as set forth on
SCHEDULE 3.3.1, CNS is not obligated directly, indirectly or contingently to purchase or redeem any shares of its capital stock.

               3.3.2 SCHEDULE 3.3.2 sets forth with respect to CNS (a) the name and the number of outstanding shares of each class of its capital stock owned by each stockholder of record as of the close of business on the date of this Agreement and (b) the name of each holder of CNS Options and the number of shares of CNS Common Stock into which such CNS Options are exercisable and the exercise price of such CNS Options.

         3.4      CORPORATE POWER AND AUTHORITY.

         CNS and each CNS Subsidiary have full corporate power and authority to carry on the CNS Business and any other activities now being conducted and to own, operate and lease their properties in the places where such CNS Business or such other activities are now conducted and such properties are now owned, leased or operated. This Agreement and the Transactions, including the Merger, have been duly approved by the Board of Directors of CNS and the Board of Directors and CNS, as the sole stockholder of Acquisition Sub. Each of CNS and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, including the Merger, and this Agreement and the Ancillary Agreements to be executed and delivered by each of CNS and Acquisition Sub in connection herewith constitute the legal, valid and binding obligations of each of CNS and Acquisition Sub enforceable against it in accordance with their respective terms.

         3.5      NO VIOLATION.

         Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby and the consummation of the Transactions, including the Merger, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof will (a) violate, conflict with or result in any breach of the certificate of incorporation, by-laws, operating agreement or any other charter or organizational document of CNS or any CNS Subsidiary, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (other than filing the Amended Certificate and the Certificate of Merger with the Secretary of State of the State of Delaware),
(c) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any obligation of CNS or any CNS Subsidiary or increase or otherwise affect the obligations of CNS or any CNS Subsidiary under any Law or CNS Permit or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to CNS or any CNS Subsidiary or to CNS's ability to consummate the Transactions, including the Merger, or result in the creation of any Claim upon or against the properties of CNS or any CNS Subsidiary, except (i) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents, in form and substance satisfactory to ICSL and CSL, have been or will be obtained in writing and provided to ICSL or CSL at or prior to the Closing or
(ii) where such violations, conflicts or defaults would not, individually or in the aggregate, result in a CNS Material Adverse Change.

         3.6      FINANCIAL STATEMENTS.

         CNS has previously furnished to ICSL and CSL the following financial statements of CNS, copies of which are attached hereto on SCHEDULE 3.6: (a) financial statements consisting of balance sheets, statements of income, statements of retained earnings and statements of cash flows audited by Deloitte & Touche LLP for each of the two most recently completed fiscal years (the "AUDITED CNS FINANCIALS") and (b) unaudited financial statements consisting of a balance sheet and income statement as of and for the six months ended June 30, 2001, prepared internally by CNS (the "UNAUDITED

CNS FINANCIALS" and together with the Audited CNS Financials, the "CNS FINANCIAL STATEMENTS"). The balance sheet of CNS dated June 30, 2001 and included among the CNS Financial Statements is referred to herein as the "CNS BALANCE SHEET." All CNS Financial Statements were prepared from the books and records of CNS, which books and records are complete and correct. The CNS Financial Statements fairly present in all material respects the financial position of CNS and the CNS Subsidiaries (on a consolidated basis) as of the dates thereof and the results of CNS's and the CNS Subsidiaries' operations for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied, subject, in the case of the Unaudited CNS Financials, to normal year-end adjustments in accordance with GAAP and, except that the Unaudited CNS Financials do not have notes thereto. There has been no change in CNS's accounting policies except as described in the notes to the CNS Financial Statements.

         3.7      BOOKS AND RECORDS.

         The minute books and other records of corporate actions of CNS and each CNS Subsidiary are correct and complete in all material respects. All corporate action requiring approval of the Board of Directors or the stockholders or members of either CNS or any CNS Subsidiary has been so approved and confirmed, as required by the certificate of incorporation, by-laws, operating agreement, regulations or other organizational documents of each and by the DGCL or other applicable law, and such approval and confirmation has been so noted in the minute books. All accounts, books, ledgers and official and other records of CNS and each CNS Subsidiary have been fully, properly and accurately kept and are complete, and there are no material inaccuracies or discrepancies contained therein. The stock ledgers of CNS and each CNS Subsidiary, as previously provided to ICSL, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of CNS and each CNS Subsidiary. As of the Closing Date, all of the books and records referenced in this Section 3.7 will be in the possession of CNS.

         3.8      ABSENCE OF UNDISCLOSED LIABILITIES.

         Except as set forth or reserved against in the Balance Sheet as of June 30, 2001 (the "CNS BALANCE SHEET DATE") included in the CNS Financial Statements and except as set forth on SCHEDULE 3.8 and except which, individually or in the aggregate, would not cause a CNS Material Adverse Change, CNS (a) did not have as of the CNS Balance Sheet Date any Liability of any nature including, without limitation, Liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the CNS Balance Sheet Date, and (b) has not incurred since the CNS Balance Sheet Date any Liability except in the Ordinary Course of Business (none of which relates to breaches of contract, breaches of warranty, tort, infringement or violation of law or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding).

         3.9      CONDUCT OF THE CNS BUSINESS SINCE THE CNS BALANCE SHEET DATE.

         Since the CNS Balance Sheet Date, except as set forth on SCHEDULE 3.9, there has been no CNS Material Adverse Change with respect to CNS, and no such CNS Material Adverse Change is threatened, contemplated, or anticipated. Since the CNS Balance

Sheet Date, except as set forth on SCHEDULE 3.9, neither CNS nor any CNS Subsidiary has taken or agreed to take any action that would obligate CNS or any CNS Subsidiary to have:

                  3.9.1 taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

                  3.9.2 entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (a) that has interfered or is reasonably likely to interfere with the normal and usual operations of the CNS Business or any CNS Subsidiary or (b) that, singly or in the aggregate, has resulted or is reasonably likely to result in a CNS Material Adverse Change;

                  3.9.3 mortgaged, pledged, or otherwise encumbered, or, other than in the Ordinary Course of Business, sold, transferred or otherwise disposed of, any of the properties or assets of CNS or any CNS Subsidiary, including any cancelled, released, hypothecated or assigned indebtedness owed to CNS or any CNS Subsidiary, or any Claims held by CNS or any CNS Subsidiary;

                  3.9.4 made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

                  3.9.5 declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property, or any combination thereof) in respect of the capital stock of CNS, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of CNS;

                  3.9.6 paid any long-term liability, otherwise than in accordance with its terms;

                  3.9.7 paid any bonus compensation to any officer, director, stockholder or employee of CNS or any CNS Subsidiary or otherwise increased the compensation paid or payable to any of the foregoing;

                  3.9.8 sold, assigned or transferred any CNS Proprietary Assets or other intangible assets;

                  3.9.9 entered into any material agreement, contract, lease, indenture or commitment (whether written or oral) or any amendment, waiver or modification to any existing agreement, contract, lease, indenture or commitment (whether written or oral);

                  3.9.10 contracted with or committed to any third party (a) to sell any capital stock of CNS or Acquisition Sub, (b) to sell any assets of CNS or any CNS Subsidiary other than in the Ordinary Course of Business, (c) to effect any merger, consolidation or other reorganization of CNS or any CNS Subsidiary, or (d) to enter into any agreement with respect thereto;

                  3.9.11 suffered any material casualty or extraordinary losses (whether or not covered by insurance);

                  3.9.12 made or adopted any change in its accounting practice or policies; or


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                  3.9.13 agreed to do or authorized any of the foregoing.

         3.10     TANGIBLE PROPERTIES.

         SCHEDULE 3.10 contains a true and complete list of all fixed assets, fixtures, computer hardware and software, automobiles, and other tangible personal property owned or leased by CNS or any CNS Subsidiary with a book value in excess of $10,000 ("CNS TANGIBLE PERSONAL PROPERTY"). Except as listed on
SCHEDULE 3.10 with respect to leased CNS Tangible Personal Property, CNS and each CNS Subsidiary have good title free and clear of all Claims to CNS Tangible Personal Property owned by CNS or any CNS Subsidiary. With respect to any CNS Tangible Personal Property leased by CNS or any CNS Subsidiary, all leases, conditional sale contracts, franchises or licenses pursuant to which CNS or any CNS Subsidiary may hold or use (or permit others to hold or use) such CNS Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such defaults or notices that individually or in the aggregate could not reasonably be expected to result in a CNS Material Adverse Change; and CNS's or any CNS Subsidiary's possession and use of such property has not been disturbed and no Claim has been asserted against CNS or any CNS Subsidiary adverse to their rights in such leasehold interests, except for any such claims that individually or in the aggregate could not reasonably be expected to result in a CNS Material Adverse Change. All CNS Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of CNS Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired, except as would not, individually or in the aggregate, result in a CNS Material Adverse Change. CNS Tangible Personal Property comprises all the equipment necessary for the continuing operation of the CNS Business in the manner in which is has been operated to date.

         3.11     PREMISES.

         The real property and the leases described on SCHEDULE 3.11 represent all the real property owned (the "CNS OWNED PREMISES") or leased or subleased (the "CNS LEASED PREMISES") and the real property leases and subleases (the "CNS LEASES") entered into or assumed by CNS or any CNS Subsidiary, and, with respect to the Leased Properties, SCHEDULE 3.11 sets forth the date of the lease and each amendment thereto and the aggregate annual rental payments and other fees payable under such lease. Each of the CNS Leases is in full force and effect, and there is not under any of the CNS Leases any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default, except for any such defaults or notices that singly or in the aggregate could not reasonably be expected to result in a CNS Material Adverse Change. CNS and each CNS Subsidiary has good and marketable title to each of the CNS Owned Premises and each CNS Lease conveys good and marketable leasehold title to the CNS Leased Premises purported to be conveyed thereunder, is enforceable by CNS or any CNS Subsidiary which is the lessee thereunder, provides exclusive possession of the CNS Leased Premises leased thereunder, and following the

Transactions will continue to be enforceable in accordance with its terms. CNS or any CNS Subsidiary which is the lessee of each respective CNS Leased Premises has the right to use its respective CNS Leased Premises in accordance with the terms of each respective CNS Lease free and clear of all Claims. Each of the CNS Leased Premises is adequately maintained, fully equipped with all necessary utilities and is in reasonably satisfactory condition and repair, consistent with the uses to which it is presently being put or intended to be put. To the Knowledge of CNS, there is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any CNS Leased Premises. Neither CNS nor any CNS Subsidiary has received notice of any pending or threatened condemnation or similar proceedings or any assessments affecting any of the CNS Leased Premises, nor to the Knowledge of CNS is any such condemnation or assessment contemplated by any Governmental Authority. CNS has delivered to ICSL and CSL true and correct copies of all CNS Leases, as amended to date.

         3.12     LICENSES AND PERMITS.

         SCHEDULE 3.12 lists all material licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority (other those issued (i) pursuant to CLIA, (ii) with respect to the handling and disposal of Hazardous Substances and (iii) by the United States Drug Enforcement Administration or any state agency with respect to the storage, use and dispensing of "controlled substances" (as defined by applicable federal and state Law)) held by CNS and each CNS Subsidiary or used in or otherwise necessary for the conduct of the CNS Business (collectively, the "CNS PERMITS"). CNS and each CNS Subsidiary have complied with all conditions and requirements imposed by the CNS Permits and neither CNS nor any CNS Subsidiary has received any notice of, or has any reason to believe, that any Governmental Authority intends to cancel, terminate or suspend any of the CNS Permits or that valid grounds for such cancellation, termination or suspension exist. Except as set forth on SCHEDULE 3.12, and, except as would not, individually or in the aggregate, result in a CNS Material Adverse Change, no other licenses, permits, consents, approvals or authorizations of or from any Governmental Authority other than the CNS Permits are necessary to operate the CNS Business. CNS and any CNS Subsidiary own or have the right to use the CNS Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim. Each CNS Permit is and immediately after the Transactions will be valid and in full force and effect and no CNS Permit will be subject to termination or be terminated or adversely affected by the Transactions.

         3.13     CNS PROPRIETARY ASSETS.

                  3.13.1 SCHEDULE 3.13.1 identifies all material Proprietary Assets owned by or licensed to, or otherwise used by, CNS or any CNS Subsidiary (collectively, the "CNS PROPRIETARY ASSETS"). SCHEDULE 3.13.1 lists each patent, trademark and service mark owned by or licensed to, or otherwise used by, either CNS or any CNS Subsidiary and states with respect to each such patent, trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state or foreign Governmental Agency. Except as set forth in
SCHEDULE 3.13.1, CNS is not obligated to make any payment to any person or entity for the use of any CNS Proprietary Asset. Except as set forth in


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SCHEDULE 3.13.1, neither CNS nor any CNS Subsidiary has developed jointly with any other Person any CNS Proprietary Asset with respect to which such other Person has any rights.

                  3.13.2 CNS has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all CNS Proprietary Assets (except CNS Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all CNS Proprietary Assets.

                  3.13.3 To the Knowledge of CNS, none of the CNS Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Neither CNS nor any CNS Subsidiary has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of CNS, neither CNS nor any CNS Subsidiary is infringing, misappropriating, or making any unlawful use of, nor has at any time infringed, misappropriated or made any unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of CNS, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person or entity infringes or conflicts with, any CNS Proprietary Asset.

                  3.13.4 CNS Proprietary Assets constitute all the Proprietary Assets necessary to enable CNS and the CNS Subsidiaries to conduct the CNS Business in the manner in which such CNS Business has been and is being conducted. Except as set forth in SCHEDULE 3.13.4: (a) neither CNS nor any CNS Subsidiary has licensed any of the CNS Proprietary Assets to any Person, and (b) neither CNS nor any CNS Subsidiary has entered into any contract, agreement, covenant not to compete, or other arrangement limiting its ability to exploit fully any of its CNS Proprietary Assets or to transact business in any market or geographical area or with any Person.

         3.14     OUTSTANDING COMMITMENTS.

                  3.14.1 SCHEDULE 3.14.1 sets forth a list of all contracts, agreements, leases, subleases, commitments, licenses and franchises, whether written or oral, to which CNS or any CNS Subsidiary is a party or which relate to the CNS Business and under which CNS has any continuing obligations, each of which (a) relates to the purchase, sale, lease, pledge or license of property or services the cost or value of which is $50,000 or greater; or (b) pursuant to which CNS or any CNS Subsidiary is obligated to, or reasonably expects to, receive or pay, or has received or paid in any 12 month period, in cash, services, securities or other property, $50,000 or more (collectively, the "CNS CONTRACTS"). CNS has delivered or made available to ICSL and CSL true, correct and complete copies of all written CNS Contracts and SCHEDULE 3.14.1 contains an accurate and complete description of all CNS Contracts which are not in writing. All of the CNS Contracts are in full force and effect. CNS and any CNS Subsidiary which is a party to the CNS Contracts have performed all of their respective obligations to date, and, to CNS's Knowledge, there is not under any of the CNS Contracts any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except where failure to perform or such default or event of default could not reasonably be expected to have a CNS Material Adverse Effect. Neither CNS nor any

CNS Subsidiary has (i) any present expectation or intention of not fully performing all its obligations under each of the CNS Contracts to which it is a party or (ii) any Knowledge of any breach or anticipated breach by any other party to any of the CNS Contracts, except where such breach or anticipated breach could not reasonably be expected to have a CNS Material Adverse Effect. None of the CNS Contracts has been terminated or notice of termination given with respect thereto, and neither CNS nor any CNS Subsidiary has Knowledge of any intention or right of any party to any CNS Contract to default another party to any CNS Contract, except where such termination or default could not reasonably be expected to have a CNS Material Adverse Effect. There exists no actual or, to the Knowledge of CNS, threatened termination, cancellation or limitation of the business relationship of CNS or any CNS Subsidiary with any party to any CNS Contract, except where such termination, cancellation or limitation could not reasonably be expected to have a CNS Material Adverse Effect.

                  3.14.2 Set forth in SCHEDULE 3.14.2 is an accurate and current listing of the ten (10) largest customers of CNS and the CNS Subsidiaries for each of the two (2) most recent fiscal years. Except as set forth in SCHEDULE 3.14.2, CNS does not have any Knowledge indicating that any of such customers intend to cease doing business with CNS or any CNS Subsidiary, or alter the amount of the business that it is presently doing with the CNS or any CNS Subsidiary, to the extent that such cessation or alteration would result in a CNS Material Adverse Change.

                  3.14.3 As of the date of this Agreement, to the Knowledge of CNS, SCHEDULE 3.14.3 contains a correct and current list of the ten (10) largest suppliers of CNS and CNS Subsidiaries during the two (2) most recent fiscal years. Except as indicated in SCHEDULE 3.14.3, CNS has no Knowledge of any facts, indicating that any of these suppliers intend to cease doing business with CNS or any CNS Subsidiary, or materially alter the amount of the business that they are presently doing with CNS or any CNS Subsidiary, to the extent that such cessation or alteration would result in a Material Adverse Change.

         3.15     LITIGATION.

         Except as set forth on SCHEDULE 3.15, there is no (a) action, suit, claim, proceeding or investigation pending or, to the Knowledge of CNS, threatened against or affecting CNS or any CNS Subsidiary (whether or not CNS or any CNS Subsidiary is a party or prospective party thereto), at law or in equity, or before or by any Governmental Authority, (b) pending or, to the Knowledge of CNS, threatened arbitration proceeding relating to CNS or any CNS Subsidiary or (c) governmental inquiry pending or, to the Knowledge of CNS, threatened against or involving CNS or any CNS Subsidiary, and there is no basis for any of the foregoing. Except as set forth on SCHEDULE 3.15, neither CNS nor any CNS Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability or disadvantage which could reasonably be expected to result in a CNS Material Adverse Effect. Except as set forth on SCHEDULE 3.15, there are no outstanding orders, writs, judgments, injunctions or decrees of any Governmental Authority or arbitration tribunal against, involving or affecting CNS or any CNS Subsidiary and to the Knowledge of CNS there are no facts or circumstances which may result in institution of any such action, suit, claim or legal, administrative or arbitration proceeding. Neither CNS nor any CNS Subsidiary is in


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default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Governmental Authority. Except as set forth on
SCHEDULE 3.15, there is no action, suit or proceeding by CNS or any CNS Subsidiary pending or, to the Knowledge of CNS, threatened against others.
Except as set forth on SCHEDULE 3.15, none of CNS, any CNS Subsidiary or any director or employee of CNS or any CNS Subsidiary or any physician employed by or under contract with CNS or any CNS Subsidiary has been disqualified, debarred, restricted or otherwise sanctioned (or gave future assurances to avoid the imposition of sanctions) by the Food and Drug Administration in connection with studies with human or animal subjects designed to develop evidence of the safety and effectiveness of investigational human drugs, biological products, or medical devices. Except as set forth on SCHEDULE 3.15, none of the following has occurred with respect to any CNS or any CNS Subsidiary:

                   (a)      Neither CNS nor any CNS Subsidiary nor, to the
                         Knowledge of CNS, any director or executive officer thereof, has been convicted in a criminal proceeding or has been named or is a subject of a criminal, governmental or other regulatory investigation or proceeding (excluding minor traffic violations);

                   (b)      Neither CNS nor any CNS Subsidiary nor, to the
                         Knowledge of CNS, any director or executive officer thereof, has been found by a court of competent jurisdiction in a civil action or by any Governmental Authority or other regulatory body to have violated any Law.

         3.16     COMPLIANCE WITH LAW.

         Except as set forth in SCHEDULE 3.16, CNS and each CNS Subsidiary have complied in all material respects with and is not in default under, all Laws applicable to it, its operations, properties, assets, products and services, except for such defaults or failures to comply as could not reasonably be expected to result in a CNS Material Adverse Change. Neither CNS nor any CNS Subsidiary has received any notices of violation with respect to any Law. Without limiting the foregoing, CNS and each CNS Subsidiary is in compliance with all Laws relating to its purchase, sale, handling, disposition and transportation of biological specimens and its use and disclosure of patient medical information. CNS and each CNS Subsidiary have entered into agreements with each of their respective clinical investigators whereby the investigators are required to maintain and keep informed patient consents in writing in accordance with applicable protocols for clinical studies conducted at CNS sites and all applicable Laws. Except as set forth on SCHEDULE 3.16, the structure and operations of the CNS Business are in compliance with applicable Laws, including state Laws relating to the corporate practice of medicine, fee-splitting, fraud and abuse, and any Laws relating to the prohibition on referrals to entities with which a healthcare provider or supplier has a financial relationship. There is no existing Law, and neither CNS nor the CNS Stockholders are aware of any proposed Law, which would prohibit or materially restrict CNS, any CNS Subsidiary or the Surviving Corporation from, or otherwise materially adversely affect CNS, any CNS Subsidiary and the Surviving Corporation in, conducting the CNS Business. Except as set forth on SCHEDULE 3.16, CNS and each CNS Subsidiary has obtained, or as of the Closing will have obtained, all requisite approvals and consents


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

of, and made all requisite filings with all Governmental Authorities and other third parties that are necessary to be obtained or made to (a) permit the conduct of the CNS Business, (b) permit the valid execution, delivery and performance by CNS of this Agreement and the Transactions, including without limitation, the Merger, and (c) prevent any CNS Permit or agreement relating to the CNS Business from terminating prior to its scheduled termination as a result of the consummation of the Transactions. Neither CNS nor any CNS Subsidiary has engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. ss.801 et seq., or the regulations promulgated pursuant to such statute or any related state or local Laws concerning the dispensing and sale of controlled substances and CNS and its Subsidiaries have complied with all other requirements of the Food and Drug Administration applicable to the CNS Business. Neither CNS nor any CNS Subsidiary receives, nor has for the past ten (10) years received, funds from any program of any Governmental Entity.

         3.17     LABOR AND EMPLOYEE RELATIONS.

         Neither CNS nor any CNS Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and CNS has no Knowledge of any attempt to organize any of their employees by any person, unit or group seeking to act as their bargaining agent. There are no pending or, to the Knowledge of CNS, threatened charges (by employees or their representatives or any Governmental Authority) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any employee of CNS or any CNS Subsidiary.

         3.18     CERTAIN EMPLOYEES.

                  3.18.1 Set forth on SCHEDULE 3.18.1 is a list of names of all of the physicians, employees and consultants employed by or under contract with CNS or any CNS Subsidiary in connection with the CNS Business, together with the title or job classification of each such person and his or her current compensation. SCHEDULE 3.18.1 sets forth each such physician, employee or consultant whose employment agreement, contract or understanding, whether oral or written, with CNS or any CNS Subsidiary is not terminable on thirty (30) days or less notice by CNS or any CNS Subsidiary without cost or other liability to CNS or any CNS Subsidiary. SCHEDULE 3.18.1 sets forth each such physician, employee or consultant who is not a party to a written non-competition, non-disclosure and/or non-solicitation agreement or understanding with CNS or any CNS Subsidiary. No person listed on SCHEDULE 3.18.1 has indicated that he or she intends to terminate his or her duties or status. To CNS's Knowledge, each person listed on SCHEDULE 3.18.1 who is required to be licensed by applicable state law in order to perform his or her duties is so licensed. Set forth on
SCHEDULE 3.18.1 is the amount, if any, of any severance liability in excess of $50,000 of CNS or any CNS Subsidiary with respect to each person listed on
SCHEDULE 3.18.1.

                  3.18.2 Set forth in SCHEDULE 3.18.2 is a list of all consulting, business or contractual agreements and relationships or other CNS Contracts with referring physicians, physicians networks, hospitals or similar Persons (the "CNS SOURCES") relating to the CNS Business. Neither CNS nor any CNS Subsidiary is a party to any agreement with CNS Sources which involves any activities which are prohibited under


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federal statutes 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes, or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including the following: (a) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (d) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring, or inducing to refer, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by federal programs, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by federal programs.

                  3.18.3 Except as set forth on SCHEDULE 3.18.3, no CNS Source having a "FINANCIAL RELATIONSHIP" with CNS or any CNS Subsidiary, as that term is defined in 42 U.S.C. Section 1395nn, directly or indirectly refers patients or services to CNS or any CNS Subsidiary, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         3.19     EMPLOYEE BENEFITS.

                  3.19.1 Set forth on SCHEDULE 3.19.1 is an accurate and complete list of all "PLANS" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq. ("ERISA") including, without limitation, all pension plans within the meaning of ERISA Section 3(2)(A) ("CNS PENSION PLANS"), deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, and other employee benefit plans within the meaning of ERISA Section 3(1) ("CNS WELFARE PLANS"), and all other obligations, customary practices, or programs and arrangements, whether formal or informal, oral or written, and whether or not legally enforceable which CNS, any CNS Subsidiary or any entity that, together with CNS and/or any CNS Subsidiary would be treated as a single employer under Code Section 414 or ERISA Section 4001(b) (a "CNS ERISA AFFILIATE") sponsors, maintains, participates in, contributes to or is obligated to contribute to or under which past or present employees, directors, contractors, service providers, agents and representatives of CNS, any CNS Subsidiary, or CNS ERISA Affiliate(s) may have any liability (collectively, the "CNS PLANS"). Through the Closing Date, all such CNS Plans shall be maintained by CNS or any CNS Subsidiary in full force and effect. Neither CNS, any CNS Subsidiary nor any CNS ERISA Affiliate contributes, has contributed to or has ever been required to contribute to, any plan subject to Title IV of ERISA or to any multiemployer plan, as defined in section 3(37) or section 4001(a)(3) of ERISA and no withdrawal liability has been or may be assessed under Title IV of ERISA against CNS, any CNS Subsidiary or CNS ERISA Affiliate(s) based on circumstances existing on or prior to the Closing Date.


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                  3.19.2 Each CNS Plan has been established and administered in accordance with its terms and in full compliance with the applicable provisions of the Code, ERISA and other applicable laws, rules and regulations, and all obligations of CNS, any CNS Subsidiary and CNS ERISA Affiliate(s) with respect to each CNS Plan have been satisfied except with respect to contributions not required to be made as of the date hereof or with respect to benefit claims in the ordinary course not determined or not required to be paid as of the date hereof. Each CNS Plan which is intended to be qualified within the meaning of section 401(a) of the Code is so designated on SCHEDULE 3.19.2 and is so qualified within and has received a favorable determination letter from the IRS with respect to its qualification, is entitled to rely on an opinion letter from the IRS with respect to a prototype plan sponsor, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would cause the loss of such qualification. Each CNS Plan which is intended to meet the requirements for tax-favored treatment under Subchapter D of Chapter 1 of Subtitle A of the Code meets such requirements in all material aspects.

                  3.19.3 With respect to each CNS Plan, no actions, suits or claims (other than claims for benefits in the ordinary course), government administrative proceedings or investigations are pending or threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims. No "REPORTABLE EVENT" (as defined in ERISA Section 404 and its regulations) has occurred. Neither CNS, any CNS Subsidiary, any CNS Stockholder or any CNS ERISA Affiliate has engaged in a prohibited transaction, as defined under section 4975 of the Code or section 406 of ERISA, with respect to any Plan, and, to the Knowledge of CNS, no fiduciary with respect to any CNS Plan has breached any fiduciary duty to such Plan under Part 4 of Title I of ERISA or other applicable law. No event has occurred and no condition exists that has subjected or would subject CNS, any CNS Subsidiary or CNS ERISA Affiliate(s) to any tax, fine or penalty imposed by the Code, ERISA or other applicable law. All required contributions have been timely made by CNS, any CNS Subsidiary or any CNS ERISA Affiliate, as appropriate, to each of the CNS Plans and there is no funding deficiency with respect to any of the CNS Plans. Each CNS Plan may be amended or terminated in accordance with its terms without obligation or liability, other than those obligations and liabilities for which specific assets have been set aside or reserved for on the CNS Balance Sheet as of the CNS Balance Sheet Date included in the CNS Financial Statements and those obligations and liabilities reflected by the terms of the CNS Plan documents. There are no unfunded obligations under any CNS Plan providing benefits to employees of CNS, any CNS Subsidiary or CNS ERISA Affiliate(s) during employment or after termination of their employment. The consummation of the Transactions will not result in the payment, vesting or acceleration of any benefit, except as required under Code Section 411(d)(3).

                  3.19.4 Except as set forth on SCHEDULE 3.19.4, (a) neither the CNS Plans nor CNS (or any CNS Subsidiary) is obligated to pay separation, severance, termination or similar benefits or to vest any person in whole or in part solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in those individuals' employment or option agreements or in


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Section 280G of the Code); (b) all required discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the CNS Balance Sheet Date; and (c) none of the CNS Plans has any unfunded liabilities that are not reflected on the CNS Balance Sheet.

                  3.19.5 None of the CNS Plans ever maintained by CNS or any CNS ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

                  3.19.6 With respect to each CNS Plan maintained by CNS preceding the Closing Date, complete and correct copies of the following documents (if applicable to such CNS Plan) have previously been delivered to
ICSL: (a) all documents embodying or governing such CNS Plan and any funding medium for the CNS Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (b) the most recent IRS determination or approval letter with respect to such CNS Plan under Code
Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (c) all filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (d) all actuarial valuation reports completed with respect to such Plan; (e) the summary plan description for such CNS Plan (or other descriptions of such CNS Plan provided to employees) and all modifications thereto; (f) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such CNS Plan; (g) any registration statement or other filing made pursuant to any federal or state securities Law; and (h) all correspondence to and from any state or federal agency with respect to such CNS Plan.

                  3.19.7 Each CNS Plan required to be listed on SCHEDULE 3.19.1 may be amended, terminated, or otherwise modified by CNS to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals under any CNS Plan and no employee communications or provision of any CNS Plan document has failed to effectively reserve the right of CNS or the CNS ERISA Affiliate to so amend, terminate or otherwise modify such CNS Plan.

                  3.19.8 Each CNS Plan ever maintained by CNS (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities Laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act of 1933, as amended, and/or state "Blue Sky" laws.

         3.20     INSURANCE.

         CNS and each CNS Subsidiary is, and will be through and following the Closing Date, adequately insured with responsible insurers in respect of their properties, assets and business against risks normally insured against by companies the business of which is similar to the CNS Business under similar circumstances. SCHEDULE 3.20 sets forth an accurate and complete list of the insurance coverage carried by CNS and any CNS Subsidiary with respect to the CNS Business, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing, true and completed


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copies of which have been provided to ICSL and CSL. CNS and any CNS Subsidiary
(a) have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (b) have not received notice of cancellation or non-renewal of any such policy or binder and (c) have not received notice of and are not otherwise aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five days, or as to which the coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and CNS and each CNS Subsidiary is otherwise in compliance with the terms of such policies and bonds. SCHEDULE 3.20 lists all claims made against CNS and each CNS Subsidiary's insurance coverage during the 12 month period immediately preceding the date hereof. All insurance coverage listed on SCHEDULE 3.20 is on an occurrence basis. Other than reasonable deductible amounts customary in the industry, neither CNS nor any CNS Subsidiary is self-insured nor is any one of them a party to any risk sharing or similar agreement except as specifically noted on SCHEDULE 3.20.

         3.21     TRANSACTIONS WITH AFFILIATES.

         Except as set forth in SCHEDULE 3.21 hereto and only with respect to transactions giving rise to current or contingent liabilities of CNS or any CNS Subsidiary, no current holder of 5% or more of any class of capital stock of CNS or any CNS Subsidiary at the time such transaction was entered into, or any director, officer or employee of CNS or any CNS Subsidiary, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with CNS or any CNS Subsidiary, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from CNS or any CNS Subsidiary.

         3.22     TAXES.

         CNS and each CNS Subsidiary have filed all Tax returns and reports required to be filed, including, without limitation, returns and estimated returns, complete and accurate copies of which have been provided to ICSL, and have paid in full all taxes shown due thereon and all estimated Tax when due (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof, whether or not shown on any Tax return). Neither CNS nor any CNS Subsidiary is required to pay any other Tax except as shown in such Tax returns, reports and information filings. All such returns, reports and information filings required to be filed, including any amendments to date, have been prepared in good faith and without negligence or misrepresentation and were correct and complete in all material respects. CNS and each CNS Subsidiary has either paid or, in accordance with GAAP applied consistently with prior periods, adequately provided for, by reserves or other proper accounting treatment shown in the CNS Financial Statements, its liability for all Taxes of every kind, for the current Tax year and for all prior years. CNS has no Knowledge of any proposed or threatened assessment or reassessment of any Taxes. In addition, at the date hereof, CNS and each CNS Subsidiary have deducted and remitted all withholding


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tax or source deductions when due to the appropriate Governmental Authority as required by Law or CNS and each CNS Subsidiary have adequately provided for such deductions by reserves or other proper accounting treatment, in accordance with GAAP applied consistently with prior periods, in their books and records of account. Neither CNS nor any CNS Subsidiary (a) has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations with respect to its Tax liabilities, (b) is a "CONSENTING CORPORATION" within the meaning of Section 341(f) of the Code, (c) has been a member of any consolidated group (other than with CNS and each CNS Subsidiary) for Tax purposes or (d) does not have, or will fail to have, all records and information necessary for the timely and accurate filing of any Tax returns due after the date hereof, including any returns due after the Closing Date which relate to the period prior to the Closing Date. Neither CNS nor any CNS Subsidiary is a party to any tax allocation or tax or tax sharing agreement or member of an affiliated group of corporations other than agreements or groups between CNS and its Subsidiaries. Neither CNS nor any CNS Subsidiary has any liability for the Taxes of any other Person under Treasury Regulations ss. 1.1502-6 (or similar provisions of any state, local, or foreign law). Neither CNS, any CNS Subsidiary, nor, to the Knowledge of CNS, any of its Affiliates has taken or agreed to take any action or failed to take any action which action or failure would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

         3.23     BROKERS.

         Except as set forth on SCHEDULE 3.23, no agent, person or firm acting on behalf of CNS and any Subsidiary or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated hereby.

         3.24     ENVIRONMENTAL LAWS.

                  3.24.1 CNS and each CNS Subsidiary have operated and continue to operate the CNS Business in compliance in all material respects with all Laws relating to (a) pollution or protection of the environment, natural resources or human health from any Hazardous Substances (as hereinafter defined) or (b) nuisance, trespass or "TOXIC TORT," including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance (including asbestos) or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any such Hazardous Substance (collectively, "ENVIRONMENTAL LAWS") where the failure to comply would result in a CNS Material Adverse Change.

                  3.24.2 To the Knowledge of CNS, no CNS Owned Premises, CNS Leased Premises or any real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, clean-up or removal of, any Hazardous Substance.

                  3.24.3 There is no civil, criminal or investigative action, suit, litigation, hearing, communication (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment or order by any Person or Governmental


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Authority alleging, claiming, concerning or finding liability or potential liability arising out of, based on or resulting from, in whole or in part, (a) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance at or from any location or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (collectively, "ENVIRONMENTAL CLAIMS"), pending or threatened against CNS or any CNS Subsidiary or against any Person whose liability for any Environmental Claim CNS or any CNS Subsidiary has or may have retained or assumed either contractually or by operation of Law. There are no present, or, to the Knowledge of CNS, past actions, activities, circumstances, conditions, events, incidents or practices, including, without limitation, the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance that could form the basis of any Environmental Claim against CNS or any CNS Subsidiary or, to the Knowledge of CNS, against any Person whose liability for any Environmental Claim CNS or any CNS Subsidiary has or may have retained or assumed either contractually or by operation of Law.

                  3.24.4 All Waste (as hereinafter defined) generated in connection with the CNS Business, operations, Assets and properties of CNS and each CNS Subsidiary has been (i) treated, stored or disposed of by or at facilities duly licensed pursuant to applicable Environmental Laws and (ii) transported to such facilities by transporters duly licensed pursuant to applicable Environmental Laws. CNS has maintained true and complete records relating to the generation, transportation, treatment, storage and disposal of Waste generated in connection with the business, operations, assets and properties of CNS and any CNS Subsidiary.

                  3.24.5 CNS has delivered to ICSL and CSL all environmental inspection reports ("CNS ENVIRONMENTAL REPORTS") prepared by any person or entity concerning compliance with applicable Environmental Laws of the CNS Business, operations, assets or properties or the use, manufacture, importation, processing, storage, treatment, transportation, release or disposal therefrom, therein or thereon of any Hazardous Substance. All such Environmental Reports are listed on SCHEDULE 3.24.

         3.25     ACCOUNTS RECEIVABLE.

         All of the accounts receivable of CNS and any CNS Subsidiary shown or reflected on the CNS Balance Sheet in the CNS Financial Statements and any accounts receivable that have accrued subsequent to the CNS Balance Sheet Date represent bona fide transactions and arose in the Ordinary Course of Business and are carried at values determined in accordance with GAAP consistently applied. Except as set forth on SCHEDULE 3.25, CNS has no accounts or loans receivable from any of its directors, officers or employees.

         3.26     SECURITIES AND EXCHANGE COMMISSION FILINGS.

         CNS Financial Statements and other information relating to CNS furnished in writing by CNS to ICSL for inclusion in the Proxy Statement or Information Statement, as the case may be, at the time of the mailing of the Proxy Statement or Information Statement to ICSL's stockholders will not contain any untrue statement of a material fact or omit to state a material fact concerning CNS or any CNS Subsidiary or omit to state a


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material fact required or necessary to be stated therein in order to make the statements contained therein concerning CNS or any CNS Subsidiary, in light of the circumstances under which they are made, not misleading.

         3.27     DISCLOSURE.

         All documents and schedules delivered or to be delivered by or on behalf of CNS and any CNS Subsidiary in connection with this Agreement and the Transactions are true, complete and correct in all material respects. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

         3.28     APPRAISAL RIGHTS.

         No CNS Stockholder has the right to exercise or demand any appraisal or dissenter's rights with respect to the Merger or the Transactions.

         ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF CSL AND ICSL

         CSL and ICSL jointly and severally represent and warrant to CNS, Acquisition Sub and the CNS Stockholders as set forth in this Article 4. All representations and warranties made in this Article 4 are made subject to the exceptions that are noted in the CSL Disclosure Schedule. Schedules contained in the CSL Disclosure Schedule are numbered to correspond with the Sections of this
Article 4 and are referenced accordingly. The information provided in one section of the CSL Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the CSL Disclosure Schedule, if the disclosure in respect of such one section of the CSL Disclosure Schedule is sufficient on its face without further inquiry reasonably to inform CNS of the information required to be disclosed in respect of such other sections of the CSL Disclosure Schedule to avoid a misrepresentation under the relevant counterpart sections of the Agreement.

         4.1      ORGANIZATION AND QUALIFICATION.

         Each of CSL and ICSL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CSL and ICSL is qualified to do business as a foreign corporation in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a CSL Material Adverse Change, and each such jurisdiction and the status of its qualification is set forth on SCHEDULE 4.1 hereto. Each of CSL and ICSL has previously furnished to CNS true and complete copies of its Certificate of Incorporation and By-laws, as amended to date.

         4.2      THE SUBSIDIARIES OF CSL.

         Each Subsidiary of CSL (a "CSL SUBSIDIARY") is listed on SCHEDULE 4.2. Each CSL Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and is qualified to do business as a foreign corporation in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a CSL Material Adverse Change. All issued and outstanding shares of capital stock of each CSL


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Subsidiary are duly authorized, validly issued, fully paid and nonassessable and
CSL is the sole owner of all such issued and outstanding capital stock. There are no preemptive rights, rights of first refusal or similar rights existing with respect to the shares of capital stock of any CSL Subsidiary, and no such rights arise or become exercisable by virtue of or in connection with the Transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that require any CSL Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any CSL Subsidiary. There are no stockholder's agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or ownership of the capital stock of any CSL Subsidiary. CSL does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, joint venture, trust or other business association other than the Subsidiaries.

         4.3      CAPITALIZATION.

                  4.3.1 The authorized capital stock of CSL consists of 1,000,000 shares of CSL Common Stock of which 100 shares are issued and outstanding, all of which are owned by ICSL. All of the issued and outstanding shares of the capital stock of CSL have been validly issued and are fully paid and nonassessable, were issued in compliance with all applicable state and federal securities laws and were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of CSL, and no such rights arise or become exercisable by virtue of or in connection with the Transactions. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require CSL to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). CSL has no obligation to register any shares of its capital stock under the Securities Act. CSL is not obligated directly, indirectly or contingently to purchase or redeem any shares of its capital stock.

                  4.3.2 The authorized capital stock of ICSL consists of 40,000,000 shares of ICSL Common Stock of which 11,998,972 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of ICSL have been validly issued and are fully paid and nonassessable. Except as set forth on SCHEDULE 4.3.2, there are no outstanding options, warrants, rights or other agreements or commitments obligating ICSL to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock that will be converted into options, warrants, rights or other agreements or commitments obliging CNS or Newco to issue any shares of its capital stock. SCHEDULE 4.3.2 contains a true and correct summary of the exercise or conversion price, vesting schedule and amount of underlying securities, with respect to all ICSL Options for which ICSL Replacement Options are to be issued.


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         4.4      CORPORATE POWER AND AUTHORITY.

         Each of CSL, each CSL Subsidiary and ICSL has full corporate power and authority to carry on the CSL Business or ICSL business, as the case may be, and any other activities now being conducted and to own, operate and lease their properties in the places where such CSL Business or ICSL business, as the case may be, or such other activities are now conducted and such properties are now owned, leased or operated. This Agreement and the Transactions, including without limitation, the Merger, have been duly approved by the Board of Directors of each of CSL and ICSL as the stockholder of CSL. Except for the approval of the stockholders of ICSL, which shall be sought promptly following the execution and delivery of this Agreement, each of CSL and ICSL has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, including the Merger, and this Agreement and the Ancillary Agreements to be executed and delivered by CSL and ICSL in connection herewith constitute the legal, valid and binding obligations of CSL and ICSL enforceable against each of them in accordance with their respective terms.

         4.5      NO VIOLATION.

         Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby and the consummation of the Transactions, including the Merger, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof, expect as set forth in SCHEDULE 4.5, will (a) violate, conflict with or result in any breach of the certificate of incorporation, by-laws or any other charter document of CSL, each CSL Subsidiary or ICSL, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (other than filing the Certificate of Merger with the Secretary of State of the State of Delaware), (c) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any obligation of CSL or each CSL Subsidiary or increase or otherwise affect the obligations of CSL or any CSL Subsidiary under any Law or Permit (each as defined herein) or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to CSL or any CSL Subsidiary or to CSL's, or any CSL Subsidiary's or ICSL's ability to consummate the Transactions, including the Merger, or result in the creation of any Claim upon or against the properties of CSL or any CSL Subsidiary, except (i) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents, in form and substance satisfactory to CNS, have been or will be obtained in writing and provided to CNS at or prior to the Closing, or (ii) where such violations, conflicts or defaults would not, individually or in the aggregate, result in a CSL Material Adverse Change.

         4.6      FINANCIAL STATEMENTS.

         ICSL has previously furnished to CNS the following financial statements of CSL: (a) a financial report of CSL consisting of statements of income, statements of cash flows and balance sheet for the fiscal year ended January 31, 2001, which form the basis for the audited financial statements of ICSL for such period ("AUDITED CSL FINANCIALS") and (b) unaudited financial report of CSL consisting of statements of income and statements


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of cash flow for the six months ended July 31, 2001 and a pro forma stand alone balance sheet as of June 30, 2001, prepared internally by CSL (the "UNAUDITED CSL FINANCIALS" and together with the Audited CSL Financials, the "CSL FINANCIAL STATEMENTS"). The pro forma stand alone balance sheet of CSL dated June 30, 2001 and included among the CSL Financial Statements is referred to herein as the "CSL BALANCE SHEET." All CSL Financial Statements were prepared from the books and records of ICSL, which books and records are complete and correct. The CSL Financial Statements fairly present the financial position of CSL and the CSL Subsidiaries as of the dates thereof and the results of CSL's and CSL Subsidiaries' operations for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied, except that the CSL Financial Statements (other than the CSL Balance Sheet) do not include adjustments required to present CSL and the CSL Subsidiaries on a standalone basis, which adjustments are reflected on and described in the notes to the CSL Balance Sheet, and do not have notes in accordance with GAAP, and, in the case of the Unaudited CSL Financials, subject to normal year-end adjustments in accordance with GAAP. There has been no change in CSL's accounting policies except as described in the notes to the CSL Financial Statements.

         4.7      BOOKS AND RECORDS.

         The minute books and other records of corporate actions of CSL and each CSL Subsidiary are correct and complete in all material respects. All corporate action requiring approval of the Board of Directors or the stockholders of either CSL or any CSL Subsidiary has been so approved and confirmed, as required by the certificate of incorporation, by-laws, regulations or other organizational documents of each and by the DGCL or other applicable law, and such approval and confirmation has been so noted in the minute books. All accounts, books, ledgers and official and other records of the CSL and each CSL Subsidiary have been fully, properly and accurately kept and are complete, and there are no material inaccuracies or discrepancies contained therein. The stock ledgers of CSL and each CSL Subsidiary contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of CSL and each CSL Subsidiary. As of the Closing Date, all of the books and records referenced in this Section 4.7 will be in the possession of CSL.

         4.8      ABSENCE OF UNDISCLOSED LIABILITIES.

         Except as set forth or reserved against in the CSL Balance Sheet as of June 30, 2001 (the "CSL BALANCE SHEET DATE") included in the CSL Financial Statements and except as set forth on SCHEDULE 4.8 and except which, individually or in the aggregate, would not result in a CSL Material Adverse Change, CSL (a) did not have as of the CSL Balance Sheet Date any Liability of any nature, including, without limitation, Liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the CSL Balance Sheet Date, and (b) has not incurred since the CSL Balance Sheet Date any Liability except in the Ordinary Course of Business (none of which relates to breaches of contract, breaches of warranty, tort, infringement or violation of law or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding).


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         4.9      CONDUCT OF BUSINESS SINCE THE CSL BALANCE SHEET DATE.

         Since the CSL Balance Sheet Date, except as set forth on SCHEDULE 4.9, there has been no CSL Material Adverse Change (as hereinafter defined) with respect to CSL, and no such CSL Material Adverse Change is threatened, contemplated, or anticipated. Since the CSL Balance Sheet Date, except as set forth on SCHEDULE 4.9, neither CSL nor any CSL Subsidiary has not taken or agreed to take any action that would obligate ICSL, CSL or any CSL Subsidiary to have:

                  4.9.1 taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

                  4.9.2 entered into or agreed to enter into any transaction, agreement or commitment, or suffered the occurrence of any event or events (a) that has interfered or is reasonably likely to interfere with the normal and usual operations of the business of CSL or any CSL Subsidiary (b) that, singly or in the aggregate, has resulted or is reasonably likely to result in a CSL Material Adverse Change;

                  4.9.3 mortgaged, pledged, or otherwise encumbered, or, other than in the Ordinary Course of Business, sold, transferred or otherwise disposed of, any of the properties or assets of CSL or any CSL Subsidiary, including any cancelled, released, hypothecated or assigned indebtedness owed to CSL or any CSL Subsidiary, or any Claims held by CSL or any CSL Subsidiary;

                  4.9.4 made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

                  4.9.5 declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property, or any combination thereof) in respect of the capital stock of CSL, or redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of CSL;

                  4.9.6 paid any long-term liability, otherwise than in accordance with its terms;

                  4.9.7 paid any bonus compensation to any officer, director, stockholder or employee of CSL or any CSL Subsidiary or otherwise increased the compensation paid or payable to any of the foregoing;

                  4.9.8 sold, assigned or transferred any CSL Proprietary Assets or other in tangible assets;

                  4.9.9 entered into any material agreement, contract, lease, indenture or commitment (whether written or oral) or any amendment, waiver or modification to any existing agreement, contract, lease, indenture or commitment (whether written or oral);

                  4.9.10 contracted with or committed to any third party (a) to sell any capital stock of CSL, (b) to sell any assets of CSL or any CSL Subsidiary other than in the Ordinary Course of Business, (c) to effect any merger, consolidation or other reorganization of CSL or any CSL Subsidiary, or
(d) to enter into any agreement with respect thereto;


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

                  4.9.11 suffered any material casualty or extraordinary losses (whether or not covered by insurance);

                  4.9.12 made or adopted any change in its accounting practice or policies; or

                  4.9.13   agreed to do or authorized any of the foregoing.

         4.10     TANGIBLE PROPERTIES.

         SCHEDULE 4.10 contains a true and complete list of all fixed assets, fixtures, computer hardware and software, automobiles, and other tangible personal property owned or leased by CSL or any CSL Subsidiary with a book value in excess of $10,000 (the "CSL TANGIBLE PERSONAL PROPERTY"). Except as listed on
SCHEDULE 4.10 with respect to leased CSL Tangible Personal Property, CSL and each CSL Subsidiary has good and marketable title free and clear of all Claims to the CSL Tangible Personal Property. With respect to any CSL Tangible Personal Property leased by CSL or any CSL Subsidiary, all leases, conditional sale contracts, franchises or licenses pursuant to which CSL or any CSL Subsidiary may hold or use (or permit others to hold or use) such CSL Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments and existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such defaults or notices that individually or in the aggregate could not reasonably be expected to result in a CSL Material Adverse Change; and CSL's or any CSL Subsidiary's possession and use of such property has not been disturbed and no claim has been asserted against CSL or any CSL Subsidiary adverse to their rights in such leasehold interests, except for any such claims that individually or in the aggregate could not reasonably be expected to result in a CSL Material Adverse Change. All CSL Tangible Personal Property is adequate and usable for the purposes for which it is currently used and each item of CSL Tangible Personal Property, whether owned or leased, is in good operating condition, reasonable wear and tear excepted, and has been properly maintained and repaired, except as would not, individually or in the aggregate, result in a CSL Material Adverse Change. The CSL Tangible Personal Property comprises all the equipment necessary for the continuing operation of the Business in the manner in which is has been operated to date.

         4.11     PREMISES.

         The real property and the leases described on SCHEDULE 4.11 represent all the real property owned (the "CSL OWNED PREMISES") or leased or subleased (the "CSL LEASED PREMISES") and the real property leases and subleases (the "CSL LEASES") entered into or assumed by CSL or any CSL Subsidiary, and, with respect to the Leased Properties, SCHEDULE 4.11 sets forth the date of the lease and each amendment thereto and the aggregate annual rental payments and other fees payable under such lease. Except as set forth on SCHEDULE 4.11, each of the CSL Leases is in full force and effect, and there is not under any of the CSL Leases any existing default or event of default, except for any such defaults or notices that singly or in the aggregate could not reasonably by expected to result in a CSL Material Adverse Change. CSL and each CSL Subsidiary has good and marketable title to each of the CSL Owned Premises and except as set forth on SCHEDULE 4.11, each CSL Lease conveys good and marketable leasehold title to the CSL Leased


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

Premises purported to be conveyed thereunder, is enforceable by CSL or any CSL Subsidiary which is the lessee thereunder, provides exclusive possession of the CSL Leased Premises leased thereunder, and, subject to the receipt of non-disturbance agreements with respect to such CSL Leases, following the Transactions will continue to be enforceable in accordance with its terms. Except as set forth on SCHEDULE 4.11, CSL or each CSL Subsidiary has the right to use its respective CSL Leased Premises in accordance with the terms of each respective CSL Lease free and clear of all Claims. Each of the CSL Leased Premises currently used in the CSL Business ("CSL OCCUPIED LEASED PREMISES") is adequately maintained, fully equipped with all necessary utilities and is in reasonably satisfactory condition and repair, consistent with the uses to which it is presently being put or intended to be put. To CSL's Knowledge, there is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any CSL Leased Premises. Neither CSL nor any CSL Subsidiary has received notice of any pending or threatened condemnation or similar proceedings or any assessments affecting any of the CSL Leased Premises, nor to CSL's Knowledge is any such condemnation or assessment contemplated by any Governmental Authority. CSL has delivered to CNS true and correct copies of all CSL Leases, as amended to date.

         4.12     LICENSES AND PERMITS.

         SCHEDULE 4.12 lists all material licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority (other those issued (i) pursuant to CLIA, (ii) with respect to the handling and disposal of Hazardous Substances and (iii) by the United States Drug Enforcement Administration or any state agency with respect to the storage, use and dispensing of "controlled substances" (as defined by applicable federal and state Law)) by CSL and each CSL Subsidiary or used in or otherwise necessary for the conduct of the CSL Business (collectively, the "CSL Permits") together with any conditions imposed thereon. CSL and each CSL Subsidiary has complied with all conditions and requirements imposed by the CSL Permits and neither CSL nor any CSL Subsidiary has received any notice of, or has any reason to believe, that any Governmental Authority intends to cancel, terminate or suspend any of the CSL Permits of that valid grounds for such cancellation, termination or suspension exist. Except as set forth on SCHEDULE 4.12, and, except as would not, individually or in the aggregate, result in a CSL Material Adverse Change, no other licenses, permits, consents, approvals or authorizations of or from any Governmental Authority other than the CSL Permits are necessary to operate the Business. ICSL, CSL, any CSL Subsidiary own or have the right to use the CSL Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim. Each CSL Permit is and immediately after the Merger will be valid and in full force and effect and no CSL Permit will be subject to termination or be terminated or adversely affected by the Merger.

         4.13     CSL PROPRIETARY ASSETS.

                  4.13.1 SCHEDULE 4.13.1 identifies all material Proprietary Assets (as hereinafter defined) owned or licensed to, or otherwise used by, CSL or any CSL Subsidiary in the conduct of the CSL Business (collectively, the "CSL PROPRIETARY ASSETS"). SCHEDULE 4.13.1 lists each patent, trademark and service mark owned by or licensed to, or otherwise used by, CSL or any CSL Subsidiary and states with respect to each such patent, trademark or service mark, whether it is registered with the U.S. Patent and Trademark Office or any state or foreign Governmental Agency. Except as set forth in SCHEDULE 4.13.1, neither CSL nor any CSL Subsidiary is obligated to make any payment to any person or entity for the use of any CSL Proprietary Asset. Except as set forth in SCHEDULE 4.13.1, neither CSL nor any CSL Subsidiary has developed jointly with any other Person any CSL Proprietary Asset with respect to which such other Person has any rights.

                  4.13.2 CSL and each CSL Subsidiary has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all CSL Proprietary Assets (except CSL Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all CSL Proprietary Assets.

                  4.13.3 To the Knowledge of CSL, none of the CSL Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Neither CSL nor any CSL Subsidiary has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any CSL Proprietary Asset owned or used by any other Person. To CSL's Knowledge, neither CSL nor any CSL Subsidiary is infringing, misappropriating, or making any unlawful use of, nor has at any time infringed, misappropriated or made any unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of CSL, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any CSL Proprietary Asset.

                  4.13.4 CSL Proprietary Assets constitute all the Proprietary Assets necessary to enable CSL and the CSL Subsidiaries to conduct the CSL Business in the manner in which the CSL Business has been and is being conducted. Except as set forth in SCHEDULE 4.13.4: (a) neither CSL nor any CSL Subsidiary has licensed any CSL Proprietary Asset to any Person, and (b) neither CSL nor any CSL Subsidiary has entered into any contract, agreement, covenant not to compete, or other arrangement limiting its ability to exploit fully any of its CSL Proprietary Assets or to transact business in any market or geographical area or with any Person.

         4.14     OUTSTANDING COMMITMENTS.

                  4.14.1 SCHEDULE 4.14.1 sets forth a list of all contracts, agreements, leases, subleases, commitments, licenses and franchises, whether written or oral, to which CSL or any CSL Subsidiary is a party or which relate to the CSL Business and under which CSL has any continuing obligations, each of which (a) relates to the purchase, sale, lease, pledge or license of property or services the cost or value of which is $50,000 or greater; or (b) pursuant to which CSL or any CSL Subsidiary is obligated to, or reasonably expects to, receive or pay, or has received or paid in any 12 month period, in cash, services, securities or other property, $50,000 or more (collectively, the "CSL CONTRACTS"). Except as set forth on SCHEDULE 4.14.1, CSL has delivered or made available to CNS true, correct and complete copies of all written CSL Contracts and SCHEDULE 4.14.1 contains an accurate and complete description of all CSL Contracts which are not in writing. All of the CSL Contracts are in full force and effect. CSL and


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

each CSL Subsidiary which is a party to the CSL Contracts has performed all the obligations required to be performed by them to date, and, to CSL's Knowledge, there is not under any of the CSL Contracts any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except where failure to perform or such default or event of default could not reasonably be expected to have a CSL Material Adverse Effect. Neither CSL nor any CSL Subsidiary has (a) any present expectation or intention of not fully performing all its obligations under each of the CSL Contracts to which it is a party or (b) any Knowledge of any breach or anticipated breach by any other party to any of the CSL Contracts, except where such breach or anticipated breach could not reasonably be expected to have a CSL Material Adverse Effect. None of the CSL Contracts has been terminated or notice of termination given with respect thereto, and neither CSL nor any CSL Subsidiary has Knowledge of any intention or right of any party to any Contract to default another party to any CSL Contract, except where such termination or default could not reasonably be expected to have a CSL Material Adverse Effect. There exists no actual or, to the Knowledge of CSL, threatened termination, cancellation or limitation of the business relationship of CSL or any CSL Subsidiary with any party to any CSL Contract, except where such termination, cancellation or limitation could not reasonably be expected to have a CSL Material Adverse Effect.

                  4.14.2 Set forth in SCHEDULE 4.14.2 is an accurate and current listing of the ten (10) largest customers of CSL and the CSL Subsidiaries for each of the two (2) most recent fiscal years. Except as set forth in SCHEDULE 4.14.2, CSL does not have any Knowledge indicating that any of such customers intend to cease doing business with CSL or any CSL Subsidiary, or alter the amount of the business that it is presently doing with the CSL or any CSL Subsidiary, to the extent that such cessation or alteration would result in a CSL Material Adverse Change.

                  4.14.3 As of the date of this Agreement, to the Knowledge of CSL, SCHEDULE 4.14.3 contains a correct and current list of the ten (10) largest suppliers of CSL and the CSL Subsidiaries during the two (2) most recent fiscal years. Except as indicated in SCHEDULE 4.14.3, CSL has no Knowledge of any facts, indicating that any of these suppliers intend to cease doing business with CSL or any CSL Subsidiary, or materially alter the amount of the business that they are presently doing with CSL or any CSL Subsidiary, to the extent that such cessation or alteration would result in a CSL Material Adverse Change.

         4.15     LITIGATION.

         Except as set forth on SCHEDULE 4.15, there is no (a) action, suit, claim, proceeding or investigation pending or, to the Knowledge of CSL, threatened against or affecting CSL or any CSL Subsidiary (whether or not CSL or any CSL Subsidiary is a party or prospective party thereto), at law or in equity, or before or by any Governmental Authority, (b) pending or, to the Knowledge of CSL, threatened arbitration proceeding relating to CSL or any CSL Subsidiary or (c) governmental inquiry pending or, to the Knowledge of CSL, threatened against or involving CSL or any CSL Subsidiary, and there is no basis for any of the foregoing. Except as set forth on SCHEDULE 4.15, neither CSL not any CSL Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may have a CSL Material Adverse Effect. Except as set forth on SCHEDULE 4.15, there are no outstanding orders, writs, judgments, injunctions or decrees of any Governmental Authority or arbitration tribunal against, involving or affecting CSL or any CSL Subsidiary and to the Knowledge of CSL there are no facts or circumstances which may result in institution of any such action, suit, claim or legal, administrative or arbitration proceeding. Neither CSL nor any CSL Subsidiary nor ICSL is in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any Governmental Authority. Except as set forth on SCHEDULE 4.15, there is no action, suit or proceeding by CSL or any CSL Subsidiary pending or to the Knowledge of CSL or ICSL, threatened against others. Except as set forth on
SCHEDULE 4.15, none of CSL, any CSL Subsidiary or any director or employee of CSL or any CSL Subsidiary or any physician employed by or under contract with CSL or any CSL Subsidiary has been disqualified, debarred, restricted or otherwise sanctioned (or gave future assurances to avoid the imposition of sanctions) by the Food and Drug Administration in connection with studies with human or animal subjects designed to develop evidence of the safety and effectiveness of investigational human drugs, biological products, or medical devices. Except as set forth on SCHEDULE 4.15, none of the following has occurred with respect to CSL or any CSL Subsidiary:

                  (a) Neither CSL nor any CSL Subsidiary nor, to the Knowledge of CSL, any director or executive officer thereof, has been convicted in a criminal proceeding or has been named or is a subject of a criminal, governmental or other regulatory investigation or proceeding (excluding minor traffic violations); or

                  (b) Neither CSL nor any CSL Subsidiary nor, to the Knowledge of ICSL or CSL, any director or executive officer thereof, has been found by a court of competent jurisdiction in a civil action or by any Governmental Authority or other regulatory body to have violated any Law.

         4.16     COMPLIANCE WITH LAW.

         Except as set forth in SCHEDULE 4.16, CSL and each CSL Subsidiary has complied in all material respects with and is not in default under, all Laws applicable to it, its operations, properties, assets, products and services, except for such defaults or failures to comply as could not reasonably be expected to result in a CSL Material Adverse Change. Neither CSL nor any CSL Subsidiary has received any notices of violation with respect to any Law. Without limiting the foregoing, CSL and each CSL Subsidiary is in compliance with all Laws relating to its purchase, sale, handling, disposition and transportation of biological specimens and its use and disclosure of patient medical information. CSL and each CSL Subsidiary has entered into agreements with each of its clinical investigators whereby the investigators are required to maintain and keep informed patient consents in writing in accordance with applicable protocols for clinical studies conducted at the CSL sites and all applicable Laws. Except as set forth on SCHEDULE 4.16, the structure and operations of the CSL Business are in compliance with applicable Laws, including state Laws relating to the corporate practice of medicine, fee-splitting, fraud and abuse, and any Laws relating to the prohibition on referrals to entities with which a healthcare provider or supplier has a financial relationship. There is no


                                       A-42

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existing Law, and CSL has no Knowledge of any proposed Law, which would prohibit or materially restrict the Surviving Corporation from, or otherwise materially adversely affect the Surviving Corporation in, conducting the CSL Business. Except as set forth on SCHEDULE 4.16, CSL and any CSL Subsidiary has obtained, or as of the Closing will have obtained, all requisite approvals and consents of, and made all requisite filings with all Governmental Authorities and other third parties that are necessary to be obtained or made to (a) permit the conduct of the CSL or any Subsidiary's Business, (b) permit the valid execution, delivery and performance by ICSL and CSL or any Subsidiary of this Agreement and the Transactions, including, without limitation, the Merger, and (c) prevent any CSL Permit or agreement relating to the CSL Business from terminating prior to its scheduled termination as a result of the consummation of the Transactions. Neither CSL nor any CSL Subsidiary has engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. ss.801 et seq., or the regulations promulgated pursuant to such statute or any related state or local Laws concerning the dispensing and sale of controlled substances and ICSL, CSL and any CSL Subsidiary have complied with all other requirements of the Food and Drug Administration applicable to the CSL Business. Neither CSL nor any CSL Subsidiary receives, nor has for the past ten (10) years received, funds from any program of any Governmental Entity.

         4.17     LABOR AND EMPLOYEE RELATIONS.

         Neither CSL nor any CSL Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and CSL has no Knowledge of any attempt to organize any of their employees by any person, unit or group seeking to act as their bargaining agent. Except as set forth on SCHEDULE 4.17, there are no pending or, to the Knowledge of CSL, threatened charges (by employees or their representatives or any Governmental Authority) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any employee of CSL or any CSL Subsidiary.

         4.18     CERTAIN EMPLOYEES.

                  4.18.1 Set forth on SCHEDULE 4.18.1 is a list of names of all of the physicians, employees and consultants employed by or under contract with CSL or any CSL Subsidiary, together with the title or job classification of each such person and his or her current compensation. Except as set forth on SCHEDULE 4.18.1, none of such persons has (a) an employment agreement, contract or understanding, whether oral or written, with CSL or any CSL Subsidiary which is not terminable on thirty (30) days or less notice by CSL or any CSL Subsidiary without cost or other liability to CSL or any CSL Subsidiary or (b) a non-competition, non-disclosure and/or non-solicitation agreement or understanding with CSL or any CSL Subsidiary, whether written or oral, and all such employment and other agreements are set forth in SCHEDULE 4.18.1 hereto. No person listed on SCHEDULE 4.18.1 has indicated that he or she intends to terminate his or her duties or status. To CSL's Knowledge, each person listed on
SCHEDULE 4.18.1 who is required to be licensed by applicable state law in order to perform his or her duties is so licensed. Set forth on SCHEDULE 4.18.1 is the amount, if any, of any severance liability in excess of $50,000 of CSL or any CSL Subsidiary with respect to each person listed on SCHEDULE 4.18.1.


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                  4.18.2 Set forth in SCHEDULE 4.18.2 is a list of all
consulting, business or contractual agreements and relationships or other CSL Contracts with referring physicians, physicians networks, hospitals or similar Persons (the "CSL SOURCES"). Neither CSL nor any CSL Subsidiary is a party to any agreement with CSL Sources which involves any activities which are prohibited under federal statutes 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes, or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including the following: (a) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (d) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring, or inducing to refer, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by federal programs, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by federal programs.

                  4.18.3 Except as set forth on SCHEDULE 4.18.3, no CSL Source having a "FINANCIAL RELATIONSHIP" with CSL or any CSL Subsidiary, as that term is defined in 42 U.S.C. Section 1395nn, directly or indirectly refers patients or services to CSL or any CSL Subsidiary, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         4.19     EMPLOYEE BENEFITS.

                  4.19.1 Set forth on SCHEDULE 4.19.1 is an accurate and complete list of all "PLANS" within the meaning of ERISA including, without limitation, all pension plans within the meaning of ERISA Section 3(2)(A) ("CSL PENSION PLANS"), deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, and other employee benefit plans within the meaning of ERISA Section 3(1) ("CSL WELFARE PLANS"), and all other obligations, customary practices, or programs and arrangements, whether formal or informal, oral or written, and whether or not legally enforceable which CSL, any CSL Subsidiary or any entity that, together with ICSL and CSL or any CSL Subsidiary would be treated as a single employer under Code Section 414 or ERISA Section 4001(b) (an "CSL ERISA AFFILIATE") sponsors, maintains, participates in, contributes to or is obligated to contribute to or under which past or present employees, directors, contractors, service providers, agents and representatives of CSL, any CSL Subsidiary or CSL ERISA Affiliate(s) may have any liability (collectively, the "CSL PLANS"). Through the Closing Date, all such CSL Plans shall be maintained by CSL in full force and effect. Neither ICSL, CSL, any CSL Subsidiary, nor any CSL ERISA Affiliate contributes, has contributed to or has ever been required to contribute to, any plan subject to Title IV of ERISA or to any multiemployer plan, as defined in section 3(37)


                                       A-44

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or section 4001(a)(3) of ERISA and no withdrawal liability has been or may be assessed under Title IV of ERISA against ICSL, CSL, or CSL ERISA Affiliate(s) based on circumstances existing on or prior to the Closing Date.

                  4.19.2 Each CSL Plan has been established and administered in accordance with its terms and in full compliance with the applicable provisions of the Code, ERISA and other applicable laws, rules and regulations, and all obligations of ICSL, CSL, each CSL Subsidiary and CSL ERISA Affiliate(s) with respect to each CSL Plan have been satisfied except with respect to contributions not required to be made as of the date hereof or with respect to benefit claims in the ordinary course not determined or not required to be paid as of the date hereof. Each CSL Plan which is intended to be qualified within the meaning of section 401(a) of the Code is so designated on SCHEDULE 4.19.2 and is so qualified within and has received a favorable determination letter from the IRS with respect to its qualification, is entitled to rely on any opinion letter from the IRS with respect to a prototype plan sponsor, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would cause the loss of such qualification. Each CSL Plan which is intended to meet the requirements for tax-favored treatment under Subchapter D of Chapter 1 of Subtitle A of the Code meets such requirements in all material aspects.

                  4.19.3 With respect to each CSL Plan, no actions, suits or claims (other than claims for benefits in the ordinary course), government administrative proceeding or investigations are pending or threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims. No "REPORTABLE EVENT" (as defined in ERISA Section 404 and its regulations) has occurred. Neither ICSL, CSL, any CSL Subsidiary nor any CSL ERISA Affiliate has engaged in a prohibited transaction, as defined under section 4975 of the Code or section 406 of ERISA, with respect to any Plan, and, to the Knowledge of ICSL, CSL, any CSL Subsidiary, no fiduciary with respect to any Plan has breached any fiduciary duty to such CSL Plan under Part 4 of Title I of ERISA or other applicable law. No event has occurred and no condition exists that has subjected or would subject ICSL, CSL, any CSL Subsidiary, or any CSL ERISA Affiliate(s) to any tax, fine or penalty imposed by the Code, ERISA or other applicable law. All required contributions have been timely made by ICSL, CSL, any CSL Subsidiary, or any CSL ERISA Affiliate, as appropriate, to each of the CSL Plans and there is no funding deficiency with respect to any of the CSL Plans. Each CSL Plan may be amended or terminated in accordance with its terms without obligation or liability, other than those obligations and liabilities for which specific assets have been set aside or reserved for on the ICSL Balance Sheet as of the ICSL Balance Sheet Date included in the ICSL Financial Statements and those obligations and liabilities reflected by the terms of the Plan documents. There are no unfunded obligations under any CSL Plan providing benefits to employees of CSL, any CSL Subsidiary, or CSL ERISA Affiliate(s) during employment or after termination of their employment. The consummation of the Transactions will not result in the payment, vesting or acceleration of any benefit, except as required under Code Section 411(d)(3).

                  4.19.4 Except as set forth on SCHEDULE 4.19.4, (a) neither the CSL Plans


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nor CSL (or any CSL Subsidiary) is obligated to pay separation, severance, termination or similar benefits or to vest any person in whole or in part solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in those individuals' employment or option agreements or in Section 280G of the Code); (b) all required discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the CSL Balance Sheet Date; and (c) none of the CSL Plans has any unfunded liabilities that are not reflected on the CSL Balance Sheet.

                  4.19.5 None of the CSL Plans ever maintained by CSL or any CSL ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

                  4.19.6 With respect to each CSL Plan maintained by CSL preceding the Closing Date, complete and correct copies of the following documents (if applicable to such CSL Plan) have previously been delivered to
CNS: (a) all documents embodying or governing such CSL Plan and any funding medium for the CSL Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (b) the most recent IRS determination or approval letter with respect to such CSL Plan under Code
Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (c) all filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (d) all actuarial valuation reports completed with respect to such Plan; (e) the summary plan description for such CSL Plan (or other descriptions of such CSL Plan provided to employees) and all modifications thereto; (f) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such CSL Plan; (g) any registration statement or other filing made pursuant to any federal or state securities Law; and (h) all correspondence to and from any state or federal agency with respect to such CSL Plan.

                  4.19.7 Each CSL Plan required to be listed on SCHEDULE 4.19.1 may be amended, terminated, or otherwise modified by CSL to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals under any CSL Plan and no employee communications or provision of any CSL Plan document has failed to effectively reserve the right of CSL or the CSL ERISA Affiliate to so amend, terminate or otherwise modify such CSL Plan.

                  4.19.8 Each CSL Plan ever maintained by CSL (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities Laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act of 1933, as amended, and/or state "Blue Sky" laws.

         4.20     INSURANCE.

         CSL and each CSL Subsidiary is, and will be through the Closing Date, adequately insured with responsible insurers in respect of their properties, assets and business with respect to the CSL Business against risks normally insured against by


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

companies in similar lines of business under similar circumstances. SCHEDULE
4.20 correctly describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by ICSL, CSL or any CSL Subsidiary with respect to the CSL Business, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. Neither ICSL nor CSL nor any CSL Subsidiary (a) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (b) has received notice of cancellation or non-renewal of any such policy or binder or (c) has received notice of or is otherwise aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than forty-five days, or as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and CSL and each CSL Subsidiary is otherwise in compliance with the terms of such policies and bonds. SCHEDULE 4.20 lists all claims made against CSL and each CSL Subsidiary's insurance coverage during the 12 month period immediately preceding the date hereof. Except as set forth on SCHEDULE 4.20, all insurance coverage listed on SCHEDULE 4.20 is on an occurrence basis. Other than reasonable deductible amounts customary in the industry, neither CSL nor any CSL Subsidiary is self-insured nor is any one of them a party to any risk sharing or similar agreement except as specifically noted on SCHEDULE 4.20.

         4.21     TRANSACTIONS WITH AFFILIATES.

         Except as set forth in SCHEDULE 4.21 hereto and only with respect to transactions giving rise to current or contingent liabilities of ICSL, CSL or any CSL Subsidiary, no current holder of 5% or more of any class of capital stock of ICSL, CSL or any CSL Subsidiary at the time such transaction was entered into, or any director, officer or employee of ICSL, CSL or any CSL Subsidiary, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has an interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with ICSL, CSL or any CSL Subsidiary, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to or from ICSL, CSL or any CSL Subsidiary.

         4.22     TAXES.

         ICSL, CSL and each CSL Subsidiary have filed (on a consolidated basis) all Tax returns and reports required to be filed, including, without limitation, returns and estimated returns, complete and accurate copies of which have been provided to CNS, and have paid in full all taxes shown due thereon and all estimated Tax when due (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof, whether or not shown on any Tax return). Except as set forth on SCHEDULE 4.22, neither CSL nor any CSL Subsidiary is required to pay any other Tax except as shown in such Tax returns, reports and information filings. All such returns, reports and information filings required to be filed, including any amendments to date, have been prepared in good faith and without negligence or misrepresentation and were correct and complete in all material respects. CSL and each CSL Subsidiary has


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either paid or, in accordance with GAAP applied consistently with prior periods, adequately provided for, by reserves or other proper accounting treatment shown in CSL Financial Statements, its liability for all Tax of every kind, for the current Tax year and for all prior years. CSL has no Knowledge of any proposed or threatened assessment or reassessment of any Taxes. In addition, at the date hereof, CSL and each CSL Subsidiary has deducted and remitted all withholding tax or source deductions when due to the appropriate Governmental Authority as required by Law or CSL and each CSL Subsidiary has adequately provided for such deductions by reserves or other proper accounting treatment, in accordance with GAAP applied consistently with prior periods, in their books and records of account. Neither CSL nor any CSL Subsidiary (a) has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations with respect to its Tax liabilities, (b) is not a "CONSENTING CORPORATION" within the meaning of
Section 341(f) of the Code, (c) has not been a member of any consolidated group (other than with ICSL) for Tax purposes or (d) does not have, or will not fail to have, all records and information necessary for the timely and accurate filing of any Tax returns due after the date hereof, including any returns due after the Closing Date which relate to the period prior to the Closing Date. Neither CSL nor any CSL Subsidiary is a party to any tax allocation or tax or tax sharing agreement or member of an affiliated group of corporations other than agreements or groups between ICSL and its Subsidiaries. Neither CSL, nor any CSL Subsidiary nor ICSL (to the Knowledge of CSL, any CSL Subsidiary or
ICSL) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or similar provisions of any state, local, or foreign law). Neither CSL, nor any CSL Subsidiary, nor ICSL, nor (to the Knowledge of CSL, any CSL Subsidiary or ICSL) any of its Affiliates has taken or agreed to take any action or failed to take any action which action or failure would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

         4.23     BROKERS.

         Except as set forth on SCHEDULE 4.23, no agent, person or firm acting on behalf of ICSL, CSL and each CSL Subsidiary or under their authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated hereby.

         4.24     ENVIRONMENTAL LAWS.

                  4.24.1 ICSL, CSL and each CSL Subsidiary has operated and continue to operate the CSL Business in compliance in all material respects with all Environmental Laws where the failure to comply would result in a CSL Material Adverse Change.

                  4.24.2 To the Knowledge of CSL, no CSL Owned Premises, CSL Leased Premises or any real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, clean-up or removal of, any Hazardous Substance.

                  4.24.3 There are no Environmental Claims pending or threatened against CSL or any CSL Subsidiary or against any Person whose liability for any Environmental Claim CSL or any CSL Subsidiary has or may have retained or assumed either


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

contractually or by operation of Law. There are no present, or to the Knowledge of CSL, past actions, activities, circumstances, conditions, events, incidents or practices, including, without limitation, the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance that could form the basis of any Environmental Claim against CSL or, to the Knowledge of CSL, against any Person whose liability for any Environmental Claim CSL or any CSL Subsidiary has or may have retained or assumed either contractually or by operation of Law.

                  4.24.4 All Waste generated in connection with the CSL Business, operations, Assets and properties of CSL and each CSL Subsidiary has been (a) treated, stored or disposed of by or at facilities duly licensed pursuant to applicable Environmental Laws and (b) transported to such facilities by transporters duly licensed pursuant to applicable Environmental Laws. CSL has maintained true and complete records relating to the generation, transportation, treatment, storage and disposal of Waste generated in connection with the business, operations, assets and properties of CSL and the CSL Subsidiaries.

                  4.24.5 CSL has delivered to CNS all environmental inspection reports ("CSL ENVIRONMENTAL REPORTS") prepared by any person or entity concerning compliance with applicable Environmental Laws of the CSL Business, operations, assets or properties or the use, manufacture, importation, processing, storage, treatment, transportation, release or disposal therefrom, therein or thereon of any Hazardous Substance. All such CSL Environmental Reports are listed on SCHEDULE 4.24.

         4.25     ACCOUNTS RECEIVABLE.

         All of the accounts receivable of CSL and each CSL Subsidiary with respect to the CSL Business shown or reflected on the CSL Balance Sheet in the CSL Financial Statements and any accounts receivable that have accrued subsequent to the CSL Balance Sheet Date represent bona fide transactions and arose in the Ordinary Course of Business and are carried at values determined in accordance with GAAP consistently applied. Except as set forth on SCHEDULE 4.25, neither CSL not any CSL Subsidiary has any accounts or loans receivable from any of its directors, officers or employees.

         4.26     SECURITIES AND EXCHANGE COMMISSION FILINGS.

         The information included in the Proxy Statement or Information Statement, as the case may be, (other than CNS Financial Statements and other information relating to CNS furnished to ICSL by CNS expressly for inclusion therein) at the time of the mailing of the Proxy Statement or Information Statement to ICSL's stockholders will not contain any untrue statement of a material fact or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein in light of the circumstances under which they are made, not misleading.

         4.27     DISCLOSURE.

         All documents and schedules delivered or to be delivered by or on behalf of ICSL and CSL in connection with this Agreement and the Transactions are true, complete and correct in all material respects. Neither this Agreement, nor any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact or omits a material fact


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necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

         4.28     SEC FILINGS.

         Since January 31, 1999, ICSL has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC (except the Form 10-Q for the fiscal quarter ended April 30, 2001, the Form 10-Q for the fiscal quarter ended July 31, 2001, and except where failure to file is not reasonably likely to cause a Material Adverse Change). As of their respective dates, each of such reports and documents, including the financial statements, schedules and exhibits thereto, complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (each as in effect on the date of such filing). As of its respective date, each such report and document did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that to the extent that the foregoing relates to facts or omissions regarding Persons other than ICSL and its Affiliates, such representation and warranty is made to ICSL's knowledge.

                          ARTICLE 5 - COVENANTS OF CNS

         CNS and Acquisition Sub covenant and agree with CSL and ICSL as follows:

         5.1      EMPLOYEE MATTERS.

         CNS will cause the Surviving Corporation to offer to employees of CSL and each CSL Subsidiary who continue employment with the Surviving Corporation ("TRANSFERRED EMPLOYEES") (i) the CSL Plans offered to the Transferred Employees immediately prior to the Closing Date on substantially the same terms as are currently offered by CSL to Transferred Employees or (ii) benefits of the same type and under the same terms and conditions as are offered from time to time to CNS employees generally, provided that for the purpose of determining participation, vesting and benefit accrual, CNS will, or will cause the Surviving Corporation to, give credit under such benefit plan to Transferred Employees for all service with the Surviving Corporation and with CSL and/or ICSL prior to the Effective Time. CNS shall also cause the Surviving Corporation to assume and honor in accordance with their terms all employment, severance, consulting and other compensation agreements between CSL and those officers, employees or consultants of CSL who shall become officers, employees or consultants of the Surviving Corporation from and after the Effective Time, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any CSL Plan. CNS will, or will cause the Surviving Corporation to, make offers of employment to those of ICSL's employees as shall be mutually agreed by CNS and ICSL.

         5.2      CNS SECURED CONVERTIBLE DEBT.

         CNS shall obtain firm commitments from the Newco Investors for the purchase from CNS, concurrently with the closing of the Merger, of not less than $1.25 Million in original principal amount of Convertible Notes, to be issued and sold by CNS substantially in accordance with the term sheet attached hereto as EXHIBIT 5.2 (the "NOTE

PURCHASE TERM SHEET") pursuant to documentation that is mutually acceptable to, ICSL and CNS (the "NOTE PURCHASE AGREEMENT").

         5.3      CNS OPTIONS AND ICSL REPLACEMENT OPTIONS.

                  5.3.1 As soon as practicable after the execution and delivery of this Agreement, the Board of Directors of CNS (or, if appropriate, any committee administering CNS Options) shall adopt or cause to be adopted, such resolutions, and shall take or cause to be taken, such other actions as are required to adjust the terms of the outstanding CNS Options to provide that each CNS Option outstanding immediately prior to the Effective Time (whether or not vested) and granted to an officer or employee of CNS holding a position with a title that is junior to senior vice president, at the Effective Time, shall not accelerate and immediately vest as a result of the Merger or other transactions contemplated by this Agreement. CNS shall use its best efforts to enter into option amendment agreements with all officers holding a position of senior vice president or senior, to provide that such options granted to those officers shall not accelerate and immediately vest as a result of the Merger of other transactions contemplated by this Agreement.

                  5.3.2 As soon as practicable after the execution and delivery of this Agreement, the Board of Directors of CNS shall take the actions set forth in Section 1.5.4. CNS shall take all corporate action necessary to reserve for issuance sufficient shares of New Common Stock for delivery upon exercise of ICSL Replacement Options granted by CNS in accordance with the provisions of this Agreement.

                  5.3.3 In the event that any of the ICSL Replacement Options issued in exchange for the ICSL Options listed on SCHEDULE 5.3.3 terminate in the period from and including the Effective Time until the Trigger Date (as defined in the Investor Rights Agreement) (by reason of termination of employment or service, death or disability of the option holder or otherwise under the terms of the option plan or agreement governing such ICSL Replacement Options), the shares of New Common Stock reserved for issuance upon exercise of such ICSL Replacement Options shall be issued by Newco to ICSL within thirty
(30) days of termination of such ICSL Option(s).

         5.4      CNS STOCKHOLDER APPROVAL.

         CNS shall take all actions to obtain any stockholder approval required by Law to be obtained to consummate the Transactions, including the calling, giving notice of, convening and holding a Special Meeting of the CNS Stockholders. CNS shall, through its Board of Directors, recommend to its stockholders that they approve the Amended Certificate.

         5.5      TERMINATION OF STOCKHOLDER AND VOTING AGREEMENTS.

         CNS and the CNS stockholders shall take all actions to terminate all stockholder, voting, registration rights and other similar agreements, if any (collectively, the "CNS SHAREHOLDERS AGREEMENTS") other than that certain (i) Shareholders Agreement dated as of March 26, 1999 between CNS and certain CNS Stockholders, as amended, and (ii) Investor Rights Agreement dated as of March 26, 1999 between CNS and certain CNS stockholders, as amended.


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         5.6      ADOPTION OF AMENDMENT TO CNS STOCK OPTION PLAN.

         There shall be adopted by the Board of Directors and stockholders of CNS an amendment to the CNS Stock Option Plan (the "CNS OPTION PLAN") increasing the number of shares of Newco Common Stock authorized for issuance under the CNS Option Plan such that the number of shares so authorized is equal to the sum of
(i) the number of shares reserved for issuance upon exercise of outstanding CNS Options, (ii) the number of shares to be issuable upon exercise of ICSL Replacement Options and (iii) a number of shares equal to at least 10% of the New Common Stock Equivalents outstanding immediately after the Effective Time for use in granting new options to Newco employees and executive officers. The Board of Directors of CNS shall take and shall cause to be taken all action necessary to reserve for issuance such shares of New Common Stock pursuant to the CNS Option Plan.

         5.7      PAYMENT OF CNS PREFERRED STOCK DIVIDEND.

         CNS shall take any and all action necessary to issue, immediately prior to the filing of the Amended Certificate with the Secretary of State of the State of Delaware, to the holders of CNS Preferred Stock, in full satisfaction of the CNS Preferred Stock Dividend, that number of shares of CNS Common Stock equal to the quotient of the CNS Preferred Stock Dividend divided by the CNS Per Share Value, provided that the number of shares of CNS Common Stock issued to each holder of CNS Preferred Stock shall be rounded up or down to the nearest whole number.

         5.8      TERMINATION OF PSILOS AGREEMENT.

         CNS shall take any and all actions necessary to terminate the Psilos Agreement, effective immediately after the Effective Time; PROVIDED, HOWEVER, that CNS shall remain liable for the Psilos Fee.

                      ARTICLE 6 - COVENANTS OF CSL AND ICSL

         CSL and ICSL covenant and agree with CNS, Acquisition Sub and the CNS Stockholders as follows:

         6.1      ICSL ACTIONS.

         As soon as practicable after the execution and delivery of this Agreement, ICSL shall take all actions, including the filing with the SEC, to prepare either (i) a Proxy Statement pursuant to Regulation 14A under the Exchange Act (a "PROXY STATEMENT"), or (ii) in the event that ICSL obtains the requisite approval from its stockholders without the necessity of a Special Meeting of ICSL stockholders, an Information Statement pursuant to Regulation 14C under the Exchange Act (the "INFORMATION STATEMENT"), and shall use its reasonable best efforts to cause the Proxy Statement or Information Statement, as the case may be, to be "cleared" by the SEC, and to be mailed to all holders of ICSL Common Stock. ICSL shall deliver copies of the proposed form of Proxy Statement or Information Statement, as the case may be, to CNS within a reasonable time prior to the filing thereof with the SEC for review and comment by CNS and its counsel. ICSL shall take all steps necessary to amend or supplement the Proxy Statement or Information Statement and to cause such amended Proxy Statement or Information Statement to be filed with the SEC and disseminated to ICSL's stockholders as required by applicable federal securities Laws. If ICSL is required to solicit the approval of


                                       A-52

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ICSL's stockholders, ICSL shall, as soon as practicable, duly call, give notice of, convene and hold a Special Meeting of ICSL stockholders for the purpose of seeking approval to consummate the Merger. ICSL shall, through its Board of Directors, recommend to its stockholders that they approve the Merger.

         6.2      ICSL REPLACEMENT OPTIONS.

         As soon as practicable after the execution and delivery of this Agreement, the Board of Directors of ICSL shall adopt or cause to be adopted, such resolutions, and shall take or cause to be taken, such other actions as are required to cancel the outstanding ICSL Options in consideration of the grant by Newco of ICSL Replacement Options at the Effective Time in accordance with
Section 1.5.4 hereto.

                          ARTICLE 7 - MUTUAL COVENANTS

         7.1      BEST EFFORTS COOPERATION.

         Until the Closing or earlier termination of this Agreement, each of ICSL, CSL, CNS, Acquisition Sub and the CNS Stockholders, respectively, shall use its best efforts in good faith to perform and fulfill, or cause to be performed and fulfilled, all conditions and obligations to be fulfilled, or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         7.2      ACCESS.

         Until the Closing, each party shall give the other parties, and their attorneys, accountants and other authorized representatives complete access, upon reasonable notice and at reasonable times, to each party's offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments and other documents and information. In order that each party may have full opportunity to make such examination and investigation as they may desire of the other parties, each party hereto and their respective representatives during such period will furnish the other parties with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants and attorneys of each to cooperate fully with the representatives of each other party in connection with such review and examination and to make full disclosure to each party of all material facts affecting the financial condition and the operations, properties and prospects of each of the parties hereto; provided, however, that each such party will, unless the Closing occurs, hold the documents and information concerning the other parties hereto confidential in accordance with Section 7.15 hereof.

         7.3      INSURANCE.

         Until the Closing, each of CNS and CSL shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

         7.4      COMPLIANCE WITH LAWS.

         Until the Closing, each of CNS and CSL shall conduct its operations in compliance with all applicable Laws.


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

         7.5      KEEPING OF BOOKS AND RECORDS.

         Until the Closing, each of CNS and CSL shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its operations shall be made.

         7.6      CONDUCT OF BUSINESS.

         Prior to the Effective Time, unless, in the case of CSL, CNS shall have consented in writing thereto, and in the case of CNS, ICSL or CSL shall have consented in writing thereto, CNS and CSL:

                  7.6.1 shall, and shall cause each of its respective Subsidiaries to, conduct its operations in the Ordinary Course of Business in substantially the same manner as heretofore conducted;

                  7.6.2 shall use its best efforts, and shall cause each of its respective Subsidiaries to use its best efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with it;

                  7.6.3 except as otherwise contemplated hereby, shall not, and shall not permit any of its respective Subsidiaries to, amend its Certificate of Incorporation or By-laws;

                  7.6.4 shall promptly notify the other party of any material emergency or other material change in its or any of its Subsidiary's condition (financial or otherwise), business, properties, assets, liabilities, prospects or the Ordinary Course of Business of it or any Subsidiary or in the operation of its or any of its Subsidiary's properties and of any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  7.6.5 shall not, and shall not permit any of its respective Subsidiaries to, (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and listed on SCHEDULE 3.3.1 or SCHEDULE 4.3, respectively, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (b) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock not existing on the date hereof and listed on SCHEDULE 3.3.1 or SCHEDULE 4.3, respectively, (c) except as otherwise provided for in this Agreement or as required under the governing document, accelerate the vesting or exercisability of any option, warrant, conversion right or other right to acquire any shares of its capital stock, (d) increase, or permit any of its Subsidiaries to increase, any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees except for the payment of cash bonuses to officers, directors or employees pursuant to and consistent with existing plans or programs described on SCHEDULES 3.18.1 and 3.19.1 or SCHEDULES
4.18.1 and 4.19.1, (e) adopt any employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect or (f) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, except in the Ordinary Course of Business; PROVIDED HOWEVER, that ICSL may sell or otherwise dispose of its network management division;

                  7.6.6 shall not, and shall not permit any of its respective Subsidiaries to, (a) incur or obligate itself to incur any capital expenditure in excess of $50,000, incur any long-term indebtedness in addition to that outstanding on the date hereof or any other indebtedness or liability other than pursuant to existing credit agreements or in the Ordinary Course of Business;
(b) make any loans, advances or capital contributions to, or investments in, any other person, other than travel or other advances to employees consistent with past practice; or (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person, except to endorse checks for collection or deposit in the Ordinary Course of Business;

                  7.6.7 declare or pay any dividend or distribution on any shares of its capital stock; or

                  7.6.8 agree, or permit any of its respective Subsidiaries to agree, in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect as of the date hereof or as of the Effective Time, as if made as of such time.

         7.7      LITIGATION.

         Until the Closing, CNS will promptly notify ICSL, and ICSL and CSL will promptly notify CNS, of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by CNS and any CNS Subsidiary or their Affiliates, or against any employee, consultant or director of CNS or any CNS Subsidiary, on the one hand, or ICSL, CSL and any CSL Subsidiary or their Affiliates, or against any employee, consultant or director of ICSL, CSL, or any CSL Subsidiary on the other hand.

         7.8      CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES.

         From the date hereof up to and including the Closing Date (a) each of
(i) CNS and any CNS Subsidiary and (ii) ICSL, CSL and any CSL Subsidiary will conduct its operations in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and events arising as a consequence of the Transactions, or actions in the Ordinary Course of Business after the date hereof which would not have an adverse effect on the properties, assets, operations or condition (financial or otherwise) or prospects of the CNS Business or CSL Business; and (b) (i) CNS will advise ICSL and CSL promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranties of CNS to become untrue and (ii) ICSL or CSL, as the case may be, will advise CNS promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representations or warranties of ICSL or CSL to become untrue.

         7.9      NO NEGOTIATIONS.

         During the term of this Agreement, CNS, Acquisition Sub, ICSL or CSL and each officer, director, employee, consultant, advisor, agent or investment banker of CNS,

Acquisition Sub, ICSL or CSL, respectively, shall not, directly or indirectly, initiate, solicit or continue discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of any part of the business or the stock or assets of CNS or CSL, respectively, to any person or entity (collectively, an "ALTERNATIVE TRANSACTION") other than as contemplated herein. Each of ICSL, CSL, CNS and Acquisition Sub shall cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any Alternative Transaction. Each of ICSL, CSL, CNS and Acquisition Sub shall notify the other parties hereto immediately of any such Alternative Transaction or any inquiry, proposal or offer relating thereto. The parties expressly acknowledge and agree that this Section 7.9 shall not apply to any transaction whereby ICSL shall sell its network management division.

         7.10     FURTHER ASSURANCES.

         Each of CNS, Acquisition Sub, ICSL and CSL will use its commercially reasonable efforts to have all present officers and directors of CNS, Acquisition Sub, ICSL and CSL execute whatever minutes of meetings or other instruments and take whatever action as may be necessary or desirable to effect, perfect or confirm of record or otherwise, in the Surviving Corporation, full right, title and interest in and to the business, properties and assets now conducted or owned by each of CNS, Acquisition Sub, ICSL and CSL, free and clear of all restrictions, liens, encumbrances, rights, title and interests in others, or to collect, realize upon, gain possession of, or otherwise acquire full right, title and interest in and to such business, properties and assets, or to carry out the intent and purposes of the transactions contemplated hereby.

         7.11     REPLACEMENT FACILITY.

         Following the execution of this Agreement, each of ICSL, CSL, CNS and Acquisition Sub shall use their commercially reasonable efforts to obtain the Replacement Facility.

         7.12     GENERAL COVENANTS.

         Following the execution of this Agreement, CSL, ICSL, CNS and Acquisition Sub agree:

                  7.12.1 If any event should occur, either within or without the Knowledge or control of any party, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

                  7.12.2 To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any Governmental Authority or any third party to accomplish the transactions contemplated by this Agreement;

                  7.12.3 To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

                  7.12.4 To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event resulting in, or which, insofar as can reasonably be foreseen could result in, a Material Adverse Change to such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein;

                  7.12.5 To file all reports required to be filed by each of them or their Affiliates with the SEC between the date hereof and the Closing Date and to deliver to the other (or its counsel) copies of all such reports promptly after the same are filed; and

                  7.12.6 To promptly provide the other (or its counsel) with copies of all other filings made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby.

         7.13     PROXY STATEMENT/INFORMATION STATEMENT.

         Following the execution of this Agreement, ICSL, CSL, CNS and Acquisition Sub agree:

                  7.13.1 ICSL, CSL, CNS and Acquisition Sub shall take any action reasonably required to be taken under the Securities Act, the Exchange Act and the DGCL in connection with the consummation of the Transactions;

                  7.13.2 CNS and Acquisition Sub shall, to the extent reasonably necessary (a) cooperate in the preparation and filing of the Proxy Statement, Information Statement, or other filing required to be made with the SEC under the Securities Act or the Exchange Act in connection with the Transactions, including the Merger and (b) provide all material reasonably requested by ICSL (including all financial statements of CNS, financial information and other information) for inclusion in the Proxy Statement, Information Statement or other required SEC Filing;

                  7.13.3 If at any time CNS becomes aware of any event or circumstance that should be set forth in a supplement to the Proxy Statement or Information Statement (as the case may be), CNS shall promptly inform ICSL;

                  7.13.4 Each of ICSL and CNS shall promptly correct any information provided by it for use in the Proxy Statement or Information Statement if and to the extent that such information shall have become false or misleading in any material respect; and

                  7.13.5 ICSL and CNS shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by either of them in furtherance of the provisions of this Section 7.13.

         7.14     PUBLIC ANNOUNCEMENTS.

         ICSL, CSL, CNS and Acquisition Sub will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. Unless in the opinion of CNS's counsel such disclosure is required by law, neither CNS nor any CNS Subsidiary shall issue any public announcement regarding this Agreement or the Transactions without the prior written consent of ICSL, and in any event, CNS shall provide a copy of any such public disclosure to ICSL prior to its dissemination. Unless, in the opinion of the ICSL's counsel such disclosure is required by Law, neither ICSL nor CSL shall issue any public announcement regarding this Agreement or the Transactions without the prior written consent of CNS.

         7.15     CONFIDENTIALITY.

         As used herein, "CONFIDENTIAL INFORMATION" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "REPRESENTATIVES"), but excluding information or data which (a) became available to the public other than as a result of such party's violation of this Agreement, (b) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or (c) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose any Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information. The obligations of this Section 7.15 shall survive the Closing or earlier termination of this Agreement.

         7.16     CNS VOTING AGREEMENT.

         Certain stockholders of CNS shall have executed and delivered a Voting Agreement substantially in the form attached hereto as EXHIBIT 7.16 (the "CNS VOTING AGREEMENT").

         7.17     CSL VOTING AGREEMENT.

         Certain stockholders of ICSL shall have executed and delivered a Voting Agreement substantially in the form attached hereto as EXHIBIT 7.17 (the "CSL VOTING AGREEMENT").

         7.18     ESCROW AGREEMENT.

         ICSL, CNS and Hinckley, Allen & Snyder LLP, as Escrow Agent, shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as EXHIBIT 7.18 (the "ESCROW AGREEMENT").


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

             ARTICLE 8 - CONDITIONS TO ICSL'S AND CSL'S OBLIGATIONS

         The obligation of CSL and ICSL to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by ICSL in its sole discretion:

         8.1      REPRESENTATIONS AND WARRANTIES TRUE.

         All of the representations and warranties of CNS, Acquisition Sub contained in this Agreement or in any Exhibits or Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct all material respects (except to the extent already qualified by materiality (including a Material Adverse Change qualification), in which case those representations and warranties shall be true and correct in all respect, on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects). On the Closing Date, CNS and Acquisition Sub shall have executed and delivered to ICSL and CSL a certificate, in form and substance satisfactory to ICSL and CSL and its counsel, to such effect.

         8.2      PERFORMANCE.

         CNS and Acquisition Sub shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. CNS shall have executed and delivered to ICSL and CSL a certificate, in form and substance satisfactory to ICSL and its counsel, to such effect and to the further effect that all of the conditions set forth in this Article 8 have been satisfied.

         8.3      OFFICERS AND DIRECTORS.

         CNS and its Board of Directors and stockholders shall have taken such action as is necessary to elect those persons as shall be mutually agreed prior to the Effective Time as members of the Board of Directors and as officer(s) of Newco, each to serve in accordance with the provisions of the Shareholders Agreement and the By-laws of Newco until his successor is duly elected and qualified.

         8.4      CONSENTS.

         CNS and Acquisition Sub shall have obtained all requisite approvals and consents of, and made all requisite filings with, all Governmental Authorities and third parties which are necessary to be obtained or made to (a) permit the valid execution, delivery and performance by CNS of this Agreement and the Transactions, and (b) prevent any Permit or agreement relating to the CNS Business from terminating prior to its scheduled termination as a result of the consummation of the Transactions. In addition, CNS and the Acquisition Sub shall have received or obtained all Permits from any Governmental Authority or any third party consents necessary as a result of the Transactions, and any appeal period with respect to the same shall have expired without an objection thereto having been filed.

         8.5      FINANCIAL DUE DILIGENCE.

         ICSL shall have completed to its reasonable satisfaction a review of CNS's books and records and the accountant's work papers prepared in connection with the CNS Financial Statements.

         8.6      NO ACTIONS, SUITS OR PROCEEDINGS.

         As of the Closing Date, no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Governmental Authority (a) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the of the Transactions, (b) which has resulted or may result in a Material Adverse Change with respect to CNS or any CNS Subsidiary or (c) which has or may adversely affect the operation of the CNS Business or has or may result in the imposition of liability on CNS or any CNS Subsidiary. No order, decree or judgment of any Governmental Authority shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying the consummation of the Transactions. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting CNS or any CNS Subsidiary shall be pending, and neither CNS nor any CNS Subsidiary shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

         8.7      OPINION OF COUNSEL.

         ICSL and CSL shall have received from Proskauer Rose LLP, an opinion dated as of the Closing Date in form reasonably acceptable to ICSL and CSL, as to the matters set forth in EXHIBIT 8.7 hereto.

         8.8      ACCOUNTANTS.

         CSL shall have received from CNS's independent public accountants, a certificate or letter, dated the Closing Date, to the effect that such accountants will, to the extent such consent is required, consent to the inclusion or incorporation of its report on the audited financial statements of CNS for the years ended December 31, 1998, 1999 and 2000 in any SEC Filing required in connection with this Agreement, the Merger, the Transactions and ICSL's ownership of the New Common Stock, subject to such accountants normal due diligence procedures for such a consent. The cost of obtaining any such certificate shall be borne solely by ICSL.

         8.9      APPROVAL OF ICSL AND ITS COUNSEL.

         All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, CNS hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to ICSL and its counsel.

         8.10     CLOSING DOCUMENTS.

         CNS shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement, including without limitation:

                  8.10.1 Resolutions of the Boards of Directors and stockholders of CNS, certified by the Secretary of CNS, and other evidence satisfactory to ICSL that the requisite consent of the Board of Directors and the CNS Stockholders has been obtained.

                  8.10.2 Certificates of Good Standing with respect to CNS and any CNS Subsidiary issued by the Secretary of State of its state of incorporation and of any state where it is qualified to do business as a foreign corporation;

                  8.10.3 Copies of the charter documents and By-laws of CNS and any CNS Subsidiary as in effect on the date hereof, certified by the Secretary of State of its state of incorporation and by the Secretary of CNS;

                  8.10.4 Copies of the Amended Certificate certified by the Secretary of the State of Delaware and the By-laws as amended as set forth in
Section 1.3 hereof, certified by the Secretary of CNS;

                  8.10.5 Resignations of all officers and directors of CNS and any CNS Subsidiary effective as of the Effective Time; and

                  8.10.6 Certificate of the Chief Financial Officer of CNS, certifying as to (a) CNS Cash-on-Hand, and (b) CNS Debt, each as of the Closing Date.

         8.11     MINIMUM CASH-ON-HAND.

         On the Closing Date, CNS and the CNS Subsidiaries shall have combined Cash-on-Hand that together with the New Investment shall equal not less than $4.0 million.

         8.12     CONVERTIBLE DEBT.

         CNS shall have entered into the Note Purchase Agreement for the purchase from CNS (the "NEW INVESTMENT") of Convertible Notes in an original principal amount that together with the Cash-on-Hand as of the Closing Date shall equal not less than $4.0 million, and all conditions precedent to the consummation of the transactions contemplated thereby, other than the Merger, shall have been satisfied.

         8.13     INTENTIONALLY BLANK.

         8.14     CNS PREFERRED STOCK DIVIDEND.

         The CNS Preferred Stockholders shall have received the CNS Preferred Stock Dividend in shares of CNS Common Stock prior to the Effective Time.

         8.15     FILING OF AMENDED CERTIFICATE.

         CNS shall have caused to be filed the Amended Certificate in the form attached hereto as EXHIBIT 8.15 with the Secretary of the State of Delaware and the Amended Certificate shall have become effective.

    ARTICLE 9 - CONDITIONS TO CNS'S AND ACQUISITION SUB'S OBLIGATION TO CLOSE

         The obligation of CNS and Acquisition Sub to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by CNS in its sole discretion:

         9.1      REPRESENTATIONS AND WARRANTIES TRUE.

         All of the representations and warranties of ICSL and CSL contained in this Agreement or in any Exhibits or Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (except to the extent already qualified by materiality (including a Material Adverse Change qualification)) in which case those representations and warranties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct in all material respects). On the Closing Date, ICSL and CSL shall have executed and delivered to CNS a certificate, in form and substance satisfactory to CNS and its counsel, to such effect.

         9.2      PERFORMANCE.

         ICSL and CSL shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. ICSL and CSL shall have executed and delivered to CNS a certificate in form and substance satisfactory to CNS and its counsel to such effect and to the further effect that all of the conditions set forth in this Article 9 have been satisfied.

         9.3      CONSENTS.

         ICSL and CSL shall have obtained all requisite approvals and consents of, and made all requisite filings with, all Governmental Authorities and third parties which are necessary to be obtained or made to (a) permit the valid execution, delivery and performance by ICSL and CSL of this Agreement and the Transactions, and (b) prevent any Permit or agreement relating to the CSL Business from terminating prior to its scheduled termination as a result of the consummation of the Transactions. In addition, ICSL and CSL shall have received or obtained all Permits from any Governmental Authority or any third party consents necessary as a result of the Transactions, and any appeal period with respect to the same shall have expired without an objection thereto having been filed.

         9.4      FINANCIAL DUE DILIGENCE.

         CNS shall have completed to its reasonable satisfaction a review of CSL's books and records and the accountant's work papers prepared in connection with the CSL Financial Statements.

         9.5      NO ACTIONS, SUITS OR PROCEEDINGS.

         As of the Closing Date, no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Governmental Authority (a) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the Transaction, (b) which has resulted or may result in a Material Adverse Change with respect to ICSL, CSL or any CSL Subsidiary (c) which may adversely effect the operation of the business of ICSL, CSL or any CSL Subsidiary or has or may result in the imposition of liability on ICSL, CSL or any CSL Subsidiary. No order, decree or judgment of any Governmental Authority shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying the consummation of the Transactions. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting ICSL, CSL or any CSL Subsidiary shall be pending, and neither ICSL, CSL, any CSL Subsidiary shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

         9.6      OPINION OF COUNSEL.

         CNS shall have received from Hinckley, Allen & Snyder LLP, an opinion dated as of the Closing Date in form reasonably acceptable to CNS, as to the matters set forth in EXHIBIT 9.6 hereto.

         9.7      APPROVAL OF CNS AND ITS COUNSEL.

         All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, ICSL and CSL hereunder or incident to their performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to CNS and its counsel.

         9.8      CLOSING DOCUMENTS.

         ICSL and CSL shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement, including without limitation:

                  9.8.1 Resolutions of the Boards of Directors and stockholders of ICSL and CSL, certified by the Secretary of ICSL and CSL, and other evidence satisfactory to CNS that the requisite consent of the Board of Directors and stockholders of each of ICSL and CSL has been obtained;

                  9.8.2 Certificates of Good Standing with respect to ICSL and CSL and any CSL Subsidiaries issued by the Secretary of State of its state of incorporation and of any state where it is qualified to do business as a foreign corporation;

                  9.8.3 Copies of the charter documents and By-laws of ICSL and CSL and any CSL Subsidiaries certified, as in effect on the date hereof, by the Secretary of State of its state of incorporation and by the Secretary of each of ICSL and CSL;

                  9.8.4 Resignations of all officers and directors of CSL effective as of the Effective Time; and

                  9.8.5 Certificate of the Chief Financial Officer of CSL, certifying as to (a) CSL Cash-on-Hand, and (b) CSL Debt, each as of the Closing Date.

         9.9      CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS.

         CNS shall have received from ICSL's independent public accountants, a certificate or letter, dated the Closing Date, to the effect that such accountants will, to the extent such consent is required, consent to the inclusion or incorporation of its report on the audited financial statements of ICSL for the years ended January 31, 1999, 2000 and 2001 in any SEC Filing required in connection with this Agreement, the Merger, the Transactions and ICSL's ownership of the New Common Stock, subject to such accountants normal due diligence procedures for such a consent. The cost of obtaining any such certificate shall be borne solely by ICSL.


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

         9.10     TARGUM NOTE.

         The Targum Note shall have been executed and delivered by the parties thereto and shall remain in full force and effect; and neither ICSL nor CSL shall have any other liability (fixed or contingent) or obligations to Targum other than as expressly set forth in the Targum Note or in connection with his continuing employment.

                         ARTICLE 10 - MUTUAL CONDITIONS

         The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         10.1     NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

         No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority, which prohibits, restricts or makes illegal the consummation of the Transactions.

         10.2     SHAREHOLDERS AGREEMENT.

         Each of ICSL, the holders of CNS Stock and Convertible Notes and CNS shall have executed and delivered the Amended and Restated Shareholders Agreement in the form attached hereto as EXHIBIT 10.2 (the "SHAREHOLDERS AGREEMENT").

         10.3     LEGENDS.

         Certificates representing New Stock to be issued hereunder shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         10.4     TAX TREATMENT.

         ICSL, CSL, CNS, Acquisition Sub shall use their respective best efforts to cause the Merger to qualify as a reorganization under the provisions of
Section 368(a) of the Code. All parties hereto agree to file the Merger Agreement with their respective federal income tax returns for the year in which the Merger is effective, and to comply with the reporting requirements of Treasury Regulation Section 1.368-3.


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

         10.5     FAIRNESS OPINION.

         ICSL shall have received the written opinion of Shields & Company, Inc. addressed to the Board of Directors of ICSL prior to the Closing to the effect that, as of the date of such opinion, the CSL Merger Consideration is fair from a financial point of view to ICSL and its stockholders, and as of the Closing Date, such opinion shall not have been withdrawn.

         10.6     STOCKHOLDER APPROVAL.

         If required by Law, ICSL shall have complied with Regulation 14A or 14C under the Exchange Act and shall have obtained the approval of the holders of the requisite number of shares of ICSL Common Stock.

         10.7     INVESTOR RIGHTS AGREEMENT.

         CNS and ICSL and certain CNS stockholders and noteholders shall have entered into an Amended and Restated Investor Rights Agreement, in the form attached hereto as EXHIBIT 10.7 (the "INVESTOR RIGHTS AGREEMENT").

         10.8     MODIFICATION OF CSL DEBT.

         ICSL and CSL shall have (a) entered into a definitive agreement for the replacement of the AbleCo Facility or (b) entered into a definitive amendment to the AbleCo Facility, in either case, on terms reasonably satisfactory to CSL and CNS (the "REPLACEMENT FACILITY").

         10.9     EMPLOYMENT AGREEMENT.

         Newco and Gary S. Gillheeney shall have executed and delivered an employment agreement on terms and conditions mutually satisfactory to each party (the "GILLHEENEY EMPLOYMENT AGREEMENT").

                              ARTICLE 11 - SURVIVAL

         Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties (a) in Article 3 made by any of CNS and any CNS Subsidiary and (b) in Article 4 made by any of ICSL, CSL and any CSL Subsidiary, shall survive the Closing or the termination of this Agreement until the date that is one year after the Closing Date; PROVIDED, HOWEVER, that the representations and warranties in Sections 3.22 and 4.22 (with respect to Taxes), shall survive until the expiration of the applicable statute of limitations, and Section 3.3 (with respect to the issuance of shares of New Common Stock to ICSL), shall survive indefinitely and Section 7.1B (with respect to the provision of financial information to ICSL) shall survive until ICSL is no longer a stockholder of Newco (the last day of the survival period specified for each covenant, agreement, representation and warranty specified in clauses
(a) and (b) above is referred to herein as the "SURVIVAL DATE"). Except as otherwise set forth in this Article 11, no representation, warranty, covenant or agreement of the parties set forth in this Agreement or any of the rights and remedies of the other party for any one or more breach thereof shall survive subsequent to the date that is one year after the Closing Date.


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

                          ARTICLE 12 - INDEMNIFICATION

         12.1     DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:

                  12.1.1 "CNS INDEMNIFIED PERSONS" shall mean CNS, Acquisition Sub and the Surviving Corporation and their respective Affiliates, successors and assigns, and their respective officers and directors.

                  12.1.2 "CNS LOSSES" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable actual attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest or penalties thereon) sustained, suffered or incurred by any CNS Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under Section 12.2(a) hereof, offset by any net tax benefit to the CNS Indemnified Person so affected.

                  12.1.3 "ESCROWED SHARES" shall mean the number of shares of New Common Stock equal to the quotient of $4,000,000 divided by the CNS Per Share Value, rounded up or down to the nearest whole number.

                  12.1.4 "EVENT OF CNS INDEMNIFICATION" shall mean and include the following:

                         (a)  the inaccuracy or breach of any representation or
warranty of ICSL contained herein, or in the CSL Disclosure Schedule, any Exhibit hereto or any certificate delivered in connection herewith at or before the Effective Time; or

                         (b)  breach of any agreement or covenant of ICSL
contained in this Agreement (including the CSL Disclosure Schedule and the Exhibits attached hereto); or

                         (c)  the assertion of any claim, demand, liability or
obligation against ICSL, CSL, CNS Acquisition Sub or the Surviving Corporation arising from or in connection with (i) any action or inaction of ICSL in connection with the action of the stockholders of ICSL required to approve the transactions contemplated by this Agreement, or (ii) any assertion by any stockholder of ICSL of any impropriety with respect to any actions or transactions of or involving ICSL prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement); or

                         (d)  the assertion of any claim, demand, liability or
obligation against any CNS Indemnified Person, arising from or in connection with any of the items set forth on SCHEDULE 12.1.4 attached hereto.

                  12.1.5 "EVENT OF INDEMNIFICATION" shall mean any Event of CNS Indemnification or Event of ICSL Indemnification, as the case may be.

                  12.1.6 "EVENT OF ICSL INDEMNIFICATION" shall mean and include the following:

                         (a)  the inaccuracy or breach of any representation or
warranty of CNS or Acquisition Sub in the CNS Disclosure Schedule and any Exhibit hereto or any certificate delivered in connection herewith at or before the Effective Time; or


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

                         (b)  the breach of any agreement or covenant of CNS or
the Acquisition Sub contained in this Agreement (including the CNS Disclosure Letter and the Exhibits attached hereto).

                         (c)  the assertion of any claim, demand, liability or
obligation against ICSL, CSL, CNS, Acquisition Sub or the Surviving Corporation arising from or in connection with (i) any action or inaction of CNS and Acquisition Sub in connection with the action of the stockholders of CNS or Acquisition Sub required to approve the transactions contemplated by this Agreement, or (ii) any assertion by any stockholder of CNS or Acquisition Sub of any impropriety with respect to any actions or transactions of or involving CNS or Acquisition Sub prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement).

                  12.1.7 "INDEMNIFIED PERSONS" shall mean the CNS Indemnified Persons or the ICSL Indemnified Persons, as the case may be.

                  12.1.8 "INDEMNIFYING PERSONS" shall mean CNS or ICSL, as the case may be.

                  12.1.9 "LOSSES" shall mean the CNS Losses or the ICSL Losses, as the case may be.

                  12.1.10 "MARKET VALUE" shall be measured in any case as of the date of payment with respect to any claim for indemnification made under Section
12.4 hereof and shall mean (i) the CNS Per Share Value or (ii) if CNS consummates any transaction after the Closing Date pursuant to which CNS issues securities valued at no less than $10,000,000 (10% of which shall have been issued to a Person or Persons not Affiliates of ICSL, CNS or the Surviving Corporation) the value per CNS Common Stock Equivalent paid or implied in connection with any such transaction or (iii) if the shares of New Common Stock are traded on any national or regional stock exchange or the Nasdaq Stock Market, the average of the daily closing prices for a share of such New Common Stock on the 20 consecutive trading days immediately before the date of determination of such Market Value.

                  12.1.11 "ICSL INDEMNIFIED PERSONS" shall mean ICSL and its respective Affiliates, successors and assigns (but excluding CNS and the Surviving Corporation).

                  12.1.12 "ICSL LOSSES" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable actual attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest or penalties thereon sustained, suffered or incurred by Newco, any CNS Subsidiary or any ICSL Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Section
12.2.2 hereof, offset by any net tax benefit to the ICSL Indemnified Persons so affected.

         12.2     INDEMNIFICATION GENERALLY; ETC.

                  12.2.1 ICSL shall indemnify the CNS Indemnified Persons for, and hold each of them harmless from and against, any and all CNS Losses arising from or in connection with any Event of CNS Indemnification, up to that amount constituting the


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

Escrow Fund (which shall initially be the Escrowed Shares), which indemnification pursuant to this Section 12.2.1 shall be effected solely in accordance with the terms and provisions of the Escrow Agreement and shall be subject to the qualifications and limitations set forth therein. In connection therewith, ICSL shall have no liability to the CNS Indemnified Persons in respect of CNS Losses arising from or in connection with any Event of CNS Indemnification over and above the amounts from time to time representing the Escrow Fund and the CNS Indemnified Persons, and each of them, shall look for indemnification in respect of any such claim under this Section 12.2.1 solely to the Escrow Fund in accordance with the terms and provisions of the Escrow Agreement; PROVIDED, HOWEVER, that ICSL may, it its sole discretion, elect to substitute United States Dollars in lieu of shares of New Common Stock for the payment of any indemnification obligation arising hereunder, and the Escrow Agent shall, upon such payment in United States Dollars to the CNS Indemnified Persons, deliver to ICSL from the Escrowed Shares, such number of shares of New Common Stock as otherwise would have been deliverable to the CNS Indemnified Person entitled to such indemnification.

                  12.2.2 CNS hereby agrees to indemnify the ICSL Indemnified Persons for, and hold each of them harmless from and against, any and all ICSL Losses arising from or in connection with any Event of ICSL Indemnification, which indemnification pursuant to this Section 12.2.2 shall be effected solely in accordance with Section 12.3 hereof by the issuance of additional shares of New Common Stock to ICSL; PROVIDED, HOWEVER, that CNS may, in its sole discretion, elect to substitute United States Dollars in lieu of shares of New Common Stock for the payment of any indemnification obligation arising hereunder.

         12.3     LIMITATIONS ON INDEMNIFICATION.

         Notwithstanding anything herein to the contrary:

                  12.3.1 (a) the CNS Indemnified Persons shall not have the right to be indemnified pursuant to Section 12.2.1 hereof unless and until the CNS Indemnified Persons have incurred on a cumulative basis since the Effective Date aggregate CNS Losses in an amount not less than $100,000; and

                         (b) any claim by a CNS Indemnified Person for
indemnification pursuant to Section 12.2.1 shall be settled in shares of New Common Stock comprising the Escrow Fund, each share of which shall be valued at the Market Value, pursuant to the Escrow Agreement or cash in lieu thereof as contemplated by Section 12.2; and

                         (c) ICSL shall have no liability to the CNS Indemnified
Persons in respect of CNS Losses arising from or in connection with any events of CNS Indemnification over and above $4,000,000; and

                  12.3.2 (a) the ICSL Indemnified Persons shall not have the right to be indemnified pursuant to Section 12.2.2 hereof unless and until the ICSL Indemnified Persons have incurred on a cumulative basis since the Effective Date aggregate ICSL Losses in an amount not less than $100,000; and

                         (b) any claim with respect to an Event of ICSL
Indemnification shall be settled solely in New Common Stock, each share of which shall be valued at the Market Value or cash in lieu thereof as contemplated by
Section 12.2; and


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

                         (c) CNS shall have no liability to the ICSL Indemnified
Persons in respect of ICSL Losses arising from or in connection with any Events of ICSL Indemnification over and above $2,000,000.

         12.4     LIMITATIONS ON INDEMNIFICATION.

         No claim shall be made for indemnification under Section 12.2 hereof unless the Indemnified Persons or any one of them, at any time prior to the applicable Survival Date, shall deliver to the Indemnifying Persons (a) written notice of the existence of any such claim, specifying in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known or
(b) written notice pursuant to Section 12.5 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 12.2 hereof.

         12.5     NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

         The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "THIRD PARTY CLAIM") shall be subject to the following terms and conditions:

                  12.5.1 The Indemnified Persons shall promptly (and, in any event, within five Business Days) give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

                  12.5.2 If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; PROVIDED, HOWEVER, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (a) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons or (b) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons.


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

                  12.5.3 If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of Section 12.5.2 is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in Section 12.5.2, or are otherwise restricted from so assuming by the proviso to the first sentence of Section 12.5.2, the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons shall assume the defense of the Third Party Claim, which counsel shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed. The Indemnifying Persons and the Indemnified Persons shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

                  12.5.4 If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not to unreasonably withheld; PROVIDED, HOWEVER, that in the event the Indemnifying Persons shall propose the settlement of any claim which is capable of settlement by the payment of money and shall demonstrate to the reasonable satisfaction of the Indemnified Persons the ability to pay such amount, and the Indemnified Persons shall not consent thereto within 20 days after the receipt of written notice thereof, any Losses incurred by the Indemnified Persons in excess of such proposed settlement shall be at the sole expense of the Indemnified Persons.

         12.6     REMEDIES EXCLUSIVE.

         The remedies provided for in this Section 12 shall be the exclusive remedies of the Indemnified Persons in connection with any claim, demand, loss, liability or obligation arising under this Agreement or in connection with the transactions contemplated hereby; PROVIDED, HOWEVER, that nothing in this
Section 12.6 shall be construed to limit in any way the rights and benefits of, or the remedies available to, any party to this Agreement, if any, under or in respect of the Investor Rights Agreement, the Shareholders Agreement or the Gillheeney Employment Agreement.

                            ARTICLE 13 - TERMINATION

         13.1     TERMINATION.

                  13.1.1 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent duly authorized by the Board of Directors of ICSL, CSL and CNS;


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

                  (b) By ICSL and CSL or CNS if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or taking;

                  (c) By ICSL or CNS, on or after December 31, 2001 (the "TERMINATION DATE"), PROVIDED, that if the Proxy Statement or Information Statement has been filed with the SEC in preliminary form and such preliminary Proxy Statement or Information Statement is under review by the SEC for a period that exceeds 10 days, the Termination Date shall be extended by the number of days in excess of such 10 day period; PROVIDED, FURTHER, that the Termination Date may be extended by mutual agreement of the parties; or

                  (d) By ICSL and CSL, upon a vote at a duly held stockholders meeting to obtain ICSL stockholder approval, such approval is not obtained.

                  13.1.2 This Agreement may be terminated by CNS:

                  (a) if ICSL or CSL commits any material breach of its representations, warranties, agreements or covenants set forth herein and such breach has not been cured within ten (10) days after notice is given to terminate this Agreement as a result of such breach; or

                  (b) if ICSL refuses to consummate the Merger for any reason other than the failure of a condition to Closing set forth in Article 8 or
Article 10.

                  13.1.3   This Agreement may be terminated by ICSL:

                  (a) if CNS commits any material breach of its representations, warranties, agreements or covenants set forth herein and such breach has not been cured within ten (10) days after notice is given to terminate this Agreement as a result of such breach; or

                  (b) if CNS refuses to consummate the Merger for any reason other than the failure of a condition to Closing set forth in Article 9 or Article 10.

                  13.1.4 Upon the occurrence of any of the events specified in this Section 13.1 (other than Section 13.1.1 hereof), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate and the Merger shall be abandoned. The right to terminate this Agreement pursuant to this Section 13.1 shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date.

         13.2     EFFECT OF TERMINATION.

         In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 13.1:

                  13.2.1 This Agreement, except for the provisions of Section
7.6 and Articles 11, 12, 13 and 14, shall forthwith become void and be of no effect, without any liability on the part of any party or its Affiliates, directors, officers or stockholders;


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

provided that nothing in this Section 13.2.1 shall relieve any party to this Agreement of liability for breach of this Agreement.

                  13.2.2 In the event that this Agreement is terminated prior to the Termination Date (a) pursuant to Section 13.1.1(d) and ICSL consummates a transaction whereby it sells all or substantially all of the assets or capital stock of CSL to a third party or merges with a third party at any time prior to March 31, 2002 or (b) pursuant to Section 13.1.2(b), ICSL shall pay on demand to CNS One Million Dollars ($1,000,000) by wire transfer of immediately available funds as full and complete liquidated damages, representing the parties best efforts estimate of the actual financial costs associated with the termination of this Agreement, it being understood that the actual costs associated with such termination will be difficult to ascertain.

                  13.2.3 In the event that this Agreement is terminated prior to the Termination Date (a) as a result of the failure of the stockholders of CNS to approve the Amended Charter and CNS consummates a transaction whereby it sells all or substantially all of its assets or capital stock to a third party or merges with a third party at any time prior to March 31, 2002 or (b) pursuant to Section 13.1.3(b), CNS shall pay on demand to ICSL One Million Dollars ($1,000,000) by wire transfer of immediately available funds as full and complete liquidated damages representing the parties best efforts estimate of the actual financial costs associated with the termination of this Agreement, it being understood that the actual costs associated with such termination will be difficult to ascertain.

                   13.2.4 Notwithstanding the provisions of Section 13.2.2 above, in the event that the Agreement is terminated as a result of a breach of
Section 7.9 hereof, the breaching party shall pay on demand to the non-breaching party Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages.

                           ARTICLE 14 - MISCELLANEOUS

               14.1        CERTAIN DEFINITIONS.

               As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "ABLECO FACILITY" means that certain Financing Agreement dated September 19, 2000 with AbleCo Finance, LLC.

         "ACQUISITION SUB" has the meaning provided in the preamble to this Agreement.

         "ACQUISITION SUB STOCK" means the common stock, par value $.01 per share, of Acquisition Sub.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "AGREEMENT" means this Agreement and Plan of Merger.

         "ALTERNATIVE TRANSACTION" has the meaning provided in Section 7.9.

         "AMENDED CERTIFICATE" has the meaning provided in the preamble to this Agreement.


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

         "ANCILLARY AGREEMENTS" means the Investor Rights Agreement, the Shareholders Agreement, CNS Voting Agreement, CSL Voting Agreement, Gillheeney Employment Agreement and Escrow Agreement.

         "AUDITED CNS FINANCIALS" has the meaning provided in Section 3.6.

         "AUDITED CSL FINANCIALS" has the meaning provided in Section 4.6.

         "BUSINESS DAY" means any day other than Saturday, Sunday, any Federal holiday or any other day on which the United States Postal Service does not deliver mail.

         "CERTIFICATE OF MERGER" has the meaning provided in Section 1.1.

         "CLAIM" means liability, claim, assessment, security interest, lien, restriction, encumbrance, or right, title or interest in others.

         "CLIA" means the Clinical Laboratory Improvement Amendments, Pub. L. 100-578, 102 Stat. 2903, 42 U.S.C.Section 263a, enacted in 1988, and the regulations promulgated thereunder.

         "CLOSING" has the meaning provided in Section 2.1.

         "CLOSING DATE" means the date on which the Closing occurs.

         "CNS" has the meaning provided in the preamble to this Agreement.

         "CNS BALANCE SHEET" has the meaning provided in Section 3.6.

         "CNS BALANCE SHEET DATE" has the meaning provided in Section 3.8.

         "CNS BUSINESS" has the meaning provided in the preamble to this Agreement.

         "CNS CASH-ON-HAND" means all cash and cash equivalents of CNS and CNS Subsidiaries determined on a consolidated basis in accordance with GAAP less the amount of the Psilos Fees as certified by the Chief Financial Officer of CNS.

         "CNS COMMON EQUITY VALUE" has the meaning provided in Section 1.5.1.

         "CNS COMMON STOCK" has the meaning provided in the preamble to this Agreement.

         "CNS COMMON STOCK EQUIVALENTS" has the meaning provided in Section
1.5.1.

         "CNS CONTRACT" has the meaning provided in Section 3.14.1.

         "CNS DEBT" means any obligation (other than the Convertible Notes) of CNS and CNS Subsidiaries (on a consolidated basis) for the repayment of borrowed money (including, without limitation, fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments.

         "CNS DISCLOSURE SCHEDULE" means the Schedule referenced in Article 3 and attached hereto.

         "CNS ENVIRONMENTAL REPORT" has the meaning provided in Section 3.24.5.

         "CNS ERISA AFFILIATE" has the meaning provided in Section 3.19.1.

         "CNS FINANCIAL STATEMENTS" has the meaning provided in Section 3.6.


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

         "CNS INDEMNIFIED PERSONS" has the meaning provided in Section 12.1.

         "CNS KNOWLEDGE" means the Knowledge of CNS and all CNS Subsidiaries.

         "CNS LEASED PREMISES" has the meaning provided in Section 3.11.

         "CNS LEASES" has the meaning provided in Section 3.11.

         "CNS LOSSES" has the meaning provided in Section 12.1.2

         "CNS MATERIAL ADVERSE CHANGE" means a Material Adverse Change to CNS.

         "CNS MATERIAL ADVERSE EFFECT" means, any effect which results in a CNS Material Adverse Change.

         "CNS NET ENTERPRISE VALUE" has the meaning provided in Section 1.5.1.

         "CNS OPTION PLAN" has the meaning provided in Section 5.6.

         "CNS OPTIONS" means all outstanding options and warrants to purchase CNS Common Stock whether or not such options are currently vested.

         "CNS OWNED PREMISES" has the meaning provided in Section 3.11.

         "CNS PENSION PLANS" has the meaning provided in Section 3.19.1.

         "CNS PER SHARE VALUE" has the meaning provided in Section 1.5.1.

         "CNS PERMITS" has the meaning provided in Section 3.12.

         "CNS PLAN" has the meaning provided in Section 3.19.1.

         "CNS PREFERRED STOCK" has the meaning provided in the preamble to this Agreement.

         "CNS PREFERRED STOCK DIVIDEND" has the meaning provided in Section
1.5.1.

         "CNS PROPRIETARY ASSETS" has the meaning provided in Section 3.13.1.

         "CNS SHAREHOLDERS AGREEMENTS" has the meaning provided in Section 5.5.

         "CNS SOURCE" has the meaning provided in Section 3.18.2.

         "CNS STOCK" means CNS Common Stock and CNS Preferred Stock.

         "CNS SUBSIDIARY" has the meaning provided in Section 3.2.

         "CNS TANGIBLE PERSONAL PROPERTY" has the meaning provided in Section 3.10.

         "CNS VOTING AGREEMENT" has the meaning provided in Section 7.16.

         "CNS WELFARE PLANS" has the meaning provided in Section 3.19.1.

         "CODE" means the Internal Revenue Code of 1986, as amended to date.

         "CONFIDENTIAL INFORMATION" has the meaning provided in Section 7.15.

         "CONVERTIBLE NOTES" has the meaning provided in the preamble to this Agreement.

         "CONVERTIBLE PORTION OF THE TARGUM DEBT" means the lesser of the outstanding principal balance of the Targum Note at the Effective Time or $500,000, which amount is payable, at the option of CSL, by the issuance to Steven D. Targum of fully paid non-assessable shares of New Common Stock, but only to the extent that CSL elects to pay such amount with shares of New Common Stock.

         "CSL" has the meaning provided in the preamble to this Agreement.

         "CSL BALANCE SHEET" has the meaning provided in Section 4.6.

         "CSL BALANCE SHEET DATE" has the meaning provided in Section 4.8.

         "CSL BUSINESS" has the meaning provided in the preamble to this Agreement.

         "CSL CASH-ON-HAND" means all cash and cash equivalents of CSL and CSL Subsidiaries determined on a consolidated basis in accordance with GAAP as certified by the Chief Financial Officer of ICSL.

         "CSL CERTIFICATES" has the meaning provided in Section 1.6.1.

         "CSL COMMON STOCK" has the meaning provided in the preamble to this Agreement.

         "CSL CONTRACTS" has the meaning provided in Section 4.14.1.

         "CSL DEBT" means any obligation of CSL and CSL Subsidiaries determined on a consolidated basis in accordance with GAAP for the repayment of borrowed money (including, without limitation, fees, penalties and other obligations in respect thereof, but specifically excluding the Convertible Portion of the Targum Debt if and to the extent that CSL directs that shares of New Common Stock be delivered in satisfaction of such Convertible Portion of the Targum Debt as contemplated by Section 1.6.4 at the Effective Time), whether or not evidenced by bonds, debentures, notes or other written instruments including, but not limited to, Liabilities under the AbleCo Facility, as certified by the Chief Financial Officer of ICSL.

         "CSL DISCLOSURE SCHEDULE" means the schedule referenced in Article 4 and attached hereto.

         "CSL ENVIRONMENTAL REPORTS" has the meaning provided in Section 4.24.5.

         "CSL ERISA AFFILIATE" has the meaning provided in Section 4.19.1.

         "CSL FINANCIAL STATEMENTS" has the meaning provided in Section 4.6.

         "CSL KNOWLEDGE" means the Knowledge of CSL and all CSL Subsidiaries.

         "CSL LEASED PREMISES" has the meaning provided in Section 4.11.

         "CSL LEASES" has the meaning provided in Section 4.11.

         "CSL MATERIAL ADVERSE CHANGE" means a Material Adverse Change to CSL.

         "CSL MATERIAL ADVERSE EFFECT" means, any effect which results in a CSL Material Adverse Change.

         "CSL MERGER CONSIDERATION" means the number of shares of New Common Stock obtained by dividing CSL Net Enterprise Value by CNS Per Share Value.

         "CSL NET ENTERPRISE VALUE" has the meaning provided in Section 1.5.1.

         "CSL OCCUPIED LEASED PREMISES" has the meaning provided in Section 4.1.

         "CSL OWNED PREMISES" has the meaning provided in Section 4.11.

         "CSL PENSION PLAN" has the meaning provided in Section 4.19.1.

         "CSL PERMITS" has the meaning provided in Section 4.12.

         "CSL PLAN" has the meaning provided in Section 4.19.1.

         "CSL PROPRIETARY ASSET" has the meaning provided in Section 4.13.1.

         "CSL SOURCES" has the meaning provided in Section 4.18.2.

         "CSL SUBSIDIARY" has the meaning provided in Section 4.2.

         "CSL TANGIBLE PERSONAL PROPERTY" has the meaning provided in Section 4.10.

         "CSL VOTING AGREEMENT" has the meaning provided in Section 7.17.

         "CSL WELFARE PLAN" has the meaning provided in Section 4.19.1.

         "DGCL" means the Delaware General Corporation Law.

         "DISCLOSURE SCHEDULES" means the CNS Disclosure Schedule and the CSL Disclosure Schedule.

         "DOCUMENTS" has the meaning provided in Section 14.3. "EFFECTIVE TIME" has the meaning provided in Section 1.1.

         "ENVIRONMENTAL CLAIM" has the meaning provided in Section 3.24.3.

         "ENVIRONMENTAL LAWS" means, collectively, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Emergency Planning and Community Right-to-Know Act or any other federal, state or local environmental law.

         "ERISA" has the meaning provided in Section 3.19.1.

         "ESCROW AGENT" has the meaning provided in the Escrow Agreement.

         "ESCROW AGREEMENT" has the meaning provided in Section 7.18.

         "ESCROW FUND" shall mean, at any time, the number of shares of New Common Stock then held by the Escrow Agent.

         "ESCROWED SHARES" has the meaning provided in Section 12.1.3

         "EVENT OF CNS INDEMNIFICATION" has the meaning provided in Section
12.1.4

         "EVENT OF ICSL INDEMNIFICATION" has the meaning provided in Section 12.1.6.

         "EVENT OF INDEMNIFICATION" has the meaning provided in Section 12.1.5.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         "GAAP" means generally accepted accounting principles in the United States.

         "GILLHEENEY EMPLOYMENT AGREEMENT" has the meaning provided in Section 10.9.

         "GOVERNMENTAL AUTHORITY" means any federal, state or municipal court and any other governmental or public department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

         "HAZARDOUS SUBSTANCE" means any chemical, pollutant, contaminant, waste (including, without limitation, toxic, hazardous, infectious, sanitary, solid, radioactive and petroleum waste collectively, "WASTE"), toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, asbestos, oil and petroleum product, as such terms, or any similar terms, are or shall be used under any applicable laws relating to pollution or protection of the environment, natural resources or human health.

         "ICSL" has the meaning provided in the preamble to this Agreement.

         "ICSL COMMON STOCK" means the common stock of ICSL, par value $.01 per share.

         "ICSL COMMON STOCK EQUIVALENTS" means all ICSL Common Stock and any and all shares of ICSL Common Stock issuable pursuant to any and all rights, options, warrants, or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase or otherwise acquire shares of ICSL Common Stock or shares convertible into or exchangeable for ICSL Common Stock.

         "ICSL CONVERSION RATIO" means the quotient obtained by dividing the CSL Merger Consideration by the total number of ICSL Common Stock Equivalents outstanding immediately prior to the Closing.

         "ICSL INDEMNIFIED PERSON" has the meaning provided in Section 12.1.11

         "ICSL LOSSES" has the meaning provided in Section 12.1.12

         "ICSL OPTIONS" means those options to purchase ICSL Common Stock granted to those certain directors, officers and employees of ICSL who, at the Effective Time, will become directors, officers and employees of Newco, as more fully set forth on SCHEDULE 4.3.2 hereto.

         "ICSL REPLACEMENT OPTIONS" means those options granted by CNS to holders of ICSL Options pursuant to Section 1.5.4.

         "INDEMNIFIED PERSONS" has the meaning provided in Section 12.1.7

         "INDEMNIFYING PERSONS" has the meaning provided in Section 12.1.8

         "INFORMATION STATEMENT" has the meaning provided in Section 6.1.

         "INVESTOR RIGHTS AGREEMENT" has the meaning provided in Section 10.7.

         "IRS" means the Internal Revenue Service.

         "KNOWLEDGE" means as to CNS, ICSL or CSL, the actual knowledge of any person who constitutes an "EXECUTIVE OFFICER" of CNS, a CNS Subsidiary, ICSL, CSL or a CSL Subsidiary for purposes of the Securities Act (whether or not such company is subject to the Securities Act) and any knowledge which such CNS, CNS Subsidiary,

ICSL, CSL or CSL Subsidiary Executive Officer reasonably would have in the usual and prudent discharge of his or her duties.

         "LAW" means all federal, state, local and foreign laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses), administrative and other orders, judicial decisions or the like.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LOSSES" has the meaning provided in Section 12.1.9.

         "MARKET VALUE" has the meaning provided in Section 12.1.10.

         "MATERIAL ADVERSE CHANGE" means with respect to CSL or CNS, as appropriate, a material adverse change in the financial condition, results of operation, assets, liabilities or business of such corporation and its Subsidiaries, taken as a whole, or any change that would prevent or materially delay consummation of the Transactions or otherwise prevent such corporation and its Subsidiaries from performing their obligations under this Agreement and the Ancillary Agreements.

         "MERGER" has the meaning provided in the preamble to this Agreement.

         "NEW COMMON STOCK" means the common stock of Newco, par value $0.001 per share, after giving effect to the Amended Certificate.

         "NEW COMMON STOCK EQUIVALENTS" means all New Common Stock and any and all rights, options, warrants, or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase or otherwise acquire shares of New Common Stock or shares convertible into or exchangeable for New Common Stock following the Effective Time and the issuance of the Convertible Notes.

         "NEW INVESTMENT" shall have the meaning provided in Section 8.12 of this Agreement.

         "NEW PREFERRED STOCK" means the Series A Preferred Stock of Newco, par value $0.001 per share, after giving effect to the Amended Certificate.

         "NEW STOCK" means the New Common Stock and New Preferred Stock.

         "NEWCO" has the meaning provided in the preamble to this Agreement.

         "NEWCO INVESTORS" has the meaning provided in the preamble.

         "NOTE PURCHASE AGREEMENT" has the meaning provided in Section 5.2.

         "NOTE PURCHASE TERM SHEET" has the meaning provided in Section 5.2.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PERSON" means an individual, a partnership, a corporation, a firm, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legally recognized entity.

         "PROPRIETARY ASSET" means any (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, confidential information, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) license or right to use or exploit any of the foregoing; PROVIDED, HOWEVER, that Proprietary Asset shall not include any pharmaceutical products (including any drug) licensed to or used by CSL or CNS or any of their respective Subsidiaries belonging to the sponsor of any clinical study or clinical research conducted by CSL or CNS or any of their respective Subsidiaries.

         "PROXY STATEMENT" has the meaning provided in Section 6.1.

         "PSILOS CONSULTING AGREEMENT" means that certain consulting agreement by and between Psilos Group Managers, LLC, a Delaware limited liability company, and CNS, dated March 26, 1999.

         "PSILOS FEE" means the consulting fee due to Psilos Group Managers LLC in connection with the transactions contemplated hereby.

         "REPLACEMENT FACILITY" has the meaning provided in Section 10.8.

         "REPLACEMENT OPTION RESERVE" has the meaning provided in Section 1.5.1

         "REPRESENTATIVES" has the meaning provided in Section 7.15.

         "SEC" means the Securities and Exchange Commission.

         "SEC FILING" means any registration statement or other voluntary or required filing pursuant to the Securities Act or the Exchange Act.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHAREHOLDERS AGREEMENT" has the meaning provided in Section 10.2.

         "SUBSIDIARY" means any corporation, partnership, limited liability company, association or other entity of any nature whatsoever which CSL or CNS, as the case may be, controls, either directly or indirectly.

         "SURVIVAL DATE" has the meaning provided in Article 11.

         "SURVIVING CORPORATION" has the meaning provided in Section 1.2.

         "TARGUM DEBT" means the unpaid principal balance as of the Effective Time of that certain indebtedness owed by CSL to Steven D. Targum evidenced by the Targum Note.

         "TARGUM NOTE" means that certain Amended and Restated Subordinated Promissory Note dated as of September 12, 2001 in the original principal amount of $2,000,000 payable by CSL to Steven D. Targum.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TERMINATION DATE" has the meaning provided in Section 13.1.1(c).

         "TRANSACTIONS" has the meaning provided in the preamble to this Agreement.

         "TRANSFERRED EMPLOYEES" has the meaning provided in Section 5.1.

         "UNAUDITED CNS FINANCIALS" has the meaning provided in Section 3.6.

         "UNAUDITED CSL FINANCIALS" has the meaning provided in Section 4.6.

         14.2     NOTICES.

         All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission with a confirmatory copy by regular mail,
(iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.



         If to ICSL or CSL:

                  Innovative Clinical Solutions, Ltd.
                  10 Dorrance Street, Suite 400
                  Providence, Rhode Island 02903
                  Attn: Michael T. Heffernan, President and Chief Executive Officer
                  Facsimile telephone number:  401-831-6758


         With a copy to:

                  Hinckley, Allen & Snyder LLP
                  1500 Fleet Center
                  Providence, RI  02903
                  Facsimile telephone number: (401) 277-9600
                  Attn:  James P. Redding, Esq.; and
                         Margaret D. Farrell, Esq.


         If to CNS:

         Comprehensive Neuroscience, Inc.
         21 Bloomingdale Road
         White Plains, New York 10605

         Facsimile telephone number: (914) 682-6960
         Attn:  John Docherty, M.D., Chief Executive Officer


         With a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036-8299
                  Facsimile telephone number:  (212) 969-2900
                  Attn:  Julie M. Allen, Esq.

         All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         14.3     ENTIRE AGREEMENT.

         This Agreement together with the Exhibits and Schedules hereto and the other documents executed and to be executed in connection herewith (together, the "DOCUMENTS") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         14.4     MODIFICATIONS AND AMENDMENTS.

         The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

         14.5     WAIVERS AND CONSENTS.

         No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         14.6     ASSIGNMENT.

         Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

         14.7     PARTIES IN INTEREST.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         14.8     GOVERNING LAW.

         This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

         14.9     JURISDICTION AND SERVICE OF PROCESS.

         Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Rhode Island or the State of Delaware, or of the United States of America for the District of Rhode Island or the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 14.2 hereof and irrevocably waives any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 14.9 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

         14.10    SEVERABILITY.

         In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         14.11    INTERPRETATION.

         The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         14.12    HEADINGS AND CAPTIONS.

         The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         14.13    CHOICE OF REMEDIES AND ENFORCEMENT.

         The parties shall be entitled to pursue any and all remedies available to them, in law or in equity, in the event of a breach of this Agreement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

         14.14    EXPENSES.

         Except as provided elsewhere herein, each of CNS and CSL shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         14.15    COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, CSL, ICSL, CNS and Acquisition Sub have executed this Agreement as of the day and year first above written.



                                              CLINICAL STUDIES, LTD.


                                            By: /s/ Michael T. Heffernan
                                                --------------------------------

                                            Name: Michael T. Heffernan
                                                  ------------------------------



                                            INNOVATIVE CLINICAL SOLUTIONS, LTD.


                                            By: /s/ Michael T. Heffernan
                                                --------------------------------

                                            Name: Michael T. Heffernan
                                                  ------------------------------



                                            COMPREHENSIVE NEUROSCIENCE, INC.


                                            By: /s/ John P. Docherty, M.D.
                                                --------------------------------

                                            Name: John P. Docherty, M.D.
                                                  ------------------------------



                                            CNS ACQUISITION, INC.


                                            By: /s/ John P. Docherty, M.D.
                                                --------------------------------

                                            Name: John P. Docherty, M.D.
                                                  ------------------------------

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                    EXHIBIT 5.2


                        COMPREHENSIVE NEUROSCIENCE, INC.
                       CONVERTIBLE SECURED NOTE TERM SHEET


TERMS AND CONDITIONS
--------------------
ISSUER:                      COMPREHENSIVE NEUROSCIENCE, INC. ("CNS" OR THE
                             "COMPANY").

TYPE OF SECURITY:            Convertible Secured Notes (the "Notes")

AMOUNT:                      $2,500,000 - $6,000,000 (the "Face Amount").

CLOSING: Concurrent with the closing of the contemplated merger transaction with Clinical Studies, Ltd. ("CSL").

PURCHASERS:                  Current CNS preferred shareholders ("CNS Series A
                             Investors") and other investors reasonable satisfactory to the CNS Series A Investors. The CNS
                             Series A Investors will purchase a minimum of $1,500,000.

USE OF PROCEEDS:             Transaction costs, working capital, capital
                             expenditures and general corporate purposes.

INTEREST:                    The Notes will bear interest at the same rate as
                             the Company's senior debt in effect as of the Closing date. This interest shall be compounded semi-annually and be payable in cash or accrue (at the Company's option) from the time of issuance. In the event a dividend is declared on the Company's common stock or any other class of stock, the Purchasers will receive the amount that would have been paid to them if the Notes had been converted into common.

COLLATERAL:                  The Notes shall be secured by all current and
                             future assets of the Company, except those that are pledged as part of existing asset-backed lease obligations or equipment or other capital leases incurred in the ordinary course of business

MATURITY:                    All outstanding Notes will be mandatorily redeemed
                             at the higher of (x) Fair Market Value on an as converted basis (appraisal process TBD) or (y) the Accreted Value upon the four year anniversary of the Closing Date.

CONVERSION:                  The Face Amount plus all accrued and unpaid
                             interest (the "Accreted Value") shall be Convertible at the Purchasers' option at any time into such number of common shares of the Company as is determined by dividing the Accreted Value by the Conversion Price. Upon an IPO with gross proceeds of $25,000,000 and at an issue price of at least 3x the Conversion Price (a "Qualified IPO"), the Notes shall automatically convert into common stock.

CONVERSION PRICE:            The initial Conversion Price will be based upon a
                             $40 million enterprise valuation, or the CNS Per
                             Share Value in the merger transaction. The
                             Conversion Price shall be subject to adjustment for dilutive issuances, stock splits and other reclassifications.

SECURITY
/LIQUIDATION PREFERENCE:     Senior in priority to all other current
                             and future debt obligations, except those from accounts receivable-backed debt obligations of the Company that exist at Closing. Upon a Liquidation
                             Event (defined below), the holders of the Notes shall be entitled to receive, prior and in preference to the holders of all classes of equity or debt securities, other than senior debt, the Accreted Value of the Notes. Such amount shall be paid to the Purchasers within 30 days of the close of such Liquidation Event. Regardless of the aforementioned, the Purchasers may convert the Notes pursuant to the conversion terms herein at any time.

                             A Liquidation Event is defined as: (i) the liquidation, dissolution or winding up of the Company; (ii) a merger, reorganization or consolidation of the Company with or into another corporation; (iii) the sale of all or substantially all of the Company's assets; or (iv) any transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of or in which the stockholders of the Company before the transaction own less than 50% of the voting power of the Company immediately after such transaction.

VOTING RIGHTS:               The Purchasers shall vote with the common shares on
                             an as-converted basis.

ANTI-DILUTION:               The Conversion Price will be subject to full
                             ratchet anti-dilution protection if the Company issues equity or equity-like securities at an equity valuation less than the then effective
                             Conversion Price.

PRE-EMPTIVE RIGHTS:          The Purchasers shall have the right, but not the
                             obligation, to invest their pro-rata share in any or all of the future securities (debt or equity related) issued by the Company prior to an initial public offering.

RIGHT OF FIRST REFUSAL
AND CO-SALE RIGHTS:          If a management shareholder of the Company
                             receives an offer to buy all or a portion of their Shares, the Purchasers shall have the right of first refusal to purchase such shares on the terms of the offer, or the Purchasers can elect to participate pro rata in selling their Shares on the terms of the offer.

REGISTRATION RIGHTS:         Standard unlimited piggyback rights plus two
                             demand registration rights per the request of holders of the majority of the Notes, pursuant to a Investor Rights Agreement, the costs of which will be borne by the Company.

BOARD REPRESENTATION:        The Board shall consist of no more than 7 members.
                             Purchasers of Notes with a Face Value greater than $250,000 are entitled to Observer rights for the Board of Directors.

PROTECTIVE PROVISIONS:       The Company shall not, without the written consent
                             or affirmative vote of the holders of at least 51% of the outstanding Notes: (i) approve the issuance of public debt securities or incur debt obligations senior to or on a parity with the Notes in excess of $10 million; (ii) declare or pay any dividend on any of the Company's stock; (iii) repurchase or redeem any shares of common or other series of stock; (iv) approve a sale or merger of the Company; (v) engage in any business other than the business engaged in by the Company at the time of the Closing (to be defined in detail in the final transaction documents); (vi) increase or decrease the authorized number of directors constituting the Board of Directors, or; (vii) enter into any material transactions (to be defined practically and in detail in the final transaction documents) with management, shareholders or directors.

TRANSFERABILITY:             The Notes shall be freely transferable subject to
                             applicable securities laws.

INFORMATION RIGHTS:          The Company shall deliver to the Purchasers: (i)
                             audited annual financial statements within ninety
                             (90) days after the end of each fiscal year; (ii) unaudited quarterly financial statements within forty-five (45) days of the end of each fiscal quarter; (iii) monthly financial statements
                             (including budget vs. actual analysis) within fifteen (15) business days of the month's end, (iv) monthly operating reports within fifteen (15) business days of the month's end and (v) a twelve
                             (12) month operating budget within thirty (30) days of a new fiscal year. These information rights shall terminate upon a Qualified IPO.

REPRESENTATIONS &
WARRANTIES:                  The Notes will be issued pursuant to a Note
                             Purchase Agreement (the "Agreement") which will contain such provisions as are reasonable and customary for a transaction of this type.

CLOSING CONDITIONS:          Typical closing conditions shall include proper
                             authorization, completion of due diligence to the sole satisfaction of the Purchasers, and the obtaining of the proper legal opinions, as applicable. Additionally, the Company shall have completed its contemplated merger transaction with CSL.

EXPENSES:                    The Company shall pay the reasonable due diligence
                             and legal expenses of the Purchasers, not to exceed
                             $20,000, in addition to the transaction costs associated with the merger.

The parties agree that this signed term sheet is subject successful negotiation and execution of satisfactory transaction documents.



---------------------------------             ---------------------------------
PSILOS GROUP MANAGERS, LLC                    COMPREHENSIVE NEUROSCIENCE, INC.
NAME:   STEPHEN M. KRUPA                      NAME:   JOHN DOCHERTY
TITLE:  MANAGING MEMBER                       TITLE:  CHIEF EXECUTIVE OFFICER

                                                                  EXHIBIT 7.16

                              CNS VOTING AGREEMENT

         This Voting Agreement (the "AGREEMENT") is entered into as of October 31, 2001, by and among Comprehensive Neuroscience, Inc., a Delaware corporation ("CNS"), Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL") and the undersigned holders of shares of capital stock of CNS (the "STOCKHOLDERS").

         A. The Stockholders desire that contemporaneously with the execution and delivery of this Agreement, CNS, ICSL, Clinical Studies, Ltd., a Delaware corporation and a wholly owned subsidiary of ICSL ("CSL"), and CNS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CNS ("ACQUISITION SUB"), enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"), pursuant to which Acquisition Sub will merge with and into CSL (the "MERGER") upon the terms and conditions set forth therein. Capitalized terms used in this Agreement but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

         B. The Stockholders and CNS are entering into this Agreement as an inducement to ICSL and CSL to enter into and execute the Merger Agreement and as an inducement to certain stockholders of ICSL (the "ICSL STOCKHOLDERS") to enter into a Voting Agreement pursuant to which the ICSL Stockholders have agreed to vote to approve the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the execution and delivery by ICSL and CSL of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties hereto agree as follows:

     1. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants to ICSL and CSL as follows:

     1.1 OWNERSHIP OF SHARES. The Stockholder is the record and beneficial owner of the number of shares (such "STOCKHOLDER'S SHARES") of common stock, $.001 par value, of CNS ("CNS STOCK") set forth below such Stockholder's name on the signature page hereof. Except for the Stockholder's Shares and any other shares of CNS Stock subject hereto, the Stockholder is not the record or beneficial owner of any shares of CNS Stock. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against him, her or it in accordance with its terms.

     1.2 DUE AUTHORIZATION. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes a valid or binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

     1.3 NO BROKER. Except for the Consulting Agreement by and between CNS and Psilos Group Partners, L.P., no broker, investment banker, financial adviser or other person is entitled to any broker's finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

     1.4 CONSIDERATION. The Stockholder understands and acknowledges that ICSL and CSL are entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 3 is granted in consideration for the execution and delivery of the Merger Agreement by ICSL and CSL.

     2. AGREEMENT TO VOTE SHARES. While this Agreement is in effect, each Stockholder agrees with, and covenants to, ICSL and CSL that at any meeting of the stockholders of CNS, however called, and in any action taken by written consent of CNS stockholders without a meeting, the Stockholder shall vote (or cause any holders of record of the Stockholder's Shares to vote) the Stockholder's Shares (a) to approve the Third Amended and Restated Certificate of Incorporation for CNS ("AMENDED CERTIFICATE") in the form attached as Exhibit
8.15 to the Merger Agreement with such changes as may be approved by ICSL, CNS and Stockholders holding a majority of the Stockholders' Shares, (b) to approve any action required in furtherance thereof, and (c) to take further action as may be necessary or desirable to effectuate the Transactions, including, without limitation, entering into the Shareholders Agreement and the Investor Rights Agreement (each as defined in the Merger Agreement).

     3. GRANT OF IRREVOCABLE PROXY.

     3.1 GRANT OF PROXY. While this Agreement is in effect, each Stockholder hereby irrevocably grants to, and appoints, ICSL and Mr. Michael T. Heffernan, President, Chief Executive Officer and Chairman of ICSL, and any individual who shall hereafter succeed to such office of ICSL, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares in favor of approval of the Amended Certificate and the approval of any action required in furtherance of the Merger Agreement and the Transactions.

     3.2 NO OTHER PROXIES. Except for the irrevocable proxy granted by Toronto Dominion Investments, Inc. to Psilos Group Partners, L.P., each Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

     3.3 IRREVOCABILITY. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked while this Agreement is in effect. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law as long as this Agreement is in effect.

     4. COVENANTS. While this Agreement is in effect, each Stockholder agrees with, and covenants to, CNS as follows:

     4.1. NO VOTING TRUSTS. After the date hereof, each Stockholder agrees that such Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Stockholder's Shares in a voting trust or subject any of the Stockholder's Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with ICSL and CSL.

     4.2 TRANSFER AND ENCUMBRANCE. Except for gifts given without consideration where the recipient thereof agrees to execute a voting agreement in form and substance similar to this Agreement, each Stockholder agrees not to voluntarily transfer, sell, offer, pledge, agree to sell or otherwise dispose of or encumber any of such Stockholder's Shares during the period commencing on the date hereof and ending after the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms.

     4.3 PROXY STATEMENT/INFORMATION STATEMENT. Each Stockholder understands and acknowledges that the ICSL Stockholders are approving the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     4.4 LIQUIDATION, DISSOLUTION OR WINDING UP. Each Stockholder who is the record or beneficial owner of CNS Preferred Stock (each, a "CNS PREFERRED STOCKHOLDER and, collectively, the "CNS PREFERRED STOCKHOLDERS") acknowledges that, under the terms of the Second Amended and Restated Certificate of Incorporation of CNS (the "EXISTING CERTIFICATE"), the Merger may be deemed a liquidation, dissolution or winding up of CNS, which but for the amendment to be effected by the Amended Certificate, may entitle the CNS Preferred Stockholders to receive the CNS Preferred Stock Liquidation Value, and that under the Amended Certificate the holders of CNS Preferred Stock shall not be entitled to receive the CNS Preferred Stock Liquidation Value or the CNS Dividend but shall receive the CNS Dividend in shares of CNS Common Stock, immediately prior to the Effective Time.

     4.5 VOTING AUTHORITY. Once executed by all parties hereto, this Agreement has been executed by a majority of the voting interests of each of the Holder Groups (as defined in the Shareholders Agreement dated as of March 26, 1999 between CNS and certain CNS Stockholders, as amended and restated, to include CBR Holders, JB/ML Holders, Management Holders, Series A Preferred Holders, Convertible Debt Holders, and ICSL).

     5. STOP TRANSFER. CNS agrees with, and covenants to, ICSL and CSL that CNS shall not register the transfer of any certificate representing any of the Stockholder's Shares, unless such transfer is made to ICSL or otherwise in compliance with this Agreement.

     6. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation or law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of CNS affecting the CNS Stock, or the acquisition of additional shares of CNS Stock or other voting securities of CNS by any Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of CNS Stock or other voting securities of CNS issued to or acquired by the Stockholder.

     7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

     8. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     9. STOCKHOLDER CAPACITY. The execution of this Agreement by each Stockholder shall be solely in such Stockholder's capacity as the beneficial owner of the Stockholder's Shares, and the Stockholder makes no agreement or understanding herein in the Stockholder's capacity, if any, as a director or officer of CNS.

     10. MISCELLANEOUS.

     10.1 GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware.

     10.2 SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

     10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     10.4 EXPIRATION. This Agreement, and all rights and obligations of the parties hereunder shall terminate upon the earlier to occur of (a) the consummation of the Merger and (b) termination of the Merger Agreement (the "EXPIRATION DATE").

     10.5 HEADINGS. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     10.6 EFFECTIVENESS. The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholders until after such time as the Merger Agreement is executed and delivered by CSL, ICSL, CNS and Acquisition Sub. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                            COMPREHENSIVE NEUROSCIENCE, INC.


                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

                                            INNOVATIVE CLINICAL SOLUTIONS, LTD.


                                            By:
                                               --------------------------------
                                            Name:
                                            Title:


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            CNS STOCKHOLDERS:

                                            PSILOS GROUP PARTNERS, L.P.
                                            Carnegie Hall Tower
                                            152 West 57th Street
                                            New York, NY 10019


                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman, Chief Executive
                                                      Officer

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------


                                            CCP/PSILOS CNS LLC
                                            c/o Psilos Group Investors, L.P.
                                            Carnegie Hall Tower
                                            152 West 57th Street
                                            New York, NY 10019


                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman, Chief Executive
                                                      Officer

                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------


                                            CHL MEDICAL PARTNERS, L.P.
                                            c/o Collinson, Howe & Lenox, LLC
                                            1055 Washington Avenue, 4th Floor
                                            Stamford, CT 06901

                                            By: Collinson, Howe & Lennox, LLC,
                                                General partner

                                            By:
                                                -------------------------------
                                                Timothy F. Howe
                                                Executive Vice President

                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            RADIUS MEDICAL VENTURES, L.P.
                                            One Rockefeller Plaza, Suite 920
                                            New York, NY 10029

                                            By: Radius Venture Partners, LLC,
                                                General partner

                                            By:
                                                -------------------------------
                                                Daniel Lubin
                                                Managing Member

                                             Number of Shares
                                             Beneficially owned:
                                                                ---------------


                                             TORONTO DOMINION INVESTMENTS, INC.
                                             909 Fannin Street, Suite 1700
                                             Houston, TX 77010


                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman, Chief Executive
                                                      Officer

                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------


                                            CNS INVESTORS LLC
                                            c/o John P. Docherty, M.D.
                                            21 Bloomingdale Road, Cottage 1
                                            White Plains, NY 10605


                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman, Chief Executive
                                                      Officer


                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            CURTIS MONDALE
                                            105-A Washington Place
                                            Ridgewood, NJ 07450


                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman, Chief Executive
                                                      Officer


                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------


                                            JOHN P. DOCHERTY, M.D.
                                            21 Bloomingdale Road, Cottage 1
                                            White Plains, NY 10605


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------



                                            DANIEL CARPENTER, Ph.D.
                                            110 Thornhill Road
                                            Fairfield, CT  06430


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            HOWARD A. HOFFMAN, M.D.
                                            5100 Palisade Lane, NW
                                            Washington, DC 20016


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------



                                            KENNETH COURAGE
                                            5000 Westpath Terrace
                                            Bethesda, Maryland 20810


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                                ---------------



                                            CHARLES J. BAUMGARDNER
                                            20540 Grant Court
                                            Sterling, Virginia 20165


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            JOEL E. KLEINMAN, M.D.
                                            3734 Jenifer Street, NW
                                            Washington, DC 20016


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------



                                            DANIEL R. WEINBERGER, M.D.
                                            3116 Davenport Street, NW
                                            Washington, DC 20008


                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------



                                            JOHN A. BUDNICK III

                                            Address:
                                                     --------------------------

                                                     --------------------------

                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------


                    [SIGNATURE PAGES TO CNS VOTING AGREEMENT]

                                            MICHAEL G. LENAHAN

                                            Address:
                                                    ---------------------------

                                                    ---------------------------

                                            By:
                                               --------------------------------
                                               Name:

                                            Number of Shares
                                            Beneficially owned:
                                                               ----------------

                                                                  EXHIBIT 7.17

                              CSL VOTING AGREEMENT

         This Voting Agreement (the "AGREEMENT") is entered into as of October 31, 2001, by and among Comprehensive Neuroscience, Inc., a Delaware corporation ("CNS"), Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"), and the undersigned holders of shares of capital stock of ICSL (the "STOCKHOLDERS").

         A. The Stockholders desire that contemporaneously with the execution and delivery of this Agreement, CNS, ICSL, Clinical Studies, Ltd., a Delaware corporation and a wholly owned subsidiary of ICSL ("CSL") and CNS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CNS ("ACQUISITION SUB") enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"), pursuant to which Acquisition Sub will merge with and into CSL with CSL being the surviving corporation and wholly owned by CNS (the "MERGER") upon the terms and conditions set forth therein. Capitalized terms used in this Agreement but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

         B. The Stockholders desire that the Merger occur and that ICSL and the holders of ICSL Options receive the consideration provided under the Merger Agreement.

         C. The Stockholders and ICSL are entering into this Agreement as an inducement to each of CNS and Acquisition Sub to enter into and execute the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the execution and delivery by CNS and Acquisition Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties hereto agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants to CNS as follows:

         1.1 OWNERSHIP OF SHARES. The Stockholder is the record and beneficial owner of the number of shares (such "STOCKHOLDER'S SHARES") of common stock, $.01 par value, of ICSL ("ICSL STOCK") set forth below such Stockholder's name on the signature page hereof. Except for the Stockholder's Shares and any other shares of ICSL Stock subject hereto, the Stockholder is not the record or beneficial owner of any shares of ICSL Stock. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against him, her or it in accordance with its terms.

         1.2 DUE AUTHORIZATION. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes a valid or binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

         1.3 NO BROKER. Other than the fee to Shields & Company, no broker, investment banker, financial adviser or other person is entitled to any broker's finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

         1.4 CONSIDERATION. The Stockholder understands and acknowledges that CNS is entering into and causing Acquisition Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in
Section 3 is granted in consideration for the execution and delivery of the Merger Agreement by CNS and Acquisition Sub.

         2. AGREEMENT TO VOTE SHARES. While this Agreement is in effect, each Stockholder agrees with, and covenants to, CNS that at any meeting of the stockholders of ICSL, however called, and in any action taken by written consent of stockholders of ICSL without a meeting, the Stockholder shall vote (or cause any holders of record of the Stockholder's Shares to vote) the Stockholder's Shares (a) to approve the Merger and to approve and adopt the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of CNS common stock or otherwise to materially and adversely impair ICSL's or the Stockholder's rights or increase ICSL's or the Stockholder's obligations thereunder, (b) to approve any action required in furtherance thereof, and (c) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of CSL or ICSL in the Merger Agreement or that would preclude fulfillment of a condition under the Merger Agreement to CNS's or Acquisition Sub's obligation to consummate the Merger.

         3. GRANT OF IRREVOCABLE PROXY.

         3.1 GRANT OF PROXY. While this Agreement is in effect, each Stockholder hereby irrevocably grants to, and appoints, CNS and John P. Docherty, M.D., President of CNS, and any individual who shall hereafter succeed to such office of CNS, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares in favor of the Merger Agreement and the execution and delivery of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of CNS common stock or otherwise to materially and adversely impair ICSL's or the Stockholder's rights or increase ICSL's or the Stockholder's obligations thereunder.

         3.2 NO OTHER PROXIES. Each Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         3.3 IRREVOCABILITY. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked while this Agreement is in effect. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law as long as this Agreement is in effect.

         4. COVENANTS. While this Agreement is in effect, each Stockholder agrees with, and covenants to, CNS as follows:

         4.1. NO VOTING TRUSTS. After the date hereof, each Stockholder agrees that such Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Stockholder's Shares in a voting trust or subject any of the Stockholder's Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with CNS.

         4.2 TRANSFER AND ENCUMBRANCE. Except for gifts given without consideration where the recipient thereof agrees to execute a voting agreement in form and substance similar to this Agreement, each Stockholder agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber any of such Stockholder's Shares during the period commencing on the date hereof and ending after the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms.

         4.3 PROXY STATEMENT/INFORMATION STATEMENT. Following the execution of this Agreement, the Stockholders agree:

         4.3.1 Each Stockholder shall take any action reasonably required to be taken under the Securities Act, the Exchange Act and the DGCL in connection with the consummation of the Merger;

         4.3.2 Each Stockholder shall, to the extent reasonably necessary (a) cooperate in the preparation and filing of the Proxy Statement, Information Statement, or other filing required to be made with the SEC under the Securities Act or the Exchange Act in connection with the Merger and (b) provide all material reasonably requested by ICSL for inclusion in the Proxy Statement, Information Statement or other required SEC Filing;

         4.3.3 If at any time a Stockholder becomes aware of any event or circumstance that should be set forth in a supplement to the Proxy Statement or Information Statement (as the case may be), such Stockholder shall promptly inform ICSL;

         4.3.4 Each Stockholder shall promptly correct any information provided by it for use in the Proxy Statement or Information Statement if and to the extent that such information shall have become false or misleading in any material respect; and

         4.3.5 Each Stockholder shall promptly furnish all information, and take such other actions as may reasonably be requested in connection with any action in furtherance of the provisions of this Section 4.3.

         5. STOP TRANSFER. ICSL agrees with, and covenants to, CNS that ICSL shall not register the transfer of any certificate representing any of the Stockholder's Shares, unless such transfer is made to CNS or Acquisition Sub or otherwise in compliance with this Agreement.

         6. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder's Shares shall pass, whether by operation or law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of ICSL affecting the ICSL Stock, or the acquisition of additional shares of ICSL Stock or other voting securities of ICSL by any Stockholder, the number of Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of ICSL Stock or other voting securities of ICSL issued to or acquired by the Stockholder.

         7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         9. STOCKHOLDER CAPACITY. The execution of this Agreement by each Stockholder shall be solely in such Stockholder's capacity as the beneficial owner of the Stockholder's Shares, and the Stockholder makes no agreement or understanding herein in the Stockholder's capacity, if any, as a director or officer of CSL or ICSL.

         10. MISCELLANEOUS.

         10.1 GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware.

         10.2 SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         10.4 EXPIRATION. This Agreement, and all rights and obligations of the parties hereunder; shall terminate upon the earlier to occur of (a) the consummation of the Merger and (b) termination of the Merger Agreement (the "EXPIRATION DATE").

         10.5 HEADINGS. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

         10.6 EFFECTIVENESS. The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholders until after such time as the Merger Agreement is executed and delivered by CSL, ICSL, CNS, and Acquisition Sub. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                          COMPREHENSIVE NEUROSCIENCE, INC.


                                          By:
                                             --------------------------------
                                          Name:
                                          Title:

                                          INNOVATIVE CLINICAL SOLUTIONS, LTD.


                                          By:
                                             --------------------------------
                                          Name:
                                          Title:



                    [SIGNATURE PAGES TO CSL VOTING AGREEMENT]

                                          STOCKHOLDERS:

                                          THIRD AVENUE TRUST ON BEHALF OF
                                          THIRD AVENUE VALUE FUND SERIES
                                          c/o Third Avenue Funds
                                          767 Third Avenue
                                          New York, NY 10017-2023

                                          By:
                                             --------------------------------
                                             Name:  Martin J. Whitman
                                             Title: Chairman, Chief Executive
                                                    Officer

                                          Number of Shares
                                          Beneficially owned:
                                                              ---------------

                                          M.J. WHITMAN MANAGEMENT, LLC ON
                                          BEHALF OF THE AGGRESSIVE
                                          CONSERVATIVE INVESTMENT FUND, L.P.
                                          (f/k/a M.J. Whitman Pilot Fish
                                          Opportunity Fund, L.P.)
                                          767 Third Avenue
                                          New York, NY 10017-2023

                                          By:
                                             --------------------------------
                                          Name:  David M. Barse
                                          Title: President

                                          Number of Shares
                                          Beneficially owned:
                                                             ----------------


                                          EQSF ADVISERS, INC. as sub-adviser for
                                          SUN AMERICA STYLE SELECT SERIES
                                          SMALL-CAP VALUE PORTFOLIO


                                          By:
                                             --------------------------------
                                             Name:  Martin J. Whitman
                                             Title: Chairman and Chief
                                                    Executive Officer

                                          Number of Shares
                                          Beneficially owned:
                                                             ----------------


                    [SIGNATURE PAGES TO CSL VOTING AGREEMENT]

                                          M.J. WHITMAN ADVISERS, INC. as
                                          adviser for the Account of the
                                          ZELDA ROSS TRUST
                                          767 Third Avenue
                                          New York, NY 10017-2023


                                          By:
                                             --------------------------------
                                          Name:  David M. Barse
                                          Title: President and Chief
                                                 Operations Officer

                                          Number of Shares
                                          Beneficially owned:
                                                             ----------------


                                          -----------------------------------
                                          Name of Company



                                          By:
                                             --------------------------------
                                             Name:
                                             Title:

                                          Number of Shares
                                          Beneficially owned:
                                                             ----------------


                    [SIGNATURE PAGES TO CSL VOTING AGREEMENT]

                                                                  EXHIBIT 7.18

                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated as of _______, 2001, among Comprehensive Neuroscience, Inc., a Delaware corporation ("CNS"); Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"); and Hinckley, Allen & Snyder, LLP, in its capacity as Escrow Agent hereunder (the "ESCROW AGENT", which term shall also include any successor escrow agent appointed in accordance with
Section 7(b) hereof).

         WHEREAS, the parties hereto are entering into this Escrow Agreement pursuant to the Agreement and Plan of Merger dated as of October 31, 2001 (the "MERGER AGREEMENT"), among ICSL, Clinical Studies, Ltd., a Delaware corporation and wholly owned subsidiary of ICSL ("CSL"), CNS and CNS Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of CNS ("ACQUISITION SUB"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         WHEREAS, this Escrow Agreement is designed to implement the provisions of the Merger Agreement pursuant to which the Escrowed Shares are being deposited with the Escrow Agent as security for the satisfaction of the obligations of ICSL to indemnify the CNS Indemnified Persons pursuant to Article 12 of the Merger Agreement.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. APPOINTMENT OF ESCROW AGENT; ESCROW ACCOUNT. The Escrow Agent is hereby appointed to act as escrow agent hereunder and the Escrow Agent agrees to act as such.

         2. ESCROW FUND AND ESCROW ACCOUNT.

              (a) On the date hereof, in accordance with Article 12 of the Merger Agreement, CNS is delivering to the Escrow Agent one or more certificates (the "ESCROW CERTIFICATES") representing the Escrowed Shares, and the Escrow Agent is accepting such certificates in escrow for the benefit of ICSL and the CNS Indemnified Persons pursuant to the provisions of this Escrow Agreement. The Escrowed Shares, together with any securities of CNS issued in respect thereof (including, without limitation, any shares issued as a stock dividend or pursuant to any stock split, reverse stock split, combination or reclassification thereof), shall hereinafter be referred to collectively as the "ESCROW FUND".

              (b) The Escrow Agent shall maintain the Escrow Certificates at its office located at its address set forth in Section 9(a), provided that the books and records of the Escrow Agent shall at all times show that the assets constituting the Escrow Fund do not constitute assets of the Escrow Agent.

         3. RIGHTS TO THE ESCROW FUND. The Escrow Fund shall be for the exclusive benefit of ICSL and the CNS Indemnified Persons and their respective successors and assigns, as provided herein and in the Merger Agreement, and no other person or entity shall have any right, title or interest therein.

         4. DISTRIBUTION OF THE ESCROW FUND. The Escrow Agent shall continue to hold the Escrow Fund in its possession until authorized hereunder to distribute the Escrow Fund. The Escrow Agent shall distribute the Escrow Fund as follows:

              (a) If any matter set forth on SCHEDULE A attached hereto (a "ICSL CONTINGENCY" and, collectively, "ICSL CONTINGENCIES") has been released, discharged, settled or otherwise terminated as a matter of law or contract and the amount of the right of indemnity against ICSL under Article 12 of the Merger Agreement with respect to such ICSL Contingency (the "CONTINGENCY LIABILITY") is less than the amount set forth opposite such ICSL Contingency on SCHEDULE A (the "CONTINGENCY AMOUNT"), ICSL shall deliver to CNS and the Escrow Agent notice of such release, discharge, settlement or termination (a "RELEASE NOTICE"), which Release Notice shall set forth the nature and details of such release, discharge, settlement or termination. Within 30 days of receipt of a Release Notice, the Escrow Agent shall distribute to ICSL the number of Escrowed Shares with a Market Value equal to the difference between the Contingency Amount and the Contingency Liability.

              (b) On the first anniversary of the Closing Date (the "FIRST DISTRIBUTION DATE"), the Escrow Agent shall distribute to ICSL one half of the Escrowed Shares originally delivered to the Escrow Agent less any shares delivered to CNS pursuant to Section 4(d)(ii) hereof; PROVIDED, HOWEVER, that if on the First Distribution Date (i) a Claim shall have been asserted (other than a Claim with respect to a ICSL Contingency) and a Notice of Claim shall have been delivered to the Escrow Agent by a Claiming Person and (ii) such Claim shall not theretofore have been discharged or settled pursuant to Section 4(d) hereof, a number of Escrowed Shares the Market Value of which is reasonably sufficient to satisfy such Claim shall be withheld from the distribution required by this Section 4(b) until such Claim has been so discharged or settled.

              (c) On the earlier of (i) the date on which the aggregate value of all Escrowed Shares and Cash Payments distributed to CNS Indemnified Parties with respect to ICSL Contingencies exceeds $2,000,000 and (ii) the third anniversary of the Closing Date (the "SECOND DISTRIBUTION DATE"), the Escrow Agent shall distribute all Escrowed Shares then held in the Escrow Fund, if any, to ICSL; PROVIDED, HOWEVER, that if on the Second Distribution Date the aggregate value of all Escrowed Shares and Cash Payments previously distributed to CNS Indemnified Parties with respect to ICSL Contingencies does not equal $2,000,000 and (x) a Claim with respect to any ICSL Contingency shall have been asserted and a Notice of Claim shall have been delivered to the Escrow Agent by a Claiming Person and (y) such Claim shall not theretofore have been discharged or settled pursuant to Section 4(d) hereof, a number of Escrowed Shares the Market Value of which is equal to the lesser of (A) the full amount of such Claim and (B) $2,000,000 less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of ICSL Contingencies shall be withheld from the distribution required by this
Section 4(c) until such Claim has been so discharged or settled.

              (d) Anything contained in Sections 4(a) through 4(c) hereof to the contrary notwithstanding, in the event any CNS Indemnified Person (the "CLAIMING PERSON") asserts a right of indemnity against ICSL under Article 12 of the Merger Agreement, the Claiming Person shall execute and deliver to the Escrow Agent (with a required copy being sent to ICSL) a written notice to such effect (a "NOTICE OF CLAIM"; the right of indemnity asserted in a

Notice of Claim being hereinafter referred to as a "CLAIM") setting forth the nature and details of such Claim and the amount of such Claim (or if not ascertainable, a reasonable maximum amount thereof).

              (i) If such Claim is with respect to an ICSL Contingency, the Notice of Claim shall instruct the Escrow Agent to deliver in full satisfaction of such Claim that number of Escrowed Shares the Market Value of which is equal to the least of (A) the amount of the Claim, (B) the Contingency Amount and (C) $2,000,000 less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of ICSL Contingencies.

              (ii) If such Claim is not with respect to an ICSL Contingency, the Notice of Claim shall instruct the Escrow Agent to deliver in full satisfaction of such Claim that number of Escrowed Shares the Market Value of which is the lesser of (A) the amount of the Claim and (B) $2,000,000 less the Market Value of all Escrowed Shares and Cash Payments previously delivered to any CNS Indemnified Person in satisfaction of such Claim. If within 30 days after receipt of any Notice of Claim by the Escrow Agent pursuant to this Section 4(d), ICSL fails to notify the Escrow Agent that the Claim, or the amount thereof, is disputed, the Escrow Agent shall, 15 days after the expiration of such 30-day period, deliver to CNS that number of Escrowed Shares specified in the Notice of Claim (the date of any such delivery being referred to herein as a "RELEASE DATE"). If ICSL does so notify the Escrow Agent of such dispute (a required copy of such notice being sent to the Claiming Person), the Escrow Agent shall not deliver such amount to such Claiming Person until 15 days after such dispute has been settled as provided in Section 8 hereof and notice of such settlement and of the amount, if any, to be paid in respect of the disputed Claim has been delivered to the Escrow Agent and ICSL (the date of receipt of any such notice being referred to herein as a "SETTLEMENT NOTICE DATE"; and a Release Date or a Settlement Notice Date being referred to herein as a "DETERMINATION DATE").

              (e) Anything contained herein to the contrary notwithstanding, the Escrow Agent shall deliver any portion or all of the Escrow Fund pursuant to any written instruction signed by both CNS and ICSL in accordance therewith.

              (f) In the event ICSL shall satisfy any Claim by payment to any Claiming Person of United States Dollars in lieu of payment from the Escrow Fund (a "CASH PAYMENT"), ICSL shall so notify CNS and the Escrow Agent (the "CASH PAYMENT NOTICE"). Within thirty (30) days following the date the Escrow Agent receives such Cash Payment Notice, it shall deliver to ICSL a number of Escrowed Shares the Market Value of which (as of the date of such Cash Payment) is equal to the amount of such Cash Payment.

              (g) Any party requesting a distribution of Escrowed Shares hereunder shall include in the Release Notice or Notice of Claim with respect thereto, a statement of the relevant Market Value. The Escrow Agent shall be entitled to rely on such statement of Market Value unless it receives, within thirty (30) days of receipt thereof, a written objection thereto from any other party, which written objection shall set forth the Market Value of the Escrowed Shares believed to be correct by such objecting party. If any party objects to the statement of Market Value set forth in any request for a distribution hereunder, the Escrow Agent shall not be required to make any distribution hereunder until it receives any one of (i) a statement from the objecting party that it no longer objects to the stated Market Value or (ii) a statement from the non-objecting party that it agrees with the objecting party's determination of Market Value or (iii) a joint statement of Market Value signed by the objecting and non-objecting parties.

         5. VOTING. Until such time as any Escrowed Shares shall be released pursuant to Section 4 hereof, ICSL shall have the exclusive right to vote such shares at any annual or special meeting of the stockholders of CNS and to execute and deliver any instruments of written consent in lieu of any such meeting of stockholders.

         6. TERMINATION. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of 10 days' prior written notice of termination executed by CNS and ICSL directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all Escrowed Shares shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

         7. ESCROW AGENT.

              (a) OBLIGATIONS.

                   (i) The obligations of the Escrow Agent are those specifically provided in this Agreement, and the Escrow Agent shall have no liability under, or duty to inquire into the terms and provisions of, any agreement among the other parties hereto. The duties of the Escrow Agent are purely ministerial in nature, and it shall not incur any liability whatsoever, except for willful misconduct or recklessness. The Escrow Agent may consult with counsel of its choice, and shall not be liable to any Person for following the advice of such counsel.

                   (ii) The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or of any signature thereon and shall not have any liability for acting in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties.

              (b) RESIGNATION AND REMOVAL. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving at least 30 days' prior written notice of such resignation to CNS and ICSL, specifying a date upon which such resignation shall take effect; PROVIDED, HOWEVER, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Fund. Upon receipt of such notice, a successor escrow agent shall be appointed by CNS and ICSL, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice. If a written instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within 40 days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of CNS and ICSL petition any court of competent jurisdiction for the appointment of a successor escrow agent. CNS and ICSL, acting jointly, may at any time substitute a new escrow agent by giving 10 days' prior written notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent.

              (c) INDEMNIFICATION. CNS and ICSL shall, jointly and severally, hold the Escrow Agent harmless and indemnify the Escrow Agent against any loss, liability, expense (including attorneys' fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the recklessness or willful misconduct of the Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation or substitution of any Escrow Agent or the termination of this Agreement.

              (d) FEES OF ESCROW AGENT. The Surviving Corporation shall pay the Escrow Agent all reasonable out-of-pocket expenses of the Escrow Agent, including reasonable attorneys' fees and expenses, if any, which it may incur in connection with the performance of its duties under this Agreement.

         8. DISPUTES. If any dispute should arise with respect to the payment or ownership or right of possession of the Escrow Fund, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Fund until such dispute shall have been settled either by mutual agreement of the parties concerned (including CNS and ICSL) or by the final order, decree or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which CNS and ICSL are parties, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

         9. MISCELLANEOUS.

              (a) All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                           ESCROW AGENT:

                           HINCKLEY, ALLEN & SNYDER LLP
                           1500 FLEET CENTER
                           PROVIDENCE, RI 02903
                           ATTENTION:       MARGARET D. FARRELL, ESQ.
                                            JAMES P. REDDING, ESQ.

                           ICSL:

                           INNOVATIVE CLINICAL SOLUTIONS, LTD.
                           10 DORRANCE STREET
                           SUITE 400
                           PROVIDENCE, RI 02903
                           ATTENTION:       MICHAEL T. HEFFERNAN

                           CNS:
                           COMPREHENSIVE NEUROSCIENCE, INC.
                           21 BLOOMINGDALE ROAD
                           WHITE PLAINS, NEW YORK 10605
                           ATTENTION:       JOHN DOCHERTY, M.D.
                                            CHIEF EXECUTIVE OFFICER
or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (c) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

              (b) COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

              (c) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be wholly performed within such State.

              (d) PARTIES IN INTEREST. This agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any party hereto without the consent of the other parties hereto.

              (e) AMENDMENTS. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

              (f) HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              (g) ACKNOWLEDGMENT OF PARTIES. The parties hereto hereby acknowledge and agree that the Escrow Agent acts as counsel to, and otherwise represents, ICSL and CSL in connection with the Merger Agreement and in numerous other matters, whether relating to general business issues or to litigation, arising from time to time. The parties hereby agree that the Escrow Agent may continue to act in such capacity or in any other capacity for ICSL notwithstanding its duties as Escrow Agent hereunder and may represent ICSL in any proceeding arising under the Merger Agreement (other than any provisions thereof relating to this Escrow Agreement), any of the documents, instruments or other agreements contemplated thereby and any of the transactions contemplated by the Merger Agreement, notwithstanding that Hinckley, Allen & Snyder LLP may be a party to such proceeding in its capacity as Escrow Agent.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                INNOVATIVE CLINICAL SOLUTIONS, LTD.

                                  By:
                                      ----------------------------------------
                                  Name:
                                        --------------------------------------


                                COMPREHENSIVE NEUROSCIENCE, INC.

                                  By:
                                     -----------------------------------------
                                  Name:
                                        --------------------------------------

                                HINCKLEY, ALLEN & SNYDER LLP


                                  By:
                                     -----------------------------------------
                                  Name:
                                        --------------------------------------


                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                                                   EXHIBIT 8.7

                MATTERS AS TO WHICH PROSKAUER ROSE LLP WILL OPINE

         All opinions will be subject to customary assumptions, qualifications, exceptions and exclusions.

         1. CNS and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which they are engaged as described in the information statement provided to the stockholders of ICSL as required by Section 14(c) of the Exchange Act of 1934, as amended, and the rules promulgated thereunder with respect to the transactions contemplated by the Merger Agreement, and to own and use their respective properties.

         2. The authorized capital stock of CNS consists of (i) 50,000,000 shares of Common Stock of which, to our knowledge, 4,409,662 shares are issued and outstanding and (ii) 20,000,000 shares of Preferred Stock of which 15,600,000 shares are designated as Series A Preferred, of which, to our knowledge, 10,400,000 shares are issued and outstanding. The shares of CNS Common Stock and Series A Preferred Stock that are issued and outstanding were duly issued and, to our knowledge, are fully paid and nonassessable under the DGCL. To our knowledge, except as set forth in the CNS Disclosure Schedule and except for the Merger Consideration, the Series A Preferred Stock and the Convertible Notes, there are no options, subscriptions, warrants, calls, rights or commitments obligating CNS to issue any equity securities or acquire any of its equity securities.

         3. The execution and delivery of the Merger Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or By-laws of CNS or Acquisition Sub or, to our knowledge but without any independent investigation, any material CNS Contract known to us to which CNS or Acquisition Sub is a party or by which CNS or Acquisition Sub is bound.

         4. The Merger Agreement has been duly and validly executed and delivered by CNS and Acquisition Sub and, assuming valid authorization, execution and delivery by ICSL and CSL, constitutes a valid and binding agreement of CNS and Acquisition Sub enforceable in accordance with its terms.

         5. The shares of Newco Common Stock to be issued as contemplated by the Merger Agreement when issued and delivered following consummation of the Merger will be duly and validly issued, fully paid and non-assessable under the DGCL.

                                                                  EXHIBIT 8.15

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        COMPREHENSIVE NEUROSCIENCE, INC.


                    (Pursuant to Sections 242 and 245 of the

                General Corporation Law of the State of Delaware)

         Comprehensive Neuroscience, Inc. (hereinafter called the
"Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         1. The name of the Corporation is Comprehensive Neuroscience, Inc.

         2. The date of filing of the Corporation's original certificate of incorporation is June 26, 1998. The name under which the Corporation was originally incorporated was Comprehensive Neuroscience Services, Inc.

         3. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") by resolution of the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation, and written notice of such consent has been given to all stockholders who have not consented so in writing in accordance with Section 228(d) of the GCL.

         4. The Corporation's Certificate of Incorporation, as heretofore amended and restated, is hereby further amended and restated to read in its entirety as follows:

         FIRST: The name of the Corporation is: COMPREHENSIVE NEUROSCIENCE, INC. (hereinafter called the "Corporation").

         SECOND: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of the Corporation's registered agent is Corporation Service Company.

         THIRD: The purposes for which the Corporation is formed is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

         FOURTH: The Corporation shall have two classes of capital stock: (i) common stock, $.001 par value per share ("Common Stock"), and (ii) preferred stock, $.001 par value per share ("Preferred Stock"). The total number of shares of each class of capital stock which the Corporation shall have the authority to issue is 100,000,000 shares of

Common Stock and 20,000,000 shares of Preferred Stock, of which 15,600,000 shares are hereby designated as Series A Convertible Preferred Stock ("Series A Preferred"). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK.

         1. GENERAL. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

         2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). Such holders will vote such shares together with the holders of the Series A Preferred, voting as a single class as provided in Section B(3). There shall be no cumulative voting.

         The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding, plus the number of shares as shall be sufficient to effect the conversion to Common Stock of all series of convertible Preferred Stock, and to effect the exchange for Common Stock of all exchangeable securities outstanding at the time of such action) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the GCL.

         3. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.       PREFERRED STOCK.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, in addition to the Series A Preferred designated in this Third Amended and Restated Certificate of Incorporation, and within the limitations and restrictions stated in this Third Amended and Restated Certificate of Incorporation, to determine or alter the rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares constituting any such series and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. The shares then constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The Series A Preferred shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Capitalized terms not otherwise defined herein, shall have the meaning given them in that certain Agreement and Plan of Merger dated as of October 31, 2001 (the "Agreement") by and among Innovative Clinical Solutions, Ltd., Clinical Studies, Ltd. ("ICSL"), Comprehensive Neuroscience, Inc. and CNS Acquisition, Inc.

         SERIES A PREFERRED:

         1. DIVIDENDS. The Series A Preferred (on an as-converted basis) shall have the same dividend rights as the Common Stock.

         2. VOTING. Except as otherwise provided herein or by law, holders of shares of Series A Preferred shall vote together with the holders of shares of Common Stock as a single class on all matters coming before the Corporation's stockholders, and each share of Series A Preferred shall entitle its holder to cast, with respect to each such matter, a number of votes equal to the number of whole shares of Common Stock into which such share of Series A Preferred shall then be convertible.

         3. LIQUIDATION, DISSOLUTION OR WINDING UP: CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

              (a) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred then outstanding shall be entitled to be paid an amount out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or other junior securities then outstanding, by reason of their ownership thereof, an amount equal to the greater of (i) the Initial Liquidation Preference as defined below (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), PLUS an amount equal to any declared and unpaid dividends thereon (the "LIQUIDATION PREFERENCE") or (ii) such amount per share as would have been payable to the holders of the Series A Preferred had such shares (and all other securities convertible into Common Stock) been converted into Common Stock pursuant to Section B(4) hereof immediately prior to such liquidation, dissolution or winding up. The Initial Liquidation Preference shall be an amount equal to $___________ [the lesser of (A) $1.00 and (B) the quotient obtained by dividing (x) all outstanding CSL Debt on the Closing Date minus any CSL Cash-on-Hand on the Closing Date by (y) the number of shares of Series A Preferred Stock outstanding on the Closing Date] (the "INITIAL LIQUIDATION PREFERENCE").

              (b) ADJUSTMENT OF INITIAL LIQUIDATION PREFERENCE. (i) Subsection
(a) of this Section 3 notwithstanding, if the stockholders of ICSL as of the Closing Date, invest, on the Closing Date or during the twelve (12) month period immediately following the Closing Date (each such month in such twelve month period, a "MONTH"), a minimum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the Convertible Notes of the Corporation, the Liquidation Preference shall be adjusted at the end of each Month following such investment, so as to equal the lesser of: (x) the Corporation's Net Debt (as defined below) divided by the number of shares of Series A Preferred outstanding or (y) the Initial Liquidation Preference.

                   (ii) After the twelfth Month following the Closing Date, the Liquidation Preference shall be fixed at the lesser of: (x) the Liquidation Preference at the end of the twelfth Month as calculated in accordance with this Subsection (b); or (y) the average of the Liquidation Preference at the end of Months seven (7) through twelve (12) as calculated in accordance with this Subsection (b).

                   (iii) "NET DEBT" at the end of each Month shall mean the total of (x) the principal and accrued interest outstanding on any bank debt, the Convertible Notes, and any other debt securities issued by the Corporation after the Original Issue Date, PLUS (y) $___________ (representing the Corporation's Cash Balance On-Hand, as defined below, on the Closing Date), MINUS (z) the Corporation's Cash Balance On-Hand at the end of such Month. "CASH BALANCE ON-HAND" shall mean the aggregate cash and cash equivalents of the Corporation and its Subsidiaries, determined in accordance with GAAP on a consolidated basis as of any specified date.

              (c) INSUFFICIENCY OF ASSETS. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred the full amount to which they shall be entitled above, the holders of shares of Series A Preferred and any class or series of stock ranking on liquidation on parity with the Series A Preferred shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

              (d) CONSOLIDATION OR MERGER. A consolidation or merger of the Corporation (other than a merger where (i) the Corporation is the surviving corporation or (ii) the Corporation is not the surviving entity but the holders of a majority of the voting power of the Corporation prior to such merger or consolidation hold a majority of the voting power of the surviving entity) or a sale of substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of the Series A Preferred to receive the amounts specified in this Section B(3), upon the terms stated herein.

              (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the fixing of the Liquidation Preference of Series A Preferred pursuant to this Section B(3), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments and (ii) the Liquidation Preference applicable to such series then in effect.

         4. OPTIONAL CONVERSION. The holders of the Series A Preferred shall have conversion rights, and the shares of Series A Preferred shall be subject to mandatory conversion, as follows:

              (a) RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Initial Liquidation Preference by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The "CONVERSION PRICE" shall initially be $______ [the CNS Per Share Value on the Closing Date] (the "INITIAL CONVERSION PRICE"). The Initial Conversion Price, and the rate at which shares of Series A Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

         In the event of a liquidation of the Corporation, the rights of the holders of shares of Series A Preferred to convert such shares as provided in this Section (the "CONVERSION RIGHTS") shall terminate at the close of business on (i) the third full day preceding the date fixed for payment of any amounts distributable on liquidation to the holders of such series, or (ii) any earlier Mandatory Conversion Date, as hereinafter defined.

              (b) AUTOMATIC CONVERSION. Each share of Series A Preferred shall, without any action required on the part of any holder of Series A Preferred, automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Initial Liquidation Preference by (ii) the Conversion Price in effect at the time of conversion, on the Mandatory Conversion Date. As used herein, "Mandatory Conversion Date" shall mean the earlier of (x) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public having an aggregate offering price resulting in gross proceeds (before deducting underwriting discounts and commissions) to the Corporation of not less than $25,000,000 at a minimum offering price per share (before deducting underwriting discounts and commissions) of at least equal to $___ [the CNS Per Share Value on the Closing Date] per share (as adjusted for stock splits, stock dividends, recapitalizations and other similar events) (a "Qualifying Public Offering") and
(y) in the event of a ICSL Demand Registration (as defined in the Investor Rights Agreement), such date thereafter as the average Closing Price of the Common Stock over any ten (10) consecutive trading days equals or exceeds the Initial Conversion Price. As used herein, "Closing Price" shall mean: (1) if the Common Stock shall be listed or admitted to trading on any national exchange, the last reported sales price (or if there is no reported sale on any such trading date, the average of the closing bid and asked prices on such trading date); or (2) if the Common Stock is not traded or admitted to trading on any national securities exchange, the closing price, if reported, or if the closing price is not reported, the average of the closing bid and asked prices, as reported by the Nasdaq Stock Market. In the event of a Qualifying Public Offering, the persons entitled to receive the Common Stock issuable upon such conversion of Series A Preferred shall not be deemed to have converted Series A Preferred until immediately prior to the closing of such offering.

              (c) MECHANICS OF CONVERSION.

                   (i) Before any holder of Series A Preferred shall be entitled to receive certificates representing shares of Common Stock issuable upon conversion of the Series A Preferred, he shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent appointed by the Corporation for the Series A Preferred and shall, in the case of conversion pursuant to Section B(4)(a), give written notice to the Corporation at such office that he elects to convert the same, and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that the failure to surrender a certificate representing any shares of Series A Preferred following an automatic conversion pursuant to Section B(4)(b) shall not in any manner affect the conversion of such shares, and following such automatic conversion such person shall only have rights as a holder of Common Stock regardless of whether he has surrendered his shares of Series A Preferred. The Corporation shall, as soon as practicable after receipt of the certificate(s) representing Series A Preferred, issue and deliver at such office to such holder of Series A Preferred, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share, and a certificate or certificates for such shares of Series A Preferred as were represented by the certificates surrendered and not converted.

                   (ii) Voluntary conversions pursuant to Section B(4)(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Automatic conversions pursuant to Section B(4)(b) shall be deemed to have been made on the Mandatory Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Any shares of Series A Preferred converted as provided herein shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred accordingly.

                   (iii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                   (iv) The Corporation shall at all times when any shares of Series A Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of shares of such series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of such series outstanding or reserved for issuance. Before taking any action that would cause an adjustment reducing the Conversion Price of any Series A Preferred below the then par value of the shares of Common Stock issuable upon conversion of any share of such series, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                   (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section B(4). The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

              (i) SPECIAL DEFINITIONS. For the purposes of this subsection (d), the following definitions shall apply:

                   (1) "OPTION" shall mean any right, option, or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding (x) options covered by clause (4)(d) below and (y) any warrant issued in connection with the establishment of credit facilities for the Corporation.

                   (2) "ORIGINAL ISSUE DATE" shall mean with respect to Series A Preferred, the date on which the first share of such series is originally issued.

                   (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                   (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section B(4)(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                        (a) shares of Common Stock issued or issuable upon conversion of any Convertible Securities outstanding on the Original Issue Date or upon exercise of any options outstanding on the Original Issue Date;

                        (b) shares of Common Stock issued or issuable as a dividend or distribution on shares of Series A Preferred;

                        (c) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by clauses (e) or (f) below;

                        (d) up to [____________] [10% of the CNS Common Stock Equivalents on the Closing Date] shares of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations and other similar events) issuable to directors, officers, employees of, and consultants to, the Corporation pursuant to a stock purchase or option plan or other incentive program or compensation arrangement which has been duly approved by the Board of Directors of the Corporation;

                        (e) shares of Common Stock issued or issuable in connection with the acquisition of another corporation or other entity by the Corporation by merger, purchase of substantially all the stock or assets or other reorganization, including, without limitation, partnering relationships, management agreements, joint ventures, and agreements with health care providers relating to the conduct of clinical drug trials; provided that such acquisition and its terms have been duly approved by the Board of Directors of the Corporation; and

                        (f) shares of Common Stock issued or issuable by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (a),
(b), (c), (d) or (e) or on Common Stock so excluded.

                   (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the shares of Series A Preferred are convertible shall be made with respect to such series, by adjustment in the Conversion Price thereof, by reason of issuance or deemed issuance of Additional Shares unless the consideration per share (determined pursuant to Section B(4)(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of and immediately prior to, the issue of such Additional Shares of Common Stock.

                   (iii) ISSUANCE OF SECURITIES DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Corporation at any time or from time to time after the

Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section B(4)(d)(v)) of such Additional Shares of Common Stock would be less than the Conversion Price with respect to the Series A Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued, then with respect to the Conversion Price applicable to the Series A Preferred:

                   (1) no further adjustment in such Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                   (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                   (3) upon the expiration or termination of any unexercised Option, such Conversion Price shall be readjusted to such amount it would have obtained had the adjustment made upon the granting or issuance of such Option been made based upon the issuance of only the number of shares of Common Stock actually issued on exercise of such Option;

                   (4) in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any Option or Convertible Securities, including, but not limited to, a change resulting from anti-dilution provisions thereof, such Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Securities not exercised or converted prior to such change been made upon the basis of such change; and

                   (5) no readjustment pursuant to clause (2), (3), or (4) above shall have the effect of increasing such Conversion Price to an amount that exceeds the lower of (i) such Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between their original adjustment date and such readjustment date.

         In the event the Corporation after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Section B(4)(d)(iii) shall apply.

              (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B(4)(d)(iii) above, but excluding shares issued as a stock split or combination as provided in Section B(4)(e) below or upon a dividend or distribution as provided in Section B(4)(f) below), without consideration or for a consideration per share less than the Conversion Price applicable to the Series A Preferred in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, PLUS (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and
(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue PLUS the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Section B(4)(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation. Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued, or deemed to be issued, shall not be reduced pursuant to this clause (iv) at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

              (v) DETERMINATION OF CONSIDERATION. For purposes of this Section B(4)(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                   (1) CASH AND PROPERTY: Such consideration shall:

                        (a) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                        (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors;

                   (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B(4)(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing

                   (x) the total amount, if any, received or receivable by the Corporation, as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                   (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect with respect to such series immediately before that subdivision shall be proportionately decreased to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series A Preferred combine the outstanding shares of Common Stock, the Conversion Price with respect to such series then in effect immediately before the combination shall be proportionately increased to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such combination. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date with respect to the Series A Preferred shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock, then, and in each such event, the Conversion Price for such series then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series then in effect by a fraction:

              (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

              (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully-paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series shall be adjusted pursuant to this subsection (f) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of such series simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series had been converted into Common Stock on the date of such event.

              (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date for the

Series A Preferred shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of such series shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had such series been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of such series; and provided further, however, that no such adjustment shall be made if the holders of such series simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series had been converted into Common Stock on the date of such event.

              (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then, and in each such event, the holders of shares of Series A Preferred shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof.

              (i) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale that is covered by Section B(3)(d)), each share of Series A Preferred shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of such series would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section B(4). with respect to the rights and interest thereafter of the holders of shares of such series, to the end that the provisions set forth in this Section B(4). (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of such series.

              (j) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B(4). and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred against impairment.

              (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred pursuant to this Section B(4), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price applicable to such series then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of a share of such series.

              (l) NOTICE OF RECORD DATE. In the event:

                   (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                   (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                   (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or, of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                   (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred, and shall cause to be mailed to the holders of shares of each such series at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (1) below or twenty days before the date specified in (2) below, a notice stating:

              (l) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

              (2) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation, except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors.

         SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this ArticleVI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         SEVENTH: The election of directors of the Corporation need not be by written ballot, unless the By-Laws of the Corporation otherwise provide.

         EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, under a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         IN WITNESS WHEREOF, I have made and signed this Third Amended and Restated Certificate of Incorporation the __ day of _______, 2001, and I affirm the statements contained herein are true under penalty of perjury.


                                     Comprehensive Neuroscience, Inc.


                                     By :
                                          -------------------------------------
                                          John P. Docherty, M.D.
                                          President and Chief Executive Officer

                                                                   EXHIBIT 9.6

           MATTERS AS TO WHICH HINCKLEY, ALLEN & SNYDER LLP WILL OPINE

         All opinions will be subject to customary assumptions, qualifications, exceptions and exclusions.

         1. ICSL and CSL are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which they are engaged as described in the Information Statement provided to the stockholders of ICSL as required by Section 14(c) of the Exchange Act of 1934, as amended, and the rules promulgated thereunder with respect to the transactions contemplated by the Merger Agreement, and to own and use their respective properties.

         2. The authorized capital stock of CSL consists of 1,000,000 shares of Common Stock, to our knowledge, all of the issued and outstanding shares of which are held directly by ICSL. The shares of CSL common stock that are issued and outstanding were duly issued and, to our knowledge, are fully paid and nonassessable under the DGCL. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating CSL to issue any equity securities or acquire any of its equity securities.

         3. The execution and delivery of the Merger Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or By-laws of ICSL or CSL or, to our knowledge but without any independent investigation, any material CSL Contract known to us to which CSL is a party or by which CSL is bound.

         4. The Merger Agreement has been duly and validly executed and delivered by ICSL and CSL and, assuming valid authorization, execution and delivery by CNS and Acquisition Sub, constitutes a valid and binding agreement of ICSL and CSL enforceable in accordance with its terms.

                                                                  EXHIBIT 10.2

                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT

         THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the "AGREEMENT"), dated as of _______, 2001, by and among Comprehensive Neuroscience, Inc., a Delaware corporation ("CNS" or the "COMPANY"), and those stockholders, Option Holders and Convertible Debt Holders of the Company who have executed and delivered a counterpart copy hereof (collectively referred to herein as the "HOLDERS" and each, individually, a "HOLDER").

                                    RECITALS

         WHEREAS, certain of the Holders and the Company are parties to a Shareholders Agreement dated as of March 26, 1999, as amended (the "Original Shareholders Agreement");

         WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 2001 (the "MERGER AGREEMENT"), by and among Innovative Clinical Solutions, Ltd. ("ICSL"), Clinical Studies Ltd. ("CSL"), a Delaware corporation and a wholly-owned subsidiary of ICSL, the Company and CNS Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CNS ("ACQUISITION SUB"), Acquisition Sub is merging with and into CSL, with CSL as the surviving entity (the "MERGER");

         WHEREAS, ICSL as the holder of all of the outstanding shares of common stock, par value of $.0001 per share, of CSL (the "CSL COMMON STOCK") will receive shares of Company common stock, par value of $.001 per share (the "COMMON STOCK"), as set forth in more detail in the Merger Agreement;

         WHEREAS, the Company has issued Convertible Secured Promissory Notes (each a "NOTE" and together the "NOTES") which are convertible into shares of Common Stock of the Company and which grant Holders thereof certain voting rights as stated therein; and

         WHEREAS, the Original Shareholders Agreement may be amended by the Company and Holders party thereto holding at least a majority in voting interest of the Shares (as defined therein) held by each Holder Group (as defined therein);

         WHEREAS, in connection with the Merger, the parties desire to amend and restate the Original Shareholders Agreement as set forth herein and to add ICSL and Steven D. Targum as parties to this Amended and Restated Shareholders Agreement;

         WHEREAS, the parties desire to promote their mutual interests by imposing certain restrictions and obligations with respect to the transfer and voting of the Company's capital stock and certain other matters.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         The following capitalized terms shall have the meanings specified in this Article I. Other capitalized terms are defined in the preamble or text of this Agreement, and those terms shall have the meanings respectively ascribed to them.

         "AFFILIATE" means, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by the specified Person. As used herein, the term "CONTROL" means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and polices of another Person, whether through ownership of voting securities, by contract or otherwise.

         "AGREEMENT" has the meaning provided in the preamble.

         "APPLICABLE PERIOD" has the meaning provided in SECTION 3.2(i).

         "BOARD" means the Company's Board of Directors, as constituted from time to time.

         "BOARD DESIGNATED DIRECTOR" means the director designated as a candidate to be elected as a member of the Board pursuant to the provisions of the SECTION 2.1(a)(iv).

         "CBR HOLDERS" means Howard A. Hoffman, M.D., Kenneth Courage, Charles
J. Baumgardner, Joel E. Kleinman, M.D., Daniel R. Weinberger, M.D. and Steven D. Targum, and their respective successors and assigns in respect of any Shares held by them.

         "COMMON STOCK" means the common stock, par value $.001 per share, of the Company.

         "COMPANY" has the meaning provided in the preamble.

         "CONVERTIBLE DEBT HOLDERS" means each Holder of a Note as set forth on SCHEDULE A hereto.

         "CONVERTIBLE SECURITIES" means any and all rights, options, warrants or convertible or exchangeable securities entitling the holder thereof to subscribe for or purchase or otherwise acquire shares of Common Stock.

         "DESIGNATING GROUP" means each Holder or group of Holders, as the case may be, which is entitled to designate a candidate to be elected as a member of the Board pursuant to the provisions of SECTION 2.1(a).

         "DISPOSITION NOTICE" has the meaning provided in SECTION 3.2.

         "DRAG-ALONG NOTICE" has the meaning provided in SECTION 3.5.

         "DRAG-ALONG TRANSACTION" means a transaction proposed by the Majority Holders to sell the Company by merger, consolidation, sale of all of the capital stock of the Company or the sale of all or substantially all of the Company's assets to an Unaffiliated Third Party in a BONA FIDE, arm's length transaction.

         "DRAG-ALONG DOCUMENTS" has the meaning specified in SECTION 3.5(d).

         "DRAGGED HOLDER" has the meaning provided in SECTION 3.5.

         "ELECTION NOTICE" has the meaning provided in SECTION 3.2(a).

         "ELIGIBLE HOLDER" has the meaning provided in SECTION 3.4.

         "EXERCISING HOLDERS" has the meaning provided in SECTION 3.2(k).

         "FIRST REFUSAL HOLDER" means a Holder who is entitled to exercise a Right of First Refusal pursuant to the provisions of SECTIONS 3.3(c), (d), (e),
(f), (g) or (h).

         "FULLY DILUTED BASIS" means when used in reference to the number of shares of Common Stock held by a Person at any time, a number of shares of Common Stock equal to the sum of (x) the number of issued and outstanding shares of Common Stock then held by such Person, plus (y) the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all Convertible Securities issued and outstanding at such time that are then held by such Person.

         "HOLDERS" has the meaning provided in the preamble, provided, however, that this Agreement shall only be applicable to Option Holders if and to the extent such Holders have exercised their options.

         "HOLDER GROUP" means any of the CBR Holders, the JB/ML Holders, the Management Holders, the Series A Preferred Holders, the Convertible Debt Holders or ICSL, in each case as a group, as the context may require.

         "ICSL" means Innovative Clinical Solutions, Ltd, a Delaware corporation.

         "ICSL STOCKHOLDERS" means the stockholders of record or beneficial owners of the common stock, par value $.01 per share, of ICSL.

         "INITIAL ELECTION DATE" has the meaning provided in SECTION 3.2(c)(i).

         "INSTITUTIONAL HOLDERS" has the meaning provided in SECTION 3.2(c).

         "INVOLUNTARY TRANSFER" has the meaning provided in SECTION 3.3(a).

         "INVOLUNTARY DISPOSITION NOTICE" has the meaning provided in SECTION 3.3(b).

         "JB/ML HOLDERS" means John A. Budnick III and Michael G. Lenahan, and their respective successors and assigns in respect of any Shares held by them.

         "JUNIOR SECURITIES" has the meaning provided in SECTION 3.4(g).

         "MAJORITY HOLDERS" has the meaning provided in SECTION 3.5.


         "MANAGEMENT HOLDER" means those individuals listed on SCHEDULE B attached hereto.

         "NOTICE OF ELECTION" has the meaning provided in SECTION 2.1(c).

         "OPTION HOLDERS" means those Management Holders who own options to acquire Shares.

         "OUTSIDE DIRECTOR" means an individual who is willing to stand for election to the Board and who is an Unaffiliated Third Party with respect to all the Holders.

         "PERMITTED TRANSFEREE" has the meaning provided in SECTION 3.6.

         "PERSON" means any natural person or any general partnership, limited partnership, limited liability partnership, corporation, joint venture, trust, business trust, cooperative, association, or limited liability company, and shall include the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         "PREFERRED STOCK" means the preferred stock, par value $.001 per share, of the Company, including the Series A Convertible Preferred Stock and each other series of Preferred Stock which the Company may be authorized to issue from time to time.

         "PROPOSED SALE" has the meaning provided in SECTION 3.2.

         "RIGHT OF FIRST REFUSAL" has the meaning provided in SECTION 3.2.

         "SEC" means the Securities and Exchange Commission.

         "SEC FILING" has the meaning provided in SECTION 4.2.

         "SELLING HOLDER" has the meaning provided in SECTION 3.2.

         "SERIES A PREFERRED HOLDERS" means those persons listed on SCHEDULE C attached hereto.

         "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $.001 per share, of the Company.

         "SHARES" means all shares of capital stock of the Company held by each Holder, whether now owned or hereafter acquired, and, in the case of the Convertible Note Holders, the capital stock into which the Notes are convertible.

         "SUBJECT SHARES" has the meaning provided in SECTION 3.2.

         "SUBSIDIARY" means any Person that the Company now owns or hereafter shall own, directly or indirectly through another Person, at least a majority of the outstanding securities entitled to vote generally; and the term "SUBSIDIARIES" means all of such Persons collectively.


         "TAG-ALONG NOTICE" has the meaning provided in SECTION 3.4.

         "TAG-ALONG RIGHT" has the meaning provided in SECTION 3.4.

         "TAGGING HOLDER" has the meaning provided in SECTION 3.4(d).

         "TRANSFER" means, when used as a noun, any disposition of Shares or any interest therein, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance. "TRANSFER", when used as a verb, shall have a correlative meaning.

         "TRANSFERRED SHARES" has the meaning provided in SECTION 3.3(b).

         "UNAFFILIATED THIRD PARTY" means, with respect to a specified Person, any Person that is not an officer, director, employee, partner, relative, attorney, agent, nominee or representative of the specified Person, is not otherwise an Affiliate of such Person, and in which the specified Person does not have more than a 1% beneficial ownership interest.

         "VALUATION EXPERT" has the meaning provided in SECTION 3.4(g).

                                   ARTICLE II

                         ELECTION OF BOARD OF DIRECTORS

         2.1 ELECTION; REMOVAL. In accordance with the By-laws of the Company, the number of directors comprising the Board has been fixed by resolution of the Board at seven (7). Except as set forth below, during the term of this Agreement, all Shares held by each Holder shall be voted in accordance with the provisions hereof on all of the following matters on which the stockholders of the Company vote:

              (a) Designations of candidates to stand for election as members of the Board shall be made in accordance with the following:

                   (i) The Series A Preferred Holders shall be entitled to designate two (2) members of the Board, one (1) of whom shall be designated by Psilos Group Partners, L.P., who shall initially be Albert S. Waxman, Ph.D., who shall also serve as the Chairman of the Board, and one (1) of whom shall be designated by CHL Medical Partners, L.P., who shall initially be Timothy Howe;

                   (ii) The Management Holders shall be entitled to designate two (2) members of the Board, who shall initially be John P. Docherty, M.D. and Gary S. Gillheeney;

                   (iii) ICSL shall be entitled to designate two (2) members of the Board, who shall initially be Michael T. Heffernan and William Bernstein; and

                   (iv) The seventh member shall be an Outside Director nominated by a majority of the Board. The provisions of this SECTION 2.1 shall apply with respect to the nomination, election, removal and replacement of the Board Designated Director by the Board as if the Board were a Designating Group.

              (b) Each Holder hereby agrees (x) to be present in person or by proxy at any meeting of stockholders to elect directors for purposes of establishing a quorum and (y) to vote all of such Holder's shares of capital stock for, or give such Holder's written consent to, the election of each of the foregoing candidates, subject to and in accordance with the terms of this Agreement.

              (c) Within five (5) days after a record date is set for any annual or special meeting for the election of directors or for mailing of any consent solicited for such purpose, the Secretary of the Company shall give to the Holders of each Designating Group notice of any upcoming election of directors and the anticipated date thereof and request that each Designating Group take all necessary action to designate its candidates (the "NOTICE OF ELECTION"). Each of the Designating Groups shall notify the Secretary of the Company of such Designating Group's candidates within fifteen (15) days of receipt of the Notice of Election. Except for purposes of SECTION 2.1(e) hereof, a failure by a Designating Group to provide such notification within such time period shall be deemed to be a designation by such Designating Group of the same candidates, if any, as were designated by such Designating Group in the previous election of directors. Any designation pursuant to this Article II shall be made in writing.

              (d) Each Holder hereby agrees to cast such Holder's votes for, or give such Holder's written consent to, the removal of a designee on the Board at any time upon receipt of instructions in writing to such effect, signed by Holders of a majority of the Shares held by the Holders in the Designating Group entitled to designate that candidate.

              (e) In the event any director elected to the Board after being designated as a candidate for membership by a Designating Group pursuant to subsection (a) above dies, resigns, is removed or otherwise ceases to serve as a member of the Board, the Company shall give notice thereof to the Holders in such Designating Group and such Designating Group shall promptly designate a successor and notify the Board of its selection, and the Board shall act promptly to fill the vacancy with such designee in accordance with Section 3.4 of the Company's By-laws.

              (f) The Board shall have no right to fill any vacancy on the Board for which a Designating Group has the right to designate a candidate.

              (g) All acts or decisions to be taken or made by any Designating Group under this Article II (other than the designation of the Board Designated Director) shall be taken or made by not less than a majority in voting interest of the Holders within such Designating Group.

         2.2 COMMITTEES OF THE BOARD. Each Holder hereby agrees to cast such Holder's vote for, or give such Holder's written consent to, cause the Board to establish an Audit Committee and a Compensation Committee.

         2.3 CHAIRMAN OF THE BOARD. Each Holder hereby agrees to cast such Holder's vote for, or give such Holder's written consent to, cause Albert S. Waxman, Ph.D. to be elected to serve as Chairman of the Board for as long as he shall serve as a director.

         2.4 DIRECTORS OF SUBSIDIARIES. At any time at which the Company has one or more subsidiaries, the Company and the Holders shall take all such action as may be necessary to cause the persons who are directors of the Company to be elected as the directors of each subsidiary of the Company which is formed as a corporation.

                                   ARTICLE III

                               TRANSFER OF SHARES

         3.1 RESTRICTIONS ON TRANSFERS GENERALLY. No Transfer of any Shares owned by any Holder may be made except as expressly permitted by the provisions of this Article III nor, if purported to be made otherwise than in accordance with the provisions of this Article III, shall any such transfer be valid, and the Company shall not transfer any of such Shares on the books of the Company, nor shall any of such Shares be entitled to vote, nor shall any dividends be paid thereon during the period of any such violation. Such disqualifications shall be in addition to and not in lieu of any other remedies, legal or equitable, which may be available to enforce said provisions.

         3.2 RIGHT OF FIRST REFUSAL. If any Holder shall desire to sell all or any portion of the Shares (the "SUBJECT SHARES") of such Holder (the "SELLING HOLDER") to an Unaffiliated Third Party of the Selling Holder in a BONA FIDE, arms' length transaction (a "PROPOSED SALE"), the Selling Holder shall deliver a notice to each First Refusal Holder and the Board which sets forth the material terms and conditions of the Proposed Sale, including the consideration per share and the identity of the prospective purchaser (such notice, the "DISPOSITION NOTICE"). The Disposition Notice shall be deemed to be an offer by the Selling Holder to sell all (but not less than all) of the Subject Shares first, to the First Refusal Holders and second, to the Company on the same terms (including price or, if the consideration included in the offer is not in the form of cash, the cash equivalent of such consideration, as determined by the Board in its discretion) and conditions as apply to the Proposed Sale (the right of each First Refusal Holder and the Company to accept such deemed offer being referred hereinafter as the "RIGHT OF FIRST REFUSAL"). For purposes of this Agreement, a Proposed Sale shall not include any distribution by ICSL of shares of Common Stock to ICSL Stockholders pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Right of First Refusal shall be exercisable by the First Refusal Holders as follows:

              (a) Each First Refusal Holder and the Company shall exercise its Right of First Refusal by a notice (the "ELECTION NOTICE") given to the Selling Holder within the time period specified below, specifying the number of Subject Shares it wishes to purchase. Copies of the Election Notice shall also be given to each of the other First Refusal Holders and the Board. Each Election Notice shall be binding on the First Refusal Holder giving it or the Company, as the case may be.

              (b) Rights of First Refusal exercisable by several First Refusal Holders of equal priority (as provided in subsections (c), (d), (e), (f), (g) and (h) below) shall be exercisable by such Holders PRO RATA according to their holdings of Shares INTER SE; PROVIDED, that any First Refusal Holder may specify in its Election Notice that it desires to exercise its Right of First Refusal for more than its PRO RATA share, which exercise shall be given effect (i) only to the extent that another First Refusal Holder of greater or equal priority relinquishes its Right of First Refusal and (ii) if more than one First Refusal Holder of equal priority wishes to exercise such additional rights, on a PRO RATA basis among such First Refusal Holders. For purposes of this SECTION 3.2, a First Refusal Holder's PRO RATA amount of any number of Shares shall be calculated on the assumption that all shares of Preferred Stock, and/or all Notes owned by such First Refusal Holder and all other First Refusal Holders exercising their Rights of First Refusal, have been converted into shares of Common Stock at the conversion rate then in effect with respect to such shares of Preferred Stock and/or Notes.

              (c) If the Selling Holder is a Management Holder:

                   (i) each of ICSL, the Series A Preferred Holders and the Convertible Debt Holders (collectively, the "INSTITUTIONAL HOLDERS") shall first be entitled to purchase its PRO RATA share of the Subject Shares, by giving an Election Notice within 30 days after delivery of the Disposition Notice (the "INITIAL ELECTION DATE");

                   (ii) if the Institutional Holders fail to timely exercise their Rights of First Refusal as to all of the Subject Shares, each of the non-Selling Holders who are Management Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Initial Election Date; and

                   (iii) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

              (d) If the Selling Holder is a CBR Holder:

                   (i) each of the other Holders within such Holder Group, if any, shall first be entitled to purchase its PRO RATA share of the Subject Shares, by giving an Election Notice no later than the Initial Election Date;

                   (ii) if the Holders within such Holder Group fail to timely exercise their rights of refusal as to all of the Subject Shares, each of the Institutional Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 30 days after the Initial Election Date (the "SECOND ELECTION DATE");

                   (iii) if the Holders within such Holder Group and the Institutional Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, each of the Management Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Second Election Date; and

                   (iv) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

              (e) If the Selling Holder is a JB/ML Holder:

                   (i) each of the other Holders within such Holder Group, if any, shall first be entitled to purchase its PRO RATA share of the Subject Shares, by giving an Election Notice no later than the Initial Election Date;

                   (ii) if the Holders within such Holder Group fail to timely exercise their rights of refusal as to all of the Subject Shares, each of the Institutional Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice no later than the Second Election Date;

                   (iii) if the Holders within such Holder Group and the Institutional Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, each of the Management Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Second Election Date; and

                   (iv) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

              (f) If the Selling Holder is a Series A Preferred Holder:

                   (i) each of the other Holders within such Holder Group, if any, shall first be entitled to purchase its PRO RATA share of the Subject Shares, by giving an Election Notice no later than the Initial Election Date; and

                   (ii) if the Holders within such Holder Group fail to timely exercise their Rights of First Refusal as to all of the Subject Shares, each of the other Institutional Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice no later than the Second Election Date;

                   (iii) if the Holders within such Holder Group and the other Institutional Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, each of the Management Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Second Election Date; and

                   (vi) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

              (g) If the Selling Holder is a Convertible Debt Holder:

                   (i) each of the other Holders within such Holder, if any, shall first be entitled to purchase its PRO RATA share of the Subject Shares, by giving an Election Notice no later than the Initial Election Date; and

                   (ii) if the Holders within such Holder Group fail to timely exercise their Rights of First Refusal as to all of the Subject Shares, each of the other Institutional Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice no later than the Second Election Date;

                   (iii) if the Holders within such Holder Group and the other Institutional Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, each of the Management Holders shall be entitled to purchase its PRO RATA share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Second Election Date; and

                   (iv) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

              (h) If the Selling Holder is ICSL:

                   (i) each of the other Institutional Holders shall be entitled to purchase its pro rata share of the Subject Shares, by giving an Election Notice no later than the Initial Election Date;

                   (ii) if the other Institutional Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, each of the Management Holders shall be entitled to purchase its pro rata share of the remaining Subject Shares, by giving an Election Notice within 15 days after the Initial Election Date; and

                   (iii) if the Institutional Holders and the Management Holders fail to timely exercise their rights of first refusal as to all of the Subject Shares, the Company shall be entitled to purchase the remaining Subject Shares, by giving an Election Notice within 30 days after the Second Election Date.

         (i) If the First Refusal Holders do not collectively exercise their Rights of First Refusal with respect to all of the Subject Shares, then such right shall not apply to any of the Subject Shares, and all (but not less than all) of the Subject Shares may be sold by the Selling Holder to the prospective purchaser identified in the Disposition Notice, on terms and conditions (including purchase price) no more favorable to such purchaser than were set forth in the Disposition Notice, during the 90-day period following the applicable Initial Election Date (such 90-day period being referred to herein as the "APPLICABLE PERIOD"). If the Subject Shares are not sold or disposed of in accordance with the foregoing, and the certificates therefor are not presented to the Company for transfer within the Applicable Period, the rights of the Selling Holder to sell the Subject Shares pursuant to this SECTION 3.2 shall lapse, and all restrictions on the Transfer of the Subject Shares by the Selling Holder contained in this Agreement shall again be in effect.

         (j) The Board shall have approved any sale of Subject Shares by any Management Holder to First Refusal Holders or to an Unaffiliated Third Party prior to the closing of any sale of Subject Shares.

         (k) The closing of the sale of Subject Shares to the First Refusal Holders who have exercised their Rights of First Refusal (the "EXERCISING HOLDERS") shall take place on such date as the parties to such transaction may agree, but not later than 60 days after the delivery of the last timely Election Notice, by an Exercising Holder. The full aggregate purchase price for the Subject Shares shall be paid for by certified or bank cashier's check, wire transfer or other same day funds at the closing. Simultaneously therewith, the Selling Holder shall deliver certificates representing the Subject Shares, properly endorsed or accompanied by valid stock powers, and the Subject Shares shall be delivered free and clear of all liens, claims, options, encumbrances or rights of others whatsoever (other than those set forth in this Agreement), and the Selling Holder shall so represent and warrant, and further represent and warrant that the Selling Holder is duly authorized to effectuate the Transfer. Except as may be otherwise specified in the Disposition Notice, the Selling Holder shall be obligated to pay all applicable federal, state or local transfer or documentary taxes incurred in connection with the Transfers.

         3.3. INVOLUNTARY TRANSFERS.

         (a) DEFINITION. For purposes of this Agreement, an "INVOLUNTARY TRANSFER" shall mean any Transfer, proceeding, or action permitted by or in which a Holder shall be or is proposed to be deprived or divested of any right, title, or interest in or to all of the Shares of such Holder (other than a Transfer to a Permitted Transferee, as defined in SECTION 3.6, or pursuant to a Proposed Sale), including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the Federal Bankruptcy Code, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy, or receiver or other officer or agency; any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property; any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action; or any transfer upon or occasioned by the incompetence or death of any Holder and any transfer to a legal representative of any Holder.

         (b) PROCEDURE. If an Involuntary Transfer of any Shares held by a Holder (an "INVOLUNTARY TRANSFEROR") shall occur or shall be proposed to occur, each of the First Refusal Holders shall have the same Rights of First Refusal with respect thereto (the "TRANSFERRED SHARES") as if the Involuntary Transfer had been a Proposed Sale governed by SECTION 3.2, and ownership of the Transferred Shares shall only transfer to the involuntary transferee if and to the extent the Rights of First Refusal thereunder are not exercised by the First Refusal Holders, provided that: (i) the periods within which such Rights of First Refusal must be exercised by the First Refusal Holders shall run from the date actual written notice is received by the First Refusal Holders of the Involuntary Transfer or the proposed Involuntary Transfer, which notice (the "INVOLUNTARY DISPOSITION NOTICE") shall conform to the requirements of the Disposition Notice required to be given by the Selling Holder pursuant to
SECTION 3.2; and (ii) the purchase price per share of the Transferred Shares shall be their "fair market value," which for purposes of this SECTION 3.3, with respect to all Involuntary Transfers, shall be the value as agreed upon in writing by the involuntary transferee and the Holders of a majority of the Shares then held by all First Refusal Holders; provided further, that, if no such agreement is reached within 30 days of the giving of the Involuntary Disposition Notice, the fair market value will be that value determined by an appraiser mutually agreed upon by the Involuntary Transferor and the Board (acting without the participation of any representatives of the Involuntary Transferor), the appraisal of which shall be rendered within 60 days after selection of the appraiser and shall be binding on the First Refusal Holders and the involuntary transferee with the cost of such appraisal being borne by the Involuntary Transferor; and (iii) the closing of any purchase of Transferred Shares by the Exercising Holders shall be held on the 30th day after the determination under clause (ii) above as to the purchase price per share, or on such other date as the parties to the transaction may agree upon.

         3.4. TAG-ALONG RIGHTS. In the event that a Proposed Sale by a Selling Holder would involve the sale of a number of Shares (whether consisting of Common Stock or Preferred Stock) representing more than 70% of the aggregate number of Shares then owned by the Holder Group to which the Selling Holder belongs (determined as provided below) in any single transaction or series of transactions, the Selling Holder shall, prior to delivering the Disposition Notice pursuant to SECTION 3.2 (if such section shall apply), deliver a notice (the "TAG-ALONG NOTICE") to each Holder not a party to such transaction (other than an Unaffiliated Third Party transferee of a Holder) (each, an "ELIGIBLE HOLDER") which sets forth the material terms and conditions of the Proposed Sale, including the consideration per share and the identity of the prospective purchaser, and the maximum number of Shares which the prospective purchaser is willing to purchase on the same terms and condition. Each Eligible Holder shall thereupon have the right (the "TAG-ALONG RIGHT") to participate in such Proposed Sale and dispose of some or all of its Shares for the same consideration per share and otherwise on the same terms and conditions as are set forth in the Tag-Along Notice, in accordance with subsections (a) through (f) below.

         (a) For purposes of this SECTION 3.4, all shares of Preferred Stock then outstanding shall be deemed to have been converted into shares of Common Stock at the conversion rate then in effect with respect to such shares of Preferred Stock, and each reference herein to "SHARES" shall, unless otherwise a reference to Preferred Stock is specifically made, be deemed to be a reference to shares of Common Stock.

         (b) For purposes of this SECTION 3.4, all Notes then outstanding shall be deemed to have been converted into shares of Common Stock at the conversion rate then in effect with respect to such Notes, and each reference herein to "SHARES" shall, unless otherwise a reference to Notes is specifically made, be deemed to be a reference to shares of Common Stock.

         (c) Each Eligible Holder shall be entitled to exercise its Tag-Along Right as to any number of Shares held by such Eligible Holder up to an amount equal to the product of (x) the number of Shares owned by such Eligible Holder and (y) a fraction, the numerator of which is the maximum number of Shares the purchaser is willing to purchase and the denominator of which is the total number of Shares then outstanding.

         (d) Each Eligible Holder (a "TAGGING HOLDER") who wishes to exercise its Tag-Along Right, in whole or part, shall deliver a notice to the Selling Holder within 15 days after delivery of the Tag-Along Notice, specifying the number of Shares it wishes to include in the transaction, accompanied by (i) a limited power-of-attorney authorizing the Selling Holder to dispose of such Shares on the terms contained in the Tag-Along Notice; provided, however, that no Tagging Holder shall be required to make any representations or warranties or agree to any covenants or indemnification provisions in connection with such transaction, except for such representations, warranties and covenants (and related indemnification) as shall specifically relate to such Tagging Holder; and (ii) one or more certificates which represent:

              (x) the number of shares of Common Stock which the Tagging Holder has elected to sell pursuant its Tag-Along Right; or

              (y) the number of shares of Preferred Stock held by such Tagging Holder that is at that time convertible into the number of shares of Common Stock which it has elected to sell pursuant its Tag-Along Right; provided, however, that if the purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, the Tagging Holder shall convert and deliver Common Stock as provided in clause (x) above.

              (z) the Notes held by such Tagging Holder that is at that time convertible into the number of shares of Common Stock which it has elected to sell pursuant its Tag-Along Right; provided, however, that if the purchaser objects to the delivery of Notes in lieu of Common Stock, the Tagging Holder shall convert and deliver Common Stock as provided in clause (x) above.

         The documents delivered to the Selling Holder by each Tagging Holder as provided above shall be held in escrow by the Selling Holder pending the closing of the transaction. The number of Shares to be sold by the Selling Holder shall be reduced to the extent necessary to permit the Tagging Holders to sell all of the Shares which they have elected to sell pursuant to their Tag-Along Rights.

         (e) If SECTION 3.2 shall also apply to the Tag-Along Sale, each Tagging Holder (including any Tagging Holder which has exercised its Tag-Along Right only in part) shall be deemed to have waived its Right of First Refusal with respect to the Proposed Sale under SECTION 3.2, shall be deemed to be a Selling Holder for purposes of SECTION 3.2 (and the Shares which it has elected to sell pursuant to its Tag-Along Right shall be deemed included as part of the Subject Shares thereunder), and shall jointly comply with the Selling Holder and each other Tagging Holder, with the requirements of SECTION 3.2 as to each First Refusal Holder that is not a Tagging Holder.

         (f) If all of the Eligible Holders are Tagging Holders, the Selling Holder shall have 75 days after delivery of the Tag-Along Notice to consummate the sale of Shares by the Selling Holder and all Tagging Holders to the purchaser identified in the Tag-Along Notice, on terms and conditions no more favorable to such purchaser than set forth in the Tag-Along Notice; if SECTION
3.2 shall also apply to the Tag-Along Sale and if less than all of the Eligible Holders are Tagging Holders, the Selling Holder shall consummate the Proposed Sale on the terms and conditions and within the Applicable Period specified in
SECTION 3.2(f). If the Proposed Sale is not consummated in accordance with the foregoing, the Selling Holder shall return to the Tagging Holders all stock certificates and other documents furnished by them to the Selling Holder in contemplation of the sale of Shares pursuant to the Tag-Along Right, and all restrictions on the Transfer of Shares by the Selling Holder contained in this Agreement shall again be in effect. Simultaneously with the closing of the Proposed Sale in accordance with the foregoing, the Selling Holder shall notify each Tagging Holder of the closing and shall cause the purchaser to remit directly to each Tagging Holder that portion or the sale proceeds to which such Tagging Holder is entitled by reason of their participation in the sale.

         (g) Notwithstanding anything to the contrary contained in this SECTION 3.4, in the event that a Proposed Sale by a Selling Holder to which the Tag-Along Right applies would involve the sale by the Selling Holder of shares of Series A Preferred Stock, and the Price Ratio (as defined below) is less than the Share Ratio (as defined below), then the price per share at which each Holder of shares of a junior series or class of stock (the "JUNIOR SECURITIES") may exercise its Tag-Along Right shall be equal to the lesser of (i) the price per share set forth in the Tag-Along Notice and (ii) the fair market value for each share of such Junior Securities, as determined by mutual agreement of the prospective purchaser and the Holder Groups of Junior Securities (acting by a majority in voting interest of each such Holder Group) or, failing such agreement within 10 days, by an independent investment banker or other independent valuation expert selected by the Board (the "VALUATION EXPERT"). The Valuation Expert shall be instructed to determine, first, the fair market value of the net shareholders' equity of the Company, and then, on the basis thereof, the fair market value of each series or class of capital stock of the Company, taking into account the relative rights, preferences, privileges and restrictions of each. The Valuation Expert shall render a written report summarizing its conclusions, which report shall be included as part of the Tag-Along Notice required to be given by the Selling Holder. The fees and expenses of the Valuation Expert shall be borne by the Company.

         As used in this subsection (f), the following terms have the following meanings:

         (i) The "Price Ratio" means the ratio which (x) the price per share set forth in the Tag-Along Notice bears to (y) the Liquidation Preference of each share of Series A Preferred Stock (as defined in and determined pursuant to the Company's Certificate of Incorporation as then in effect); and

         (ii) The "Share Ratio" means the ratio which (x) the total number of outstanding shares of the Series A Preferred Stock and of all Junior Securities bears to (y) the total number of outstanding shares of the Series A Preferred Stock (assuming for purposes of this ratio that all shares of outstanding Preferred Stock have been converted into shares of Common Stock at the conversion rate then in effect for such shares of Preferred Stock).

         3.5 DRAG ALONG RIGHTS.

         (a) At all times, the Holders of a majority of the Company's outstanding voting securities (the "MAJORITY HOLDERS"), may initiate any Drag-Along Transaction by giving notice thereof to the Board (the "DRAG-ALONG NOTICE"). In the event a Drag-Along Transaction is so proposed by the Majority Holders and, in the case of a merger, consolidation or sale of assets, if required by applicable law, approved by the Board, each other holder (a "DRAGGED HOLDER") hereby waives all rights to object to or dissent from such Drag-Along Transaction and each of the Dragged Holders agrees to vote his, her or its respective voting securities of the Company to approve the terms of any such Drag-Along Transaction and any matters ancillary thereto (including any conversion or exchange of such Dragged Holder's voting securities for equity or debt securities of any acquiring Person or an Affiliate thereof) as may be necessary in the judgment of the Majority Holders, to effect any such Drag-Along Transaction. Notwithstanding SECTION 3.1, if the Majority Holders elect to effect the Drag-Along Transaction by means of a sale of Common Stock, each Holder shall sell his, her or its voting securities of the Company on the terms and conditions approved by the Majority Holders; PROVIDED, HOWEVER, that all such voting securities of the same class, series and type are sold for the same price and upon the same terms as are applicable to the voting securities of the same class, series and type of such securities being sold by the Majority Holders; and PROVIDED FURTHER, that the Convertible Debt Holders shall not be required to accept less than the full amount of principal and accumulated but unpaid interest due under the Convertible Debt and the Series A Preferred Holders shall not be required to accept less than their liquidation preference unless the Majority Holders proposing such Drag-Along Transaction include a majority of the Convertible Debt Holders or the Series A Preferred Holders, as applicable. Each Holder will bear its pro rata share (based upon the number of voting securities held by such Holder) of the costs of any Drag-Along Transaction to the extent such costs are incurred for the benefit of all Holders and are not otherwise paid by the Company or the acquiring party. Costs incurred by Holders on their own behalf will not be considered costs of the transaction hereunder.

         (b) The Company and the Dragged Holders hereby agree to cooperate fully in any Drag-Along Transaction and not to take any action prejudicial to or inconsistent with such Drag-Along Transaction. Without limiting the generality of the foregoing, the Dragged Holders will, upon request, deliver an executed instrument of transfer with respect to their voting securities of the Company in escrow (pending receipt of the purchase price therefor) to counsel for the Company.

         (c) The Company shall use commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Drag-Along Transaction and not to take any action which might impede any such Drag-Along Transaction. Pending the completion of any proposed Drag-Along Transaction, the Company shall use commercially reasonable efforts to operate only in the ordinary course of business and to maintain all existing business relationships in good standing.

         (d) The Majority Holders shall have plenary power and authority to cause the Company to enter into a Drag-Along Transaction and to take any and all such further action in connection therewith as the Majority Holders may deem necessary or appropriate in order to consummate any such Drag-Along Transaction. Subject to the provisions of subparagraph (a) of this SECTION 3.5, the Majority Holders, in exercising their rights under this SECTION 3.5 shall have complete discretion over the terms and conditions of any Drag-Along Transaction effected thereby, including, without limitation, price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. Without limitation of the foregoing, the Majority Holders may authorize and cause the Company or any now or hereafter created Subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments (collectively "DRAG-ALONG DOCUMENTS") as it shall deem necessary or appropriate in connection with any Drag-Along Transaction, and each third person who is party to any such Drag-Along Documents may rely on the authority vested in the Majority Holders under this SECTION 3.5 for all purposes.

         (e) In conducting a Drag-Along Transaction, the Majority Holders shall be guided by corporate law principles and decisions governing the sale of a Delaware corporation or its assets with a goal of maximizing such corporation's value at a sale or liquidation for its stockholders' benefit. Without limitation of the foregoing or the provisions of applicable law, the Majority Holders shall have the fiduciary duties that a Delaware corporation's board of directors has to its stockholders in connection with a sale or liquidation of such corporation, and the Majority Holders shall enjoy the benefit of the business judgment rule and other protections afforded directors under Delaware law with respect to all of its decisions and actions in connection with any Drag-Along Transaction.

         3.6. PERMITTED TRANSFERS. Notwithstanding any restrictions or conditions imposed on the Transfer of Shares by the provisions of this Article III, other than those set forth in SECTION 3.7, each Holder shall have the right, at any time and from time to time, to transfer all or any part of such Holders' Shares to any Permitted Transferee of such Holder. As used herein, the term "PERMITTED TRANSFEREE" of a given Holder means: (i) in the case of a Holder which is a natural person, such Holder's then current spouse, children or grandchildren or any trust or custodial account established for the benefit of any such persons, whether by way of Transfer during such Holder's lifetime or upon his or her death by operation of law or pursuant to the terms of his or her will, (ii) in the case of the Series A Preferred Holders, any other Series A Preferred Holder or any Affiliate thereof (including, in the case of any such Holder, any entity of which the general partner or managing member of such Holder is the general partner or managing member) or any venture capital fund managed by it; (iii) in the case of any Holder, any Person that is an Affiliate of such Holder; and (iv) in the case of ICSL, the ICSL Stockholders pursuant to an effective registration statement filed under the Securities Act.

         3.7. TRANSFEREES. Each Holder hereby agrees that, in addition to any other restrictions and conditions imposed on the Transfer of Shares by such Holder contained in this Agreement, it shall be a condition to any Transfer of any of such Holder's Shares that the transferee thereof agree in writing to be bound by all of the provisions of this Agreement to which the transferor is bound; PROVIDED, HOWEVER, that any Unaffiliated Third Party transferee shall have no Tag-Along Rights pursuant to SECTION 3.4; and PROVIDED FURTHER that this
SECTION 3.7 shall not be applicable to any Transfer of Shares by ICSL to ICSL Stockholders pursuant to an effective registration statement filed under the Securities Act.

         3.8. ISSUANCE OF CAPITAL STOCK. During the term of this Agreement, the Company shall not issue any shares of its capital stock to any Person (other than a Person which is already a Holder hereunder) unless such Person agrees in writing to be bound by all of the provisions of this Agreement applicable to a Holder of such Holder Group as the Board may reasonably determine to be appropriate for the recipient of the shares.

                                   ARTICLE IV

                               INFORMATION RIGHTS

         4.1. INFORMATION RIGHTS. For so long as a Holder continues to hold any Shares, the Company shall furnish to such Holder, and, to the extent the information provided hereunder shall be confidential, such Holder shall not publicly disclose, the following reports: (a) within 90 days after the end of each fiscal year, an audited balance sheet of the Company as at the end of such year, together with audited statements of income, stockholders' equity and cash flows of the Company for such year, certified by the Company's regular independent public accountants prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied; (b) within 30 days after the end of each month and 45 days after the end of each fiscal quarter, an unaudited balance sheet of the Company as at the end of such month or quarter and an unaudited statement of income and cash flows for the Company for such month or quarter, and for the year to date, prepared in accordance with GAAP consistently applied (except that such financial statements need not contain footnotes) and fairly reflecting the financial affairs of the Company subject to year end adjustments; (c) within 30 days prior to the start of each fiscal year, a proposed budget for such fiscal year which shall include, where appropriate, capital and operating expense budgets, cash flow projections and income and loss projections for the Company; and (d) such other financial information as such Holder may reasonably request. At any time when the Company has one or more subsidiaries, all financial statements furnished hereunder shall be consolidated.

4.2 ICSL INFORMATION RIGHTS AND ADMINISTRATIVE SERVICES. The Company shall provide to ICSL in writing all financial statements and other information and documents as ICSL shall reasonably request in connection with any voluntary or required periodic or other filings or reports required to be made under the Securities Act, the Exchange Act or otherwise by ICSL with the SEC (each, an "SEC FILING"). Information relating to the Company and any subsidiary of the Company furnished in writing by the Company to ICSL for inclusion in any SEC Filing, at the time of filing with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact concerning the Company or any subsidiary of the Company or omit to state a material fact required or necessary to be stated therein in order to make the statements contained therein concerning the Company or any subsidiary of the Company, in light of the circumstances under which they are made, not misleading. The Company shall assist ICSL in connection with the preparation of its SEC Filings and ICSL shall reimburse the Company for its direct, out-of -pocket costs incurred in connection with providing such assistance, such costs to be established by mutual agreement of the Company and ICSL. From and after the time that ICSL has sold its network management division and no longer holds any assets or securities other than securities of the Company, cash, cash equivalents and choses in action, the Company shall pay on behalf of ICSL all ongoing administrative and accounting expenses (excluding the costs of liquidation) including, without limitation, any and all costs and expenses associated with or related to the preparation and filing with the SEC of any and all annual, quarterly, periodic or other reports required to be filed with the SEC by ICSL under the Exchange Act or any other applicable statute, rule or regulation promulgated by the SEC that is applicable to ICSL.

                                    ARTICLE V

                                TERM OF AGREEMENT

         5.1. TERM. This Agreement shall terminate upon the earliest of: (i) the voluntary election to terminate by Holders owning at least a majority in voting interest of the Shares then owned by each Holder Group; (ii) such time as there shall cease to be at least two Holders; and (iii) the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of common stock for the account of the Company to the public having an aggregate offering price resulting in gross proceeds (before deducting underwriting discounts and commissions) to the Company of not less than $25,000,000 at a minimum offering price per share (before deducting underwriting discounts and commissions) of $*(1) (as adjusted for stock splits, stock dividends, recapitalizations and other similar events).

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1. LEGENDING OF STOCK. All certificates of Shares issued and delivered to the Holders shall have endorsed thereon, in addition to any other legends, the following or a similar statement:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH, A STOCKHOLDERS AGREEMENT BETWEEN THE CORPORATION AND THE


--------
(1) CNS Per Share Value

                  STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE CORPORATION. BY ACCEPTING THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY SAID AGREEMENT.

Upon termination of this Agreement, each Holder shall surrender to the Company the certificates for such Holder's Shares and the Company shall issue to such Holder replacement certificates therefor, without the legend required by this Section.

         6.2. AMENDMENTS AND WAIVER. This Agreement may be amended only by written instruments signed by the Company and Holders owning at least a majority in voting interest of the Shares then owned by each Holder Group. No waiver of any right or remedy provided for in this Agreement shall be effective unless it is set forth in writing signed by Holders owning at least a majority of the Shares then owned by each Holder Group affected thereby. No waiver of any right or remedy granted in one instance shall be deemed to be a continuing waiver under the same or similar circumstances thereafter arising.

         6.3. NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) five calendar days after mailing if mailed, with proper postage, by certified or registered mail, return receipt requested, (c) on the date of receipt if sent by telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telecopy, or (d) one business day after delivered to a nationally recognized overnight courier service marked for overnight delivery, in each case addressed as follows:

         If to the Company, to:

         Comprehensive Neuroscience, Inc.
         21 Bloomingdale Road
         White Plains, New York 10605
         Attention:  John Docherty, Chief Executive Officer

         and

         If to ICSL, to:

         Innovative Clinical Solutions, Ltd.
         10 Dorrance Street
         Suite 400
         Providence, RI 02903
         Attention:  Michael T. Heffernan

         If to a Holder other than ICSL, to such address as is shown on SCHEDULE A, SCHEDULE B, SCHEDULE C or SCHEDULE D hereto.

         6.4. BINDING EFFECT: ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assign, including any transferee of Shares. As used herein, the term "HOLDERS" shall include the Holders and their respective successors, assigns and transferees in respect of their Shares. Nothing contained in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         6.5. INJUNCTIVE RELIEF. It is acknowledged that the failure of any party to comply with the provisions of this Agreement will result in irreparable injury and damage to the other parties, which injury and damage cannot be adequately compensated for by money damages in an action at law. It is therefore agreed that, in addition to any other rights and remedies which the parties may have under law, the provisions of this Agreement shall be enforceable by specific performance and by such other forms of equitable relief as may be appropriate under the circumstances.

         6.6. SECTION HEADINGS. The captions to the Articles and Sections in this Agreement are for reference only and shall not affect the meaning or interpretation hereof.

         6.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive domestic laws of the State of Delaware, without application of the conflicts of laws principles thereof.

         6.8. COMPLETE AGREEMENT. Except as set forth herein, this Agreement contains the complete agreement between the parties and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way including, without limitation, the Original Shareholders Agreement. Without limiting the generality of the foregoing, nothing contained in the Company's By-laws shall be construed to limit or impair any of the provisions of this Agreement.

         6.9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (x) such provision shall be excluded from this Agreement, (y) the balance of the Agreement shall be interpreted as if such provision were so excluded and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

         6.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     [Rest of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                  COMPREHENSIVE NEUROSCIENCE, INC.


                                  By:__________________________
                                  Name: _______________________
                                  Title: ________________________


                                  INNOVATIVE CLINICAL STUDIES, LTD.


                                  By: _________________________
                                  Name: _______________________
                                  Title: ________________________

                                  CONVERTIBLE DEBT HOLDERS

                                  [INSERT NAMES]

                                  [Existing CNS Stockholders Party to CNS
                                  Stockholders Agreement.]:

                                  CHL MEDICAL PARTNERS, L.P.

                                  By:      Collinson, Howe & Lennox, LLC,
                                           General partner

                                  By:      ____________________________
                                           Timothy F. Howe
                                           Executive Vice President

                                  RADIUS VENTURE PARTNERS I, L.P.

                                  By:      Radius Venture Partners, LLC,
                                           General partner

                                  By:      ___________________________
                                           Daniel Lubin
                                           Managing Member

                                  CNS INVESTORS LLC

                   [SIGNATURE PAGES TO SHAREHOLDERS AGREEMENT]

                                      By: __________________________
                                      Name: ________________________
                                      Title: _________________________

                                      PSILOS GROUP PARTNERS, L.P.
                                      By: Psilos Group Investors, LLC,
                                      Its General Partner


                                      By: __________________________
                                      Name: ________________________
                                      Title: _________________________

                                      CCP/PSILOS CNS LLC
                                      By: Psilos Group Investors, LLC,
                                      Its [Manager]

                                      By: __________________________
                                      Name: ________________________
                                      Title: _________________________

                                      TORONTO DOMINION INVESTMENTS, INC.


                                      By: __________________________
                                      Name: ________________________
                                      Title: _________________________



                                      --------------------------------
                                      Curtis Mondiale


                                      --------------------------------
                                      John P. Docherty, M.D.


                                      --------------------------------
                                      David Pickar, M.D.


                                      --------------------------------
                                      Daniel Carpenter, Ph.D.


                   [SIGNATURE PAGES TO SHAREHOLDERS AGREEMENT]

                                 ------------------------------------------
                                 David Kahn


                                 ------------------------------------------
                                 John A. Budnick III


                                 ------------------------------------------
                                 Michael G. Lenahan


                                 ------------------------------------------
                                 Howard A. Hoffman, M.D.


                                 ------------------------------------------
                                 Kenneth Courage


                                 ------------------------------------------
                                 Charles Baumgardner


                                 ------------------------------------------
                                 Joel E. Kleinman, M.D.


                                 ------------------------------------------
                                 Steven D. Targum


                                 ------------------------------------------
                                 Daniel R. Weinberger, M.D.


                                 ------------------------------------------
                                 Gary S. Gillheeney

                                   SCHEDULE A
                        LIST OF CONVERTIBLE DEBT HOLDERS


NAME AND ADDRESS OF HOLDER                    ORIGINAL PRINCIPAL AMOUNT OF NOTE

                                   SCHEDULE B
                           LIST OF MANAGEMENT HOLDERS



NAME AND ADDRESS OF HOLDER                         NUMBER OF SHARES OWNED
--------------------------                         ----------------------
JOHN P. DOCHERTY, M.D.                                    1,177,233
21 Bloomingdale Road, Cottage 1
White Plains, NY 10605

DANIEL CARPENTER, Ph.D.                                     191,630
110 Thornhill Road
Fairfield, CT  06430

RICHARD SURLES                                              150,000
121 Rocktown Road
Ringoes, NJ 08551

GARY S. GILLHEENEY
10 Dorrance Street
Suite 400
Providence, RI 02903

                                   SCHEDULE C
                       LIST OF SERIES A PREFERRED HOLDERS



NAME AND ADDRESS OF HOLDER                           NUMBER OF SHARES OWNED
--------------------------                           ----------------------
PSILOS GROUP PARTNERS, L.P.                                 3,000,000
Carnegie Hall Tower
152 West 57th Street
New York, NY 10019


CCP/PSILOS CNS LLC                                          2,000,000
c/o Psilos Group Investors, L.P.
Carnegie Hall Tower
152 West 57th Street
New York, NY 10019


CHL MEDICAL PARTNERS, L.P.                                  2,000,000
c/o Collinson, Howe & Lenox, LLC
1055 Washington Avenue, 4th Floor
Stamford, CT 06901


CNS INVESTORS LLC                                           1,830,000
c/o John P. Docherty, M.D.
21 Bloomingdale Road, Cottage 1
White Plains, NY 10605


RADIUS MEDICAL VENTURES I, L.P.                             1,000,000
One Rockefeller Plaza, Suite 920
New York, NY 10029


TORONTO DOMINION INVESTMENTS, INC.                            420,000
909 Fannin Street, Suite 1700
Houston, TX 77010


CURTIS MONDALE                                                 50,000
105-A Washington Place
Ridgewood, NJ 07450


KENNETH COURAGE                                                20,000
5000 Westpath Terrace
Bethesda, Maryland 20810


CHARLES BAUMGARDNER                                            20,000
20540 Grant Court
Sterling, Virginia 20165


JOEL KLEINMAN, M.D.                                            20,000
3734 Jenifer Street, NW
Washington, DC 20016


DANIEL WEINBERGER, M.D.                                        20,000
3116 Davenport Street, NW
Washington, DC 20008


HOWARD HOFFMAN, M.D.                                           20,000
5100 Palisade Lane, NW
Washington, DC 20016

                                   SCHEDULE D
                              LIST OF OTHER HOLDERS


NAME AND ADDRESS OF HOLDER                     NUMBER OF SHARES OWNED
--------------------------                     ----------------------
CBR HOLDERS
-----------
Howard A. Hoffman, M.D.
5100 Palisade Lane, NW
Washington, DC 20016

Kenneth Courage
5000 Westpath Terrace
Bethesda, Maryland 20810

Charles J. Baumgarder
20540 Grant Court
Sterling, Virginia 20165

Joel E. Kleinman, M.D.
3734 Jenifer Street, NW
Washington, DC 20016

Daniel R. Weinberger, M.D.
3116 Davenport Street, NW
Washington, DC 20008

Steven D. Targum                                        *(2)

JB/ML HOLDERS
-------------

John A. Budnick


Michael G. Lenahan

--------
(2) Number of shares owned is equal to the Convertible Portion of Targum Debt Divided by CNS Per Share Value

                                                                    EXHIBIT 10.7

                              AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT


       THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is made as of [ ], 2001, by and among Innovative Clinical Solutions, Ltd., a Delaware corporation ("ICSL"), the CNS noteholders set forth on the signature pages hereto (the "CNS NOTEHOLDERS"), the other CNS stockholders set forth on the signature pages hereto (the "CNS STOCKHOLDERS") and Comprehensive Neuroscience, Inc., a Delaware corporation ("CNS" or the "COMPANY").

       WHEREAS, the CNS Stockholders and the Company are parties to an Investor Rights Agreement dated as of March 26, 1999, as amended through the date hereof (the "ORIGINAL INVESTOR RIGHTS AGREEMENT");

       WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 2001 (the "MERGER AGREEMENT"), by and among ICSL, Clinical Studies Ltd. ("CSL"), a Delaware corporation and a wholly-owned subsidiary of ICSL, CNS, and CNS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of CNS ("ACQUISITION SUB"), Acquisition Sub is merging with and into CSL, with CSL as the surviving entity (the "MERGER");

       WHEREAS, ICSL as the holder of all of the outstanding shares of common stock, par value of $.0001 per share, of CSL (the "CSL COMMON STOCK") will receive shares of Company common stock, par value $.001 per share (the "COMMON STOCK"), as set forth in more detail in the Merger Agreement;

       WHEREAS, in order to induce ICSL to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company has agreed to provide registration rights to ICSL as set forth in this Agreement;

       WHEREAS, the Company has issued Convertible Secured Promissory Notes (each a "NOTE" and together the "NOTES") which are convertible into shares of Common Stock and the Company has agreed to provide the registration rights to the CNS Noteholders set forth herein;

       WHEREAS, the Company has issued shares of Series A Convertible Preferred Stock (the "PREFERRED STOCK") to the VC Holders which are convertible into shares of Common Stock and the Company has agreed to provide the registration rights to the VC Holders set forth herein;

       WHEREAS, the Original Investor Rights Agreement may be amended by the Company and the holders of a majority of the total number of shares of Restricted Stock (as defined therein) then held by each Holder Group (as defined therein); and

       WHEREAS, in connection with the Merger, the parties desire to amend and restate the Original investor Rights Agreement as set forth herein and to add ICSL and the CNS Noteholders as parties to this Amended and Restated Investor Rights Agreement.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below.

       1.   DEFINITIONS.

            "ACQUISITION SUB" has the meaning provided in the preamble.

            "BUSINESS DAY" " means any day other than Saturday, Sunday, any Federal holiday or any other day on which the United States Postal Service does not deliver mail.

            "CNS" has the meaning provided in the preamble.

            "CNS NOTEHOLDERS" has the meaning provided in the preamble.

            "CNS NOTEHOLDER DEMAND REGISTRATION" has the meaning provided in
       Section 2(b)(ii) hereof.

            "CNS STOCKHOLDERS" has the meaning provided in the preamble.

            "COMMON HOLDER DEMAND REGISTRATION" has the meaning provided in
       Section 2(b)(iii).

            "COMMON HOLDERS" means the individuals listed on EXHIBIT A hereof, and their respective successors and permitted assigns who become Holders hereunder in accordance with Section 11 hereof.

            "COMMON STOCK" has the meaning provided in the preamble.

            "COMPANY" has the meaning provided in the preamble.

            "CSL" has the meaning provided in the preamble.

            "DEMAND REGISTRATION" means a ICSL Demand Registration, a VC Demand Registration, a Noteholder Demand Registration or a Common Holder Demand Registration, as the context may require.

            "HOLDER" means any of the Common Holders, ICSL, the VC Holders or the CNS Noteholders, as the context may require.

            "HOLDER GROUP" shall mean the Common Holders, the CNS Noteholders, ICSL, the VC Holders in each case as a group, as the context may require.

            "ICA TRIGGER DATE" means the first to occur of (i) the Trigger Date or (ii) the date on which, in the written opinion of counsel to ICSL, ICSL would be deemed not to primarily control CNS for purposes of Rule 3a-1 promulgated under the Investment Company Act ("Rule 3a-1") or otherwise not to be exempt from registration under the Investment Company Act; PROVIDED, THAT, CNS shall first be given the opportunity, for a period of not less than sixty days, to seek, or to cause ICSL to seek, exemptive relief from the SEC and ICSL shall use commercially reasonable efforts to cooperate therewith.

            "ICSL" has the meaning provided in the preamble.

            "ICSL DEMAND REGISTRATION" has the meaning provided in Section 2(a).

            "ICSL HOLDERS" means ICSL and its permitted assigns who become Holders hereunder in accordance with Section 11 hereof.

            "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, or any successor federal statute and the rules and regulations, of the Commission thereunder, as the same shall be in effect from time to time.

            "IPO" has the meaning provided in Section 10.

            "MERGER" has the meaning provided in the preamble.

            "MERGER AGREEMENT" has the meaning provided in the preamble.

            "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

            "PIGGYBACK REGISTRATION" has the meaning provided in Section 3(a).

            "PREFERRED STOCK" has the meaning provided in the preamble.

            "REGISTRABLE SECURITIES" means (i) any Common Stock issued to ICSL under the Merger Agreement, (ii) any Common Stock held by the CNS Stockholders or any Common Stock issued to the CNS Stockholders upon conversion of the Preferred Stock held by such CNS Stockholders, (iii) any Common Stock held by the CNS Noteholders or any Common Stock issued to the CNS Noteholders upon conversion of the Notes held by such CNS Noteholders, and (iv) any securities issued with respect to the securities referred to in clause (i), (ii) or (iii) by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public through a broker, dealer or market purchaser in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or sold pursuant to an effective registration statement under the Securities Act.

            "REGISTRATION EXPENSES" has the meaning provided in Section 6.

            "REGISTRATION STATEMENT" means a registration statement on Form S-1 or S-3 under the Securities Act on which shares of the Common Stock of the Company are registered under the Securities Act.

            "RULE 144" has the meaning provided in Section 10.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

            "SHAREHOLDERS AGREEMENT" means the Amended and Restated Shareholders Agreement of even date herewith among the Company and the Holders (as defined therein).

            "TRIGGER DATE" means the first day of public trading in connection with an underwritten public offering pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company having an aggregate offering price resulting in gross proceeds (before deducting underwriting discounts and commissions) to the Company of not less than $25,000,000 at a minimum offering price per share (before deducting underwriting discounts and commissions) of [$CNS Per Share Value] (as adjusted for stock splits, stock dividends, recapitalizations and other similar events occurring after the date hereof).

            "UNDERWRITER'S MAXIMUM NUMBER" means that number of Registrable Securities to which such registration should, in the opinion of the managing underwriters of such registration in the light of marketing factors, be limited.

            "UNDERWRITING COMMISSIONS" means all underwriting discounts or commissions relating to the sale of Registrable Securities of the Company, but excludes all expenses reimbursed to underwriters.

            "VC DEMAND REGISTRATION" has the meaning provided in Section
       2(b)(i).

            "VC HOLDERS" means each of the Persons listed on Exhibit B hereof, and their respective successors and permitted assigns who become Holders hereunder in accordance with Section 11 hereof.

       2.   DEMAND REGISTRATION.

       (a) PRIORITY DEMAND REGISTRATION. At any time after the ICA Trigger Date, ICSL may request, by written notice to the Company, the registration (a "ICSL DEMAND REGISTRATION") under the Securities Act of all or any portion of the Registrable Securities held by such ICSL Holders for sale or distribution in the manner specified in such notice.

       (b) DEMAND REGISTRATION OF OTHER REGISTRABLE SECURITIES.

            (i) At any time after six (6) months following the Trigger Date, the Holders of at least a majority of the Registrable Securities then owned beneficially or of record by the VC Holders may request, by written notice to the Company, that the Company register under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders for sale in the manner specified in such notice (in each case, a "VC DEMAND REGISTRATION").

            (ii) At any time after six (6) months following the Trigger Date, the Holders of at least a majority of the Registerable Securities then owned beneficially or of record by the CNS Noteholders may request, by written notice to the Company, that the Company register under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders for sale in the manner specified in such notice (in each case, a "CNS NOTEHOLDER DEMAND REGISTRATION").

            (iii) At any time after six (6) months following the Trigger Date, the Holders of Registrable Securities constituting at least a majority of the total shares of Registrable Securities then owned beneficially or of record by the Common Holders may request by written notice to the Company, that the Company register under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting Holder or Holders for sale in the manner specified in such notice (in each case, a "COMMON HOLDER DEMAND REGISTRATION").

       Notwithstanding anything to the contrary contained herein:

            (i) the only securities that the Company shall be required to register pursuant hereto shall be shares of Common Stock, PROVIDED, HOWEVER, that in any underwritten public offering contemplated by this Agreement, the holders of shares of Convertible Preferred Stock or Notes shall be entitled to sell such shares of Convertible Preferred Stock or Notes, as the case may be, to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion thereof;

            (ii) no request may be made under this Section 2.1 within 90 days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering of securities of the Company under the Securities Act; and

            (iii) the Company shall not be required to effect any registration under this Section 2.1 if the Company shall furnish to the Holders requesting registration pursuant to this Section 2.1 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement. The Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Holders.

       (c) PROCEDURE. Within 10 days after receipt of a Demand Registration, the Company will give written notice of such requested registration to all other Holders of Registrable Securities and will include in such registration, subject to the allocation provisions below, all other Registrable Securities with respect to which the Company has received written requests for inclusion within 20 days after the Company's mailing of such notice, plus any securities of the Company that the Company chooses to include on its own behalf.

       (d) EXPENSES. In a Demand Registration, the Company will pay the Registration Expenses, but the Underwriting Commissions will be paid by those Holders of Registrable Securities whose Registrable Securities are included in the Demand Registration in proportion to any Registrable Securities included on their behalf.

       (e) PRIORITY ON DEMAND REGISTRATIONS. If a Demand Registration is underwritten and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included exceeds the Underwriter's Maximum Number, the Company will include in such Demand Registration (i) first, the Registrable Securities held by Holders in the requesting Holder Group (PRO RATA among the Holders of the requesting Holder Group), (ii) second, any other Registerable Securities held by other Holders (PRO RATA among the requesting other Holders), (iii) third, any securities that the Company desires to include on its own behalf, and (iv) fourth, any securities of the Company that are not Registrable Securities and have "piggyback" registration rights.

       (f) SELECTION OF UNDERWRITERS. If any Demand Registration is underwritten, the selection of investment banker(s) and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made by the Holders of the majority of the Registrable Securities to be sold in the offering with the consent of the Company.

       (g) WITHDRAWAL OF DEMAND. ICSL may elect to withdraw the request for a ICSL Demand Registration by providing written notice to the Company. In the event of such withdrawal, ICSL shall reimburse the Company for its Registration Expenses arising directly from ICSL's request for a ICSL Demand Registration and such initial request shall not count as ICSL's Demand Registration pursuant to
Section 2(a) hereof. A Holder Group may elect to withdraw the request for a Demand Registration by providing written notice to the Company. In the event of such withdrawal, such Holder Group shall reimburse the Company for its Registration Expenses arising directly from such Holder Group's request for a Demand Registration and such initial request shall not count for purposes of determining the number of Demand Registrations to which the Holder Group is entitled pursuant to Section 2(b) hereof.

       (h) LIMITATIONS ON DEMANDS. The Company shall be obligated to register Registrable Securities for the account of each of ICSL, the VC Holders, the Common Holders and the CNS Noteholders pursuant to this Section 2 on two occasions only, PROVIDED, HOWEVER, that subject to the priorities and cutbacks set forth in Section 2(e) above, such obligation shall be deemed satisfied on any such occasion only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting Holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

       3.   PIGGYBACK REGISTRATIONS.

       (a) RIGHTS TO PIGGYBACK.

            (i) Subject to the provisions contained in paragraph (b) of this
Section 3, if the Company proposes to register any of its securities under the Securities Act (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a "PIGGYBACK REGISTRATION"), the Company will give written notice to Holders of Registrable Securities of such proposal not later than the thirtieth day prior to the anticipated filing date of such Piggyback Registration.

            (ii) Subject to the provisions contained in paragraph (b) of this
Section 3 and in the last sentence of this subparagraph (ii), (A) the Company will be obligated and required to include in each Piggyback Registration all Registrable Securities with respect to which the Company shall receive from Holders, within fifteen (15) days after the date on which the Company shall have given written notice to Holders for inclusion in such Piggyback Registration pursuant to Section 3(a)(i) hereof, the written request of Holders for inclusion in such Piggyback Registration, and (B) the Company will use its best efforts in good faith to effect promptly the registration of all such Registrable Securities. A Holder shall be permitted to withdraw all or any part of such Holder's respective Registrable Securities from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration unless such Holder shall have entered into a written agreement with the Company's underwriters establishing the terms and conditions under which Holder would be obligated to sell such securities in such Piggyback Registration. The Company will not be obligated or required to include any Registrable Securities in any registration affected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable.

       (b) PRIORITY ON PIGGYBACK REGISTRATIONS. If a Piggyback Registration is an underwritten offering, and the managing underwriters shall advise the Company in writing of an Underwriter's Maximum Number, then the Company will include (i) first, that number of securities which the Company proposes to offer and sell for its own account in such registration, and (ii) to the extent that the number of securities in the foregoing clause (i) does not exceed the Underwriter's Maximum Number, second, that number of securities of Registrable Securities which Holders of Registrable Securities wish to register pursuant to this Section 3 (PRO RATA among the requesting Holders). To the extent that the aggregate number of securities included pursuant to the foregoing clauses (i) and (ii) does not exceed the Underwriter's Maximum Number, the Company shall also be entitled to include in such registration that number of other securities which are not Registrable Securities and which shall not be greater than such excess.

       (c) SELECTION OF UNDERWRITERS.In any Piggyback Registration, the Company shall have the right to select the investment bankers and managing underwriters in such registration.

       4.   REGISTRATION ON FORM S-3.

       (a) After the Company has qualified for the use of Form S-3 or any successor form, in addition to the rights contained in the foregoing provisions of this Agreement, the Holders of Registrable Securities constituting at least a majority of the total shares of Registrable Securities then owned beneficially or of record by ICSL may request, the Holders of Registrable Securities constituting at least a majority of the total shares of Registrable Securities then owned beneficially or of record by the VC Holders may separately request, the Holders of Registrable Securities constituting at least a majority of the total Registrable Securities then owned beneficially and of record by the CNS Noteholders may separately request and the Holders of Registrable Securities constituting at least a majority of the total shares of Registrable Securities then owned beneficially or of record by the Common Holders may separately request that the Company file a registration statement on Form S-3 or any successor form for a public offering of all or any portion of the shares of Common Stock (or Common Stock into which Preferred Stock or Notes are then convertible after the conversion thereof) held by such requesting Holder, provided that the reasonably anticipated aggregate price to the public (net of underwriting discounts and commissions) of such shares would exceed $500,000. Upon each such request, the Company shall use all commercially reasonable efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice the number of shares of Common Stock (or Common Stock into which Preferred Stock or Notes are then convertible after the conversion thereof) specified in such notice. No such registration shall be counted as a Demand Registration pursuant to Section 2 hereof. Whenever the Company is required by this Section 4 to use reasonable commercial best efforts to effect the registration of Common Stock, each of the procedures and requirements of Section 2 shall apply to such registration (including the requirement that the Company notify all Holders and provide them with the opportunity to participate in the offering).

       (b) LIMITATION ON COMPANY'S OBLIGATIONS. Notwithstanding the foregoing, the Company shall not be required to effect any registration under this
Section 4:

            (i) if the Company shall furnish to the Holders requesting registration pursuant to this Section 4 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement. The Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of such Holders; or

            (ii) if counsel for the Company, reasonably acceptable to the Holders requesting registration, shall deliver an opinion reasonably acceptable to such Holders, stating that, pursuant to Rule 144 or otherwise, such Holders can publicly sell their shares of Common Stock of the Company as to which registration has been requested without registration under the Securities Act and without any limitation with respect to offerees, manner of offering or size of the transaction.

       5. REGISTRATION PROCEDURES. The Company agrees to use all commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

       (a) prepare and file with the SEC a Registration Statement and such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for nine (9) months or until such earlier time as all of the Registrable Securities covered by such registration statement have been sold, and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement during such effective period in accordance with the intended methods of disposition by selling Holders set forth in the Registration Statement;

       (b) furnish to each selling Holder such number of copies of the Registration Statement, each proposed and final amendment and supplement thereto, the prospectus included in the Registration Statement (including the proposed/preliminary versions of each of the aforedescribed documents) and such other documents such selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities covered by the Registration Statement;

       (c) use reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such states of the United States as such selling Holders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such selling Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holders; PROVIDED that the Company will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (c), (ii) to subject itself to taxation in any such jurisdiction, or (iii) to consent to general service of process in any such jurisdiction;

       (d) notify each selling Holder and each underwriter under the Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare (and, when completed, furnish and give notice to the selling Holders) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances then existing; PROVIDED that upon such notification by the Company, the selling Holders will not offer or sell Registrable Securities until the Company has notified the selling Holders that is has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to the selling Holders;

       (e) in connection with any underwritten offering, enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the selling Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities;

       (f) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, immediately notify the selling Holders and use reasonable efforts promptly to obtain the withdrawal of such order;

       (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

       (h) use all commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company is then listed;

       (i) provide a CUSIP number for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement and, if applicable, provide the Company's transfer agent with printed certificates for such Registrable Securities which are in a form eligible for deposit with the Depository Trust Company;

       (j) obtain a "comfort" letter addressed to the Company and the selling Holders from the Company's independent pubic accountants in customary form and covering such matters of the type customarily covered by "comfort" letters;

       (k) make available for inspection upon reasonable notice during the Company's regular business hours by each selling Holder, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement; and

       (l) use its best efforts to obtain an opinion from the Company's counsel in such form and covering such matters of the type customarily covered by such opinions.

       6. REGISTRATION EXPENSES. All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company, the reasonable fees and disbursements of one counsel for ICSL Holders (selected by ICSL with the approval of the Company, which shall not be unreasonably withheld) and of one counsel for the other selling Holders (selected by the selling Holders with the approval of the Company, which shall not be unreasonably withheld), the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance for the Company and its board of directors and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed (all such expenses being herein called "REGISTRATION EXPENSES"), will be borne by the Company. Notwithstanding the foregoing, in no event shall the Registration Expenses borne by the Company include any underwriting compensation or discount or any brokerage fees or sales commissions or any filing fees required to be paid to the National Association of Securities Dealers, Inc. (other than any fees payable in connection with listing shares of Common Stock on any securities exchange, including but not limited to The Nasdaq Stock Market, American Stock Exchange, New York Stock Exchange or other national securities exchange, as the case may be).

       7. "MARKET STAND-OFF" AGREEMENT. If requested in writing by the underwriters for an underwritten public offering of securities of the Company, each Holder who is a party to this Agreement shall agree not to sell publicly any shares of Registrable Securities or any other shares of Common Stock (other than shares of Registrable Securities or other shares of Common Stock being registered in such offering), without the consent of such underwriters, for a period following the effective date of the Registration Statement relating to such offering to be reasonably determined by the underwriters not to exceed 180 days; PROVIDED, HOWEVER, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock for a like period under the circumstances and pursuant to the terms set forth in this Section 7.

       In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 7.

       Notwithstanding the foregoing, the obligations described in this Section 7 shall not apply to registrations pursuant to registration statements on Forms S-4 and S-8, or similar or successor Forms, or registrations in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered.

       8.   INDEMNIFICATION AND CONTRIBUTION.

       (a) In the event of a registration of any of the Registerable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each seller of such Registerable Securities thereunder, each underwriter of such Registerable Securities thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay the legal fees and other expenses of each such seller, each such underwriter and each such controlling person incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, PROVIDED, HOWEVER, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon and in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus, and, PROVIDED FURTHER, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue or alleged untrue statement or omission or an alleged omission made in any preliminary prospectus or final prospectus if (1) such seller or underwriter failed to send or deliver a copy of the final prospectus or prospectus supplement with or prior to the delivery of written confirmation of the sale of the Registered Securities, and (2) the final prospectus or prospectus supplement would have corrected such untrue statement or omission.

       (b) In the event of a registration of any of the Registered Securities under the Securities Act pursuant to this Agreement, each seller of such Registerable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registerable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay the legal fees and other expenses of the Company and each such officer, director, underwriter and controlling person incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, PROVIDED, HOWEVER, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and PROVIDED, FURTHER, HOWEVER that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registerable Securities covered by such registration statement.

       (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to such indemnified party other than under this Section 8 and shall only relieve it from any liability that it may have to such indemnified party under this Section 8 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; PROVIDED, HOWEVER, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel) that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participant in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel as required by the local rules of such jurisdiction) at any time for all such indemnified parties.

       (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder of Registerable Securities exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; PROVIDED, HOWEVER, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Restricted Stock offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

       (e) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

       (f) The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registerable Securities in a registration statement under this Agreement, and otherwise.

       9. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any offering hereunder which is underwritten unless such Person
(i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (as provided in Section 5(e)) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; PROVIDED, that no Holder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder's intended method of distribution.

       10.  REPORTS UNDER SECURITIES EXCHANGE ACT.

       In order that the benefits of Rule 144 under the Securities Act ("RULE 144") (or any other similar rule under the Federal securities laws that may at any time permit a Holder to sell its shares of Common Stock to the public without registration) will be available to such Holder, the Company agrees, to the extent that the Company has completed an initial public offering

("IPO") or otherwise first becomes subject to the periodic reporting requirements under Sections 13 or 15(d) of the Securities Exchange Act, to:

       (a) make and keep "public information", as such term is defined under Rule 144, available at all times so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Securities Exchange Act;

       (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Securities Exchange Act, as and to the extent necessary to enable a holder of Registrable Securities to utilize Form S-3 for the sale of Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company is declared effective;

       (c) file with the Commission in a timely manner all reports and other documents required to be filed under the Securities Act or the Securities Exchange Act; and

       (d) furnish to a Holder upon request (i) a written statement that (A) the Company has complied with the reporting requirements under the Securities Act and Securities Exchange Act such that a Holder may sell Registrable Securities in reliance on Rule 144, or (B) the Company qualifies as a registrant whose securities may be sold on a Form S-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, (iii) an opinion of counsel to the Company as to (i) above for delivery to the Company's transfer agent, and (iv) such other information as may be reasonably requested by a Holder.

       11.  ASSIGNMENT AND TERMINATION OF REGISTRATION RIGHTS.

       (a) ASSIGNMENT. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by operation of law or otherwise (but only with all related obligations) by a Holder to a transferee or assignee of all or any portion of the Holder's shares of Registrable Securities, provided: (i)the transfer of such shares is made pursuant to and in accordance with Article III of the Shareholders Agreement (other than Section 3.3 thereof);
(ii) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (iii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iv) immediately following such transfer or assignment, such shares would continue to constitute "Registrable Securities" as defined herein.

       (b) TERMINATION OF REGISTRATION RIGHTS. No Holder (other than ICSL with respect to the distribution of Registrable Securities to its stockholders and not for sale to the public) shall be entitled to exercise any right provided for in this Agreement after the fifth anniversary of the Trigger Date. In addition, no Holder shall be entitled to exercise any right provided in this Agreement after such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder's Registrable Securities during a three-month period without registration and without other restrictions other than as set forth in paragraphs (f) and (g) of Rule 144.

       12.  MISCELLANEOUS.

       (a) NO INCONSISTENT AGREEMENTS. Without the prior written consent of Holders of a majority of the total number of shares of Registrable Securities then held by each Holder Group, the Company will not hereafter enter into any agreement with respect to its securities with any holder of prospective holder of such securities the terms of which agreement grant such holder or prospective holder greater rights than the rights granted to each Holder Group under this Agreement, including (i) the right on demand of any Person to cause the Company to effect a registration of such securities prior to the later of the date on which, (A) ICSL has the right to demand an ICSL Demand Registration and (B) the Holders other than ICSL have the right to demand a Demand Registration or (ii) any right to include securities in any registration statement filed under Sections 2, 3 or 4 hereof to the exclusion of Registrable Securities that ICSL desires to include in any such offering.

       (b) NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the parties hereto and their respective shareholders, any rights or remedies under or by reason of this Agreement.

       (c) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns (including transferees of Registrable Securities), whether so expressed or not. Nothing contained in this Agreement, express or implied, is intended to confer upon any other party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

       (d) SEVERABILITY. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

       (e) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       (f) SECTIONS AND SECTION HEADINGS. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

       (g) GOVERNING LAW. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Delaware.

       (h) WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

       (i) WAIVER OF CERTAIN DAMAGES. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

       (j) REMEDIES. Each Holder, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

       (k) NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the other party for the purpose pursuant to this Section 12(k)):

       If to the Company:

                  Comprehensive Neuroscience, Inc.
                  21 Bloomingdale Road
                  White Plains, New York 10605
                  Attention: John Docherty, M.D., Chief Executive Officer Telecopier No. 914-997-4010

                  With a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Attention:  Julie M. Allen, Esq.
                  Telecopier No.  212-969-5050

       If to ICSL:

                  Innovative Clinical Solutions, Ltd.
                  10 Dorrance Street, Suite 400
                  Providence, RI  02903
                  Attention:  Michael T. Heffernan, President and
                              Chief Executive Officer
                  Telecopier No. (401) 831-6758

                  With a copy to:

                  Hinckley, Allen & Snyder LLP
                  1500 Fleet Center
                  Providence, RI  02903
                  Facsimile telephone number: (401) 277-9600
                  Attn:    James P. Redding, Esq.; and
                           Margaret D. Farrell, Esq.

       If to the CNS Stockholders, to the addresses set forth on EXHIBITS A and B attached hereto.

       If to the CNS Noteholders, to the addresses set forth on EXHIBIT C attached hereto.

       (l) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the total number of shares of Registrable Securities then held by each Holder Group that would be affected thereby. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder within such Holder Group and the Company.

       (m) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof (including, without limitation, the Original Investor Rights Agreement).

       (n) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

                                         ICSL:

                                         INNOVATIVE CLINICAL SOLUTIONS, LTD.



                                         By
                                           -------------------------------------
                                           Name:  Michael T. Heffernan
                                           Title: President and Chief
                                                  Executive Officer

                                         CNS STOCKHOLDERS:


                                         CHL MEDICAL PARTNERS, L.P.

                                         By: Collinson, Howe & Lennox, LLC,
                                             General partner


                                         By:
                                            ------------------------------------
                                            Timothy F. Howe
                                            Executive Vice President


                                         RADIUS VENTURE PARTNERS I, L.P.

                                         By: Radius Venture Partners, LLC,
                                             General partner


                                         By:
                                            ------------------------------------
                                            Daniel Lubin
                                            Managing Member


                                         CNS INVESTORS LLC


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                 [SIGNATURE PAGES TO INVESTOR RIGHTS AGREEMENT]

                                         PSILOS GROUP PARTNERS, L.P.

                                         By: Psilos Group Investors, LLC,
                                             Its General Partner



                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         CCP/PSILOS CNS LLC

                                         By: Psilos Group Investors, LLC,
                                             Its [Manager]


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         TORONTO DOMINION INVESTMENTS, INC.


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------


                                         ---------------------------------------
                                         Curtis Mondale


                                         ---------------------------------------
                                         John P. Docherty, M.D.


                                         ---------------------------------------
                                         David Pickar, M.D.


                                         ---------------------------------------
                                         Daniel Carpenter, Ph.D.

                 [SIGNATURE PAGES TO INVESTOR RIGHTS AGREEMENT]

                                         ---------------------------------------
                                         David Kahn, M.D.


                                         ---------------------------------------
                                         John A. Budnick III


                                         ---------------------------------------
                                         Michael G. Lenahan


                                         ---------------------------------------
                                         Howard A. Hoffman, M.D.


                                         ---------------------------------------
                                         Kenneth Courage


                                         ---------------------------------------
                                         Charles Baumgardner


                                         ---------------------------------------
                                         Joel E. Kleinman, M.D.


                                         ---------------------------------------
                                         Daniel R. Weinberger, M.D.

                                         CNS NOTEHOLDERS

                                         [TO BE SUPPLIED.]

                                         COMPANY:

                                         COMPREHENSIVE NEUROSCIENCE, INC.



                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                 [SIGNATURE PAGES TO INVESTOR RIGHTS AGREEMENT]

                                    Exhibit A

                  List of Common Holders of Registration Rights

                     NAME AND ADDRESS                                         NUMBER OF SHARES HELD
                     ----------------                                         ---------------------
                CHL Medical Partners, L.P.

              Radius Medical Ventures I, L.P.

                Psilos Group Partners, L.P.

                    CCP/Psilos CNS LLC

                      Curtis Mondale

                  John P. Docherty, M.D.

                    David Pickar, M.D.

                  Daniel Carpenter, Ph.D.

                    Gary S. Gillheeney

                     David Kahn, M.D.

                    John A. Budnick III

                    Michael G. Lenahan

                  Howard A. Hoffman, M.D.

                      Kenneth Courage

                    Charles Baumgardner

                  Joel E. Kleinman, M.D.

                Daniel R. Weinberger, M.D.

                     Steven D. Targum

                                    Exhibit B

                    List of VC Holders of Registration Rights

                     NAME AND ADDRESS                                         NUMBER OF SHARES HELD
                     ----------------                                         ---------------------
                CHL Medical Partners, L.P.

                    Charles Baumgardner

                     CNS Investors LLC

                Psilos Group Partners, L.P.

                    CCP/Psilos CNS LLC

                      Kenneth Courage

                   Howard Hoffman, M.D.

                    Joel Kleinman, M.D.

                      Curtis Mondale

              Radius Medical Venture, I L.P.

            Toronto Dominion Investments, Inc.

                  Daniel Weinberger, M.D.

        Total Series A Preferred Shares Outstanding

                                    Exhibit C

                   List of Noteholders of Registration Rights

                                                                       Annex B

                      [SHIELDS & COMPANY, INC. LETTERHEAD]

                                                              October 25, 2001

Board of Directors
Innovative Clinical Solutions, Ltd.
10 Dorrance Street, Suite 400
Providence, Rhode Island 02903

Lady and Gentlemen:

         We understand that Innovative Clinical Solutions, Ltd., a Delaware Corporation (the "Company"), proposes to enter into a transaction pursuant to an Agreement and Plan of Merger (the "Merger Agreement") whereby the Company's wholly-owned subsidiary, Clinical Studies, Ltd. ("CSL"), will merge with a wholly-owned subsidiary of Comprehensive NeuroScience, Inc., a Delaware Corporation ("CNS") (the "Merger"). CNS and its subsidiaries post Merger, including CSL, are hereinafter referred to as "Newco." The Merger Agreement will provide that the Company will receive shares of Newco common stock in the manner set forth in the Merger Agreement. The terms and conditions of the Merger are as set forth in the Merger Agreement. You have provided us with a draft of the Merger Agreement in substantially the form in which it will be executed, and we have assumed for purposes of this opinion that the Merger Agreement will be in such form.

         You have asked us to render our opinion to the Board of Directors of the Company as to whether the consideration to be received by the Company pursuant to the Merger is fair to the Company and its shareholders from a financial point of view.

         In the course of our analysis for rendering this opinion, we have:

              (i)      reviewed the draft Merger Agreement;

              (ii) reviewed the Company's Annual Report on Form 10-K for each of the two fiscal years ended January 31, 2001, and, for the Company's predecessor, Phymatrix Corp., its Annual Report on Form 10-K for each of the three years ended January 31, 1999;

              (iii) reviewed the Company's draft quarterly reports on Form 10-Q for the quarters ended April 30, 2001 and July 31, 2001;

              (iv) reviewed certain internal financial statements and other financial and operating data, including certain historical financial results and financial projections and forecasts and other forward-looking information, relating to the businesses, earnings, cash flow, assets, and prospects concerning (a) CSL and the Company, prepared by the management of the Company, and (b) CNS, prepared by the management of CNS;

              (v) met with and held discussions with the respective managements of the Company, CSL, and CNS concerning their respective businesses, past and current operations, financial condition, and future prospects, independently and combined, including discussions concerning cost savings and other synergies that are expected to result from the Merger;

              (vi) reviewed the historical market price and trading activity for the Company's common stock and compared them with those of certain publicly-traded companies which we deemed to be comparable to the Company;

              (vii) compared the proposed financial terms of the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be comparable; and

              (viii) conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, and reviewed such other related documents as we deemed appropriate.

         In the course of our review, and in arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us. With respect to financial projections and financial forecasts, we have assumed that such projections and forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of CSL and CNS, respectively, as to the expected future financial performance of Newco, and on a stand-alone basis for both CSL and CNS, respectively. With respect to Newco's projected financial results, we have considered a variety of factors that could affect Newco's ability to achieve those results and have developed alternative scenarios reflecting other results that we have considered in connection with arriving at the opinion set forth below. We have further relied upon the assurances of the managements of the Company, CSL, and CNS, respectively, that they are unaware of any facts that would make the information provided to us incomplete or misleading. Further, we have relied upon the representations of the Company, CSL, and CNS, respectively, contained in the Merger Agreement with respect to legal and other matters.

         We do not express any opinion as to (i) any tax or other consequences that might result from the Merger or any subsequent transaction involving the Company, CSL, or Newco, or (ii) the value of Newco's common stock when issued or the price at which the shares of such common stock may be traded in the future.

         In arriving at our opinion, other than considering the values of certain assets of the Company and CSL in liquidation, we have not undertaken an independent appraisal or valuation of the assets or liabilities of the Company or CSL, nor have we been furnished with any such appraisal or valuation. Our opinion is necessarily based on the economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may alter our opinion rendered hereunder, we do not have any obligation to update, revise or reaffirm this opinion.

         It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and does not constitute a recommendation to any holder of the Company's common stock as to whether to vote in favor of the Merger. This opinion does not address the relative merits of the Merger Agreement and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger Agreement or the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger Agreement.

         We have been retained to render a fairness opinion to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, the final portion of which became payable when we informed the Company we were prepared to render our opinion.

         It is understood that this letter is for the information of the Company's Board of Directors and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, information statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Shields & Company, Inc., provided, however, that this letter may be published in its entirety in any proxy statement, information statement, or other document distributed to holders of common stock of the Company in connection with the Merger.

         Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company pursuant to the Merger is fair to the Company and its shareholders from a financial point of view.

                                           Very truly yours,

                                           /s/ SHIELDS & COMPANY, INC.

                                           SHIELDS & COMPANY, INC.

                                                                       ANNEX C-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                   FORM 10-K

(MARK ONE)

   /X/     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED JANUARY 31, 2001

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 0-27568

                            ------------------------

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                         65-0617076
                  (State of incorporation)                    (I.R.S. Employer Identification No.)

  10 DORRANCE STREET, SUITE 400, PROVIDENCE, RHODE ISLAND                    02903
          (Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (401) 831-6755

          Securities registered pursuant to Section 12(b) of the Act:

                                      NONE

          Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such Reports), and (2) has been subject to such filing requirements for the past 90 days. Yes / / No /X/

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definite proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K. / /

    On June 28, 2001, the aggregate market value of the Common Stock of the registrant held by non-affiliates of the registrant was $3,839,671.04. On June 28, 2001, the number of outstanding shares of the registrant's Common Stock, par value $0.01 per share, was 11,998,972.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     C-1-1

                               TABLE OF CONTENTS

PART I......................................................    1
  Item 1. Business..........................................    1
    General.................................................    1
    Repositioning...........................................    1
    Recapitalization........................................    2
    The Company's Business and Opportunity..................    3
    Clinical Research.......................................    4
    Clinical Investigative Site Management Services.........    4
    Provider Network Management.............................    5
    Divestitures............................................    5
    Potential Liability and Insurance.......................    5
    Government Regulation...................................    6
    Employees...............................................    7
  Item 2. Properties........................................    7
  Item 3. Legal Proceedings.................................    7
  Item 4. Submission of Matters to a Vote of Security
    Holders.................................................    9
PART II.....................................................    9
  Item 5. Market price of and dividends on the Registrant's
    Common Equity and Related Stockholder Matters...........    9
  Item 6. Selected Financial Data...........................   10
  Item 7. Management's Discussion and Analysis of Financial
    Condition and Results of
    Operations..............................................   12
    Introduction............................................   12
    Accounting Treatment....................................   12
    Results of Operations...................................   14
    The Year Ended January 31, 2001 Compared to the Year
     Ended January 31, 2000.................................   15
    The Year Ended January 31, 2000 Compared to the Year
     Ended January 31, 1999.................................   17
    Liquidity and Capital Resources.........................   20
    Recent Accounting Pronouncements and Other Matters......   22
    Factors to be Considered................................   22
  Item 7A. Quantitative and Qualitative Disclosures About
    Market Risk.............................................   26
  Item 8. Financial Statements and Supplementary Data.......   26
  Item 9. Changes In and Disagreements With Accountants on
    Accounting and Financial Disclosure.....................   26
PART III....................................................   27
  Item 10. Directors and Executive Officers of the
    Registrant..............................................   27
  Item 11. Executive Compensation...........................   29
    Employment Agreements...................................   31
  Item 12. Security Ownership of Certain Beneficial Owners
    and Management..........................................   33
    Security Ownership of 5% Beneficial Owners..............   33
    Security Ownership of Directors and Officers............   33
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................   34
  Item 13. Certain Relationships and Related Transactions...   34
PART IV.....................................................   35
  Item 14. Financial Statement Schedule and Reports on Form
    8-K.....................................................   35
SIGNATURES..................................................   37
Index to Consolidated Financial Statements..................  F-1

                                     C-1-2

                                     PART I

ITEM 1. BUSINESS

    GENERAL

    Innovative Clinical Solutions, Ltd. (together with its subsidiaries, the "Company" or "ICSL") (formerly PhyMatrix Corp.) operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliated with physicians by acquiring their practices and entering into long-term physician practice management ("PPM") agreements with the acquired practices and by managing independent physician associations ("IPAs") and specialty care physician networks through management service organizations ("MSOs") in which the Company had ownership interests. In order to expand its service offerings and to take advantage of the higher margins resulting from clinical studies, the Company acquired Clinical
Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

    REPOSITIONING

    In early 1998, the medical services industry, and in particular the PPM industry became the subject of concerted negative scrutiny from industry analysts. Health maintenance organizations ("HMOs") and other insurers had reduced the amount of their reimbursements and new types of contracts had put the managed practices at increased risk of losing money when medical costs rose. In addition, the high profile bankruptcies of several large managed practices and reported losses in the hundreds of millions for PPM companies resulted in a perception that the PPM industry could not remain viable. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered.

    Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research. In furtherance of this goal, the Company subsequently determined to link its physician networks with its site management and outcomes research operations.

    During the year ended January 31, 1999, the Board approved, consistent with achieving its stated repositioning goal, a plan to divest and exit the Company's PPM business and certain of its ancillary services businesses, including diagnostic imaging, lithotripsy and radiation therapy, home health and infusion therapy. In the second quarter of fiscal 2000, the Company also decided to divest its investments in a surgery center and a physician network, and sell its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

    Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of

                                     C-1-3

$49.6 million which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million
6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

    RECAPITALIZATION

    In order to reduce its indebtedness, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

    On May 17, 2000, the Company's Board of Directors approved, and on June 12, 2000, the Company distributed, a Pre-petition Solicitation and Disclosure Statement with Respect to Joint Prepackaged Plan of Reorganization (the "Disclosure Statement"), which solicited acceptances of the Prepackaged Plan from the holders of the Debentures (the "Debentureholders"). The Debentureholders constituted the only impaired class of creditors under the Prepackaged Plan and, accordingly, the only class entitled to vote on the Prepackaged Plan. The voting period for the solicitation ended on July 12, 2000. The solicitation resulted in the acceptance of the Prepackaged Plan by the Debentureholders with respect to both the number (more than one-half of the number of Debentureholders that actually voted) and amount (Debentureholders holding at least two-thirds of the principal amount of the Debentures actually voted) as required for confirmation of the Prepackaged Plan under the Bankruptcy Code. Accordingly, on July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

    On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged
Plan) were canceled and extinguished. Under the Prepackaged Plan, each Debentureholder received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

    Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 9).

                                     C-1-4

    On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

    THE COMPANY'S BUSINESS AND OPPORTUNITY

    The Company's strategic goal is to become a leader in the development of innovative healthcare solutions capable of meeting the current and emerging research, marketing and operations demands of the pharmaceutical and managed care industries. The Company intends to leverage its key competencies--clinical trial site management and outcomes research--to provide solutions that benefit pharmaceutical companies. The Company will attempt to accelerate the rate of Food and Drug Administration ("FDA") approval of pharmaceutical products for its clients and enhance market acceptance of such products. Since the Effective Date, the Company has increased its existing base of Phase I through Phase IV research locations from 42 to 53. The Company plans to carefully review its existing sites and eliminate those sites which are not performing well. In addition, the Company intends to achieve growth through merger or consolidation with other companies in the clinical research management field. In this manner, the Company believes that it will more quickly be able to achieve the critical mass necessary to enhance profitability. The Company will also continue to seek exclusive contractual relationships with existing locations, both dedicated research sites and busy physician group practices.

    The Company provides its clinical and outcomes research services through its wholly owned subsidiary, CSL, a multi-therapeutic site management organization ("SMO") based in Providence, Rhode Island and the healthcare research organization division of CSL. CSL provides clinical investigative site management services to 53 research facilities in 22 states and the District of Columbia. The Company owns and centrally manages Phase I through IV research facilities where the Company conducts clinical trials for the pharmaceutical and biotechnology industries and contract research organizations ("CROs"). The Company also provides a broad range of pre- and post-FDA approval services designed to expedite new product approval and market acceptance. The Company has participated in clinical trials and enrolled patients in studies involving central nervous system, asthma and allergy, respiratory, oncology, endocrinology and women's health. The Company is negotiating the sale of its oncology sites to a potential purchaser in order to maximize stockholder value and focus on core therapeutic areas that have the highest historical values.

    Through the healthcare research organization division, the Company also designs and conducts customized economic and epidemiological research. The Company provides an environment for proactively collecting medical and economic data, thereby linking clinical with "real life" marketing considerations and quality cost-effective patient outcomes.

    The Company currently provides network management services through specialty care physician networks. These services include network development, medical management and managed care contracting. The Company also currently provides management expertise and services to managed care organizations. These services allow managed care organizations to provide efficient, cost-effective healthcare delivery while maintaining access to high-quality providers.

    The Company initially intended to link, and thereby leverage, its specialty and multi-specialty networks with its clinical trials site management and outcomes research business lines. However, the Company has not been able to achieve the synergy it had anticipated from the integration of the two lines of business and no longer considers the continued expansion of its network management division to be critical to the growth and success of the clinical trials site management operations. Moreover, the Company believes that the market does not fairly value the network management and clinical trials business lines on a combined basis and, accordingly, proposes to sell its network management division

                                     C-1-5
in order to increase stockholder value and provide resources to support growth in its clinical studies segment. The Company believes that divestiture of the network management division would permit increased focus on its clinical trials and research expansion. The Company may consider other strategic alternatives to increase stockholder value, including the possible sale or merger of the Company or its CSL subsidiary.

    The Company's two business lines are described in more detail below.

    CLINICAL RESEARCH

    The clinical research industry is driven by the need of the pharmaceutical and biotechnology companies to thoroughly test new drugs prior to commercialization in accordance with strict government regulations imposed by the FDA in the United States and various international authorities. Competitive and cost-containment pressures are forcing the pharmaceutical and biotechnology industries to become more efficient in developing new drugs. To improve returns on research and development investments, pharmaceutical and biotechnology companies ("Sponsors") are expanding their product pipelines and attempting to shorten the product development process. In response to similar pressures in the healthcare industry, many hospitals, physicians and other healthcare providers have added clinical research capabilities as an additional revenue source. Clinical research allows healthcare providers to extend their core competencies and leverage their direct access to patients. Sponsors have attempted to create efficiencies, control fixed costs and expand capacity by outsourcing certain drug development and clinical research activities to CROs and SMOs. Although the amount of clinical research that is outsourced varies by Sponsor, the Company believes that Sponsors will continue to increase the amount of outsourcing for a variety of reasons, including the ability to obtain temporary access to a particular therapeutic focus and expertise to develop products for many diseases.

    CLINICAL INVESTIGATIVE SITE MANAGEMENT SERVICES

    The Company provides clinical investigative site management services to 53 research facilities throughout the United States. The Company owns and centrally manages Phase I through Phase IV research facilities which provide a broad range of pre- and post-FDA approval services designed to expedite new product approval and market acceptance. The Company conducts clinical research in a wide variety of therapeutic areas, including central nervous system, asthma and allergy, respiratory, oncology, endocrinology and women's health. Services include project initiation (contracting, budgeting and regulatory approvals), program and trial design, project management, patient recruitment and data collection. The Company is able to provide pharmaceutical companies and CROs with access to patients and cost-effective organization of data collection. Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. A trial's success depends on the successful recruitment of patients to participate in and experienced physicians (and other medical professionals) to serve as investigators for the clinical trials. The Company has direct access to approximately 220 investigators through its 53 sites. The speed with which trials can be completed is also significantly affected by the rate at which patients who satisfy the requirements of the trial's protocol can be identified and enrolled.

    Clinical trials must be monitored for strict adherence to good clinical practices ("GCP"). The Company's training programs, standard operating procedures and quality assurance and control programs aid the clinical investigators and their staff in following GCP and the established protocols of the studies. The Company has adopted standard operating procedures that are intended to satisfy regulatory requirements and serve as a tool for controlling and enhancing the quality of the Company's nationwide clinical trial services.

                                     C-1-6

    PROVIDER NETWORK MANAGEMENT

    The Company currently provides network management services through single specialty provider networks for the benefit of managed care organizations. These services allow managed care organizations to provide efficient, cost-effective healthcare delivery while maintaining access to high-quality providers. The Company develops specialty care networks within which the affiliated physicians are responsible for providing all or a portion of specific healthcare services to a particular patient population.

    The Company provides such services as initiating and completing contract negotiations, claim adjudication processing, financial, quality assurance and utilization management reporting, credentialing, network management (such as provider relations and recruitment), financial management (which involves risk pool management) and providing payment arrangements for providers and shared member services with health plans. Currently, the Company does not share in any downside capitation risk. Its network specialties include allergy, chiropractic, dermatology, gastroenterology, podiatry, pulmonary, physical therapy and urology. Because the Company believes that the market does not fairly value its network management assets, it plans to divest itself of this division. The Company has hired Shattuck Hammond Partners to assist it in identifying potential buyers for the network management division. There can be no assurances, however, that the Company will be able to find a willing buyer for its network management division or that any such buyer will pay a price that reflects what the Company believes to be the division's fair value.

    DIVESTITURES

    In connection with its repositioning and as part of its strategic plan, during 1998, 1999 and the first quarter of 2000 the Company terminated substantially all of its individual and group physician practice management arrangements and divested itself of related assets for an aggregate sale price of $19.7 million. This aggregate sale price reflects its retention of certain accounts receivable and payment by it of $6.8 million in connection with the termination of certain of its employed physicians. In addition, the Company sold and divested itself of its ancillary medical service businesses such as diagnostic imaging, radiation therapy, lithotripsy services and infusion therapy and its real estate services for an aggregate sale price of $64 million. This aggregate sale price includes $10 million of retained accounts receivable from the imaging division.

    Since the end of the fiscal year, the Company has sold an undeveloped tract of land in Sarasota, Florida for $1.8 million. The net proceeds of this sale were used to pay down the Company's credit facility. The Company has entered into an agreement to sell its 21 oncology sites for $2.5 million. The Company plans to use the proceeds from the sale of the oncology sites to pay down its credit facility (see Note 20--Subsequent Events). In addition, the Company plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a willing buyer or buyers for its assets held for sale or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.

    Revenues for the assets held for sale segment (including real estate operations for 1999) were 5.9%, 49.6%, and 53.4% of total revenues for the years ended January 31, 2001, 2000, and 1999, respectively.

    POTENTIAL LIABILITY AND INSURANCE

    The Company is subject to medical malpractice, personal injury and other liability claims related to the operation of its clinical studies business, healthcare facilities and provision of other healthcare services.

                                     C-1-7

    Clinical trials involve the testing of approved and non-approved drugs on human beings. This testing carries with it a significant risk of liability for personal injury or death to participants resulting from an adverse reaction to, or improper administration of, the trial drug. Many clinical trial participants are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in the trial. The Company contracts on behalf of Sponsors with physicians who render professional services, including administering the drugs being tested, to participants in these trials. Company personnel and subcontractors also render professional services to participants in trials and are materially involved in the patient treatment process. Consequently, the Company may be subject to claims in the event of personal injury or death of persons participating in clinical trials and arising from professional malpractice of physicians with whom it has contracted and its own employees.

    The Company believes that the risk of liability associated with clinical trials is mitigated by various regulatory requirements, including the role of independent review boards ("IRBs"). An IRB is an independent committee that includes medical and non-medical personnel and is obligated to protect the interests of patients enrolled in the trials. The FDA requires each human clinical trial to be reviewed and approved by the IRB at each research site. After the trial begins, the IRB monitors the protocol and the measures designed to protect patients, such as the requirement to obtain informed consent. In addition, regulations governing the conduct of clinical trials and the protection of human subjects place responsibility for proper study conduct and subject protection directly on the principal investigator at each location where a study is performed.

    The Company maintains liability and medical professional insurance policies with such coverage and deductibles as are deemed appropriate by management, based upon historical claims, industry standards and the nature and risks of its business. There can be no assurance that a future claim will not exceed available insurance coverage or that such coverage will continue to be available for the same scope of coverage at reasonable premium rates. Any substantial increase in the cost of such insurance or the unavailability of any such coverage could have a material adverse effect on the Company's business.

    GOVERNMENT REGULATION

    The clinical investigation of new drugs is highly regulated by government agencies to ensure the products are safe and effective before broad public use. Before a new drug may be approved and marketed, the drug must undergo extensive testing and regulatory review in order to determine that the drug is safe and effective. The standard for the conduct of clinical research and development studies comprises GCP, which stipulates procedures designed to ensure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of clinical subjects. While GCP has not been formally adopted by the FDA, or, with certain exceptions, by similar regulatory authorities in other countries, some provisions of GCP have been included in regulations adopted by the FDA. Furthermore, in practice, the FDA and many other regulatory authorities require that study results submitted to such authorities be based on studies conducted in accordance with GCP.

    The clinical investigative site management services provided by the Company are ultimately subject to FDA regulation in the United States. The Company is obligated to comply with FDA requirements governing such activities as obtaining patient informed consents, verifying qualifications of investigators, reporting patients adverse reactions to drugs and maintaining thorough and accurate records. The Company must maintain documents for each study for specified periods, and the study sponsor and the FDA during audits may review such documents. If FDA audits indicate that the Company has failed to adequately comply with federal regulations and guidelines, it could have a material adverse effect on the Company's results of operations, financial condition and reputation. In addition, non-compliance with GCP can result in the disqualification of data collected during a clinical trial.

                                     C-1-8

EMPLOYEES

    As of June 4, 2001, the Company employed approximately 450 persons, nearly all of whom were full-time employees. The Company believes that its labor relations are good.

ITEM 2. PROPERTIES

    The Company leases approximately 19,000 square feet of space in Providence, Rhode Island where the Company's headquarters are located. The lease commenced in 1997 and expires in 2004.

    The Company also leases 19 clinical research sites in 10 states, 1 network management site and 1 healthcare research site.

    These sites are listed below:

                                                              SIZE       LEASE
                                                            (SQUARE    EXPIRATION
LOCATION                                                     FEET)        DATE
--------                                                    --------   ----------
Ft. Myers, FL.............................................   11,852       2008
1st St., Ft. Lauderdale, FL...............................    5,230       2005
Broward Blvd., Ft. Lauderdale, FL.........................   10,256       2005
Boynton Beach, FL.........................................    6,147       2008
Palm Beach Gardens, FL....................................   14,991       2008
Tampa, FL.................................................    2,292       2002
Sarasota, FL..............................................    8,456       2005
St. Petersburg, FL........................................   13,100       2002
Eau Gallie Blvd., Melbourne, FL...........................    4,847       2005
Atlanta, GA...............................................    6,726       2004
Normal, IL................................................    4,096       2002
Peoria, IL................................................    1,850       2001
Yarmouth, MA..............................................    3,140       2005
Dartmouth, MA.............................................    6,809       2003
Waltham, MA...............................................   11,357       2005
Charlotte, NC.............................................    3,776       2002
Las Vegas, NV.............................................    3,000       2002
Philadelphia, PA..........................................    6,267       2004
Pittsburgh, PA............................................    3,622       2004
East Providence, RI.......................................    9,600       2004
Falls Church, VA..........................................    8,413       2005

    In addition, the Company leases 5 other locations relating to businesses that have been sold.

ITEM 3. LEGAL PROCEEDINGS

    The Company is subject to legal proceedings in the ordinary course of its business. The Company does not believe that any such legal proceeding, either singly or in the aggregate, will have a material adverse effect on the Company although there can be no assurance to this effect.

    As described above under Part I, Item 1, Business, the Company and its wholly owned subsidiaries emerged from bankruptcy proceedings under Chapter 11 on September 21, 2000.

    In connection with a May 1997 joint venture partnership (the "Joint Venture") between the Company and Tenet Healthsystem Hospitals, Inc. ("Tenet") to own and operate an ambulatory surgical center and diagnostic radiology facility in Florida, Tenet filed suit against the Company on September 23, 1999 in the Palm Beach County Circuit Court (Florida) for (1) rescission of the Joint

                                     C-1-9

Venture agreement and (2) damages of approximately $2.0 million for breach of contract, breach of fiduciary duty, and breach of good faith and fair dealing (the "Tenet Suit"). The Tenet Suit chiefly alleges that the Company engaged in self-dealing to the detriment of Tenet and failed to meet its obligations under the Joint Venture agreement, such obligations relating principally to certain financial commitments concerning the Joint Venture. This litigation has been stayed to allow the parties to negotiate an unwinding of the Joint Venture and review the potential for a negotiated settlement. There has been no activity by Tenet with respect to the Tenet Suit since March 29, 2000 when Tenet sent a letter to the Company regarding a possible settlement, which was rejected by the Company. If the parties are unable to reach agreement, the Company intends to file counterclaims against Tenet and defend the case.

    The Company received a demand for and notice of intention for arbitration from Ray-X Medical Imaging Center ("Ray-X") in early 2000. The matter remained dormant until Ray-X reiterated the demand in the Fall of 2000. The demand seeks arbitration of a dispute arising from a purchase agreement executed by the parties in December 1997. The thrust of the claims appears to be that the Company misrepresented the value of ICSL shares used to purchase assets from Ray-X and/or negligently managed the acquired entity once the transaction was complete. The Company believes that these allegations are unwarranted and plans to defend the matter vigorously. Arbitration proceedings have commenced and initial discovery has been exchanged.

    On May 12, 2000 ICSL filed suit against Pharmaceutical Research Associates, Inc. ("PRA") and International Medical Technical Consultants, Inc. ("IMTC") in the Rhode Island Superior Court (C.A. No. 00-2478). The Company alleged breach of contract and fraud arising out of the purchase of a company known as The Crucible Group. ICSL seeks approximately $500,000 in damages. On October 27, 2000 PRA and IMTC filed an answer and counterclaim in that action, seeking approximately $400,000 in damages arising from The Crucible Group transaction. The Company is exploring settlement options with PRA and IMTC. If the Company is not able to settle this matter satisfactorily, it intends to pursue its claim and defend the counterclaim.

    On February 20, 2001, Peter J. Almeroth, the Bond Opportunity Fund II, LLC and Steven L. Gidumal (collectively, the "Plaintiffs") filed an adversary proceeding (C.A. No. A-01-115) against the Company, PBG Medical Mall MOB 1 Properties, Ltd., EQSF Advisors, Inc., 3801 PGA Investors, Ltd., Third Avenue Trust, Third Avenue Value Fund Series, Aggressive Conservative Investment Fund, L.P. and The Chase Manhattan Bank N.A. (the "Adversary Proceeding") in the United States Bankruptcy Court for the District of Delaware seeking to revoke the order of confirmation (the "Confirmation Order") of the Prepackaged Plan. The Plaintiffs allege that the Confirmation Order was procured by means of fraud based on alleged concealment of significant actual or potential conflicts of interest and misrepresentations. The Company has filed a motion to dismiss this action and awaits a ruling on the matter. The Company believes that the allegations contained in the Adversary Proceeding are without merit and intends to continue to defend the case vigorously.

    In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case No. CL01 1898AF) seeking damages of approximately $2.3 million for breach of lease for the premises located in Jupiter, Florida. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

    In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages of approximately $1.3 million for breach of lease for the premises located in Palm Bay, Florida. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

                                     C-1-10

    In March 2001, Biltmore Investors Limited Partnership filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of approximately $1.3 million for breach of lease for the premises located in Phoenix, Arizona. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

    In conjunction with a physician practice management agreement with a physician practice in Florida, the Company has filed suit against the practice to enforce the guarantees executed in connection with the management agreement. The practice has filed a counterclaim alleging fraudulent inducement and illegality of the management agreement. The Company currently is in settlement negotiations with respect to this matter. If the Company is not successful in obtaining a satisfactory negotiated settlement, it intends to vigorously prosecute the case and defend the counterclaim.

    In July 2001, Marvin Stein, M.D. filed a complaint against the Company, PhyMatrix Corp., PhyMatrix Urology Network, inc. and Physicians Consultant and Management Corporation in the Circuit Court, Palm Beach County, Florida (Case No. CA '01-06945AH). The suit alleges breach of a November 1997 stock purchase agreement pursuant to which the Company purchased Urology Consultants of South Florida, Inc. The complaint also alleges breach of other related agreements. The complaint seeks an unspecified amount of damages. The Company currently is in settlement negotiations with Dr. Stein. Should these negotiations fail to result in an acceptable settlement, the Company intends to defend the case vigorously and to assert counterclaims against Dr. Stein.

    There are no other material legal proceedings pending or, to the knowledge of management threatened against the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There has been no annual meeting of the Company's stockholders held for the year ended January 31, 2001. The members of the Board of Directors were established upon confirmation of the Prepackaged Plan and shall serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. No matters were submitted to the stockholders of the Company in the fourth quarter of fiscal year 2001.

                                    PART II

ITEM 5. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Old Common Stock was traded on the Nasdaq Stock Market ("NASDAQ") under the symbol ICSL until December 8, 1999 at which time it was delisted. The Company's New Common Stock traded on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol ICSN.OB until July 2001, when it was delisted due to the Company's failure to timely file its annual and quarterly reports with the SEC. The Company's Common Stock is now traded only through the "pink sheets". The following table sets forth the range of high and low closing prices per share of the New Common Stock for the periods indicated, as reported on the OTC Bulletin Board.

2001                                                          HIGH           LOW
----                                                        --------       --------
Third Quarter.............................................   2.375(a)       1.0625(a)
Fourth Quarter............................................   .5312           .5312

------------------------

(a) Upon confirmation of the Company's Prepackaged Plan on September 21, 2000, the Company's Old Common Stock was canceled and shares of New Common Stock were issued in lieu thereof on the basis of 1 share of New Common Stock for 31 shares of Old Common Stock. The prices set forth for the Third Quarter of fiscal year 2001 reflect trading in the New Common Stock for the 17 trading days in that quarter for which information is available.

                                     C-1-11

    On June 28, 2001, the last reported sales price for the New Common Stock was $0.32. On June 28, 2001, there were 158 record holders for the New Common Stock.

    The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The declaration of dividends is currently restricted, in certain circumstances, by the Company's revolving line of credit agreement, and it is anticipated that other loan agreements the Company may enter into in the future will also contain restrictions on the payment of dividends by the Company.

ITEM 6. SELECTED FINANCIAL DATA

    The following selected historical financial data was derived from the Company's Financial Statements, which have been audited by independent accountants, Arthur Andersen LLP for fiscal year ended January 31, 2001 and PricewaterhouseCoopers LLP for fiscal years ended January 31, 1997 through 2000. During October 1997, a subsidiary of the Company merged with CSL in a business combination that was accounted for as a pooling of interests. Accordingly, the financial statements for all periods prior to the effective date of the merger have been restated to include CSL. In addition, fresh-start accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the following selected financial data for the period ending January 31, 2001 is not comparable in certain material respects to such financial data from any prior period, because the financial data as of January 31, 2001 is of a reorganized company. The data presented below should be read in conjunction with the Company's Consolidated Financial

                                     C-1-12

Statements and the Notes thereto, included elsewhere in this Annual Report on Form 10-K. The amounts below are in thousands except per share data.

                                                                PREDECESSOR COMPANY
                                            ------------------------------------------------------------     SUCCESSOR
                                                               YEAR ENDED JANUARY 31,                         COMPANY
                                            ------------------------------------------------------------   --------------
                                                                                          33 WEEKS ENDED   19 WEEKS ENDED
                                                                                          SEPTEMBER 20,     JANUARY 31,
                                              1997       1998       1999        2000           2000             2001
                                            --------   --------   ---------   ---------   --------------   --------------
STATEMENT OF OPERATIONS DATA:
Net revenues from services................  $ 98,765   $155,946   $ 179,472   $ 125,865     $  27,560         $ 12,511
Net revenues from management service
  agreements..............................    47,942     94,134     103,112      59,996        38,195           16,407
Net revenues from real estate services....    19,049     31,099       8,694         423            --               --
    Total revenue.........................   165,756    281,179     291,278     186,284        65,755           28,918
OPERATING EXPENSES:
Salaries, wages and benefits..............    58,351     88,221      94,710      61,924        18,712            6,371
Depreciation and amortization.............     7,382     10,800      14,786      11,699         1,893            1,680
Rent Expense..............................     8,519     16,649      20,671      15,279         4,049            1,066
Gain (loss) on sale of assets.............      (262)    (1,891)     (5,414)         11            --               --
Provision for write-down of notes
  receivable..............................        --         --       2,674      13,840            --               --
Merger and other noncontinuing expenses
  related to CSL..........................     1,929     11,057          --          --            --               --
Goodwill impairment write-down............        --         --       9,093      36,046            --           26,908
Nonrecurring expenses.....................        --         --      10,465       1,723         9,091                0
Other (primarily capitation expenses).....    66,694    132,177     181,813     156,969        53,196           20,268
Income (loss) from operations.............    23,143     24,166     (37,520)   (111,207)      (21,186)         (27,375)
Interest expense, net.....................     1,726      4,775       8,005      10,220        (4,616)              54
(Income) from investments in affiliates...      (709)      (731)         --         (46)           --               --
Net Income (loss) before taxes and
  extraordinary item......................    22,126     20,122     (45,525)   (121,381)      (26,468)         (27,429)
Income tax expense (benefit)..............     6,836      9,823     (11,549)        194         1,456               --
Net income (loss) before extraordinary
  item....................................    15,290     10,299     (33,976)   (121,381)      (27,924)         (27,429)
Extraordinary item, net of tax of $0......        --         --      96,784      49,632      (100,000)              --
  Net income (loss).......................  $ 15,290   $ 10,299   $(130,760)  $(171,207)    $  72,076         $(27,429)

NET INCOME (LOSS) PER SHARE-BASIC:
Income (loss) before extraordinary item...  $   0.56   $   0.35   $   (1.02)  $   (3.45)            *         $  (2.29)
Extraordinary item, net of tax of $0......  $     --   $     --   $   (2.89)  $   (1.41)            *         $   0.00
Net income (loss).........................  $   0.56   $   0.35   $   (3.91)  $   (4.86)            *         $  (2.29)
NET INCOME (LOSS) PER SHARE-DILUTED:
Income (loss) before extraordinary item...  $   0.55   $   0.35   $   (1.02)  $   (3.45)            *         $  (2.29)
Extraordinary item, net of tax of $0......  $     --   $     --   $   (2.89)  $   (1.41)            *         $   0.00
Net income (loss).........................  $   0.55   $   0.35   $   (3.91)  $   (4.86)            *         $  (2.29)
PRO FORMA INFORMATION (UNAUDITED)(1)
Adjustment to income tax expense..........  $  1,293   $    624   $      --   $      --             *         $     --
Net Income................................    13,997      9,675   $      --   $      --             *         $     --
Net income (loss) per share-basic.........  $   0.51   $   0.33   $      --   $      --             *         $     --
Net income (loss) per share-diluted.......  $   0.51   $   0.33   $      --   $      --             *         $     --
Weighted average shares
  outstanding-basic.......................    27,295     26,690      33,401      35,235             *           11,999
Weighted average shares
  outstanding-diluted.....................    27,682     30,229      33,401      35,235             *           11,999
BALANCE SHEET DATA:
Working capital...........................  $111,811   $ 86,390   $ 111,185   $ (92,716)            *         $ (8,675)
Accounts receivable, net..................    41,744     57,252      15,276      16,193             *           11,891
Total assets..............................   313,310    378,160     252,851      87,311             *           58,180
Total debt................................   118,830    134,359     117,657     115,952             *           10,459
Stockholders' equity......................   153,780    212,035     105,900     (66,722)            *           22,648

------------------------------

(1) The pro forma net income and net income per share information reflect the effect on historical results (prior to the merger with CSL) as if CSL had been a C corporation rather than an S corporation and had paid income taxes.

*   EPS for Predecessor Company is not meaningful.

                                     C-1-13

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    INTRODUCTION

    As discussed more fully above (see Part I, Item 1), until recently, the Company had been an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties. In August 1998, the Company announced that it planned to change this business model. In connection with this planned change in its business model and in order to position the Company for future growth, the Company effected a recapitalization through Chapter 11 of the Bankruptcy Code. (See "Business--The Recapitalization"). The Company is focusing its operations on pharmaceutical services, including investigative site management, clinical and outcomes research and disease management.

    ACCOUNTING TREATMENT

    FRESH-START ACCOUNTING

    As discussed above (See "Business--Recapitalization"), the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the accompanying consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a 5 year period. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital.

    The significant consummation and fresh start reporting adjustments (excluding the write-off of the Old Common Stock) resulted in a charge of $666,000. (See Note 3) This charge is presented as "Reorganization items" pursuant to adoption of fresh-start reporting in the consolidated statement of operations for the 33-week period ended September 20, 2000.

    The fresh-start reporting reorganization equity value was primarily derived from a discounted cash flow analysis of our business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment.

    The determination of equity value was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis. The enterprise value was developed by an independent financial advisor for purposes of preparing the Company's Disclosure Statement, which was distributed

                                     C-1-14
to Debentureholders and filed in the Bankruptcy Court on July 14, 2000. In developing the determination of the initial equity value, the financial advisor used various assumptions and estimates, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. As a result, the initial equity value was assumed to be in the range of $65 to $95 million. For purposes of the Disclosure Statement, the Company determined that an equity value of $80 million represented a reasonable estimate of the reorganized Company for purposes of determining distributable equity value to the creditors.

    Subsequent to the distribution of the Disclosure Statement and prior to the Effective Date, a number of events occurred which impacted the determination of equity value under fresh-start reporting, including but not limited to, the initial trading prices of the New Common Stock, lack of liquidity of Company stock and information regarding the Company's third quarter performance. The Company employed a similar valuation method to that utilized by its independent financial advisor in the Disclosure Statement under fresh-start reporting to determine its equity value and arrived at the revised equity value of $50 million as of the Effective Date. The changes in assumptions used to calculate the revised reorganization value were primarily a reduction in assumed growth and an increase in the discount rate.

    The reorganization equity value of $50 million as of the Effective Date was more than the market value of its assets at September 20, 2000, which was approximately $38.0 million. Management believes that the Debentureholders accepted the Prepackaged Plan and the corresponding reorganization value, despite the inherent future business risks, primarily because the Company's reorganization value exceeded its liquidation value and the Debentureholders believed that it was in the Company's best interest to emerge from bankruptcy at that time. In accordance with the purchase method of accounting, the excess of the reorganization value over revalued net assets was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

    The reorganization equity value of $50 million as of the Effective Date was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described above. Accordingly, the Company concluded that the reorganized value in excess of the revalued net assets was partially impaired and recorded a write-down of $26.9 million for the 19 weeks ended January 31, 2001.

    The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including but not limited to those with respect to the future course of the Company's business activity.

    OTHER ACCOUNTING CONSIDERATIONS

    The terms of the Company's relationships with its remaining affiliated physicians are set forth in various asset and stock purchase agreements, management services agreements and employment and consulting agreements. Through the asset and/or stock purchase agreement, the Company acquired the equipment, furniture, fixtures, supplies and, in certain instances, service agreements, of a physician practice at the fair market value of the assets. The accounts receivable typically were purchased at the net realizable value. The purchase price of the practice generally consisted of cash, notes and/or Common Stock of the Company and the assumption of certain debt, leases and other contracts

                                     C-1-15
necessary for the operation of the practice. The management services or employment agreements delineate the responsibilities and obligations of each party.

    Net revenues from services is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods, as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends, and other relevant factors. Included in net revenues from services are revenues from the diagnostic imaging centers in New York, which the Company operated pursuant to Administrative Service Agreements. These revenues are reported net of payments to physicians. The Company sold these diagnostic imaging centers in September 1999.

    RESULTS OF OPERATIONS

    Notwithstanding the recapitalization, the Company has continued to experience losses and negative cash flows from operations. The rate at which the Company has lost money, however, has diminished significantly. Losses in fiscal year 2000 were $73.8 million (excluding extraordinary items, goodwill impairment write-down and depreciation and amortization) as compared to $24.9 million (excluding extraordinary items, goodwill impairment write-down and depreciation and amortization) in fiscal year 2001. Nevertheless, continued losses and negative cash flows raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from this uncertainty.

    The following table shows the percentage of net revenue represented by various expense categories reflected in the Consolidated Statements of Operations. The information that follows should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein. Despite the change in accounting basis as a result of fresh-start accounting adopted by the Company on September 20, 2000, the Company, for the purpose of this management discussion

                                     C-1-16
and analysis has combined the results of operations for the 33 weeks ended September 20, 2000 with the 19 weeks ended January 31, 2001.

                                                     2001           2000           1999
                                                   --------       --------       --------
Net Revenues.....................................    100.0%        100.0%          100.0%
Salaries, wages and benefits.....................     26.5%         33.2%           32.5%
Professional Fees................................     12.0%         13.0%            4.0%
Utilities........................................      2.0%          2.0%            2.0%
Depreciation and amortization....................      3.8%          6.3%            5.1%
Rent expense.....................................      5.4%          8.2%            7.1%
Provision for bad debts..........................      1.2%          3.5%            2.9%
Loss (gain) on sale of assets....................      0.0%          0.0%           (1.8)%
Provision for write-down of notes receivable.....      0.0%          7.4%            0.9%
Merger and other non-continuing expenses related
  to CSL.........................................      0.0%          0.0%            0.0%
Goodwill impairment write-down...................     25.3%         19.4%            3.1%
Nonrecurring expenses............................      9.6%          0.9%            3.6%
Other (primarily capitation expense).............     62.3%         65.8%           53.5%
  Total operating costs and administrative
    expenses.....................................    148.1%        159.7%          112.9%
Interest expense, net............................      4.8%          5.5%            2.7%
(Income) from investment in affiliate............      0.0%          0.0%            0.0%
Reorganization items.............................      0.7%           --              --
Loss before taxes and extraordinary item.........    (53.6)%       (65.2)%         (15.6)%
Income tax expense (benefit).....................      1.5%          0.1%           (4.0)%
Loss before extraordinary item...................    (55.1)%       (65.3)%         (11.6)%
Extraordinary item, net of tax...................   (105.6)%        26.6%           33.2%
Net income (loss)................................     50.5%        (91.9)%         (44.8)%

    THE YEAR ENDED JANUARY 31, 2001 COMPARED TO THE YEAR ENDED JANUARY 31, 2000

    The following discussion reviews the results of operations for the year ended January 31, 2001 ("2001") compared to the year ended January 31, 2000 ("2000"). As previously noted, despite the change in accounting basis as a result of fresh-start accounting adopted by the Company on September 20, 2000, the Company, for the purpose of this management discussion and analysis, has combined the results of operations for the 33 weeks ended September 20, 2000 with the 19 weeks ended January 31, 2001.

    REVENUES

    The Company currently derives revenues primarily from the following segments: provider network management, site management organizations, and assets held for sale. Revenues from provider network management are derived from management services to MSOs and administrative services to health plans which include reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services. Revenues from site management organizations are derived primarily from services provided to pharmaceutical companies for clinical trials. Revenues from assets held for sale were derived primarily from providing the following services: physician practice management, diagnostic imaging, radiation therapy, home healthcare, infusion therapy, real estate services and lithotripsy.

    Net revenues during 2001 were $94.7 million, and included $54.6 million or 57.7% attributable to provider network management; $34.1 million or 36% related to site management organizations, and $5.6 million or 5.9% attributable to assets held for sale.

                                     C-1-17

    Net revenues during 2000 were $186.3 million and included $60.0 million or 32.2% attributable to provider network management, $33.8 million or 18.2% related to site management organizations, and $92.5 million or 49.6% was attributable to assets held for sale.

    The Company's net revenues from provider network management services decreased by $5.4 million from $60.0 million for 2000 to $54.6 million for 2001. The decrease is attributable to the termination of unprofitable practice management agreements and management services agreements. The Company's net revenues from site management organizations decreased by $0.3 million from $33.8 million for 2000 to $34.1 million for 2001. This decrease was due to the reduction in the number of owned sites, which were either converted to staffed sites or closed. The Company's net revenues from assets held for sale decreased by $86.9 million from $92.5 million for 2000 to $5.6 million for 2001, primarily attributable to the asset divestitures, including the sale of the real estate service operations.

    EXPENSES

    The Company's salaries, wages and benefits decreased by $36.8 million from $61.9 million or 33.2% of net revenues during 2000 to $25.1 million or 26.5% of net revenues in 2001. The decrease in dollars is primarily attributable to the reductions in personnel in conjunction with the asset divestitures and to the cost savings initiative, which include the reduction of headcount in general corporate and network management operations that was initiated in the third quarter of 2000.

    The Company's depreciation and amortization expense decreased by $8.1 million from $11.7 million in 2000 or 6.3% of net revenues to $3.6 million or 3.8% of net revenues in 2001. The decrease in dollars is due to assets sold during the year and the decrease in percentage is due to the impact of prior year goodwill impairment write-downs.

    The Company's rent expense decreased by $10.2 million from $15.3 million or 8.2% of net revenues during 2000 to $5.1 million or 5.4% of net revenues during 2001. The dollar decrease is primarily a result of the asset divestitures and consolidation of administrative offices.

    The Company's provision for bad debt decreased by $5.3 million from $6.5 million or 3.5% of net revenues during 2000 to $1.2 million or 1.2% of net revenues during 2001. The decrease as a percentage of revenues is primarily the result of write-offs attributable to the businesses held for sale in 2000.

    The Company's nonrecurring expenses of $1.7 million in 2000 represents additional severance costs in conjunction with the sale of assets and the repositioning of the Company. The Company's nonrecurring expenses of $9.1 million in 2001 includes a $3.1 million restructuring charge, a $3.0 million valuation reserve to recognize the decline in market value of assets held for sale, and $3.0 million in lease commitments that are below market value and which relate to closed sites.

    The Company's provision for the write-down on notes receivable of $13.8 million in 2000 represents the write-down to estimated net realizable value of several notes receivable that were collateralized by shares of Old Common Stock of the Company. The $13.8 million provision in 2000 also includes the write-off of the $10.9 million note guaranteed by Mr. Gosman due to the probable insufficiency of the collateral securing the note and the guarantee. Other notes were written off due to negotiations with the debtors to reduce their notes in exchange for concessions, which the Company received in regards to potential liabilities of the Company.

    For 2001, the Company wrote down $26.9 million of goodwill due to integration and valuation issues related to its network management business line. For 2000, the Company wrote down $36.1 million of goodwill due to the closure of certain unprofitable operations, both in clinical studies and network management, and the impairment of the assets of several sites. Each write-down was in accordance with FAS 121, which requires the reduction of goodwill and other long-term assets when

                                     C-1-18
anticipated future cash flows are insufficient to cover the asset recorded on the books from ongoing operations.

    The Company's other expenses (which includes capitation expenses) decreased by $64.5 million from $123.5 million or 66.3% of net revenues during 2000 to $59.0 million or 62.3% of net revenues during 2001. The decrease in other expenses is due to asset divestitures and repositioning the Company in 2000, and reflects a reduction in capitation expenses, reserves established for settlement of litigation, the write-down of assets held for sale and legal fees relative to asset sales.

    The Company's extraordinary gain of $100 million during 2001 arose from the cancellation of the Debentures. The Company's extraordinary loss of $49.6 million (net of tax of $0) during 2000 represents the charge resulting from divestitures or disposals that had occurred subsequent to August 1998 as well as the write-down of the assets of the businesses being held for sale at January 31, 1999 and 2000, respectively. The carrying value of the assets of these businesses was written down to their estimated net realizable value (less costs to sell).

    The Company's loss prior to income taxes and extraordinary item during 2000 was $121.4 million compared to $53.9 million in 2001. The improvement in operating results during 2001 is due to several factors including: (i) the dispositions of certain businesses (the assets held for sale segment, including the real estate service operation, generated a total pretax loss of $20.9 million during 2000 compared to pretax loss of $.2 million during 2001);
(ii) significant expenses incurred in 2000 associated with repositioning and building infrastructure to expand and integrate its provided network management and pharmaceutical services (site management organizations) (combined these businesses generated a pre-tax loss, prior to non-recurring charges, of $58.6 million in 2000 compared to a pre-tax loss, prior to non-recurring charges of $2.4 million in 2001); and (iii) the $26.9 million write-off of goodwill in 2001 related to the impairment of the reorganization value as compared to the $36.1 million write-off of goodwill in 2000 due to the closure of certain unprofitable operations as described above.

    The Company's income tax expense (benefit) increased by $1.3 million from $0.2 million (prior to extraordinary item) during 2000 to $1.5 million during 2001. The $1.5 million for 2001 represents an assessment of tax for previous years, and is currently being reviewed. The Company believes that because of the large net operating loss for the years ended January 31, 2001 and 2000 and the anticipated losses due to the restructuring of the Company, the Company may not be able to fully utilize all its net operating losses.

    THE YEAR ENDED JANUARY 31, 2000 COMPARED TO THE YEAR ENDED JANUARY 31, 1999

    The following discussion reviews the results of operations for the year ended January 31, 2000 ("2000") compared to the year ended January 31, 1999 ("1999").

    REVENUES

    During 2000 and 1999, the Company derived revenues primarily from the following segments: provider network management, site management organizations and assets held for sale. Revenues from provider network management were derived from management services to MSOs and administrative services to health plans which include reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services. Revenues from site management organizations were derived primarily from services provided to pharmaceutical companies for clinical trials. Revenues from assets held for sale were derived primarily from providing the following services: physician practice management, diagnostic imaging, radiation therapy, home healthcare, infusion therapy, real estate services and lithotripsy.

                                     C-1-19

    Net revenues during 2000 were $186.3 million and included $60.0 million or 32.2% attributable to provider network management; $33.8 million or 18.2% related to site management organizations, and $92.5 million or 49.6% attributable to assets held for sale.

    Net revenues during 1999 were $291.3 million and included $93.5 million or 32.1% attributable to provider network management; $33.7 million or 11.6% related to site management organizations, and $164.1 million or 56.3% attributable to assets held for sale, including real estate services.

    The Company's net revenues from provider network management services decreased by $33.5 million from $93.5 million for 1999 to $60.0 million for 2000. The majority of the decrease is attributable to the termination of an unprofitable practice management agreement and the remaining decrease is the result of restructuring a number of payor contracts. The Company's net revenues from site management organizations increased by $0.1 million from $33.7 million for 1999 to $33.8 million for 2000. The Company's net revenues from assets held for sale decreased by $71.6 million from $164.1 million for 1999 to $92.5 million for 2000, primarily attributable to the asset divestitures, including the sale of the real estate service operations.

    EXPENSES

    The Company's salaries, wages and benefits decreased by $32.8 million from $94.7 million or 32.5% of net revenues during 1999 to $61.9 million or 33.2% of net revenues in 2000. The decrease in dollars is primarily attributable to the reductions in personnel in conjunction with the asset divestitures and to the cost savings initiative, which include the reduction of headcount in the network management operation that was initiated in the third quarter.

    The Company's supplies expense decreased by $21.0 million from $60.0 million or 20.6% of net revenues during 1999 compared to $39.0 million or 20.9% of net revenues during 2000. The decrease in supplies expense is a result of the asset divestitures.

    The Company's depreciation and amortization expense decreased by $3.1 million from $14.8 million in 1999 or 5.1% of net revenues to $11.7 million or 6.3% of net revenues in 2000. The decrease in dollars is due to assets sold during the year and the increase in percentage is due to the reduction in income due to asset sales.

    The Company's rent expense decreased by $5.4 million from $20.7 million or 7.1% of net revenues during 1999 to $15.3 million or 8.2% of net revenues during 2000. The dollar decrease is primarily a result of the asset divestitures.

    The Company's provision for bad debt decreased by $1.9 million from $8.4 million or 2.9% of net revenues during 1999 to $6.5 million or 3.5% of net revenues during 2000. The increase as a percentage of revenues is primarily attributable to the additional provision required on the businesses held for sale.

    The Company's gain on sale of assets of $5.4 million during 1999 represented gains from the sale of real estate of approximately $4.5 million during July 1998 and from the sale of a radiation therapy center of approximately
$0.9 million during February 1998.

    The Company's nonrecurring charge of $10.5 million during 1999 represents the charge resulting from the termination of several physician management and employment agreements prior to the Company's decision in August 1998 to restructure as well as write-off the remaining investment in an ambulatory surgery center. The Company's nonrecurring charge of $1.7 million in 2000 represents additional severance costs in conjunction with the sale of assets and the repositioning of the Company.

    The Company's provision for the write-down on notes receivable of $13.8 million and $2.7 million in 2000 and 1999, respectively, represents the write-down of several notes receivable that were collateralized by shares of Old Common Stock of the Company to their net realizable value. The

                                     C-1-20

$13.8 million provision in 2000 also includes the write-off of the $10.9 million note guaranteed by Mr. Gosman due to the probable insufficiency of the collateral securing the note and the guarantee. Other notes were written off due to negotiations with the debtors to reduce their notes in exchange for concessions the Company received with respect to potential liabilities of the Company.

    The Company's goodwill impairment write-down of $9.1 during 1999 represents the write-down of the remaining goodwill of the real estate services segment. The asset of goodwill was determined to have been impaired because of the Company's decision to significantly downsize the real estate segment and the inability to generate future operating income without substantial revenue growth, which was determined to be uncertain. Moreover, anticipated future cash flows of the real estate segment indicated at that time that the recoverability of the asset was not likely. For 2000, the Company wrote down $36.1 million of goodwill due to the closure of certain unprofitable operations, both in clinical studies and network management, and the impairment of the assets of several sites as a result of SFAS 121, which requires the reduction of goodwill when anticipated future cash flows are insufficient to cover the goodwill recorded on the books for ongoing operations.

    The Company's other expenses which includes professional fees and utilities decreased by $1.8 million from $113.3 million or 38.9% of net revenues during 1999 to $111.5 million or 59.9% of net revenues during 2000. The dollar decrease in other expenses is due to the reduction in capitation expenses, which decrease corresponds to the decrease in revenues in the network management segment of the business. Offsetting this decrease in capitation expenses is an increase in other expenses such as, reserves established for settlement of litigation, increased legal fees relative to asset sales, and additional write-downs on assets held for sale.

    The Company's extraordinary item of $96.8 million (net of tax of $0) during 1999 and $49.6 (net of tax of $0) during 2000 represents the charge resulting from divestitures or disposals that had occurred subsequent to August 1998 as well as the write-down of the assets of the businesses being held for sale. The carrying value of the assets of these businesses was written down to their estimated net realizable value (less costs to sell).

    The Company's loss prior to income taxes and extraordinary item during 1999 was $45.5 million compared to $121.4 million in 2000. The deterioration of income during 2000 is primarily due to several factors including: (i) the deterioration of the operating results of certain of the businesses divested or to be divested (the assets held for sale segment, including the real estate service operation, generated a total pretax loss of $19.9 million during 2000 compared to pretax loss of $8.0 million during 1999), (ii) costs incurred in repositioning the Company and building infrastructure to expand and integrate the Company's two primary business lines: provider network management and pharmaceutical services (site management organizations) (combined these businesses generated a pretax loss, excluding nonrecurring charges and goodwill write-down, of $22.5 million during 2000, compared to pretax loss of $9.6 million in 1999), (iii) the $36.1 million write-off of goodwill due to the closure of certain unprofitable operations, both in clinical studies and network management in 2000, and the impairment of the assets of several sites as a result of SFAS 121, which requires the reduction of goodwill when anticipated future cash flows are insufficient to cover the goodwill recorded on the books for ongoing operations (the 1999 goodwill write-off was $9.1 million); and
(iv) the $13.8 million write-down of notes receivable in 2000 (described above).

    The Company's income tax expense (benefit) decreased by $11.7 million from $(11.5) million or 25.4% of pretax loss (prior to extraordinary item) during 1999 to $0.2 million during 2000. The Company reasonably believes that because of the large net operating loss for the years ended January 31, 2000 and 1999 and the anticipated losses due to the restructuring of the Company, the Company may not be able to fully utilize all the net operating losses.

                                     C-1-21

    LIQUIDITY AND CAPITAL RESOURCES

    Cash used by operating activities was $24.9 million and $28.2 million during 2001 and 2000, respectively. At January 31, 2001, the Company's principal sources of liquidity consisted of $5.5 million in cash and $1.9 million in assets held for sale (see below for further discussion of assets held for sale). The Company also had $30.3 million of current liabilities as of January 31, 2001, including approximately $9.7 million of current indebtedness, which is comprised, primarily of $6.2 million outstanding under the New Credit Facility (defined below).

    Cash provided by investing activities was $10.4 million during 2001 and primarily represented the net cash received from collections against notes receivable of $6.8 million and from the sale of assets of $4.7 million, offset by the funds required by the Company for capital expenditures of $0.8 million and for other assets of $0.3 million. Cash provided by investing activities was $42.5 million during 2000 and primarily represented the net cash received from the sale of assets of $48.7 million, offset by the funds required by the Company for capital expenditures of $4.6 million and additional purchase price on acquisitions of $1.4 million.

    Cash used by financing activities was $5.5 million during 2001 and primarily represented repayments on the line of credit. Cash provided by financing activities was $1.2 million during 2000 and primarily represented the net borrowings on the line of credit of $0.5 million and the increase in restricted cash, offset by the purchase of treasury stock of $1.5 million.

    In conjunction with various acquisitions that have been completed, the Company may be required to make various contingent payments in the event that the acquired companies attain predetermined financial targets during established periods of time following the acquisitions. If all of the applicable financial targets were satisfied, for the periods covered, the Company would be required to pay an aggregate of approximately $2.0 million over the next three years. The payments, if required, are payable in cash and/or Common Stock of the Company.

    In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company at a predetermined future date. The number of shares to be issued is generally determined based upon the average price of the Company's Common Stock during the five business days prior to the date of issuance. As of January 31, 2000, the Company had committed to issue $1.1 million of Common Stock of the Company using the methodology discussed above and in April 2000 issued 5,187,627 million shares of Old Common Stock. This amount is included in the current accrued liabilities on the balance sheet as of January 31, 2000.

    In conjunction with the repositioning during the year ended January 31, 1999, the Board of Directors approved a plan to divest and exit the Company's PPM business and certain of its ancillary services businesses including diagnostic imaging, lithotripsy, radiation therapy, home health and infusion therapy. During the year ended January 31, 2000, the Company divested its investments in a surgery center and a physician network and sold its real estate service operations. The Company has completed the process of terminating its management of individual and group practices and divesting itself of related assets, and selling and divesting itself of its ancillary medical services businesses. The Company received $3.0 million for assets divested or disposed in fiscal 2001.

    In conjunction with a physician practice management agreement with a physician practice in Florida, the Company has filed suit against the practice to enforce the guarantees executed in connection with the management agreement. The practice has filed a counterclaim alleging fraudulent inducement and illegality of the management agreement. The Company currently is in settlement negotiations with respect to this matter. If the Company is not successful in obtaining a satisfactory negotiated settlement, it intends to vigorously prosecute the case and defend the counterclaim.

                                     C-1-22

    During fiscal 1999, the Company advanced $10.9 million to Chancellor Development Corp. which loan was guaranteed by Abraham Gosman, a former officer and director. To secure his obligation under the guarantee, Mr. Gosman pledged the stock of another company principally owned by him ("Windrows") and (subject to prior pledges) 8.2 million shares of Old Common Stock ("ICSL Pledged Shares"). This loan was due in July 2000 but has not been paid by Chancellor Development Corp. or by Mr. Gosman. Due to the significant decline in the collateral pledged by Mr. Gosman and management's assessment that Mr. Gosman would not honor his guarantee, in January 2000, the Company completely wrote off the note. Notwithstanding the write-down, the Company filed suit against Mr. Gosman and obtained a judgment (including interest) of approximately
$11.3 million. Mr. Gosman subsequently filed for protection under the United States Bankruptcy Code. The Company actively participates as a member of the creditors' committee for Mr. Gosman's bankruptcy proceedings and will take all actions within its power to recover amounts due from Mr. Gosman.

    During March 1999, the Company obtained a $30.0 million revolving line of credit that had a three-year term and availability based upon eligible accounts receivable. The line of credit bore interest at prime plus 1.0% and fees of 0.0875%. Approximately $9.2 million of proceeds from the new line of credit were used to repay the previous line of credit, and approximately $2.0 million was used as cash collateral for a $2.0 million letter of credit. The line of credit was collateralized by the assets of the Company, limited the ability of the Company to incur certain indebtedness and make certain dividend payments and required the Company to comply with customary covenants. The line required proceeds from asset sales be used to repay the line of credit to the extent the sold assets included eligible accounts receivable. At January 31, 2000, approximately $10.5 million was outstanding under the line. The line was repaid in full on the Effective Date.

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% but not less than 11.50% and provides for an unused line fee of
 .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP constitutes an event of default under the New Credit Facility. In addition, the Company is in default of certain non-financial and reporting covenants contained in the New Credit Facility. The Company has requested, and Ableco has agreed to provide, a waiver of these defaults. The Company and Ableco are in the process of documenting the waiver. If the Company is unable to obtain a waiver of such defaults, it may be subject to acceleration of all outstanding indebtedness and default interest on such outstanding amounts at the prime rate plus 5.0%.

    Prior to the Effective Date, the Company had outstanding $100 million Debentures which bore interest at an annual rate of 6 3/4% payable semi-annually on each June 15 and December 15. The Debentures were unsecured obligations of the Company and were guaranteed by certain of the Company's wholly owned subsidiaries. On the Effective Date, the Debentures were converted into New Common Stock of the Company on the basis of 108 shares of New Common Stock for each $1,000 in face amount of Debentures.

    On or about January 30, 2001, an arbitration panel rendered a decision against the Company in the amount of $633,624, arising in connection with the breach of a service contract, which was assumed by the purchaser of one of the Company's subsidiaries. The Company has entered into a settlement agreement with Select Data Inc. in which the Company agreed to pay $633,624 in exchange for Select Data's agreement not to pursue interest and attorneys' fees, which, together with the arbitration award, would have exceeded $700,000. The Company is currently evaluating whether to attempt to recover some or all of the amounts paid from the purchaser (See Note 20--Subsequent Events).

                                     C-1-23

    The Company's extensive losses in the past three years and its negative cash flow from operations raise substantial doubt about the Company's ability to continue as a going concern.

    The Company's operating losses have declined significantly from fiscal 2000. In addition to the operating improvements, the Company has decided to sell non-strategic assets including land, its oncology business operations, and its network management division. The Company has continued to improve profitability in its CSL business unit through the closing of unprofitable sites, enhanced training and improvements in patient recruitment efforts. However, the Company believes that a strategic merger or sale of its CSL subsidiaries is necessary to improve short-term and long-term profitability. The Company is actively pursuing these alternatives. However, there can be no assurance that management plans will be successful.

    RECENT ACCOUNTING PRONOUNCEMENTS AND OTHER MATTERS

    In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" ("SAB 101"). SAB 101 summarizes certain of the Staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company does not believe SAB 101 has a significant impact on the financial reporting of its continuing business. The adoption of SAB 101 did not have a material impact on the Company's financial positioning or results of operations.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION-AN INTERPRETATION OF APB OPINION NO. 25" ("FIN 44"). The application of FIN 44 did not have a material impact on the Company's financial position or results of operations. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either
December 15, 1998 or January 12, 2000. The application of FIN 44 did not have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all hedging instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, or (b) a hedge of the exposure to variable cash flows of a forecasted transaction. The Company adopted SFAS 133, as amended by SFAS 137 when it emerged from bankruptcy. The adoption of SFAS 133 did not impact the Company, as the Company has not entered into any derivative instrument contracts.

    FACTORS TO BE CONSIDERED

    THE PARTS OF THIS ANNUAL REPORT ON FORM 10-K TITLED "BUSINESS", "LEGAL PROCEEDINGS", AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS ANNUAL REPORT ON FORM 10-K, THE WORDS "MAY", "WILL", "SEEK", "PLAN", "EXPECT", "BELIEVE", "ANTICIPATE", "CONTINUE", "ESTIMATE", "PROJECT", "INTEND", AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, RESULTS OF OPERATIONS AND FINANCIAL POSITIONS. THE COMPANY WISHES TO ENSURE THAT SUCH STATEMENTS ARE ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS PURSUANT TO THE SAFE HARBOR ESTABLISHED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. PROSPECTIVE

                                     C-1-24

INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. SUCH FORWARD-LOOKING STATEMENTS SHOULD, THEREFORE, BE CONSIDERED IN LIGHT OF VARIOUS IMPORTANT FACTORS, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH BELOW AND UNDER "BUSINESS-POTENTIAL LIABILITY AND INSURANCE" AND "BUSINESS-GOVERNMENT REGULATION", AND OTHERS SET FORTH FROM TIME TO TIME IN THE COMPANY'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS.

    References in this section "FACTORS TO BE CONSIDERED" to "ICSL," the "Company," "we," "us," "our Company" and "ourselves" refer to Innovative Clinical Solutions, Ltd. unless the context clearly requires otherwise.

    WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO REVERSE OUR HISTORY OF
     OPERATING LOSSES

    We have experienced and continue to experience operating losses. We have not been able to achieve overall profitability since fiscal 1998. We had operating losses of $27.3 million and $21.1 million for the periods ended January 31, 2001 and September 20, 2000, and $121.6 million (including a $36.1 million write-down of goodwill and $13.8 million write-down of notes receivable), for the year ended January 31, 2000. Our extensive losses over the past three years and our negative cash flows from operations raise substantial doubt as to our ability to continue as a going concern, resulting in a qualified opinion from our independent accountants. Although we have reduced our operating losses and we have developed plans to improve the profitability of our core business operations, we cannot assure you that our strategic plan will lead to profitability or that we will be able to maintain profitability, if achieved, on a short or long-term basis.

    WE RELY ON HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL WHO MAY NOT
     REMAIN WITH US

    We rely on a number of key executives, including Michael T. Heffernan, our President, Chief Executive Officer and Chairman, Gary S. Gillheeney, our Chief Financial Officer and Treasurer, R. Adrian Otte, M.D., our Chief Operating Officer-Clinical Studies and Healthcare Research, John Wardle, our Chief Operating Officer-Network Management, and Bryan B. Dieter, our Chief Information Officer. We do not maintain key-person life insurance on the members of our executive management team. We entered into agreements containing non-competition restrictions with our senior officers in connection with the completion of the recapitalization. We have employment agreements with our senior officers but if any of these key executives leaves the Company, it could have a material adverse effect on us. In addition, in order to compete effectively, we must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees is intense. The continued decline of our stock price notwithstanding the recapitalization will likely hamper our recruitment and retention efforts. We may not be successful in attracting or retaining key personnel.

    WE DEPEND ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF OUR
     BUSINESS

    We primarily depend on research and development expenditures by pharmaceutical and biotechnology companies. Our operations could be materially and adversely affected if:

    - our clients experience financial problems or are affected by a general economic downturn;

    - consolidation in the drug or biotechnology industries leads to a smaller client base; or

    - our clients reduce their research and development expenditures.

                                     C-1-25

    THE LOSS, MODIFICATION, OR DELAY OF LARGE CONTRACTS MAY NEGATIVELY IMPACT
     OUR FINANCIAL PERFORMANCE

    Although our clinical research study contracts typically provide that we are entitled to receive fees earned through the date of termination, as well as all non-cancelable costs, generally, our clients can terminate their contracts with us upon short notice or can delay execution of services. Clients terminate or delay their contracts for a variety of reasons, including:

    - products being tested fail to satisfy safety requirements;

    - products have unexpected or undesired clinical results;

    - the client decides to forego a particular study, perhaps for economic reasons; or

    - not enough patients enroll in the study.

    WE MAY NOT BE ABLE TO MAKE STRATEGIC ACQUISITIONS IN THE FUTURE OR INTEGRATE
     ANY FUTURE ACQUISITIONS

    We will rely on our ability to enter into strategic relationships and seek merger and acquisition opportunities to implement our strategic plan. We may not be able to implement this strategy on terms and conditions acceptable to us. In addition, we face several obstacles in connection with consolidating, including:

    - difficulties and expenses in connection with the merging and the subsequent assimilation of the operations and services or products of the acquired companies;

    - limited cash resources and severely limited ability to use our stock as currency due to its declining price;

    - loss of customers during the integration period;

    - diversion of management attention from other business concerns; and

    - loss of some or all of the key employees of the acquired company.

    To integrate acquired companies, we must install and standardize adequate managerial, operational and control systems, implement marketing efforts in new and existing locations, employ qualified personnel to provide technical and marketing support for our various operating sites, and continue to expand our managerial, operational, technical and financial resources. Failure to integrate our existing and future operations or successfully manage our increasing size may result in significant operating inefficiencies and cause a significant strain on our managerial, operational and financial resources.

    If we are unable to complete strategic acquisitions or enter into strategic relationships, our ability to complete our strategic plan will be adversely affected.

    OUR BUSINESS DEPENDS ON CONTINUED COMPREHENSIVE GOVERNMENTAL REGULATION OF
     THE DRUG DEVELOPMENT PROCESS AND OUR COMPLIANCE WITH THOSE REGULATIONS

    In the United States, governmental regulation of the drug development process is extensive and complicated. A significant aspect of the value we add for our customers is our ability to navigate the complex regulatory scheme quickly and accurately. If these regulations were significantly reduced, our customers might not require our services to the same extent as they do currently and our business and results of operations could be materially and adversely affected.

    Medical and pharmaceutical research involving human subjects is extensively regulated by both state and federal governments. These regulations pertain to a variety of issues, including, among others, informed consent, patient privacy and safety. Certain categories of patients, such as people being treated for drug or alcohol abuse and people who are HIV positive are provided special additional

                                     C-1-26
protections. Our failure or inability to comply with these regulations could result in termination of our ongoing research, disqualification of research data, or substantial monetary penalties, which could have a material adverse effect on our business, and results of operations.

    In addition, medical and pharmaceutical research may involve the use of radioactive material, exposure to blood borne pathogens, and the creation of hazardous medical waste, all of which are subject to substantial state and federal regulation. Failure to comply with applicable regulations could have a material adverse effect on our business. Governmental agencies also could impose costly additional requirements to ensure compliance, levy substantial monetary penalties, terminate ongoing research or prohibit a planned project from going forward.

    WE MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM

    In the last few years, the U.S. Congress has entertained several comprehensive health care reform proposals to control growing health care costs. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of these proposals have been enacted into law, they may be enacted in the future. If any of these proposals becomes law, drug and biotechnology companies may react by spending less on research and development. If this were to occur, we would have fewer business opportunities. We are unable to predict the likelihood that health care reform proposals will be enacted into law or the effect such laws would have on our business.

    WE FACE INTENSE COMPETITION

    We primarily compete against dedicated research sites, independent group physician practices, full service contract research organizations and, to a lesser extent, universities, teaching hospitals and other site management organizations. Some of these competitors have greater capital, technical and other resources than we do. Investigative site management organizations generally compete on the basis of:

    - the ability to recruit investigators and patients;

    - previous experience;

    - medical and scientific expertise in specific therapeutic areas;

    - the quality of services;

    - the ability to integrate information technology with systems to improve the efficiency of clinical research;

    - financial strength and stability; and

    - price.

    WE MAY NOT HAVE ADEQUATE INSURANCE AND MAY HAVE SUBSTANTIAL EXPOSURE TO
     PAYMENT OF PERSONAL INJURY CLAIMS

    Clinical research services primarily involve the testing of experimental drugs on consenting human volunteers pursuant to a study protocol. Such services involve a risk of liability for personal injury or death to patients who participate in the study or who use a drug approved by regulatory authorities due to, among other reasons, unforeseen adverse side effects or improper administration of the new drug by physicians. In certain cases, these patients are already seriously ill and are at risk of further illness or death.

                                     C-1-27

    CURRENTLY WE ARE EFFECTIVELY CONTROLLED BY A SINGLE INVESTOR

    Nearly 50% of our undiluted capital stock is controlled by one stockholder. As a result, such stockholder may be able to exert effective control over the outcome of corporate actions requiring stockholder approval and to control the election of the Company's Board of Directors.

    WE MAY NOT BE ABLE TO EFFECT A SALE OF OUR NETWORK MANAGEMENT DIVISION AT AN
     ACCEPTABLE PRICE OR AT ALL

    We believe that the sale of our network management division is in our long-term best interests and in the best interests of our stockholders. We may not, however, receive in the sale of the network management division a price that we believe reflects the value of the division. Further, based on current market conditions, we may not be able to effect the sale at all. If we are unable to effect the sale of our network management division or if we are forced to sell it at a price below what we believe is its value, our business and results of operations could be materially and adversely affected.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing and cash management activities. The Company does not expect changes in interest rates to have a material effect on income or cash flows for the year ended January 31, 2002, although there can be no assurances that interest rates will not significantly change.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    Information with respect to Item 8 of Part II is included herein as to the Company's financial statements and financial statement schedules filed with this report; See Item 14 of Part IV.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    In August 2000, the Company appointed Arthur Andersen, LLP as its independent public accountants.

                                     C-1-28

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The following table sets forth certain information pertaining to the Company's directors and executive officers.

NAME                            CURRENT POSITION
----                            ----------------
Michael T. Heffernan..........  Chairman of the Board of Directors, Chief Executive Officer,
                                  President and Director
Bryan B. Dieter...............  Chief Information Officer
Gary S. Gillheeney............  Chief Financial Officer, Treasurer and Secretary
R. Adrian Otte, M.D...........  Chief Operating Officer for Clinical Studies and Healthcare
                                  Research
John Wardle...................  Chief Operating Officer for Network Management
William S. Bernstein..........  Director
Yang Lie......................  Director
David M. Livingston, M.D......  Director
Kevin E. Moley................  Director
Marvin Moser, M.D.............  Director
Eric Moskow, M.D..............  Director

    The following table sets forth certain information for the executive officers and members of the Company's Board of Directors

    WILLIAM S. BERNSTEIN, age 45, has served as a director since
September 2000. He is the Founder, Co-Chairman and President, Corporate Development of Physician WebLink since 1999. From 1995 to 1999, Co-Chairman and Co-Chief Executive Officer of Teleses Medical Management (Physician WebLink's predecessor). Of Counsel to Kalkines, Arky, Zall, Bernstein LLP (law firm).
Mr. Bernstein was a founder and, through 1999, a director of Sterling Health Capital Management, Inc. (healthcare consulting).

    BRYAN B. DIETER, age 43, has served as Chief Information Officer of the Company since April 1999. From 1997 to April 1999 he was Director of Corporate Development at IDX Systems Corporation. He also served as Senior Vice President of Healthcare Informatics at Medaphis Corporation from 1995 until 1997. He was also the founder and President of Decision Support Group, a healthcare information systems consulting company from 1991 to 1995.

    GARY S. GILLHEENEY, age 46, has served as Chief Financial Officer, Treasurer and Secretary of the Company since August 1999. Previously, he held several senior management positions with Providence Energy Corporation, including Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from 1996 until 1999, Vice President Financial Information Services and Treasurer from 1994 until 1996, and as Controller from 1989 until 1994.

    MICHAEL T. HEFFERNAN, age 36, since July 1999 has served as Chairman of the Board of Directors and Chief Executive Officer, as President of the Company since December 1998, as Co-Chief Executive Officer from April 1999 to July 1999 and as a director of the Company since February 1998. He also serves as the Chief Executive Officer of the Company's subsidiary, Clinical Studies, Ltd. ("CSL"), a multi- therapeutic site management organization acquired by the Company in October 1997. Prior to the Company's acquisition of CSL,
Mr. Heffernan served as the President and Chief Executive Officer of CSL, a position he held since 1995. From 1993 to 1995, Mr. Heffernan served as a Regional Manager with Eli Lilly & Company.

    YANG LIE, age 35, has served as director since September 2000. She has been a portfolio manager with MJ Whitman Advisers and senior analyst with Third Avenue Funds since 1996. From

                                     C-1-29

1995 to 1996, equity analyst for Prudential Securities, Inc. Software and hardware design and development engineer at Motorola from 1988 to 1995.

    DAVID M. LIVINGSTON, M.D., age 60, has served as a director since
January 1996. Dr. Livingston has previously served as Director of Dana-Farber Cancer Institute in Boston, Massachusetts and has been employed as a physician at the Institute since 1973. He currently serves as Chairman of the Institute's Executive Committee for Research and as a Trustee of the Institute. He is also the Emil Frei Professor of Medicine and Genetics at Harvard Medical School where he has taught since 1973.

    KEVIN E. MOLEY, age 54, has served as a director of the Company since February 1999. From March to October 1998, Mr. Moley was an executive consultant to Kinetra LLC. He served as President and Chief Executive Officer of Integrated Medical Systems, Inc. from January 1996 to March 1998. From February 1993 to January 1996, he served as Senior Vice President to PCS Health Systems, inc. During the administration of President George Bush, Mr. Moley served in the United States Department of Health and Human Services in various capacities, including as a member of the Transition Team from February to May of 1989, as an Assistant Secretary for Management and Budget from May 1989 to November 1991, and as Deputy Secretary from November 1991 to January 1993. Mr. Moley served as chairman of Patient Care Dynamics from November 1998 to December 1999.
Mr. Moley served as a director of each of Cephalon, Inc., Merge Technology Inc. and PerSe Technology from November 1998 through December 1999. Mr. Molye served as a director of ProxyMed from June 1999 to July 2000.

    MARVIN MOSER, M.D., age 77, has served as a director since September 2000. He served as trustee of the Trudeau Institute, a medical research institute, since 1992. Dr. Moser is a Clinical Professor of Medicine at Yale University School of Medicine, a Senior Medical Consultant for the National High Blood Pressure Education Program of the National Heart, Lung and Blood Institute and former Chairman and member of the Joint National Committee on Detection, Evaluation and Treatment of High Blood Pressure for the National Heart, Lung and Blood Institute. Dr. Moser has also served as a director of AMBI Corp. since 1997.

    ERIC MOSKOW, M.D., age 42, has served as a director of the Company since September 1996 and was Executive Vice President of Strategic Planning of the Company from September 1996 through January 2000, at which time he became a business and corporate development consultant for the Company. He founded Physician's Choice Management, LLC in October 1995 and served as its Executive Vice President from October 1995 to October 1996. Prior to establishing Physician's Choice, he served as Medical Director for Mediplex of Ridgefield from November 1994 to August 1996 and as Associate Medical Director for US Healthcare in Connecticut from 1988 to 1992. Dr. Moskow is board-certified in internal medicine and served as President of the Family Medical Associates of Ridgefield for nine years.

    R. ADRIAN OTTE, M.D., age 45, has served as Chief Operating Officer for Clinical Studies and Healthcare Research, of the Company since July 1999. From 1997 until 1999, he served as Vice President of Medical Research for Zeneca Pharmaceuticals. He held various positions at PAREXEL International in Europe and the U.S. from 1991 to 1997, including Senior Vice President of Medical and Site Management Services. Prior to joining PAREXEL International he spent ten years at Solvay Pharmaceuticals as the Head of Clinical Research Europe.

    JOHN WARDLE, age 46, has served as the Chief Operating Officer for Network Management of the Company since April 1999. Previously, he served as Senior Vice President of United Healthcare of New England from July 1997 to April 1999.
Mr. Wardle served as the General Manager for External Affairs at Southern Health Care from November 1995 to July 1997. He also served United HealthCare Corporation as a Vice President from May 1994 to November 1995 and as a Director of Subsidiary Network Development from June 1993 to May 1994.

                                     C-1-30

ITEM 11. EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                               ANNUAL COMPENSATION(A)       ------------
                                           ------------------------------    SECURITIES
                                            FISCAL                           UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                --------   --------   --------   ------------   ------------
Michael T. Heffernan, R. Ph. ............    2001     $207,800   $100,000(b)    357,143      $899,550(c)
  President, Chief Executive Officer and     2000      203,313    100,000      300,000(e)          --
  Chairman                                   1999      214,842    100,000           --             --

Bryan B. Dieter(f) ......................    2001     $200,000   $     --      357,143       $200,000(d)
  Chief Information Officer                  2000      183,333     36,667      100,000(e)      76,355

Gary S. Gillheeney(g) ...................    2001     $200,000   $     --      357,143       $202,550(d)
  Chief Financial Officer                    2000       79,768     29,088      100,000(e)          --

R. Adrian Otte, M.D.(h) .................    2001     $250,000   $     --      457,143       $202,550(d)
  Chief Operating Officer--Clinical          2000      218,710     27,542      200,000(e)          --
  Trials and Healthcare Research

John Wardle(i) ..........................    2001     $210,000   $     --      357,143       $202,550(d)
  Chief Operating Officer--Network           2000      173,519     53,050      100,000(e)          --
  Management

------------------------

(a) Any perquisites or other personal benefits received from the Company by the Named Executive Officer were substantially less than 10% of the individual's cash compensation.

(b) Mr. Heffernan's bonus was awarded pursuant to his employment agreement.

(c) The effectiveness of the Company's Prepackaged Plan was deemed to result in a "change of control" for purposes of Mr. Heffernan's then existing employment agreement. This amount reflects the change of control bonus to which Mr. Heffernan was entitled pursuant to the Prepackaged Plan, plus the Company's contribution under the 401(k) plan in the amount of $2,550.

(d) Pursuant to a resolution of the compensation committee of the Company's Board of Directors in December 1999, the Company approved a plan to ensure the retention of its key executives. This amount reflects payment pursuant to this plan plus, in care of Messrs. Gilheeney and Wardle, and Dr. Otte, the Company's contributions under the 401(k) plan in the amount of $2,550 each.

(e) Represents options to purchase shares of the Company's Old Common Stock, which options were cancelled in connection with the effectiveness of the Company's Prepackaged Plan.

(f) Mr. Dieter became an executive officer in February 1999.

(g) Mr. Gillheeney became an executive officer in August 1999.

(h) Dr. Otte became an executive officer in July 1999.

(i) Mr. Wardle became an executive officer in April 1999.

                                     C-1-31

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants in fiscal 2001 to the Named Executive Officers. The Company does not issue stock appreciation rights.

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                NUMBER
                                  OF         PERCENT OF
                              SECURITIES       TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                              UNDERLYING      OPTIONS/                                      ASSUMED ANNUAL RATES OF
                               OPTIONS/         SARS                                     STOCK PRICE APPRECIATION FOR
                                 SARS        GRANTED TO       EXERCISE                          OPTION TERM (B)
                               GRANTED       EMPLOYEES      OR BASE PRICE   EXPIRATION   -----------------------------
NAME                           (#) (A)     IN FISCAL YEAR      ($/SH)          DATE         5% ($)          10% ($)
----                          ----------   --------------   -------------   ----------   -------------   -------------
Michael T. Heffernan........    357,143         17.11%          $1.11       9/21/2010     $  853,534      $1,658,023
Brian B. Dieter.............    357,143         17.11%          $1.11       9/21/2010     $  853,534      $1,658,023
Gary S. Gillheeney..........    357,143         17.11%          $1.11       9/21/2010     $  853,534      $1,658,023
R. Adrian Otte, M.D.........    457,143         21.90%          $1.11       9/21/2010     $1,092,524      $2,122,270
John Wardle.................    357,143         17.11%          $1.11       9/21/2010     $  853,534      $1,658,023

------------------------

(a) All options were granted at an exercise price equal to the lesser of
    (i) the average of the closing prices on the 30th through the 60th day (inclusive) immediately following September 21, 2000 or (ii) $2.31482. Application of the foregoing produced an exercise price of $1.11

(b) The potential realizable dollar value of each grant of options is the product of (i) the difference between (A) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (B) the per share exercise price of the option; and (ii) the number of securities underlying the grant at fiscal year-end. The options were granted in conjunction with the effectiveness of the Company's Prepackaged Plan. On such date, there was no reliably reported per share market price for shares of the Company's Common Stock. Accordingly, for purposes of this table only, the Company has assumed that the per share market price of the Common Stock on the date of grant was equal to the per share market price on October 9, 2001, the date that reliably reported per share market price information was first available. This reported market price on this date was $2.125 per share. The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of ICSL Common Stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $3.50 and $5.75 respectively at the end of the ten-year term of the options granted on September 21, 2000.

                                     C-1-32

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
                                     VALUES

    The following table sets forth certain information regarding stock options exercised during 2001 and currently outstanding options held by the Named Executive Officer as of January 31, 2001:

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTION/
                             SHARES ACQUIRED      VALUE            YEAR END 2001                SARS($)(A)
NAME                           ON EXERCISE     REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         ---------------   -----------   -------------------------   -------------------------
Michael T. Heffernan.......         0               0            0/357,143                    0/0
Brian B. Dieter............         0               0            0/357,143                    0/0
Gary S. Gillheeney.........         0               0            0/357,143                    0/0
R. Adrian Otte, M.D........         0               0            0/457,143                    0/0
John Wardle................         0               0            0/357,143                    0/0

------------------------

(a) Based on the January 31, 2001 closing sale price of the Common Stock of $0.5625 all options are out of the money.

    EMPLOYMENT AGREEMENTS

    On the Effective Date, the Company entered into employment agreements with Messrs. Heffernan, Dieter, Wardle and Gillheeney and Dr. Otte. The employment agreements provided for employment of such executives commencing on the Effective Date of the Prepackaged Plan and continuing for a period of three years. The agreements provide for an annual base salary of $300,000 for Mr. Heffernan, $200,000 for Mr. Dieter, $200,000 for Mr. Gillheeney, $250,000 for Dr. Otte, and $210,000 for Mr. Wardle, respectively. Each is entitled to an annual bonus (the payment of which may be deferred at their election with the permission of the Company's Board of Directors). Mr. Heffernan's annual bonus will be as determined by the Company's Board of Directors. Annual bonuses for Messrs. Dieter, Wardle and Gillheeney and Dr. Otte will be up to 25% of their annual salary based upon criteria established by the Board of Directors. The employment agreements also provided for grants of options to purchase New Common Stock to Messrs. Heffernan, Dieter, Wardle and Gillheeney and Dr. Otte as set forth above in Part III, Item 11, Executive Compensation.

    In the event the Company implements qualified defined benefit and/or defined contribution retirement plans, Messrs. Heffernan, Dieter, Gillheeney and Wardle and Dr. Otte will be entitled to participate in them if they are eligible and meet the plan requirements. In addition, each is entitled to participate in any supplemental retirement plan and all other nonqualified retirement programs the Company offers to executives having similar duties and responsibilities with ICSL and all benefits to which the Company's other executives and employees are entitled. ICSL can modify its nonqualified retirement programs so long as the modifications apply to all executives generally. ICSL will also reimburse
Mr. Heffernan for up to $1,000 per year for the cost of his life insurance.

    If a Change of Control (as defined in the employment agreements) occurs during the term of his employment agreement, or within six months following the earlier termination of his employment with ICSL, due to the Company's termination without cause or his termination for one of the reasons listed below (other than expiration and failure to continue his employment term), Mr. Heffernan will be entitled to receive a supplemental bonus payment from the Company equal to 2.99 times his salary and annual bonus in a lump sum within fifteen (15) days following the Change of Control. Under the employment agreements with Messrs. Dieter, Gillheeney and Wardle and Dr. Otte, if a Change of Control occurs and the executive's employment is terminated due to the Company's termination without cause or his termination for one of the reasons listed below (other than expiration and failure to continue his employment term), six months prior to or within 12 months after the Change of Control, such executive will be entitled to receive a supplemental bonus payment from the Company

                                     C-1-33
equal to 2.99 times his respective salary in a lump sum within fifteen
(15) days following the Change of Control or their termination of employment, if later. If a Change of Control occurs after July 31, 2002, any supplemental bonus will be subject to the condition that the Company has achieved a cumulative positive comprehensive net income from operations (excluding amortization of goodwill) for the period commencing after July 31, 2000 through the company's quarterly fiscal period immediately prior to the date of the Change of Control, based upon the Company's audited financial statements and interim financial statements.

    The Company may terminate each executive's employment agreement with or without cause effective immediately upon delivery of written notice. We may terminate an executive for cause on the following grounds:

    - misappropriation of any of our material assets or opportunities;

    - conviction of a felony involving violence, dishonesty, conversion, theft or misappropriation of property, controlled substances, moral turpitude or our regulatory good standing;

    - abuse of drugs or alcohol in a manner which prevents him from performing substantially his duties;

    - failure or refusal to perform his material duties (other than by reason of disability) or breach of any material obligations under his employment agreement;

    - engaging in willful, grossly negligent or reckless misconduct which our Board of Directors acting in good faith determines to be materially injurious to us; or

    - acting in a manner which our Board of Directors acting in good faith determines has negatively impacted upon our reputation, name, goodwill, business or regulatory standing.

    Each executive may terminate his employment agreement if the Company:

    - fails to pay any sums due, grant any stock options to which the executive is entitled under his employment agreement or perform substantially any of our other material duties and obligations pursuant to his employment agreement after written notice has been given and we have not cured or begun to cure any such failure within thirty days after such notice is given;

    - reassigns the executive from Providence, Rhode Island without his prior approval (other than ordinary travel requirements);

    - materially changes his duties without prior written consent;

    - reduces his salary, or materially reduces the level of his participation in any of our incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements without his consent unless the reduced level of participation remains substantially consistent with the average level of participation of other executives who have commensurate positions; or

    - in the event that at the expiration of his three-year employment term we fail to make a good faith offer to continue his employment on substantially similar terms.

    Mr. Heffernan has the additional ability to terminate his employment agreement if he shall cease to be a member of our Board of Directors other than by reason of his death, disability, retirement or resignation. The employment agreements terminate upon the occurrence of death, disability or expiration of the term of employment unless extended.

    Each executive may also resign his employment upon thirty-days' notice, other than for the reasons listed above, but he will not, in that case, be entitled to the severance payments and benefits described below or the Change of Control (as defined in the employment agreements) payments described above.

                                     C-1-34

    Upon termination of an executive's employment for any reason other than for cause, death or disability or his voluntary resignation other than for the reasons listed above, the Company will continue to pay the executive's salary (and, in the case of Mr. Heffernan, the accrued portion, if any, of any annual bonus) for an additional period of 12 months (18 months for Mr. Heffernan) after such termination or the remainder of the term of the employment agreement, whichever is longer, or, at our option, a lump sum amount equal to such payments, subject to all appropriate withholding taxes. Such an executive will also be entitled to (i) a continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for two full years after the effective date of termination and (ii) a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued as of the effective date of termination under the terms of any and all supplemental retirement plans in which he participates. The continuation of welfare benefits will be discontinued prior to the end of the two (2) year period if substantially similar benefits from a subsequent employer, as determined by our Board of Directors, are available to the executive. In any event, each such executive will be entitled to reimbursement for business expenses properly incurred in connection with his duties prior to termination.

    In connection with their employment, Messrs. Heffernan, Dieter, Gillheeney and Wardle and Dr. Otte are subject to standard confidentiality provisions and have agreed not to compete with us during, and following termination of, their employment term for the greater of 12 months or the period with respect to which their severance payments are made.

    In January 2001, the Company and Mr. Wardle amended Mr. Wardle's employment agreement to include the sale of the network management division within the definition of the Change of Control. Mr. Wardle's employment agreement was otherwise unchanged.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS

    The following table sets forth information as of June 22, 2001, regarding the beneficial owners of more than 5% of the Company's Common Stock:

                                                                             PERCENT
                                                    AMOUNT AND NATURE OF        OF
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(A)    CLASS
------------------------------------               -----------------------   --------
EQSF Advisers, Inc.(b) ..........................         5,441,040            45.3%
  767 Third Avenue
  New York, NY 10017-2023

------------------------

(a) All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or
    Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Includes 5,146,740 shares held by EQSF Advisers, Inc. ("EQSF") and 24,300 shares held by M.J. Whitman Advisers, Inc. ("MJWA"). Martin J. Whitman is the Chief Executive Officer of EQSF and MJWA and controlling person of EQSF and MJWA. Mr. Whitman disclaims beneficial ownership of all such shares.

    SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 22, 2001 by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise

                                     C-1-35
indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                 AMOUNT AND NATURE OF     PERCENT OF
NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(A)    CLASS(B)
------------------------                        -----------------------   ----------
William S. Bernstein..........................              --                   --
Bryan B. Dieter...............................              --                   --
Gary S. Gillheeney............................              --                   --
Michael T. Heffernan..........................           5,806                *
Yang Lie(b)...................................              --                   --
David M. Livingston, M.D......................              --                   --
Kevin E. Moley................................              --                   --
Marvin Moser..................................          10,800                *
Eric Moskow(c)................................             390                *
Adrian R. Otte................................              --                   --
John Wardle...................................              --                   --
Directors and executive officers as a group
  (11 Persons)................................          16,996                *

------------------------

*   Less than one percent.

(a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or officer, as well as shares held by trusts of which the person is a trustee or in which he has a beneficial interest and shares acquirable pursuant to options which are presently or will become exercisable within 60 days. All information with respect to beneficial ownership has been furnished by the respective directors and officers.

(b) Ms. Lie is a portfolio manager with MJWA and a senior analyst with Third Avenue Funds ("TAF"), both of which are controlled by Martin J. Whitman. MJWA, together with EQSF, which also is controlled by Martin J. Whitman, own approximately 45.3% of the Company's issued and outstanding Common Stock.

(c) Includes 390 shares held by Physician's Choice, LLC.

    SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires executive officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which the Company's securities are registered. Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that during 2001 its executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, other than Dr. Eric Moskow who failed to timely file a report on Form 4 due on October 10, 2000.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On January 27, 2000, the Company entered into a Consulting Agreement and Release with Dr. Eric Moskow. Until the effective date of this agreement, Dr. Moskow had been a director and employee of the Company. Pursuant to this agreement, Dr. Moskow has ceased his employment with the Company, but remains as a director and a consultant. As compensation for his consulting services, Dr. Moskow receives $100,000 per year. This consultancy arrangement was terminated in November 2000. In addition, Dr. Moskow is entitled to a bonus equal to 2% of any earned revenue for

                                     C-1-36
the first twelve months following the consummation of transactions he brings to the Company. The agreement also provides for the termination of his employment agreement and the cancellation of all outstanding stock options and the cancellation of his indebtedness to the Company in the amount of $1.0 million. By terminating Dr. Moskow's employment agreement, the Company avoided a payment of $1.0 million that would have been due to Dr. Moskow under his employment agreement upon the closing of the recapitalization. The agreement also provides for the mutual release of any claims. Also, in August 1996, in connection with the acquisition of his company, the Company loaned Dr. Moskow $448,000 on a non-recourse basis secured by a pledge of 58,151 shares of Old Common Stock. On December 29, 1999, the Company foreclosed on Dr. Moskow's shares of Old Common Stock which were pledged by Dr. Moskow as security for this loan. Although the pledged shares were insufficient to satisfy Dr. Moskow's obligations, they were the Company's sole recourse with respect to the loan.

    The Company has retained Kalkines, Arky, Zall, Bernstein LLP ("KAZB") to represent it in connection with the proposed sale the Company's network management division. William S. Bernstein is a member of the Company's Board of Directors and of counsel to KAZB.

                                    PART IV

ITEM 14. FINANCIAL STATEMENT SCHEDULE AND REPORTS ON FORM 8-K

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

(a) Reports on Form 8-K

    The Predecessor filed a Current Report on Form-8-K on May 23, 2000 with the Security and Exchange Commission reporting under Item 5 the Predecessor's plan to convert its Debentures to common equity through a Prepackaged Plan of Reorganization.

    The Predecessor filed a Current Report on Form-8-K on June 12, 2000 with the Security and Exchange Commission reporting that the Predecessor had commenced the solicitation of acceptances to the Prepackaged Plan.

    The Predecessor filed a Current Report on Form-8-K on June 20, 2000 with the Security and Exchange Commission reporting that the Predecessor was informed by its independent accountants, PricewaterhouseCoopers LLP, that it was resigning as the Predecessor's independent accountants.

    The Predecessor filed a Current Report on Form-8-K/A on July 10, 2000 with the Security and Exchange Commission amending its June 20, 2000 report regarding the resignation of its independent accountants.

    The Predecessor filed a Current Report on Form-8-K on July 14, 2000 with the Security and Exchange Commission reporting that it and its wholly owned subsidiaries filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware.

    The Predecessor filed a Current Report on Form-8-K on August 28, 2000 with the Security and Exchange Commission reporting that the United States Bankruptcy Court for the District of Delaware had confirmed the Predecessor's Prepackaged Plan.

    The Company filed a Current Report on Form-8-K on October 3, 2000 with the Security and Exchange Commission reporting that as of September 20, 2000 effective date of the Predecessor's Prepackaged Plan, a change of control of the Company occurred.

                                     C-1-37

(b) Exhibits

    Please see the Exhibit Index to this Report which is incorporated herein by reference.

(c) Financial Statements Excluded from Annual Report to Stockholders

    Not Applicable

                                     C-1-38

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       INNOVATIVE CLINICAL SOLUTIONS, LTD

                                                       By:           /s/ MICHAEL T. HEFFERNAN
                                                            -----------------------------------------
                                                                       Michael T. Heffernan
                                                              CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                                                     CHIEF EXECUTIVE OFFICER
                                                                       DATE: AUGUST 9, 2001

    Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dated indicated.

                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
                                               Chairman of the Board of Directors,
          /s/ MICHAEL T. HEFFERNAN               Chief Executive Officer and
    ------------------------------------         President (Principal Executive       August 9, 2001
            Michael T. Heffernan                 Officer)

           /s/ GARY S. GILLHEENEY              Chief Financial Officer and Treasurer
    ------------------------------------         (Principal Financial and Accounting  August 9, 2001
             Gary S. Gillheeney                  Officer)

          /s/ WILLIAM S. BERNSTEIN
    ------------------------------------       Director                               August 9, 2001
            William S. Bernstein

                /s/ YANG LIE
    ------------------------------------       Director                               August 9, 2001
                  Yang Lie

        /s/ DAVID M. LIVINGSTON, M.D.
    ------------------------------------       Director                               August 9, 2001
          David M. Livingston, M.D.

             /s/ KEVIN E. MOLEY
    ------------------------------------       Director                               August 9, 2001
               Kevin E. Moley

           /s/ MARVIN MOSER, M.D.
    ------------------------------------       Director                               August 9, 2001
             Marvin Moser, M.D.

            /s/ ERIC MOSKOW, M.D.
    ------------------------------------       Director                               August 9, 2001
              Eric Moskow, M.D.

                                     C-1-39

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Reports of Independent Public Accountants...................    F-2

Consolidated Balance Sheets as of January 31, 2001
  (Successor Company) and 2000 (Predecessor Company)........    F-4

Consolidated Statements of Operations for the period ended
  January 31, 2001 (Successor Company) and the period ended
  September 20, 2000 and fiscal years ended January 31,
  2000, and 1999 (Predecessor Company)......................    F-5

Consolidated Statements of Changes in Stockholders' Equity
  for the period ended January 31, 2001 (Successor Company)
  and the period ended September 20, 2000 and the fiscal
  years ended January 31, 2000, and 1999 (Predecessor
  Company)..................................................    F-6

Consolidated Statements of Cash Flows for the period ended
  January 31, 2001 (Successor Company) and the period ended
  September 20, 2000 and the fiscal years ended January 31,
  2000, and 1999 (Predecessor Company)......................    F-7

Notes to Consolidated Financial Statements..................    F-8

                                     C-1-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Innovative Clinical Solutions, Ltd.:

    We have audited the accompanying consolidated balance sheet of Innovative Clinical Solutions, Ltd. (a Delaware corporation) (the Company) as of
January 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the nineteen-week period then ended. We have also audited the consolidated statements of operations, stockholders equity and cash flows of the predecessor for the thirty-three weeks ended
September 20, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    On September 21, 2000, the Company emerged from bankruptcy. As discussed in
Note 3 to the consolidated financial statements, effective September 21, 2000 the Company accounted for the reorganization and adopted "fresh start reporting". As a result of the reorganization and adoption of fresh start reporting, the January 31, 2001 consolidated balance sheet is not comparable to the Company's January 31, 2000 consolidated balance sheet since it presents the consolidated financial position of the reorganized entity.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Clinical Solutions Ltd. as of January 31, 2001, and the results of its operations and its cash flows for the nineteen week period then ended and the results of operations and cash flows for the predecessor for the thirty-three week period ended September 20, 2000, in conformity with accounting principles generally accepted in the United States.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flow from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP

Boston, Massachusetts

June 21, 2001 (Except for the matters discussed in Note 20, as to which the date is July 13, 2001)

                                     C-1-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of Innovative Clinical Solutions Ltd.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Innovative Clinical Solutions Ltd. at January 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations, negative cash flows from operations and has net negative equity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 19, 2000

                                     C-1-42

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

    The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying balance sheet as of January 31, 2001 is not comparable in certain material respects to such balance sheet as of any period prior to September 20, 2000 since the balance sheet as of January 31, 2001 is that of a reorganized entity.

                                                               SUCCESSOR     PREDECESSOR
                                                                COMPANY        COMPANY
                                                              ------------   ------------
                                                              JANUARY 31,    JANUARY 31,
                                                                  2001           2000
                                                              ------------   ------------
ASSETS
Current assets
Cash and cash equivalents...................................    $  5,548      $  25,558
Receivables:
  Accounts receivable and unbilled revenue, net of
    allowances of $4,000 and $3,846 at January 31, 2001 and
    2000, respectively......................................      11,891         16,193
  Other receivables.........................................         208          4,710
  Related party and other notes receivables.................       1,625          7,222
Prepaid expenses and other current assets...................         515            394
Assets held for sale........................................       1,913          2,419
                                                                --------      ---------
    Total current assets....................................      21,700         56,496
Property, plant and equipment, net..........................       3,975          9,099
Notes receivable............................................       3,093          4,892
Goodwill, net...............................................          --         12,293
Reorganization value in excess of amounts allocable to
  identifiable assets.......................................      27,000             --
Restricted cash.............................................       2,062          2,077
Other assets................................................         350          2,454
                                                                --------      ---------
    Total assets............................................    $ 58,180      $  87,311
                                                                ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Bank line of credit.........................................       6,209         10,463
Current portion of debt and capital leases..................       3,460          1,255
Liabilities subject to compromise...........................          --        100,000
Accounts payable............................................       1,464         11,859
Accrued compensation........................................       1,152          2,060
Accrued and other current liabilities.......................      18,090         23,575
                                                                --------      ---------
    Total current liabilities...............................      30,375        149,212
Long-term debt and capital leases...........................         907          4,234
Other long-term liabilities.................................       4,250             95
Minority interest...........................................          --            492
                                                                --------      ---------
    Total liabilities.......................................      35,532        154,033
Commitments and contingencies
Stockholders' equity:
Common stock (new), par value $.01, 40,000 shares
  authorized, 11,999 issued and outstanding at
  September 20, 2000........................................         120
Common stock (old), par value $.01, 40,000 shares
  authorized, 33,387 issued and 32,011 outstanding at
  January 31, 2000..........................................                        320
Treasury stock (old)........................................          --         (2,664)
Additional paid in capital..................................      49,880        224,771
Accumulated other comprehensive income......................          77             --
Retained Earnings (accumulated deficit).....................     (27,429)      (289,149)
                                                                --------      ---------
    Total stockholders' equity (deficit)....................      22,648        (66,722)
                                                                --------      ---------
    Total liabilities and stockholders' equity (deficit)....    $ 58,180      $  87,311
                                                                ========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-1-43

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                   PREDECESSOR
                                                       SUCCESSOR                     COMPANY
                                                        COMPANY       --------------------------------------
                                                     --------------                         YEAR ENDED
                                                     19 WEEKS ENDED   33 WEEKS ENDED        JANUARY 31,
                                                      JANUARY 31,     SEPTEMBER 20,    ---------------------
                                                          2001             2000          2000        1999
                                                     --------------   --------------   ---------   ---------
NET REVENUES (NOTE 2):
Net revenues from services.........................     $ 12,511        $  27,560      $ 125,865   $ 179,472
Net revenues from management service agreements....       16,407           38,195         59,996     103,112
Net revenues from real estate services.............           --               --            423       8,694
                                                        --------        ---------      ---------   ---------
Total revenue......................................       28,918           65,755        186,284     291,278
                                                        --------        ---------      ---------   ---------
OPERATING COSTS AND ADMINISTRATIVE EXPENSES
Salaries, wages and benefits.......................        6,371           18,712         61,924      94,710
Professional fees..................................        2,038            9,335         22,962      16,287
Utilities..........................................          609            1,292          4,037       5,501
Depreciation and amortization......................        1,680            1,893         11,699      14,786
Rent...............................................        1,066            4,049         15,279      20,671
Provision for bad debts............................          126            1,048          6,491       8,428
Loss (gain) on sale of assets (Note 6).............           --               --             11      (5,414)
Provision for write-down of notes receivable
  (Note 5).........................................           --               --         13,840       2,674
Goodwill impairment write-down (Note 2)............       26,908               --         36,046       9,093
Nonrecurring expenses (Note 4).....................           --            9,091          1,723      10,465
Capitation expenses and other......................       17,495           41,521        123,479     151,597
                                                        --------        ---------      ---------   ---------
Total operating costs and administrative
  expenses.........................................       56,293           86,941        297,491     328,798
                                                        --------        ---------      ---------   ---------
Income (loss) from operations......................      (27,375)         (21,186)      (111,207)    (37,520)
                                                        --------        ---------      ---------   ---------
Interest expense, net..............................           54            4,616         10,220       8,005
(Income) from investments in affiliates............           --               --            (46)         --
Reorganization items...............................           --              666             --          --
                                                        --------        ---------      ---------   ---------
                                                             (54)           5,282         10,174       8,005
                                                        --------        ---------      ---------   ---------
Income (loss) before provision for income taxes and
  extraordinary item...............................      (27,429)         (26,468)      (121,381)    (45,525)
Income tax expense (benefit).......................           --            1,456            194     (11,549)
Net income (loss) before extraordinary item
  (Note 2).........................................      (27,429)         (27,924)      (121,575)    (33,976)
Extraordinary (gain) loss, net of tax of $0
  (Note 4).........................................           --         (100,000)        49,632      96,784
                                                        --------        ---------      ---------   ---------
Net income (loss)..................................     $(27,429)       $  72,076      $(171,207)  $(130,760)
                                                        ========        =========      =========   =========
NET INCOME (LOSS) PER SHARE-BASIC (NOTE 17)
Income (loss) before extraordinary item............     $  (2.29)               *      $   (3.45)  $   (1.02)
Extraordinary item, net of tax of $0...............     $   0.00                *      $   (1.41)  $   (2.89)
Net income (loss)..................................     $  (2.29)               *      $   (4.86)  $   (3.91)
NET INCOME (LOSS) PER SHARE-DILUTED (NOTE 17)......                             *
Income (loss) before extraordinary item............     $  (2.29)               *      $   (3.45)  $   (1.02)
Extraordinary item, net of tax of $0...............     $   0.00                *      $   (1.41)  $   (2.89)
Net income (loss)..................................     $  (2.29)               *      $   (4.86)  $   (3.91)
PRO FORMA INFORMATION (NOTE 2).....................                             *
Weighted average shares outstanding-basic
  (Note 17)........................................       11,999                *         35,235      33,401
Weighted average shares outstanding-diluted
  (Note 17)........................................       11,999                *         35,235      33,401

--------------------------

*   EPS for the Predecessor Company is not meaningful.

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-1-44

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED JANUARY 31, 2001, 2000, AND 1999
                                 (IN THOUSANDS)

                                 COMMON STOCK                                ACCUMULATED      RETAINED
                                  OUTSTANDING                  ADDITIONAL       OTHER         EARNINGS
                              -------------------   TREASURY    PAID-IN     COMPREHENSIVE   (ACCUMULATED
                               SHARES     AMOUNT     STOCK      CAPITAL        INCOME         DEFICIT)       TOTAL
                              --------   --------   --------   ----------   -------------   ------------   ---------
PREDECESSOR
BALANCES-JANUARY 31, 1998...  $ 31,248    $ 312     $   (75)    $198,893          --          $  12,905    $ 212,035
Purchase of treasury stock
  at cost...................      (427)      (4)     (1,127)          --          --                 --       (1,131)
Issuance of stock pursuant
  to acquisitions...........     2,059       21          --       25,785          --                 --       25,806
Issuance of stock pursuant
  to stock plans............        36       --          --          130          --                 --          130
Issuance costs and other....        --       --          --          (93)         --                (87)        (180)
Net loss for the year ended
  January 31, 1999..........        --       --          --           --          --           (130,760)    (130,760)
                              --------    -----     -------     --------         ---          ---------    ---------
BALANCES-JANUARY 31, 1999...    32,916      329      (1,202)     224,715          --           (117,942)     105,900
Issuance of stock pursuant
  to acquisitions...........        51        1          --           56          --                 --           57
Purchase of treasury stock
  at cost...................      (956)     (10)     (1,462)          --          --                 --       (1,472)
Net loss for the year ended
  January 31, 2000..........        --       --          --           --          --           (171,207)    (171,207)
                              --------    -----     -------     --------         ---          ---------    ---------
BALANCES-JANUARY 31, 2000...    32,011      320      (2,664)     224,771          --           (289,149)     (66,722)
Issuance of stock pursuant
  to acquisitions...........     5,188       52          --        1,018          --                 --        1,070
Net loss for the period
  ended September 21,
  2000......................        --       --          --           --          --             72,076       72,076
Cancellation of the former
  equity interests under
  September 21, 2000 plan of
  reorganization............   (37,199)    (372)      2,664     (225,789)         --            217,073       (6,424)
                              --------    -----     -------     --------         ---          ---------    ---------

SUCCESSOR
Issuance of new equity
  interest in connection
  with emergence from
  Chapter 11................    11,999      120          --       49,880          --                 --       50,000
Unrealized gain on
  investment................        --       --          --           --          77                 --           77
Net loss for the period
  ended January 31, 2001....        --       --          --           --          --            (27,429)     (27,429)
                              --------    -----     -------     --------         ---          ---------    ---------
Balances-January 31, 2001...  $ 11,999    $ 120     $    --     $ 49,880         $77          $ (27,429)   $  22,648
                              ========    =====     =======     ========         ===          =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-1-45

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               SUCCESSOR COMPANY              PREDECESSOR COMPANY
                                               -----------------   ------------------------------------------
                                                                                           YEAR ENDED
                                                19 WEEKS ENDED     33 WEEKS ENDED   -------------------------
                                                  JANUARY 31,      SEPTEMBER 20,    JANUARY 31,   JANUARY 31,
                                                     2001               2000           2000          1999
                                               -----------------   --------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................      $(27,429)         $  72,076       $(171,207)    $(130,760)
Noncash items included in net income (loss):
  Depreciation and amortization..............         1,680              1,893          11,699        14,786
  Extraordinary (gain) loss..................            --           (100,000)         49,632        96,784
  Loss (gain) on sale of assets..............            --                 --              11        (5,414)
  Nonrecurring charges.......................            --              5,074           1,723        10,465
  Write-down of notes receivable.............           547                 --          13,840         2,674
  Goodwill impairment write-down.............        26,908                 --          36,046         9,093
  Amortization of debt issuance costs........            --                 --           1,415         1,708
  Other......................................           854                 --            (173)          656
Changes in receivables.......................         2,921              6,218           7,986        (1,699)
Changes in accounts payable and accrued
  liabilities................................        (8,738)            (7,254)          5,516        (1,020)
Changes in amounts due from physicians.......            --                 --              --         3,216
Changes in other assets......................           388                990          15,305        (5,393)
                                                   --------          ---------       ---------     ---------
Net cash used by operating activities before
  reorganization items.......................        (2,869)           (21,003)        (28,207)       (4,904)
                                                   --------          ---------       ---------     ---------
Cancellation of accrued interest on
  debentures.................................            --             (4,218)             --            --
Bankruptcy-related professional fees.........            --              1,350              --            --
Write-off of unamortized balance of debenture
  finance costs..............................            --              1,838              --            --
                                                   --------          ---------       ---------     ---------
Net cash used by reorganization items........            --             (1,030)             --            --
                                                   --------          ---------       ---------     ---------
  Net cash used by operating activities......        (2,869)           (22,033)        (28,207)       (4,904)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.........................          (233)              (547)         (4,593)       (6,601)
Sale of assets...............................            --              4,672          48,669         7,888
Notes receivable, net........................           299              6,550            (198)       (2,550)
Other assets.................................          (318)                --              --          (110)
Acquisitions, net of cash acquired (Note
  15)........................................            --                 --          (1,404)      (11,164)
                                                   --------          ---------       ---------     ---------
  Net cash provided (used) by investing
    activities...............................          (252)            10,675          42,474       (12,537)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) under revolving lines
  of credit..................................         6,209            (11,802)         22,311            --
Repayments by (advances to) shareholders.....            --                                 44       (10,904)
Proceeds from issuance of common stock.......            --                 --             130
Dividends to shareholders....................            --                 --              --            --
Changes in restricted cash...................           (62)                --           2,077            --
Release of cash collateral...................            --                 --              --            --
Offering costs and other.....................            --                 77             (15)         (234)
Repurchase of treasury stock.................            --                             (1,472)         (769)
Borrowings (repayments) of debt--net.........            47                            (21,791)      (10,181)
                                                   --------          ---------       ---------     ---------
  Net cash provided (used) by financing
    activities...............................         6,194            (11,725)          1,154       (21,958)
                                                   --------          ---------       ---------     ---------
Increase (decrease) in cash and cash
  equivalents................................         3,073            (23,083)         15,421       (39,399)
Cash and cash equivalents, beginning of
  period.....................................         2,475             25,558          10,137        49,536
                                                   --------          ---------       ---------     ---------
Cash and cash equivalents, end of period.....      $  5,548          $   2,475       $  25,558     $  10,137
                                                   ========          =========       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     C-1-46

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                   NOTES TO CONSLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND RECENT EVENTS

DESCRIPTION OF BUSINESS

    Innovative Clinical Solutions, Ltd. (together with its subsidiaries, the "Company" or "ICSL") (formerly PhyMatrix Corp.) operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliated with physicians by acquiring their practices and entering into long-term physician practice management ("PPM") agreements with the acquired practices and by managing independent physician associations ("IPAs") and specialty care physician networks through management service organizations ("MSOs") in which the Company had ownership interests. In order to expand its service offerings and to take advantage of the higher margins resulting from clinical studies, the Company acquired Clinical
Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

SIGNIFICANT EVENTS

    REPOSITIONING

    In early 1998, the medical services industry, and in particular the PPM industry became the subject of concerted negative scrutiny from industry analysts. Health maintenance organizations ("HMOs") and other insurers had reduced the amount of their reimbursements and new types of contracts had put the managed practices at increased risk of losing money when medical costs rose. In addition, the high profile bankruptcies of several large managed practices and reported losses in the hundreds of millions for PPM companies resulted in a perception that the PPM industry could not remain viable. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered.

    Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research.

    During the year ended January 31, 1999, the Board approved, consistent with achieving its stated repositioning goal, a plan to divest and exit the Company's physician practice management ("PPM") business and certain of its ancillary services businesses, including diagnostic imaging, lithotripsy and radiation therapy, home health and infusion therapy. In the second quarter of fiscal 2000, the Company also decided to divest its investments in a surgery center and a physician network, and sell its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

    Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for

                                     C-1-47
the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

    RECAPITALIZATION

    In order to reduce its indebtedness, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

    On May 17, 2000, the Company's Board of Directors approved, and on June 12, 2000, the Company distributed, a Pre-petition Solicitation and Disclosure Statement with Respect to Joint Prepackaged Plan of Reorganization (the "Disclosure Statement"), which solicited acceptances of the Prepackaged Plan from the holders of the Debentures (the "Debentureholders"). The Debentureholders constituted the only impaired class of creditors under the Prepackaged Plan and, accordingly, the only class entitled to vote on the Prepackaged Plan. The voting period for the solicitation ended on July 12, 2000. The solicitation resulted in the acceptance of the Prepackaged Plan by the Debentureholders with respect to both the number (more than one-half of the number of Debentureholders that actually voted) and amount (Debentureholders holding at least two-thirds of the principal amount of the Debentures actually voted) as required for confirmation of the Prepackaged Plan under the Bankruptcy Code. Accordingly, on July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

    On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged
Plan) were canceled and extinguished. Under the Prepackaged Plan, each Debentureholder received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

    Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 8).

                                     C-1-48

    On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The Company and subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter11") on July 14, 2000 (the "Filing"). Prior to emerging from Chapter 11 on September 20, 2000 (the "Effective Date"), the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the United States Bankruptcy Court (the "Bankruptcy Court"). The reorganized Company (the "Successor") adopted fresh-start reporting (Note 3) and gave effect to its emergence as of September 20, 2000.

    Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheet as of January 31, 2001, the consolidated balance as of that date is not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of January 31, 2001 is that of a reorganized entity. Accordingly, a black line has been drawn between the Registrant's balance sheet and the Predecessor's balance sheet. In addition, the results of the operations of the business prior to September 20, 2000 (the Predecessor) are not comparable to the Company's results of operations due to the emergence from bankruptcy.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES USED IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for the estimated proceeds to be realized from the assets held for sale, collectibility of receivables and third party settlements, depreciation and amortization, taxes and contingencies.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

REVENUE RECOGNITION

    Net revenues from management service agreements include fees paid to the Company by the management service agreements for providing management services. These fees generally are either a fixed amount per enrollee or a specified percentage of capitated revenues. In addition, the Company may be entitled to participate in risk pools.

                                     C-1-49

    Net revenues from clinical studies (which are included in net revenue from services) equal the fees to be received, primarily from pharmaceutical companies, as services are provided to patients enrolled in studies. Revenue is recognized as services are provided. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Unearned revenue is recorded for cash received from customers for which revenue has not been recognized as of the balance sheet date

    Net revenues from services are reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated reimbursement levels with specific payors for new services, industry reimbursement trends and other relevant factors.

    In accordance with EITF 97-2, which the Predecessor implemented during the fourth quarter of fiscal 1999, net revenues from management service agreements generally includes the net revenue generated by the physician practices net of payments to physicians. Under the agreements, the Predecessor, in most cases, is responsible and at risk for the operating costs which include the reimbursement of all medical practice operating costs. For the years ended January 31, 2001, 2000, and 1999, the payments to physicians, which have been netted against revenues, were $2.8 million, $42.5 million and $67.7 million, respectively.

    Net revenues from real estate services are recognized at the time services are performed. In some cases fees are earned upon the achievement of certain milestones in the development process, including the receipt of a building permit and a certificate of occupancy of the building. Unearned revenue relates to all fees received in advance of services being completed on development projects.

THIRD PARTY REIMBURSEMENT

    For the years ended January 31, 2001, 2000, and 1999, approximately 6%, 17% and 16%, respectively, of the Predecessor's net revenue was primarily from the participation of the Predecessor's home healthcare entities and physician practices in Medicare programs. Medicare compensated the Predecessor on a "cost reimbursement" basis for home healthcare, meaning Medicare covers all reasonable costs incurred in providing home healthcare. Medicare compensates the Predecessor for physician services based on predetermined fee schedules. In addition to extensive existing governmental healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Legislative changes to federal or state reimbursement systems could adversely and retroactively affect recorded revenues. As of January 31, 2000, the Predecessor had divested or disposed of its home healthcare businesses and substantially all of its physician practices.

ASSETS HELD FOR SALE

    In connection with it's repositioning and as part of its strategic plan, during 1998, 1999 and the first quarter of 2000, the Predecessor terminated substantially all of its individual and group physician practice management arrangements and divested itself of related assets for an aggregate sale price of $19.7 million. This aggregate sale price reflects its retention of certain accounts receivable and payment by it of $6.8 million in connection with the termination of certain of its employed physicians. In addition, the Predecessor sold and divested itself of its ancillary medical service businesses such as diagnostic imaging, radiation therapy, lithotripsy services and infusion therapy and its real estate services for an aggregate sale price of $64 million. This aggregate sale price includes $10 million of retained accounts receivable from the imaging division. Because of the negative perception of these

                                     C-1-50
industry segments these assets were divested at prices substantially below the Predecessor's investments. As a result, the Predecessor reported a net loss for the fiscal year ended January 31, 1999 of $130.8 million, which included an extraordinary non-cash charge of $96.8 million and a $10.5 million nonrecurring expense related to these divestitures. The Predecessor reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary non-cash charge of $49.6 million which was primarily related to the divestitures and a goodwill impairment write-down of $36.1 million due to closure of certain unprofitable operations, both in clinical studies and network management, and the impairment of the assets of several sites.

    Revenues for the assets held for sale segment, (including real estate operations for 1999 and 1998), were 5.9%, 49.6%, and 53.4% of the Predecessor's total revenues for the years ended January 31, 2001, 2000, and 1999, respectively.

PROPERTY AND EQUIPMENT

    Additions are recorded at cost, or in the case of capital lease property, at the net present value of the minimum lease payments required, and depreciation is recorded principally by use of the straight-line method of depreciation improvements and equipment over their useful lives. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms.

INCOME TAXES

    The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

    Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carryforwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.

GOING CONCERN

    The Company has generated significant negative cash flow and operating losses over the past several years. In addition, the Company is in violation of certain covenants of its credit facility. The Company's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

    The Company's operating losses have declined significantly from fiscal 2000. In addition to the operating improvements, the Company has decided to sell nonstrategic assets including land, its oncology business operations, and its network management division. The Company has continued to improve profitability in its CSL business unit through the closing of unprofitable sites, enhanced training and improvements in patient recruitment efforts. However, the Company believes that a strategic merger or sale of its CSL subsidiary is necessary to improve short-term and long-term profitability. The Company is actively pursuing these alternatives. However, there can be no assurance that management plans will be successful. (See Note 20)

                                     C-1-51

GOODWILL AND OTHER LONG-LIVED ASSETS

    Goodwill was related to the excess of cost over the value of net assets of the businesses acquired. Amortization was calculated on a straight-line basis over periods ranging from ten to 36 years. Statement of Financial Accounting Standards (SFAS) No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" requires that goodwill be written down if anticipated future undiscounted cash flows from operation are insufficient to justify the recoverability of the goodwill asset. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other economic factors. As discussed below, the Company recorded an impairment charge of its reorganization value in excess of amounts allowable to identifiable assets of $26.9 million in the nineteen weeks period ended January 31, 2001.

    In connection with the Board of Directors' plan to reposition the Company, the Predecessor downsized its real estate services segment in 1999 and subsequently sold the remaining real estate assets in 2000. During the fourth quarter ended January 31, 1999, the Predecessor recorded a goodwill impairment write-down of approximately $9.1 million, which eliminated the remaining goodwill of the real estate services segment. The asset of goodwill was determined to have been impaired because of the Predecessor's decision to significantly downsize the real estate segment and the inability to generate future operating income without substantial revenue growth, which was determined to be uncertain. Moreover, anticipated future cash flows of the real estate segment indicated that the recoverability of the asset was not likely. The Predecessor sold the real estate operation in August 1999.

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

    Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as Reorganization Value in Excess of Amounts Allocable to Identifiable Assets. The implementation of fresh start reporting resulted in a Reorganization Value in Excess of Amounts Allocable to Identifiable Assets of approximately
$55 million. This asset is being amortized over five years.

    This reorganization value, which drives the Reorganization Value in Excess of Amounts Allocable to Identifiable Assets, was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described in Note 3. The decision to sell the network management division, coupled with a revised plan for the remainder of the business triggered an impairment review of the Company's long lived assets. The revised plan provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected cash flows to determine the fair value of its assets. Accordingly, in the fourth quarter of 2001, the Company recorded an impairment write down of $26.9 million.

    The Company expects to continue to assess the realizability of its intangible assets as it evaluates it business strategies and further write-downs may be necessary.

                                     C-1-52

NET INCOME (LOSS) PER COMMON SHARE

    Effective December 15, 1997, the Predecessor adopted SFAS No. 128, "EARNINGS PER SHARE". Under SFAS No. 128, the basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. Stock to be issued at a future date pursuant to acquisition agreements is treated as outstanding in determining basic earnings per share. In addition, diluted earnings per share is calculated using the weighted average number of shares of Common Stock and common stock equivalents, if dilutive.

    Net loss per share for periods prior to September 20, 2000 is for the Predecessor and is not comparable to net loss per share for the Company, which reflects the exchange of New Common Stock for the Debentures and Old Common Stock. Net loss per share for the 19 weeks ending January 31, 2001 was $(2.29). Basic and fully diluted earnings per share are the same because the effect of Common Stock equivalents would be anti-dilutive. Unexercised employee stock options to purchase 2,581 shares of the Company's Common Stock were not included in the computation of diluted shares outstanding because such inclusion would be anti-dilutive. The Predecessor Company earnings per share for the 33-week period ended September 20, 2000 is not meaningful and therefore has not been presented.

STOCK OPTION PLANS

    On February 1, 1996, the Predecessor adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made during the years ended January 31, 2001, 2000, and 1999, and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Predecessor and Company have elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

COMPREHENSIVE INCOME

    The Company's has an investment in a marketable equity security which is considered an available-for-sale investment in the accompanying balance sheet and is carried at market value, with the difference between cost and market value recorded in the "Accumulated other comprehensive items" component of stockholders' investment.

CONCENTRATION OF CREDIT RISK

    Approximately 31% of the Company's revenue and (1%) of the Company's operating loss are derived from one customer. In addition, approximately 4% of accounts receivable is due from this customer. The Company does not normally require collateral or other security to support its accounts receivable related to this customer. Management does not believe that this concentration of risk has or will have significant negative impact on the Company.

ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

    In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" ("SAB 101"). SAB 101 summarizes certain of the Staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The adoption of SAB 101 did not have a material impact on the financial statements.

                                     C-1-53

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION-AN INTERPRETATION OF APB OPINION NO. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The application of FIN 44 did not have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all hedging instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, or (b) a hedge of the exposure to variable cash flows of a forecasted transaction. The Company adopted SFAS 133, as amended by SFAS 137 when it emerged from bankruptcy. The adoption of SFAS 133 did not impact the Company, as the Company has not entered into any derivative instrument contracts.

3. PREPACKAGED PLAN AND FRESH-START REPORTING

    As discussed above in Note 1, the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the accompanying consolidated balance sheet as of September 21, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

    The significant consummation and fresh start reporting adjustments (excluding the write-off of the Old Common Stock and forgiveness of indebtedness) resulted in a charge of $666,000. This charge is

                                     C-1-54
presented as "Reorganization items" pursuant to adoption of fresh-start reporting in the consolidated statement of operations for the thirty-three week period ended September 21, 2000.

    The Company provided for or incurred the following expenses and income items during 2000 directly associated with the Chapter 11 reorganization proceedings and the resulting restructuring of its operations:

Administrative and other claims.............................  $(1,100,000)
Change of control payments and emergence from bankruptcy
  bonuses...................................................   (1,697,000)
Write-off of unamortized balance of debentures finance
  costs.....................................................   (1,837,946)
Additional professional fees................................     (250,000)
Cancellation of accrued interest on Debentures..............    4,218,750
                                                              -----------
    Total reorganization items..............................  $  (666,196)
                                                              ===========

    Administrative and other claims: Administrative and other claims represented estimates of expenses incurred, primarily for legal, consulting and accounting services provided to the Company and the creditors committee.

    Change of Control payment and emergence from bankruptcy bonuses: Under the terms of the Prepackaged Plan, the Company paid Michael T. Heffernan $897,000 pursuant to his former employment contract with the Company and cash emergence from bankruptcy bonuses aggregating $800,000 to four executive officers pursuant to a retention plan approved by the Company's Board of Directors in December 1999.

    The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment.

    The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis. The enterprise value was developed by an independent financial advisor for purposes of preparing the Company's Disclosure Statement, which was distributed to Debentureholders and filed in the Bankruptcy Court on July 14, 2000. In developing the determination of the initial equity value, the financial advisor used various assumptions and estimates, including revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. As a result, the initial equity value was assumed to be in the range of $65 to $95 million. For purposes of the Disclosure Statement, the Company determined that an equity value of $80 million represented a reasonable estimate of the reorganized Company for purposes of determining distributable equity value to the creditors.

    Subsequent to the distribution of the Disclosure Statement and the Effective Date, a number of events occurred which impacted the determination of equity value under fresh-start reporting, including but not limited to, the initial trading prices of the New Common Stock, lack of liquidity of Company stock, information regarding the Company's third quarter performance, and the final fiscal 2001 financial plan. The Company employed a similar valuation method to that utilized by its independent financial advisor in the Disclosure Statement under fresh-start reporting to determine its equity value and arrived at the revised equity value of $50 million. The changes in assumptions used to calculate the revised reorganization value were primarily a reduction in assumed growth and an increase in the discount rate. Management believes these changes are appropriate given changes at the Company and the economy since the original reorganization value was calculated.

                                     C-1-55

    The Company's reorganization value of $50 million was more than the market value of its assets at September 20, 2000, which was approximately
$38.0 million. Management believes that the Debentureholders accepted the Prepackaged Plan and the corresponding reorganization value, despite the inherent future business risks, primarily because the Company's reorganization value exceeded its liquidation value and the Debentureholders believed that it was in the Company's best interest to emerge from bankruptcy at that time. In accordance with the purchase method of accounting, the excess of the reorganization value over revalued net assets was allocated to "Reorganization Value in Excess of Amount Allocable to Identifiable Assets".

    The reorganization equity value of $50.0 million as of the Effective Date was based, in part, upon the planned integration of the Company's network management and clinical trials site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described above. Accordingly, the Company's reorganization equity value has been reduced and reflects the lower valuation for the network management division as a standalone enterprise. This reduction in reorganization value is reflected as a goodwill impairment write-down of $26.9 million for the 19 weeks ended January 31, 2001. See Note 2--"Goodwill and other long-lived assets" and "Reorganization Value in Excess of Amount Allocable to Identifiable Assets".

    The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity.

4. EXTRAORDINARY ITEMS AND NONRECURRING CHARGES

    During August 1998, the Predecessor initiated its plan to divest and exit the PPM business and certain of its ancillary service businesses. Through the nine months ended October 31, 1998, the Predecessor had recorded an extraordinary charge (net of tax of $8.4 million) of $51.6 million related to the planned divestitures. During the fourth quarter ended January 31, 1999, the Predecessor recorded an additional extraordinary charge of $45.2 million. In accordance with APB 16, the Predecessor is required to record these charges as an extraordinary item since impairment losses are being recognized for divestitures and disposals expected to be completed within two years subsequent to a pooling of interests (the pooling of interests with CSL was effective October 15, 1997). During the year ended January 31, 1999, the Board approved, consistent with achieving its stated repositioning goal, a plan to divest and exit the Company's PPM business and certain of its ancillary services businesses, including diagnostic imaging, lithotripsy, radiation therapy, home health and infusion therapy. During the second quarter of 2000, the Predecessor also decided to divest its investments in a surgery center and a physician network, and sell its real estate service operations. Net loss for the year ended January 31, 2000 included an extraordinary item of $49.6 million (net of tax of $0), which is primarily a non-cash charge related to these divestitures.

    During the year ended January 31, 1999, the Predecessor recorded a nonrecurring pretax charge of $10.5 million. Of this amount, $8.7 million related primarily to the termination of several physician management and employment agreements prior to the Predecessor's decision in August 1998 to reposition (see Note 1) and $1.8 million related to the write-off of the remaining investment in an ambulatory surgery center.

                                     C-1-56

    During the year ended January 31, 2000, the Predecessor recorded a nonrecurring pretax charge of $1.7 million which represents additional severance costs in conjunction with the sale of assets and the repositioning of the Company.

5. NOTES RECEIVABLE

    As of January 31, 2000 and 1999, the Predecessor had non-recourse loans of $2.7 million to the shareholders of Physicians Choice, LLC pursuant to the agreement under which the Predecessor purchased the remaining ownership interests in Physicians Choice Management, LLC. The notes have a variable rate of interest, a final maturity in April 2004 and are collateralized by shares of Old Common Stock of the Predecessor. These loans have been written down to the net realizable value of the Common Stock of $0 and $1.0 million on January 31, 2000 and 1999. The Predecessor foreclosed on these notes and took back the stock in December 1999. The Predecessor recorded a pretax charge of approximately
$1.0 million and $1.7 million for the years ended January 31, 2000 and 1999, respectively.

    In connection with the sale of real estate during the years ended
January 31, 1999 and 1998, the Predecessor recorded notes receivable of $5.2 million and $1.7 million, respectively. The outstanding balance of these notes was $4.8 million and $6.9 million at January 31, 2000 and 1999, respectively. The notes bear interest at 9.5% and 8.5%, respectively, and have final maturities through August 2008. The purchaser defaulted on the $5.2 million note and the Predecessor renegotiated a $4.8 million cash settlement in April 2000. Accordingly, the note was written down to $4.8 million as of January 31, 2000. In May 2000, the Predecessor received a cash settlement of $4.5 million, which is net of settlement costs of $0.3 million.

    In May 1998, the Predecessor made a loan in the original principal amount of $1.0 million to Dr. Eric Moskow, a director and former employee of the Predecessor. Originally, this loan had an interest rate of 5.56% per annum and was due in May 2005. On January 27, 2000, the Predecessor entered into a Consulting Agreement and Release with Dr. Moskow. Pursuant to this agreement, Dr. Moskow has ceased his employment with the Predecessor, but remains as a director. The agreement, among other provisions, provides for the termination of Dr. Moskow's employment agreement, the cancellation of all outstanding stock options and the cancellation of his indebtedness to the Predecessor in the amount of $1 million. By terminating Dr. Moskow's employment agreement, the Predecessor avoided a payment of $1 million that would have been due to Dr. Moskow under his employment agreement upon the closing of the Predecessor's recapitalization. Also, in August 1996, in connection with the acquisition of his Predecessor, the Predecessor loaned Dr. Moskow approximately $448,000 on a non-recourse basis, secured by the pledge of 58,151 shares of Predecessor Common Stock. On December 29, 1999, the Predecessor foreclosed on the pledged shares and wrote-off the balance of the note.

    As of January 31, 2000, the Predecessor had outstanding loans receivable totaling $1.1 million to various related entities and individuals. The amount includes a $0.9 million unsecured note due on demand bearing interest of 10%, to a limited partnership in which Mr. Gosman (a former officer and director) is a partner, which was paid off in April 2000. Additionally, for January 31, 2000, the amount includes a $0.2 million non-interest bearing note to CareMatrix, a corporation of which Mr. Gosman is an officer, which was paid off in June 2000.

    During fiscal 1999, the Predecessor advanced $10.9 million to Chancellor Development Corp. which loan was guaranteed by Mr. Gosman. To secure his obligation under the guarantee, Mr. Gosman pledged the stock of another company principally owned by him ("Windrows") and (subject to prior pledges)
8.2 million shares of Predecessor Common Stock ("ICSL Pledged Shares"). This loan was due in July 2000 but has not been paid by Chancellor Development Corp. or by Mr. Gosman. Due to the significant decline in the collateral pledged by Mr. Gosman and management's assessment that Mr. Gosman would not honor his guarantee, in January 2000, the Predecessor completely wrote off the

                                     C-1-57
note. Notwithstanding the write-down, the Predecessor filed suit against Mr. Gosman and obtained a judgment (including interest) of approximately
$11.0 million. Mr. Gosman subsequently filed for protection under the United States Bankruptcy Code. The Predecessor actively participates as a member of the creditors' committee for Mr. Gosman's bankruptcy proceedings and will take all actions within its power to recover amounts due from Mr. Gosman.

    During the years ended January 31, 1999, the Predecessor wrote down a note receivable that was collateralized by shares of Old Common Stock of the Predecessor to its estimated net realizable value. The shares of Old Common Stock were tendered to the Predecessor in satisfaction of the notes and accordingly the Predecessor recorded the shares as treasury stock. Based on the estimated net realizable value of this note receivable, the Predecessor recorded a pretax charge of approximately $1.0 million for the year ended January 31, 1999.

    In connection with the divestiture of businesses in the prior years, the Company and Predecessor had notes receivable outstanding of approximately
$4.7 million and $6.3 million for the years ended January 31, 2001 and 2000, respectively. These loans pay no interest and have maturities ranging from 2002 to 2005 and the Company has imputed interest and reduced the notes to their current present value.

6. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (IN THOUSANDS):

                                                             SUCCESSOR    PREDECESSOR
                                               ESTIMATED    -----------   -----------
                                              USEFUL LIFE   JANUARY 31,   JANUARY 31,
                                                (YEARS)        2001          2000
                                              -----------   -----------   -----------
Land........................................                   $   --        $3,090
Building....................................        15             --            --
Furniture and fixtures......................       5-7          1,284         3,538
Equipment...................................      5-10          2,191         4,276
Computer software...........................       3-5            435         1,535
Leasehold improvements......................      4-20            382           411
                                                               ------        ------
Property and equipment, gross...............                    4,292        12,850
Less accumulated depreciation...............                     (317)       (3,751)
                                                               ------        ------
Property and equipment, net.................                   $3,975        $9,099
                                                               ======        ======

    Depreciation expense was $0.3 million, $1.1 million, $6.2 million and $6.1 million, respectively, for the periods ended January 31, 2001 and September 20, 2000 and for the years ended January 31, 2000 and 1999, respectively.

    During the year ended January 31, 1999, the Company sold real estate and a radiation therapy center for $7.8 million and $2.5 million, respectively. These sales resulted in gains of $4.5 million and $0.9 million, respectively. In connection with the sale of real estate, $2.6 million was paid in cash and the Company recorded a note receivable for the balance of $5.2 million. As of January 31, 2000 this note has been reduced to $4.8 million through renegotiations and $0.5 million has been written off.

                                     C-1-58

7. ACCRUED AND OTHER CURRENT LIABILITIES

    Accrued and other current liabilities consist of the following (IN
THOUSANDS):

                                                         SUCCESSOR     PREDECESSOR
                                                        ------------   ------------
                                                        JANUARY 31,    JANUARY 31,
                                                            2001           2000
                                                        ------------   ------------
Accrued rents and equipment leases....................    $ 1,462        $ 1,397
Accrued income taxes..................................        271             62
Accrued professional fees.............................        951          3,746
Accrued additional purchase price.....................        600          6,070
Accrued interest......................................         72          1,043
Unearned revenue......................................      1,636          3,276
Accrued litigation reserves...........................      3,299          3,813
Accrued capitation costs..............................      7,072             --
Other.................................................      2,727          4,168
                                                          -------        -------
Total accrued and other current liabilities...........    $18,090        $23,575
                                                          =======        =======

8. LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

    Long-term debt, notes payable and capital leases consist of the following (IN THOUSANDS):

                                                               SUCCESSOR     PREDECESSOR
                                                              ------------   ------------
                                                              JANUARY 31,    JANUARY 31,
                                                                  2001           2000
                                                              ------------   ------------
Convertible subordinated debentures, with an interest rate
  of 6.75%, a maturity date of June 15, 2003, and a
  conversion price of $28.20 per share......................         --       $ 100,000
Note payable to former shareholders of a clinical research
  company, which is non-interest bearing and has maturity
  dates through January 2004................................    $ 1,853           2,207
Convertible acquisition notes payable with various maturity
  dates through October 3, 2001 and an interest rate of
  7%........................................................      2,100           2,925
Acquisition earn-outs payable with various maturity dates
  through 2001..............................................         49              47
Capital lease obligations with maturity dates through
  September 2015 and interest rates ranging from 8.5% and
  12%.......................................................        365             310
                                                                -------       ---------
  Total.....................................................      4,367         105,489
Less current portion of capital leases......................       (112)            (63)
Less current portion of debt................................     (3,348)       (101,192)
                                                                -------       ---------
Long-term debt and capital leases...........................    $   907       $   4,234
                                                                =======       =========

REVOLVING LINES OF CREDIT (IN THOUSANDS):

                                                               SUCCESSOR     PREDECESSOR
                                                              ------------   ------------
                                                              JANUARY 31,    JANUARY 31,
                                                                  2001           2000
                                                              ------------   ------------
Revolving line of credit with a financial institution with a maturity date of March 2002 and an interest rate of 9.5%
  at January 31, 2000.......................................         --        $10,463
Revolving line of credit with a financial institution with a maturity date of September 2002 and an interest rate of
  11.5% at January 31, 2001.................................     $6,209             --
                                                                 ------        -------
Revolving lines of credit...................................     $6,209        $10,463
                                                                 ======        =======

                                     C-1-59

    The convertible acquisition notes payable were convertible into Common Stock of the Predecessor. All other convertible notes are now convertible into common stock of the Company. At the option of the note holders, $2.9 million of the amount outstanding at January 31, 2000 was convertible at a conversion price of $16.425 per share. Of this amount, $1.0 million and $0.5 million was repaid in cash during the years ended January 31, 2000 and 1999, respectively.

    During March 1999, the Predecessor obtained a $30.0 million revolving line of credit with a three-year term and availability based upon eligible accounts receivable. The line of credit bears interest at prime plus 1.0% and fees of 0.0875%. The line of credit was collateralized by the assets of the Predecessor, limited the ability of the Predecessor to incur certain indebtedness and make certain dividend payments and required the Predecessor to comply with customary covenants. Proceeds from asset sales were to be used to repay the line of credit to the extent the sold assets included eligible accounts receivable. Upon the Predecessor's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the line increased to 12%. This line was paid in full on the Effective Date with available cash.

    On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP constitutes an event of default under this New Credit Facility. In addition, the Company is in default of certain non-financial and reporting covenants contained in the New Credit Facility. The Company has requested, and Ableco has agreed to provide, a waiver of these defaults. The Company and Ableco are currently in the process of documenting the waiver. If the Company is unable to obtain a waiver of such defaults, it may be subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5.0%.

    The following is a schedule of future minimum principal payments of the Company's long-term and convertible debt and the present value of the minimum lease commitments at January 31, 2001:

                                                          DEBT     CAPITAL LEASES
                                                        --------   --------------
                                                             (IN THOUSANDS)
2002..................................................  $ 3,348        $ 142
2003..................................................       --          138
2004..................................................      653           91
2005..................................................       --           51
2006..................................................       --            8
Thereafter............................................       --           --
                                                        -------        -----
Total.................................................    4,001          430
Less amounts representing interest and executory
  costs...............................................                   (64)
Total long-term debt and present value of minimum
  lease payments......................................    4,001          366
                                                        -------        -----
Less current portion..................................   (3,348)        (112)
Long-term portion.....................................  $   653        $ 254
                                                        =======        =====

                                     C-1-60

9. LEASE COMMITMENTS

    The Company leases various office space and certain equipment pursuant to operating lease agreements.

    Future minimum lease commitments (including entities held for sale) consisted of the following at January 31 (in thousands):

2002........................................................   4,364
2003........................................................   3,739
2004........................................................   3,106
2005........................................................   2,081
2006........................................................   1,403
Thereafter..................................................   1,134

10. COMMITMENTS AND CONTINGENCIES

    In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions with number of shares generally determined based upon the average price of the stock during the five business days prior to the date of issuance. As of January 31, 2001, the Company had committed to issue $1.1 million of New Common Stock of the Company using the methodology discussed above. In April 2000 the Predecessor issued approximately
5.2 million shares of Old Common Stock in satisfaction of this commitment.

    In connection with a joint venture partnership (the "Joint Venture") between the Predecessor and Tenet Healthsystem Hospitals, Inc. ("Tenet") to own and operate an ambulatory surgical center and diagnostic radiology facility in Florida, Tenet filed suit against the Company on September 23, 1999 in the Palm Beach County Circuit Court (Florida) for (1) rescission of the Joint Venture agreement and (2) damages of approximately $2.0 million for breach of contract, breach of fiduciary duty, and breach of good faith and fair dealing (the "Tenet Suit"). The Tenet Suit chiefly alleges that the Company engaged in self-dealing to the detriment of Tenet and failed to meet its obligations under the Joint Venture agreement, such obligations relating principally to certain financial commitments concerning the Joint Venture. This litigation has recently been stayed to allow the parties to negotiate an unwinding of the Joint Venture and review the potential for a negotiated settlement. If the parties are unable to reach agreement, the Company intends to file counterclaims against Tenet and defend the case

    On January 11, 2001, the Bond Opportunity Fund II, LLC ("BOF") and Steven Gidumal ("Gidumal") filed an amended complaint (the "BOF Complaint") in the United States District Court for the District of Rhode Island. (C.A.
No. 00-609T). The BOF Complaint, filed against certain of our current and former executive officers and directors alleges violations of provisions of the Securities Exchange Act of 1934, breach of fiduciary duty and certain state common law and statutory provisions. The Company is not a party to the BOF Complaint, but it may be obligated to indemnify the officers, former officers, directors and former directors of the Company pursuant to the terms of the Company's charter, by-laws and certain of its agreements with its executives and former executives. The Company believes that, except for its $250,000 deductible, any indemnification obligations will be covered by its directors and officers insurance coverage.

    On February 20, 2001, Peter J. Almeroth, the Bond Opportunity Fund II, LLC and Steven L. Gidumal (collectively, the "Plaintiffs") filed an adversary proceeding (C.A. No. A-01-115) against the Company, PBG Medical Mall MOB 1 Properties, Ltd., EQSF Advisors, Inc., 3801 PGA Investors, Ltd., Third Avenue Trust, Third Avenue Value Fund Series, Aggressive Conservative Investment Fund, L.P. and The Chase Manhattan Bank N.A. (the "Adversary Proceeding") in the United States Bankruptcy

                                     C-1-61

Court for the District of Delaware seeking to revoke the order of confirmation (the "Confirmation Order") of the Prepackaged Plan. The Plaintiffs allege that the Confirmation Order was procured by means of fraud based on alleged concealment of significant actual or potential conflicts of interest and misrepresentations. The Company has filed a motion to dismiss this action and awaits a ruling on the matter. The Company believes that the allegations contained in the Adversary Proceeding are without merit and intends to continue to defend the case vigorously.

    On October 18, 1997, the Florida Board of Medicine, which governs physicians in Florida, declared that the payment of percentage-based fees by a physician to a physician practice management company in connection with practice-enhancement activities subjects a physician to disciplinary action for a violation of a statute which prohibits fee-splitting. Some of the Predecessor's contracts with Florida physicians include provisions providing for such payments. The Predecessor appealed the ruling to a Florida District Court of Appeals and the Board stayed the enforceability of its ruling pending the appeal. Oral arguments were held on May 26, 1999, and the judge upheld the Board of Medicine's ruling. The Company may be forced to renegotiate those provisions of the contracts that are affected by the ruling. While these contracts call for re-negotiation in the event that a provision is not found to comply with state law, there can be no assurance that the Company would be able to renegotiate such provisions on acceptable terms. The contracts affected by this ruling are with the physician practices the Company has sold or has identified to be divested or disposed and for which the assets are included in assets held for sale at January 31, 2000.

    In conjunction with various acquisitions that were completed during the years ended January 31, 1999, 1998 and 1997, the Company may be required to make various contingent payments in the event that the acquired companies attain predetermined financial targets during established periods of time following the acquisitions. If all of the applicable financial targets were satisfied, for the periods covered, the Company would be required to pay an aggregate of approximately $4.4 million and $24.9 million for the years ended January 31, 2000 and 1999, respectively. Approximately $2.3 million was paid relative to the January 31, 1999 fiscal year. The payments, if required, shall be payable in cash and/or Common Stock of the Company.

    In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company which are generally issued one year from the closing date of such acquisitions with number of shares generally determined based upon the average price of the stock during the five business days prior to the date of issuance. As of January 31, 2001, the Company had committed to issue $1.1 million of Common Stock of the Company using the methodology discussed above. In April 2000 the Company issued approximately
5.2 million shares of Common Stock in satisfaction of this commitment.

    In conjunction with a physician practice management agreement with a physician practice in Florida, the Company has filed suit against the practice to enforce the guarantees executed in connection with the management agreement. The practice has filed a counterclaim alleging fraudulent inducement and illegality of the management agreement. The Company intends to vigorously prosecute the case and defend the counterclaim. However, if the Company is not successful it could be exposed to a maximum loss of $3.7 million. A reserve has been established to reflect the probable loss.

    In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case No. CL01 1898AF) seeking damages of approximately $2.3 million for breach of lease for the premises located in Jupiter, Florida. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

    In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages of approximately $1.3 million for

                                     C-1-62
breach of lease for the premises located in Palm Bay, Florida. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

    In March 2001, Biltmore Investors Limited Partnership filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of approximately $1.3 million for breach of lease for the premises located in Phoenix, Arizona. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

    In July 2001, Marvin Stein, M.D. filed a complaint against the Company, PhyMatrix Corp., PhyMatrix Urology Network, inc. and Physicians Consultant and Management Corporation in the Circuit Court, Palm Beach County, Florida (Case No. CA 01-06945AH). The suit alleges breach of a November 1997 stock purchase agreement pursuant to which the Company purchased Urology Consultants of South Florida, Inc. The complaint also alleges breach of other related agreements. The complaint seeks and unspecified amount of damages. The Company currently is in settlement negotiations with Dr. Stein. Should these negotiations fail to result in an acceptable settlement, the Company intends to defend the case vigorously and to assert counterclaims against Dr. Stein.

    The Company is subject to other legal proceedings in the ordinary course of its business. While the Company cannot estimate the ultimate settlements or awards with respect to these legal proceedings, if any, the outcome could have a material adverse effect on the Company, its liquidity, financial position or results of operations.

11. RELATED PARTY TRANSACTIONS

    The Company has retained Kalkines, Arky, Zall, Bernstein LLP ("KAZB") to represent it in connection with the proposed sale the Company's network management division. William S. Bernstein is a member of the Company's Board of Directors and of counsel to KAZB.

    In May 1998 the Predecessor made a loan in the original principal amount of $1.0 million to Dr. Eric Moskow, a director and former employee of the Predecessor. Originally, this loan had an interest rate of 5.56% per annum and was due in May 2005. On January 27, 2000, the Predecessor entered into a Consulting Agreement and Release with Dr. Moskow. Pursuant to this agreement, Dr. Moskow has ceased his employment with the Company, but remains as a director and a consultant. The agreement, among other provisions, provides for the termination of Dr. Moskow's employment agreement, the cancellation of all outstanding stock options and the cancellation of his indebtedness to the Predecessor in the amount of $1 million, which was written off in the fourth quarter of 2000. By terminating Dr. Moskow's employment agreement, the Predecessor avoided a payment of $1 million that would have been due to Dr. Moskow under his employment agreement upon the closing of the recapitalization. Also, in August 1996, in connection with the acquisition of his company, the Predecessor loaned Dr. Moskow $448,000 on a non-recourse basis, secured by the pledge of 58,151 shares of Old Common Stock. On December 29, 1999, the Predecessor foreclosed on the pledged shares.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The methods and assumptions used to estimate the fair value of each class of financial instruments, for which it is practicable to estimate that value and the estimated fair values of the financial instruments are as follows:

CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value because of the short effective maturity of these instruments.

                                     C-1-63

LONG-TERM DEBT

    The fair value of the Company's long-term debt and capital leases is estimated based on the current rates offered to the Company for debt of the same remaining maturities or quoted market prices. At January 31, 2001, the book value of long-term debt and capital leases, including current maturities is $11 million and which approximates fair value.

13. EMPLOYEE BENEFIT PLAN

    The Company sponsors a 401(k) plan, covering substantially all of its employees. Contributions under the plan equal 50% of the participants' contributions up to a maximum of 3 percent of eligible compensation per participant per plan year. Actual contributions under the Plan amounted to $39,472 for the 19 week period ended January 31, 2001, $68,557 for the 33 week period ended September 20, 2000, along with $57,845 and $111,330 for the years ended January 31, 2000 and 1999, respectively.

14. INCOME TAXES

    Significant components of the amounts charged to expense for income taxes for the years ended January 31, 2001, 2000 and 1999 are as follows (In thousands):

                                                    SUCCESSOR       PREDECESSOR
                                                    ---------   -------------------
                                                      2001        2000       1999
                                                    ---------   --------   --------
Current...........................................  $     --      $ --     $(11,155)
Deferred..........................................        --        --         (272)
                                                    ---------     ----     --------
Total federal.....................................  $     --      $ --     $(11,427)
                                                    ---------     ----     --------
State:
Current...........................................  $     --      $194     $    (54)
Deferred..........................................        --        --          (68)
                                                    ---------     ----     --------
Total state.......................................  $     --       194     $   (122)
                                                    ---------     ----     --------
Totals............................................  $     --      $194     $(11,549)
                                                    =========     ====     ========

    Significant components of the Company's deferred tax assets and liabilities as of January 31, 2001 and 2000 are as follows (In thousands):

                                                         SUCCESSOR   PREDECESSOR
                                                           2001         2000
                                                         ---------   -----------
Deferred tax asset
Allowance for doubtful accounts, reserves and other
  accrued expenses.....................................  $  8,876      $  7,610
Net operating loss carryforward........................    87,184        76,276
Assets held for sale...................................        --         6,514
                                                         --------      --------
Total deferred tax assets..............................    96,060        90,400
                                                         --------      --------
Deferred tax liability
Property and depreciation..............................      (150)         (121)
Amortization...........................................   (11,296)         (141)
Installment gain.......................................      (455)       (1,135)
Other..................................................        --            --
                                                         --------      --------
Total deferred tax liability...........................   (11,901)       (1,397)
                                                         --------      --------
Deferred tax asset (liability).........................    84,159        89,003
Valuation allowance....................................   (84,159)      (89,003)
                                                         --------      --------
Net deferred tax liability.............................  $     --      $     --
                                                         ========      ========

                                     C-1-64

    The Company reasonably believes that because of the large net operating loss for the years ended January 31, 2001 and 2000 and the anticipated losses due to the restructuring of the Company, the Company may not be able to fully utilize all the net operating losses, which approximate $200 million to $225 million. Accordingly, the Company has established a full valuation allowance on the Company's net deferred tax assets.

    The net operating losses attributable to OTI of $33.1 million will begin to expire in 2005. All other operating loss carryforwards expire after 2005.

    The reconciliation of income tax computed at statutory rates to income tax expense is as follows:

                                  SUCCESSOR                    PREDECESSOR
                                 ------------   -----------------------------------------
                                 PERIOD ENDED                 PERIOD ENDED
                                 ------------   -----------------------------------------
                                 JANUARY 31,    SEPTEMBER 20,   JANUARY 31,   JANUARY 31,
                                     2001           2000           2000          1999
                                 ------------   -------------   -----------   -----------
Statutory rate.................       (35)%          (35)%          (35)%         (35)%
Nondeductible amortization.....        36%             0%             0%            0%
Permanent differences..........        (1%)            2%            13%            0%
Basis difference, asset held
  for sale.....................         0%             0%            (9)%          10%
State income tax (net of
  federal benefit).............         0%             0%             0%            0%
Change in valuation
  allowance....................         0%            27%            32%           14%
                                      ---            ---            ---           ---
                                        0%             5%             1%           (8)%
                                      ===            ===            ===           ===

15. SUPPLEMENTAL CASH FLOW INFORMATION

    During the years ended January 31, 2001, 2000 and 1999, the Company acquired the assets and/or stock, entered into management and employment agreements, assumed certain liabilities of various physician practices, ancillary service companies, networks and organizations and sold certain assets. In addition, during the years ended January 31, 1999 and 1998, the Predecessor issued shares of stock, which had been committed to be issued in conjunction with acquisitions completed during the year ended January 31, 1998. During the years ended
January 31, 2001, 2000 and 1999, the Company also recorded impairment charges, terminated several physician management and employment agreements, wrote down certain notes receivable to their estimated net realizable value and wrote down certain assets that are being held for sale at January 31, 2000 to their net realizable value (less cost to sell). The transactions had the following non-cash impact on the balance sheets of the Company (In thousands):

                                SUCCESSOR                     PREDECESSOR
                              --------------   ------------------------------------------
                              19 WEEKS ENDED   33 WEEKS ENDED   YEAR ENDED    YEAR ENDED
                               JANUARY 31,     SEPTEMBER 20,    JANUARY 31,   JANUARY 31,
                                   2001             2000           2000          1999
                              --------------   --------------   -----------   -----------
Current assets..............     $   (547)        $     --       $ 88,652      $ 50,284
Property, plant and
  equipment.................           --               --           (171)      (33,806)
Intangibles.................      (26,908)          43,575         44,836      (105,661)
Other noncurrent assets.....           --               --          1,003        (3,052)
Current liabilities.........           --               --          4,751        (1,836)
Debt........................           --         (101,070)        (4,244)        6,520
Noncurrent liabilities......           --               --         (1,480)          339
Equity......................     $(27,455)        $144,645       $(49,562)     $ 90,489

                                     C-1-65

    Cash paid for interest during the periods ended January 31, 2001 and September 20, 2000 and for the years ended January 31, 2000 and 1999 was $.2 million, $1.2 million, $7.9 million and $9.3 million, respectively. Cash paid for income taxes during the periods ended January 31,2001 and September 20, 2000 and for the years ended January 31, 2000, and 1999 was $.1 million, $.2 million, $1.1 million and $10.8 million, respectively.

16. STOCK OPTION PLANS

    The Predecessor adopted a stock option plan, which authorized the issuance of 4.1 million shares of the Company's Old Common Stock to key employees and directors of the Company. On the Effective Date, the Predecessor's stock option plan was terminated and all the outstanding options were cancelled.

    In connection with the effectiveness of the Prepackaged Plan, the Company adopted the Innovative Clinical Solutions, Ltd. 2000 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to purchase a maximum of 2,285,714 shares of new common stock. In October 2000, the Company adopted the Innovative Clinical Solutions Ltd. 2000 Non-Executive Stock Option Plan, which provides for the grant of options to purchase a maximum of 350,000 shares of New Common Stock. In general, options become exercisable beginning in the first year after grant in 20%-33% increments per year and expire ten years after the date of grant. Information related to the option plans is summarized on a combined basis as follows:

                                                                   YEAR ENDED JANUARY 31,
                                               ---------------------------------------------------------------
                                                            2001                  2000                  1999
                                                          WEIGHTED              WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE               AVERAGE
                                                 2001     EXERCISE     2000     EXERCISE     1999     EXERCISE
                                                SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                               --------   --------   --------   --------   --------   --------
Outstanding at beginning of period...........    2,983     $7.27       3,026     $12.11      3,909     $16.12
Options cancelled at fresh start.............   (2,983)    $7.27
  Options granted:
At fair market value.........................    2,627     $1.11         381     $ 1.43        894     $ 4.94
Above fair market value......................       --     $  --         935     $ 2.04         --     $   --
Options exercised............................       --                    --     $   --        (36)    $ 3.61
Options cancelled............................      (46)    $1.11      (1,359)    $ 6.15     (1,741)    $16.95
                                                ------     -----      ------     ------     ------     ------
Outstanding, end of period...................    2,581     $1.11       2,983     $ 7.27      3,026     $12.11
                                                ------     -----      ------     ------     ------     ------
Weighted average fair value
Of options granted during the year...........              $1.11                 $ 1.87                $ 4.94
                                                           =====                 ======                ======

    At January 31, 2001 there were 2,581,000 options outstanding with a remaining contractual life of 9.7 years. All options have an exercise price of $1.11.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in the periods ended January 31, 2001, 2000 and 1999: expected volatility of 150%, 150% and 65%; risk free interest rates of 5.5%, 5.2% and 4.7%; expected option life of 5 years, 5 years and 4.5 years; and expected dividends of $0.

                                     C-1-66

    The Company continues to account for stock based compensation under Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES", as allowed by SFAS No. 123, Accordingly, no compensation cost has been recognized for options granted. Had compensation for those plans been determined based on the fair value at the grant date for awards during the years ended January 31, 2001, 2000 and 1999, consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the following pro forma amounts:

                                                       YEAR ENDED JANUARY 31,
                                               --------------------------------------
                                                  2001         1999          1999
                                               ----------   -----------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)
As reported..................................   $(27,429)    $(171,207)    $(130,760)
Pro Forma....................................   $(28,910)    $(176,221)    $(133,844)
Basic earnings (loss) per share
As reported..................................   $  (2.29)    $   (4.86)    $   (3.91)
Pro Forma....................................   $  (2.41)    $   (5.00)    $   (4.01)
Diluted earnings (loss) Per share
As reported..................................   $  (2.29)    $   (4.86)    $   (3.91)
Pro Forma....................................   $  (2.41)    $   (5.00)    $   (4.01)

17. NET INCOME PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and fully diluted earnings per share computations for net income:

                                                                             PER SHARE
                                                INCOME (LOSS)     SHARES       AMOUNT
                                                --------------   ---------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUCCESSOR
19 WEEK PERIOD ENDED JANUARY 31, 2001
Basic loss per share
  Loss available to common stockholders.......    $ (27,429)      11,999       $(2.29)
Net loss available to common stockholders.....      (27,429)          --        (2.29)
Effect of dilutive securities:................           --           --           --
Diluted earnings per share....................    $ (27,429)      11,999       $(2.29)
                                                  ---------       ------       ------
PREDECESSOR
YEAR ENDED JANUARY 31, 2000
Basic loss per share
  Loss available to common stockholders.......    $(121,575)      35,235       $(3.45)
  Extraordinary item..........................      (49,632)          --        (1.41)
Net loss available to common stockholders.....     (171,207)          --        (4.86)
Effect of dilutive securities:................           --           --           --
Diluted earnings per share....................    $(171,207)      35,235       $(4.86)

YEAR ENDED JANUARY 31, 1999
Basic loss per share
  Loss available to common stockholders.......    $ (33,976)      33,401       $(1.02)
  Extraordinary item..........................      (96,784)          --        (2.89)
Net loss available to common stockholders.....     (130,760)      33,401        (3.91)
Effect of dilutive securities:................           --           --           --
Diluted earnings per share....................    $(130,760)      33,401       $(3.91)

                                     C-1-67

    For the years ended January 31, 2001, 2000 and 1999, approximately
2.6 million, 3.0 million and 3.0 million shares, respectively, related to stock options were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares.

    For the years ended January 31, 2001, 2000 and 1999, no additional securities or related adjustments to income were made for the common stock equivalents related to the convertible subordinated debentures since the effect would be antidilutive.

    Earnings per share for the Predecessor for the 33-week period ended September 20, 2000 is not meaningful.

18. SEGMENT INFORMATION

    The Company has determined that its reportable segments are those that are based on its current method of internal reporting. The reportable segments are: provider network management, site management organization, real estate services (until 2000 when they became part of assets held for sale) and assets held for sale, The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". There are no intersegment revenues and the Company does not allocate corporate overhead to its segments. The tables below present revenue,

                                     C-1-68
pretax income (loss) prior to extraordinary item and net assets of each reportable segment for the indicated periods:

                                              SITE
                              PROVIDER     MANAGEMENT                    ASSETS
                              NETWORK     AND RESEARCH   DISCONTINUED   HELD FOR   RECONCILING   CONSOLIDATED
                             MANAGEMENT   ORGANIZATION    OPERATIONS      SALE      ITEMS(1)        TOTALS
                             ----------   ------------   ------------   --------   -----------   ------------
SUCCESSOR
19 WEEK PERIOD ENDED
  JANUARY 31, 2001
Net revenues...............   $ 16,897       $11,879       $     --     $     --    $     142      $ 28,918
Income (loss) before Income
  taxes and Extraordinary
  items....................        841           753            (60)          31      (28,995)      (27,429)

Net assets.................    (40,903)      (44,614)       (55,200)     (13,832)     163,699        15,036
                              --------       -------       --------     --------    ---------      --------
PREDECESSOR
33 WEEK PERIOD ENDED
  SEPTEMBER 20, 2000
Net revenues...............   $ 37,705       $22,237       $     11     $  5,622    $     181      $ 65,755
Income (loss) before Income
  taxes and Extraordinary
  items....................       (154)       (3,774)          (124)        (258)     (22,168)      (26,422)

Net assets.................    (38,058)      (50,655)       (54,790)     (13,894)     197,504        40,108

YEAR ENDED JANUARY 31, 2000
Net revenues...............   $ 59,996       $33,813             --     $ 92,475    $      --      $186,284
Income (loss) before income
  Taxes and extraordinary
  Items....................    (35,490)      (23,105)            --      (20,873)     (41,913)     (121,381)

Net assets.................      7,817        15,811             --       16,122     (106,472)      (66,722)

YEAR ENDED JANUARY 31, 1999
Net revenues...............   $ 93,479       $33,695       $  8,694     $155,410    $      --      $291,278
Income (loss) before income
  Taxes and extraordinary
  Items....................     (2,907)       (6,723)        (8,471)         517      (27,941)      (45,525)

Net assets.................     44,398        20,509          9,301      100,795      (69,103)      105,900

------------------------

(1) Reconciling items consist of corporate expenses and corporate net assets which are not allocated.

(2) Due to the decision to sell the real estate operations in the year ended January 31, 2000, the real estate segmented information has been included in assets held for sale.

                                     C-1-69

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a summary of the unaudited quarterly results of operations for the periods shown (in thousands, except per share data):

                                                           YEAR ENDED JANUARY 31, 2001
                                           ------------------------------------------------------------
                                                       PREDECESSOR                     SUCCESSOR
                                           -----------------------------------   ----------------------
                                                                  EIGHT WEEKS    FIVE WEEKS
                                                                     ENDED          ENDED
                                            FIRST      SECOND    SEPTEMBER 20,   OCTOBER 31,    FOURTH
                                           QUARTER    QUARTER        2000           2000       QUARTER
                                           --------   --------   -------------   -----------   --------
Net revenues.............................  $25,654    $ 25,794      $ 14,307       $ 8,942     $ 19,976
Income (loss) before income taxes and
  extraordinary item.....................   (7,869)    (14,326)       (4,273)       (1,402)     (23,028)
Income (loss) before extraordinary
  item...................................   (7,850)    (14,299)       (5,775)       (1,402)     (23,028)
Extraordinary item.......................       --          --       100,000            --           --
Net income (loss)........................   (7,850)    (14,299)       94,225        (1,402)     (23,028)
Net income per share-basic:
Income (loss) before extraordinary
  item...................................  $ (0.21)   $  (0.38)            *       $ (0.12)    $  (1.92)
Extraordinary item.......................  $    --    $  (0.00)            *            --           --
Net income (loss)........................  $ (0.21)   $  (0.38)            *       $ (0.12)    $  (1.92)
Net income per share-diluted:
Income (loss) before extraordinary
  item...................................  $ (0.21)   $  (0.38)            *       $ (0.12)    $  (1.92)
Extraordinary item.......................  $    --    $  (0.00)            *            --           --
Net income (loss)........................  $ (0.21)   $  (0.38)            *       $ (0.12)    $  (1.92)

* EPS for Predecessor Company is not meaningful.

                                                               YEAR ENDED JANUARY 31, 2000
                                                        -----------------------------------------
                                                         FIRST      SECOND     THIRD      FOURTH
                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                        --------   --------   --------   --------
Net revenues..........................................  $ 60,664   $ 49,852   $44,371    $ 31,397
Income (loss) before income taxes and extraordinary
  item................................................   (11,135)   (29,489)   (9,986)    (70,771)
Income (loss) before extraordinary item...............   (11,185)   (29,539)   (9,933)    (70,918)
Extraordinary item....................................        --    (49,632)       --
Net income (loss).....................................   (11,185)   (79,171)   (9,933)    (70,918)
Net income per share-basic:
Income (loss) before extraordinary item...............  $  (0.33)  $  (0.89)  $ (0.28)   $  (1.95)
Extraordinary item....................................  $     --   $  (1.49)       --          --
Net income (loss).....................................  $  (0.33)  $  (2.38)  $ (0.28)   $  (1.95)
Net income per share-diluted:
Income (loss) before extraordinary item...............  $  (0.33)  $  (0.89)  $ (0.28)   $  (1.95)
Extraordinary item....................................  $     --   $  (1.49)       --          --
Net income (loss).....................................  $  (0.33)  $  (2.38)  $ (0.28)   $  (1.95)

20. SUBSEQUENT EVENTS

    On July 13, 2001, the Company executed the sale of an undeveloped tract of land in Sarasota, Florida for $1.8 million, and net proceeds were used to pay down the Company's Line of Credit. In addition, The Company has entered into a definitive purchase and sale agreement to sell its oncology and hematology business operations for $2,500,000. The Company also plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a

                                     C-1-70
willing buyer or buyers for its assets held for sale or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.

    In 1997, the Company entered into a service agreement (as later amended) (the "Service Agreement") with Select Data, Inc. ("Select Data") whereby Select Data was to provide data management services to two of the Company's subsidiaries. Pursuant to the Service Agreement, ICSL was jointly and severally liable to Select Data in the event the Service Agreement was breached. On February 9, 2000, in connection with the sale of its subsidiary, First Choice Home Care, Inc. ("First Choice") to Millennium Health Care of America, Inc. ("Millennium"), the Company transferred to, and Millennium agreed to assume, all of the ICSL's obligations under the Service Agreement. Millennium failed to pay Select Data its fees pursuant to the Service Agreement. As a result of Millennium's failure to pay, ICSL sued Millennium in state court in Florida for breach of contract, fraud, and related claims (the "Florida Action). In a separate action, Select Data sought to compel arbitration against First Choice, Millennium, and ICSL, for the breach of the Service Agreement. On or about January 30, 2001, the arbitrator rendered an arbitration award in the amount of $633,624.36 in favor of Select Data. The Company entered into a settlement agreement with Select Data in which the Company agreed to pay $633,624 in exchange for Select Data's agreement not to pursue interest and attorney's fees, which together with the arbitration award, would have exceed $700,000.

    The Company has entered into a non-binding term sheet for the consolidation of CSL and a privately held healthcare company. The proposed transaction involves the combining of the assets and operations of CSL and the other company through the exchange of stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 48% of the stock of the combined enterprise. The stock will be held by the Company for future distribution to ICSL's shareholders. The closing of the sale of CSL pursuant to this term sheet is subject to significant conditions, which may not be met including the execution of a definitive agreement. No assurances can be made that the Company will be able to enter into a definitive agreement or complete the proposed transaction on terms favorable to the Company or at all.

                                     C-1-71

                      INNOVATIVE CLINICAL SOLUTIONS, LTD.
                       VALUATION AND QUALIFYING ACCOUNTS
 FOR THE 19 WEEKS AND 33 WEEKS PERIOD ENDED JANUARY 31, 2001 AND SEPTEMBER 20,
                                      2000
                   AND YEARS ENDED JANUARY 31, 2000 AND 1999
                                 (IN THOUSANDS)

                                            BALANCE    ADDITIONS                 RECLASSIFICATION
                                              AT       CHARGED TO   DEDUCTIONS    OF RESERVES TO                BALANCE
                                           BEGINNING   OPERATING       FROM        ASSETS HELD       OTHER      AT END
                                           OF PERIOD    EXPENSES     RESERVES        FOR SALE         (A)      OF PERIOD
                                           ---------   ----------   ----------   ----------------   --------   ---------
SUCCESSOR
19 weeks ended January 31, 2001..........   $ 1,707     $    393     $     56        $(1,956)         $ --      $4,000

PREDECESSOR
33 weeks ended September 30, 2000........     3,846          479        2,618             --            --       1,707
Year ended January 31, 2000..............     1,350      112,940       91,451         18,993            --       3,846
Year ended January 31, 1999..............   $48,428     $167,443     $168,685        $46,640          $804      $1,350

------------------------

(A) Other represents the allowances of acquired entities.

                                     C-1-72

     EXHIBIT NO.                               EXHIBIT INDEX
---------------------   ------------------------------------------------------------
                  3.1   Amended and Restated Certificate of Incorporation of the
                        Company.(1)

                  3.2   Amended and Restated By-laws of the Company.(2)

                  4.1   Registration Rights Agreement dated as of September 21, 2000 by and among ICSL and certain securities holders set forth therein.(1)

                  4.2   2000 Stock Option Plan.(1)+

                 10.1   Employment Agreement effective September 21, 2000 between
                        ICSL and Michael T. Heffernan.(1)+

                 10.2 Form of Executive Employment Agreement with attached schedule of Employment Terms.(1)+

                 10.3   Amendment No. 1 to Employment Agreement dated February 9,
                        2001 between ICSL and John Wardle.*+

                 10.4   AbleCo Financing Agreement.*

                10.17   Confirmatory Revolving Note dated as of February 1, 1998 in principal amount of $10.9 million payable by Chancellor
                        Development Corp. to Innovative Clinical Solutions, Ltd.(3)

                10.18   Confirmatory Guarantee of Abraham D. Gosman dated as of
                        February 1, 1998 in favor of Innovative Clinical
                        Solutions, Ltd.(3)

                10.19   Confirmatory Stock Pledge Agreement made as of November 30,
                        1999 by and among Abraham D. Gosman, Chancellor Partners
                        Limited Partnership I, Chancellor Development Corp. and
                        Innovative Clinical Solutions, Ltd.(3)

                10.20   Letter Agreement dated November 30, 1999 by and between PBG
                        Medical Mall MOB 1 Properties, Ltd. and Innovative Clinical
                        Solutions, Ltd. regarding Interest and Lease Payments.(3)

                   21   Subsidiaries of the Registrant.*

------------------------

*   Filed herewith.

+   Management or compensation arrangement

(1) Incorporated herein by reference to Exhibit 3.1 to the Company's report on Form 8-K filed with the Commission on October 4, 2000.

(2) Incorporated herein by reference to Exhibit 3.(II) to the Company's Registration Statement on Form 8-A filed with the Commission on September 21, 2000.

(3) Incorporated by reference to the Company's Form 10-Q for the period ended October 31, 1999.

                                     C-1-73

                                                                      Annex C-2


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                    FORM 10-Q

(MARK ONE)


       [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED APRIL 30, 2001

       [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ______ TO ______

                         COMMISSION FILE NUMBER 0-27568
                                   -----------

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                         65-0617076
(State of incorporation)                    (I.R.S. Employer Identification No.)


10 DORRANCE STREET, SUITE 400, PROVIDENCE, RHODE ISLAND              02903
        (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (401) 831-6755

           Securities registered pursuant to Section 12(b) of the Act:

                                      None

           Securities registered pursuant to Section 12(g) of the Act:

                     Common stock, par value $0.01 per share

         Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such Reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [X]

         Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [ ] No [X]

         On October 1, 2001, the aggregate market value of the Common Stock of the registrant held by non-affiliates of the registrant was $1,700,643. On October 1, 2001, the number of outstanding shares of the registrant's Common Stock, par value $0.01 per share, was 11,998,972.

================================================================================


                                       C-2-1

INNOVATIVE CLINICAL SOLUTIONS, LTD.

                          QUARTERLY REPORT ON FORM 10-Q

                                      INDEX

                                                                                               PAGE
PART I--FINANCIAL INFORMATION

        Item 1. Financial Statements....................................................     C-2-1

                Consolidated Balance Sheets--April 30, 2001 (unaudited) and
                January 31,  2001.......................................................     C-2-1

                Consolidated Statements of Operations (unaudited)-- Three Months Ended
                April 30, 2001 (Successor) and Three Months Ended April 30, 2000
                (Predecessor).  The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at
                September 20, 2000. Accordingly, the accompanying Statement of Operations for the three months ended is not comparable in certain material respects to the statement of operations for any period prior to September 20, 2000 since the Statement of Operations for the three months ended April 30,
                2001 is based upon the balance sheet of a reorganized entity............     C-2-2

                Consolidated Statements of Cash Flows (unaudited)-- Three Months Ended
                April 30, 2001 (Successor) and Three Months Ended April 30, 2000
                (Predecessor)...........................................................     C-2-3

                Notes to Consolidated Financial Statements (unaudited)-- Three Months
                Ended April 30, 2001 (Successor) and Three Months Ended April 30,
                2000 (Predecessor)......................................................  C-2-4-10

        Item 2. Management's Discussion and Analysis of Financial Condition and Results
                of Operations........................................................... C-2-11-17

        Item 3. Quantitative and Qualitative Disclosures About Market Risk..............    C-2-17

PART II--OTHER INFORMATION

        Item 1. Legal Proceedings.......................................................    C-2-18

        Item 2. Changes in Securities and Use of Proceeds...............................    C-2-18

        Item 3. Defaults Upon Senior Securities.........................................    C-2-18

        Item 4. Submission of Matters to a Vote of Security Holders.....................    C-2-19

        Item 5. Other Information.......................................................    C-2-19

        Item 6. Exhibits and Reports on Form 8-K........................................    C-2-19


                                       C-2-2

PART I--FINANCIAL INFORMATION



Item 1.      Financial Statements

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                      APRIL 30,       JANUARY 31,
                                                                                         2001            2001
                                                                                         ----            ----
                                                                                     (Unaudited)
   ASSETS
   Current assets
   Cash and cash equivalents......................................................      $ 5,030         $ 5,548
   Receivables:
      Accounts receivable and unbilled revenue, net...............................       12,154          11,891
      Other receivables...........................................................           78             208
      Related party and other notes receivables...................................        1,342           1,625
   Prepaid expenses and other current assets......................................          160             515
   Assets held for sale...........................................................        4,372           1,913
                                                                                   ---------------------------------
        Total current assets......................................................       23,136          21,700
   Property, plant and equipment, net.............................................        3,566           3,975
   Notes receivable...............................................................        2,566           3,093
   Reorganization value in excess of amounts allocable to identifiable assets.....       19,876          27,000
   Restricted cash................................................................        2,093           2,062
   Other assets...................................................................          348             350
                                                                                   ---------------------------------
        Total assets..............................................................      $51,585         $58,180
                                                                                   =================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
   Bank line of credit............................................................       $7,459          $6,209
   Current portion of debt and capital leases.....................................        3,418           3,460
   Accounts payable...............................................................        1,431           1,464
   Accrued compensation...........................................................        1,313           1,152
   Accrued and other current liabilities..........................................       16,178          18,090
                                                                                   ---------------------------------
        Total current liabilities.................................................       29,799          30,375
   Long-term debt and capital leases..............................................          872             907
   Other long-term liabilities ...................................................        4,250           4,250
                                                                                   ---------------------------------
        Total liabilities.........................................................       34,921          35,532
   Commitments and contingencies
   Stockholders' equity:
   Common stock, par value $.01, 40,000 shares authorized, 11,999 shares issued
      and outstanding at April 30, 2001...........................................          120             120
   Additional paid in capital.....................................................       49,880          49,880
   Accumulated other comprehensive income.........................................           --              77
   Accumulated Deficit............................................................      (33,336)        (27,429)
                                                                                   ---------------------------------
        Total stockholders' equity ...............................................       16,664          22,648
                                                                                   ---------------------------------
        Total liabilities and stockholders' equity................................      $51,585         $58,180
                                                                                   =================================

         The accompanying notes are an integral part of the consolidated financial statements.


                                       C-2-3

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


        The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company ("Predecessor") at September 20, 2000. Accordingly, the accompanying statement of operations for the three months ended April 30, 2001 is not comparable in certain material respects to the statement of operations for any period prior to September 20, 2000 since statement of operations for the three months ended April 30, 2001 is based upon the balance sheet of a reorganized entity.


                                                                           SUCCESSOR        PREDECESSOR
                                                                            COMPANY           COMPANY
                                                                        -----------------------------------
                                                                          THREE MONTHS     THREE MONTHS
                                                                        ENDED APRIL 30,   ENDED APRIL 30,
                                                                              2001             2000
                                                                        -----------------------------------
   NET REVENUES:
   Net revenues from services..........................................          $8,899           $11,011
   Net revenues from management service agreements.....................           9,809            14,643
                                                                        -----------------------------------
   Total net revenues..................................................          18,708            25,654
                                                                        -----------------------------------
   OPERATING COSTS AND ADMINISTRATIVE EXPENSES
   Salaries, wages and benefits........................................           5,696             8,023
   Professional fees...................................................           1,225             3,940
   Utilities...........................................................             255               437
   Depreciation and amortization.......................................           1,613               742
   Rent................................................................           1,025             1,843
   Provision for bad debts.............................................               5               173
   Loss on sale of assets..............................................             187               ---
   Goodwill impairment write-down......................................           3,500               ---
   Capitation expenses and other.......................................          10,832            16,447
                                                                        -----------------------------------
   Total operating costs and administrative expenses...................          24,338            31,605
                                                                        -----------------------------------
   Loss from operations................................................          (5,630)           (5,951)
   Interest expense, net...............................................             277             1,918
                                                                        -----------------------------------
   Loss before provision for income taxes..............................          (5,907)           (7,869)
   Income taxes (benefit)..............................................              ---              (19)
                                                                        -----------------------------------
   Net loss............................................................        $ (5,907)          $(7,850)
                                                                        ===================================

   Net loss per share-basic............................................          $(0.49)                 *
   Net loss per share-diluted..........................................          $(0.49)                 *
   Weighted average shares outstanding-basic...........................          11,999                  *
   Weighted average shares outstanding-diluted.........................          11,999                  *

*EPS for the Predecessor Company is not meaningful.


         The accompanying notes are an integral part of the consolidated financial statements.


                                       C-2-4

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                 (IN THOUSANDS)

                                                                SUCCESSOR           PREDECESSOR
                                                                 COMPANY              COMPANY
                                                           --------------------- ------------------
                                                            THREE MONTHS ENDED     THREE MONTHS
                                                                                       ENDED
                                                              APRIL 30, 2001      APRIL 30, 2000
                                                           --------------------- ------------------
       CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income loss                                                  $(5,907)          $(7,850)
     Non-cash items included in net loss:
     Depreciation and amortization.......................               1,614               742
     Amortization of debt issuance costs.................                   -               193
      Goodwill impairment write-down.....................               3,500                 -
     Loss on sale of assets..............................                 187                 -
     Change in receivables...............................                (864)           (3,978)
     Changes in accounts payable and accrued liabilities.              (1,480)            1,092
     Changes in other assets.............................                 354            (1,013)
                                                           --------------------- ------------------
     Net cash used by operating activities...............              (2,596)          (10,814)
                                                           --------------------- ------------------
       CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures................................                   -              (360)
     Proceeds from sales of assets.......................                 124             2,419
     Notes receivable, net...............................                 810             1,459
     Other assets........................................                   2                 -
                                                           --------------------- ------------------
     Net cash provided by investing activities...........                 936             3,518
                                                           --------------------- ------------------
       CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings (repayments) under revolving lines of
      credit.............................................               1,250            (4,834)
     Change in restricted cash...........................                 (31)              (25)
     Borrowings (repayments) of debt - net...............                 (77)
                                                           --------------------- ------------------
     Net cash provided (used) by financing activities....               1,142            (4,834)
                                                           --------------------- ------------------
     Decrease in cash and cash equivalents...............                (518)          (12,155)

     Cash and cash equivalents, beginning of period......               5,548            25,558
                                                           --------------------- ------------------
     Cash and cash equivalents, end of period............              $5,030           $13,403
                                                           ===================== ==================

               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                       C-2-5

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   THREE MONTHS ENDED APRIL 30, 2001 AND 2000

                                   (UNAUDITED)

1.  ORGANIZATION

         The accompanying unaudited interim consolidated financial statements include the accounts of Innovative Clinical Solutions, Ltd. (together with its subsidiaries, "the Company" or "ICSL") (formerly PhyMatrix Corp.). These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim periods. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended January 31, 2001. Operating results for the three months ended April 30, 2001 are not necessarily indicative of results that may be expected for the year.

2.  GOING CONCERN EXCEPTION IN THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT'S
    REPORT

         The Company has generated significant negative cash flow and operating losses over the past several years. In addition, as of April 30, 2001 the Company was in violation of certain covenants of its credit facility, which violations have been waived. The Company's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

         The Company's independent public accountants have advised the Company that, if negative cash flow continues, this will result in their review of the necessity for a going concern qualification in their opinion in this fiscal year's annual financial statements.

         . The Company is currently in default of one of the financial covenants contained in the New Credit Facility and has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

3.  DESCRIPTION OF BUSINESS

         The Company operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings, the Company acquired Clinical Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.


                                       C-2-6

         REPOSITIONING

         In early 1998, the medical services industry, and in particular the physician practice management ("PPM") industry became the subject of concerted negative scrutiny from industry analysts. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered. Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research.

         During the years ended January 31, 1999 and 2000, the Board approved plans, consistent with achieving the stated repositioning goal, to divest and exit the Company's PPM business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

         Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

         RECAPITALIZATION

         In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

         On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

         On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.


                                       C-2-7

         Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 11 - Revolving Line of Credit).

         On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

4.  BASIS OF PRESENTATION

         The Company and subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on July 14, 2000. Prior to emerging from Chapter 11 on September 21, 2000, the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. The reorganized Company (the "Successor") adopted fresh-start reporting and gave effect to its emergence as of September 20, 2000.

         Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheets as of April 30, 2001 and January 31, 2001, respectively, the consolidated balance sheets as of those dates are not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of April 30, 2001 and January 31, 2001, respectively, are that of a reorganized entity. In addition, the results of the operations of the business prior to September 21, 2000 (the Predecessor) are not comparable to the Company's results of operations due to the emergence from bankruptcy, and the prior period results include the operation of certain discontinued businesses.

         The Company's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

5.  ASSETS HELD FOR SALE.

         Assets Held for Sale at January 31, 2001 and April 30, 2001 included undeveloped land in Florida, which was sold in July 2001. In addition, at April 30, 2001 Assets Held For Sale included the assets of the Oncology Group which were sold in August 2001. (See Note 14 - Subsequent Events.)

6.  INCOME TAXES

         The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.


                                       C-2-8

         Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carryforwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.

7.  REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

         Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets." The implementation of fresh start reporting resulted in a Reorganization value in excess of amounts allocable to identifiable assets of approximately $55 million as of September 20, 2001. This asset is being amortized over five years. Recently, the Financial Accounting Standards Board has concluded that goodwill, such as excess reorganization value, would no longer be amortized but would be subject to periodic review for impairment. (See Note 13 - "Recent Accounting Pronouncements".)

         The reorganization value, which drives the Reorganization value in excess of amounts allocable to identifiable assets, was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations. The decision to sell the network management division, coupled with a revised plan for the remainder of the business triggered an impairment review of the Company's long lived assets. The revised plan provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected cash flows to determine the fair value of its assets. Accordingly, in the fourth quarter of 2001, the Company recorded an impairment write-down of $26.9 million, which resulted in a Reorganization value in excess of amounts allocable to identifiable assets of $27 million as of January 31, 2001.

         Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended April 30, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $19.9 million as of April 30, 2001.

         There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets. The Company expects to continue to assess the realizability of its intangible assets as it evaluates it business strategies and further write-downs may be necessary.

8.  NET LOSS PER SHARE

         Effective December 15, 1997, the Predecessor adopted SFAS No. 128, "EARNINGS PER SHARE". Under SFAS No. 128, the basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. Stock to be issued at a future date pursuant to acquisition agreements is treated as outstanding in determining basic earnings per share. In addition, diluted earnings per share is calculated using the weighted average number of shares of Common Stock and common stock equivalents, if dilutive.

         Net loss per share for periods prior to September 20, 2000 is for the Predecessor and is not comparable to net loss per share for the Company, which reflects the exchange of New Common Stock for the Debentures and Old Common Stock. Net loss per share for the three months ended April 30, 2001 was $(0.13). Basic and fully diluted earnings per share are the same because the effect of Common Stock equivalents would be anti-dilutive. The Predecessor Company earnings per share for the three months ended April 30, 2000 is not meaningful and therefore has not been presented.

         A reconciliation of the numerators and denominators of the basic and fully diluted earnings per share computations were not provided because the basic and fully diluted EPS are the same.


                                       C-2-9

         For the quarter ended April 30, 2001, approximately 2.6 million shares related to stock options were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares.

9.  ACCUMULATED OTHER COMPREHENSIVE INCOME IN STOCKHOLDER'S EQUITY

         The Company had an investment in a marketable equity security which was considered an available-for-sale investment in the January 31, 2001 balance sheet and was carried at market value, with the difference between cost and market value recorded in the "Accumulated other comprehensive income" component of stockholders' investment. The Company sold this investment during the quarter ended April 30, 2001.

10.  PREPACKAGED PLAN AND FRESH-START REPORTING

          As discussed above, the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Reorganization value in excess of amounts allocable to identifiable assets and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

         The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") through 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

         Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

         The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity. The Company regularly reviews the value of the intangible assets represented by "Reorganization Value in excess of amounts allocable to identifiable assets" and writes down this asset as appropriate to represent what it believes is the fair market value of its assets. (See Note 4 - "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets".)


                                       C-2-10

11.  REVOLVING LINES OF CREDIT

         On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under the New Credit Facility. In addition, as of April 30, 2001 the Company was in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the Company's oncology sites, Ableco executed, a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility which reduced the maximum amount available thereunder to $8.5 million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility and has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

12.  SEGMENT INFORMATION

         The Company has determined that its reportable segments are those that are based on its current method of internal reporting. The reportable segments are: provider network management and site management and research organization. Corporate items consist of corporate expenses and corporate net assets, which are not allocated. In the prior year's quarter corporate items includes the $100 million Debentures. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". There are no intersegment revenues and the Company does not allocate corporate overhead to its segments. The tables below present revenue, pretax income (loss) , and net assets of each reportable segment for the indicated periods:

                                                                  SITE
                                                PROVIDER       MANAGEMENT
                                                 NETWORK      AND RESEARCH     CORPORATE     CONSOLIDATED
                                               MANAGEMENT     ORGANIZATION       ITEMS          TOTALS
                                               ----------     ------------     ---------     ------------
SUCCESSOR
QUARTER ENDED APRIL 30, 2001

Net revenues..............................        $9,809          $8,645          $254          $18,708

Income (loss) before provision for income
   taxes..................................           160             341        (6,408)          (5,907)

Net assets................................         6,092          15,486        (4,914)          16,664

--------------------------------------------------------------------------------------------------------

PREDECESSOR
QUARTER ENDED APRIL 30, 2000

Net revenues..............................       $14,643          $8,157        $2,854          $25,654

Income (loss) before a provision for income
   taxes..................................           209          (3,710)       (4,368)          (7,869)

Net assets................................         8,494          14,373       (96,368)         (73,501)
--------------------------------------------------------------------------------------------------------

13. RECENT ACCOUNTING PRONOUNCEMENTS

          On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE ASSETS". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. SFAS 142 applies to existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible


                                       C-2-11
assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At April 30, 2001, the Company had $19.9 million of goodwill on its balance sheet that was being amortized at a rate of $5.1 million annually.

14.  SUBSEQUENT EVENTS

         The Company's New Common Stock was delisted from the OTC Bulletin Board during July 2001 due to the Company's failure to timely file its annual and quarterly reports with the Securities and Exchange Commission.

         On July 13, 2001, the Company closed the sale of an undeveloped tract of land in Sarasota, Florida for $1.8 million. In addition, on August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds from both transactions were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility which reduced the maximum amount available thereunder to $8.5 million. The Company also plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.

         The Company has entered into a non-binding term sheet for the consolidation of CSL and a privately held healthcare company. The proposed transaction involves the merger of CSL with a subsidiary of the other company in exchange for stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 48% of the stock of the combined enterprise. The Company will hold the stock for future distribution to ICSL's stockholders. The closing of the merger of CSL pursuant to this term sheet is subject to significant conditions, which may not be met, including the execution of a definitive agreement. No assurances can be made that the Company will be able to enter into a definitive agreement or complete the proposed transaction on terms favorable to the Company or at all.


                                       C-2-12

         ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements that involve risks and uncertainties. Readers should refer to a discussion under "Factors to be Considered" contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended January 31, 2001 concerning certain factors that could cause the Company's actual results to differ materially from the results anticipated in such forward-looking statements. This discussion is hereby incorporated by reference into this Quarterly Report.

INTRODUCTION

         Innovative Clinical Solutions, Ltd. (together with its subsidiaries, the "Company" or "ICSL") (formerly PhyMatrix Corp.) operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings and to take advantage of the higher margins resulting from clinical studies, the Company acquired Clinical Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

REPOSITIONING

         In early 1998, the medical services industry, and in particular the physician practice management ("PPM") industry became the subject of concerted negative scrutiny from industry analysts. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered. Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research.

         During the years ended January 31, 1999 the Board approved, consistent with achieving its stated repositioning goal plans to divest and exit the Company's PPM business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

         Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million, which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

RECAPITALIZATION

         In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to


                                       C-2-13
reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

         On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

         On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

         Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 11 - Revolving Lines of Credit).

         On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

ACCOUNTING TREATMENT

         FRESH-START ACCOUNTING

         As discussed above (See "Recapitalization"), the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a 5 year period. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes


                                       C-2-14
are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital.

         The fresh-start reporting reorganization equity value was primarily derived from a discounted cash flow analysis of our business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

         Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

         The reorganization equity value of $50 million as of the Effective Date was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described above. Accordingly, the Company concluded that the reorganization value in excess of the revalued net assets was partially impaired and recorded a write-down of $26.9 million for the 19 weeks ended January 31, 2001. This resulted in "Reorganization value in excess of an amount allocable to identifiable assets" as of January 31, 2001 of $27 million. Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of its long-lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended April 30, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $19.9 million as of April 30, 2001, which amount is being amortized over the five year period commencing on the Effective Date.

         The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including but not limited to those with respect to the future course of the Company's business activity.

         RECENT ACCOUNTING PRONOUNCEMENTS

         On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE Assets". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. The Statement applies to existing goodwill (I.E., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by the APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At April 30, 2001, the Company had $19.9 million of goodwill on its balance sheet that was being amortized at a rate of $5.1 million annually.


                                       C-2-15

RESULTS OF OPERATIONS

         Notwithstanding the recapitalization, the Company has continued to experience losses and negative cash flows from operations. The rate at which the Company has lost money, however, has diminished significantly. Net cash used by operating activities was $2.5 million in the first quarter of fiscal 2002, compared to $10.8 million net cash used in operations in the first quarter of fiscal 2001. Nevertheless, continued losses and negative cash flows raise substantial doubt about the Company's ability to continue as a going concern and the Company's independent public accountants have included a going concern explanation paragraph in their audit report for the fiscal year ended January 31, 2001. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from this uncertainty.

         In addition to the operating improvements, the Company sold non-strategic assets including undeveloped land, and the Company's oncology and hematology business operations. In addition the Company has decided to sell the network management division. Also, the Company believes that a strategic merger or sale of its CSL subsidiaries is necessary to improve short-term and long-term profitability. The Company is actively pursuing these alternatives. (See Note 14
- Subsequent Events). However, there can be no assurance that management plans will be successful. (See "Factors to be Considered" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001.)

PERCENTAGE OF NET REVENUE TABLE

The following table shows the percentage of net revenue represented by various expense categories reflected in the Consolidated Statements of Operations. The information that follows should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.

                                                                                QUARTER     QUARTER
                                                                                  2002        2001

 Net Revenues..............................................................      100.0%     100.0%
 Salaries, wages and benefits..............................................       30.4%      31.3%
 Professional Fees.........................................................        1.7%      15.4%
 Utilities.................................................................        1.4%       1.7%
 Depreciation and amortization.............................................        8.6%       2.9%
 Rent expense..............................................................        5.5%       7.2%
 Provision for bad debts...................................................        0.0%       0.7%
 Loss on sale of assets                                                            1.0%       0.0%
 Goodwill Impairment                                                              18.7%       0.0%
 Other (primarily capitation expense)......................................       63.6%      64.0%
                                                                               --------      -----


 Total operating costs and administrative expenses.........................      130.9%     123.2%
 Interest expense, net.....................................................        0.7%       7.5%

 Loss before taxes.........................................................      (31.6%)    (30.7%)
 Income tax expense........................................................        0.0%       0.0%

 Net loss..................................................................      (31.6%)    (30.7%)


                                       C-2-16

THE THREE MONTHS ENDED APRIL 30, 2001 COMPARED TO THE THREE MONTHS ENDED APRIL 30, 2000

         The following discussion reviews the results of operations for the three months ended April 30, 2001 (the "2002 Quarter"), compared to the three months ended April 30, 2000 (the "2001 Quarter").

         REVENUES

         During the 2002 Quarter the Company derived revenues primarily from the following segments: provider network management and site management organizations. Revenues from provider network management were derived from management services to management service organization and administrative services to health plans which include reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services.

         Revenues from site management organizations were derived primarily from services provided to pharmaceutical companies for clinical trials. Net revenues were $18.7 million during the 2002 Quarter. Of this amount, $9.8 million or 52.4% of such revenues was attributable to provider network management, $8.6 million or 46.2% was related to site management organizations, and $.3 million or 1.4% was from corporate and discontinued operations.

         Net revenues were $25.7 million during the 2001 Quarter. Of this amount, $14.7 million or 57.1% of such revenues was attributable to provider network management, $8.1 million or 31.8% was related to site management organizations, and $2.9 million or 11.1% was attributable to corporate items and discoutinued operations.

         The Company's net revenues from provider network management services decreased by $4.9 million from $14.7 million for the 2001 Quarter to $9.8 million for 2002 Quarter. The majority of the decrease is attributable to the termination of an unprofitable practice management agreement. The Company's net revenues from site management organizations increased by $.5 million from $8.1 million for the 2001 Quarter to $8.6 million for the 2002 Quarter. The majority of the increase is attributable to increased service activity. The Company's net revenues from corporate and discontinued operations decreased by $2.6 million from $2.9 million for the 2001 Quarter to $.3 million for the 2002 Quarter, and was attributable to the elimination of unprofitable operations.

         EXPENSES

         The Company's salaries, wages and benefits decreased by $2.3 million from $8 million or 31.3% of net revenues during the 2001 Quarter to $5.7 million or 30.4% of net revenues during the 2002 Quarter. The decrease in dollars is primarily attributable to the reductions in personnel in conjunction with the termination of an unprofitable practice management agreement and the closing of unprofitable site management facilities.

         The Company's professional fees expense (which includes fees paid to physicians) decreased by $2.7 million from $3.9 million or 15.4% of net revenues during the 2001 Quarter to $1.2 million or 6.5% of net revenues during the 2002 Quarter. The decrease in professional fees expense is primarily the result of the termination of unprofitable management agreements and the closing of unprofitable site management facilities.

         The Company's other expenses, which also include utilities, rents, depreciation, amortization, provision for bad debt, and capitation expenses decreased by $5.9 million from $19.6 million or 76.6% of net revenues during the 2001 Quarter to $13.7 million or 73.4% of net revenues during the 2002 Quarter. The dollar decrease in other expenses is due to the reduction in capitation expenses, which corresponds to the decrease in revenues in the network management segment of the business and the reduction in rent expenses due to the closing of site management facilities.

         The Company recorded a loss on the August 30, 2001 sale of the Oncology Group's assets of $0.250 million and a gain of $0.063 million from the sale of marketable securities, both of which were booked in the 2002 Quarter.

         The Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the Network Management Division, an impairment charge of $3.5 million was necessary to write down its assets to fair market value.

         The Company's interest expense decreased by $1.6 million from $1.9 million in the 2001 Quarter to $.3 million in the 2002 Quarter. The decrease is due to the conversion of the Debentures into New Common Stock pursuant to the Prepackaged Plan.

         The Company's loss prior to income taxes for the 2002 Quarter was $5.9 million, including the $3.5 million goodwill impairment write-down, compared to the loss of $7.9 million in the 2001 Quarter. The reduction of loss during the 2002 Quarter is primarily attributable to the termination of an unprofitable management service agreement and the closing of unprofitable site management facilities as well as the $1.6 million reduction in interest expense.


                                       C-2-17

         LIQUIDITY AND CAPITAL RESOURCES

                  Cash used by operating activities was $2.6 million during the 2002 Quarter and $10.8 million during the 2001 Quarter. At April 30, 2001, the Company's principal sources of liquidity consisted of $5 million in cash and $2.5 million availability under its revolving credit facility, and $4.4 million in Assets Held for Sale. The Company had $29.8 million of current liabilities, including $7.4 million outstanding under the New Credit Facility.

                  Cash provided by investing activities was $0.9 million during the 2002 Quarter and primarily represented the net cash received from notes receivable of $0.8 million. Cash provided by investing activities was $3.5 million during the 2001 Quarter and primarily represented the net cash received from the sale of assets of $2.4 million and net cash received from notes receivable of $1.5 million offset partially by capital expenditures of $0.4 million.

                  Cash used by financing activities was $1.2 million during the 2002 Quarter and primarily represented borrowings under the line of credit. Cash used by financing activities was $4.8 million during the 2001 Quarter and primarily represented the net cash used by operations of $10.8 million less the proceeds from sale of assets of $2.4 million and payments on notes receivable of $1.4 million.

                  In conjunction with various acquisitions that have been completed, the Company may be required to make various contingent payments in the event that the acquired companies attain predetermined financial targets during established periods of time following the acquisitions. If all of the applicable financial targets were satisfied, for the periods covered, the Company would be required to pay an aggregate of approximately $2.0 million over the next three years. The payments, if required, are payable in cash and/or Common Stock of the Company. In addition, in conjunction with the acquisition of a clinical research center, an ownership interest in a network and in conjunction with a joint venture entered into by the Company during the year ended January 31, 1998, the Company may be required to make additional contingent payments based on revenue and profitability measures over the next four years.

                  In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company at a predetermined future date. The number of shares to be issued is generally determined based upon the average price of the Company's Common Stock during the five business days prior to the date of issuance. In April 2000, the Predecessor Company issued 5,187,627 million shares of Old Common Stock using the methodology discussed above. These shares were converted into 167,342 shares of New Common Stock on the Effective Date of the Prepackaged Plan.

                  In conjunction with a physician practice management agreement with a physician practice in Florida, the Company has filed suit against the practice to enforce the guarantees executed in connection with the management agreement. The practice has filed a counterclaim. The Company intends to vigorously prosecute and defend the case. However, if the Company is not successful it could be exposed to a maximum loss of $3.7 million. A reserve has been established to reflect the probable loss.

                  The Company has received notification from the Internal Revenue Service that the method used to calculate a prior year's tax refund was incorrect by $1.3 million. This will likely result in an assessment of additional taxes and interest under the alternative minimum taxes rules, which assessment would have to be paid in cash. In addition, the Company is discussing several other issues with the Internal Revenue Service. The Company cannot predict the outcome of this examination, but any income adjustment would likely result in a reduction of the Company's net operating loss carryforward, rather than an additional tax liability.

                  Prior to the Effective Date, the Company had outstanding $100 million in face amount of Debentures. The Debentures bore interest at an annual rate of 6 3/4% payable semi-annually on each June 15 and December 15 and matured on June 15, 2003. The Debentures were unsecured obligations of the Company, guaranteed by certain of the Company's wholly owned subsidiaries, and were convertible into Common Stock of the Company at a conversion price of $28.20 per share, subject to adjustment. On the Effective Date, the Debentures were exchanged for 10.8 million shares of New Common Stock representing 90% of the Company's equity. The Company's New Common Stock was delisted from the OTC Bulletin Board during July 2001 due to the Company's failure to timely file its annual and quarterly reports with the Securities and Exchange Commission.


                                       C-2-18

                  Prior to the Effective Date, the Company had a $30.0 million revolving line of credit with Heller based upon eligible accounts receivable (the "Heller Loan"). The Heller Loan bore interest at prime plus 1.0% and fees were 0.0875%. The Heller Loan was secured by the assets of the Company and its subsidiaries, limited the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and required the Company to comply with other customary covenants. Upon the Company's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the Heller Loan increased to 12%. The Heller Loan was paid in full on the Effective Date with available cash.

                  On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but not less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, as of April 30, 2001, the Company was in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the oncology sites, Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility which reduced the maximum amount available thereunder to $8.5 million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility. The Company has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5.0%.

         In May 2001, the Company paid $623,624 in settlement of an arbitration award, which liability was fully reserved on the balance sheet as of January 31, 2001 and April 30, 2001.

         On July 13, 2001, the Company closed the sale of an undeveloped tract of land in Sarasota, Florida for $1.8 million. In addition, on August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds of these transactions were used to pay down the Company's line of credit under the New Credit Facility. The Company also plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.

         The Company has entered into a non-binding term sheet for the consolidation of CSL and a privately held healthcare company. The proposed transaction involves the merger of CSL with a subsidiary of the other company in exchange for stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 48% of the stock of the combined enterprise. The Company will hold stock for future distribution to ICSL's stockholders. The closing of the sale of CSL pursuant to this term sheet is subject to significant conditions, which may not be met, including the execution of a definitive agreement. No assurances can be made that the Company will be able to enter into a definitive agreement or complete the proposed transaction on terms favorable to the Company or at all.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

                  The Company is exposed to market risk related to interest rates primarily through its borrowing activities. The Company does not use derivative financial instruments for speculative or trading purposes.


                                       C-2-19

PART II--OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

         The Company is subject to legal proceedings in the ordinary course of its business. The Company does not believe that any such legal proceeding, either singly or in the aggregate, will have a material adverse effect on the Company although there can be no assurance to this effect. Significant legal proceedings involving the Company are described in its Annual Report on Form 10-K for the year ended January 31, 2001.

         As described above under Part I, Item 1, Business, the Company and its wholly owned subsidiaries emerged from bankruptcy proceedings under Chapter 11 on September 21, 2000.

         In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case No. CL01 1898AF) seeking damages for breach of lease for the premises located in Jupiter, Florida. Total rent under the lease for the balance of the lease term is approximately $2.3 million. The Court has granted a Summary Judgment for the plaintiff in the amount of $2,583,747, plus interest and attorneys fees, on October 11, 2001. A hearing has been scheduled to amend the Company's answer to add affirmative defenses, and file a counter claim for negligent misrepresentation. If granted the Court is required to stay execution of the Summary Judgment.

         In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages for breach of lease for the premises located in Palm Bay, Florida. Total rent under the lease for the balance of the lease term is approximately $1.3 million. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options. The Court denied the plaintiff's request for Summary Judgment and granted the Company's motion to amend its answer to add affirmative defenses and counterclaim for negligent representation.

         In March 2001, Biltmore Investors Limited Partnership filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of $16,625 for past due rent through February 2001 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease for the balance of the lease term is approximately $1.3 million. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS.

         None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

         On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, the Company is in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001 Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5


                                       C-2-20
million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility and has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of the Company's stockholders during the period covered by this report.

ITEM 5. OTHER

         None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits.

         10.4.1   First Amendment to Financing Agreement dated August 30, 2001.

     (b) Reports on Form 8-K

         No Reports on Form 8-K were filed for the quarter covered by this report.


                                       C-2-21

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized.

                              INNOVATIVE CLINICAL SOLUTIONS, LTD


                              By:            /s/ Gary S. Gillheeney
                                 -----------------------------------------------
                                               Gary S. Gillheeney
                                     Chief Financial Officer and Treasurer
                                  (Principal Financial and Accounting Officer)
                                              DATE:OCTOBER 30, 2001








                                       C-2-22

                                                                      Annex C-3


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 10-Q


(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JULY 31, 2001

[ ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM          TO
                                                           --------    -------


                         COMMISSION FILE NUMBER 0-27568


                                   -----------


                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
             (Exact name of registrant as specified in its charter)


      DELAWARE                                         65-0617076
State of incorporation)                     (I.R.S. Employer Identification No.)


10 DORRANCE STREET, SUITE 400, PROVIDENCE, RHODE ISLAND                 02903
       (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (401) 831-6755


           Securities registered pursuant to Section 12(b) of the Act:

                                      None


           Securities registered pursuant to Section 12(g) of the Act:

                     Common stock, par value $0.01 per share


         Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such Reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [X]

         Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [ ] No [X]

         On October 1, 2001, the aggregate market value of the Common Stock of the registrant held by non-affiliates of the registrant was $1,700,643. On October 1, 2001, the number of outstanding shares of the registrant's Common Stock, par value $0.01 per share, was 11,998,972.


                                       C-3-1

INNOVATIVE CLINICAL SOLUTIONS, LTD.

                          QUARTERLY REPORT ON FORM 10-Q

                                      INDEX


                                                                                                                               PAGE
PART I--FINANCIAL INFORMATION

        Item 1. Financial Statements.......................................................................................   C-3-1

                Consolidated Balance Sheets--July 31, 2001 (unaudited) and January 31, 2001................................   C-3-1

                Consolidated Statements of Operations (unaudited)-- Six Months Ended July 31, 2001 (Successor) and Six
                Months Ended July 31, 2000 (Predecessor).  The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company at September 20, 2000. Accordingly, the accompanying Statement of Operations for the six months ended is not comparable in certain material respects to the statement of operations for any period prior to September 20, 2000 since the Statement of
                Operations for the six months ended July 31, 2001 is based upon the balance sheet of a reorganized entity..   C-3-2

                Consolidated Statements of Cash Flows (unaudited)-- Six Months Ended July 31, 2001 (Successor) and Six
                Months Ended July 31, 2000 (Predecessor)...................................................................   C-3-3

                Notes to Consolidated Financial Statements (unaudited)-- Six Months Ended July 31, 2001 (Successor) and
                Six Months Ended July 31, 2000 (Predecessor)...............................................................C-3-4-10

        Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.....................C-3-11-18

        Item 3. Quantitative and Qualitative Disclosures About Market Risk.................................................  C-3-18

PART II--OTHER INFORMATION

        Item 1. Legal Proceedings..........................................................................................  C-3-19

        Item 2. Changes in Securities and Use of Proceeds..................................................................  C-3-19

        Item 3. Defaults Upon Senior Securities............................................................................  C-3-19

        Item 4. Submission of Matters to a Vote of Security Holders........................................................  C-3-20

        Item 5. Other Information..........................................................................................  C-3-20

        Item 6. Exhibits and Reports on Form 8-K...........................................................................  C-3-20


                                       C-3-2

PART I--FINANCIAL INFORMATION


Item 1.  Financial Statements

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                              JULY 31,            JANUARY 31,
                                                                                                2001                 2001
                                                                                            -----------           -----------
                                                                                            (Unaudited)
   ASSETS
   Current assets
   Cash and cash equivalents...............................................................    $  3,660             $  5,548
   Receivables:
      Accounts receivable and unbilled revenue, net........................................      13,134               11,891
      Other receivables....................................................................           3                  208
      Related party and other notes receivables............................................       1,104                1,625
   Prepaid expenses and other current assets...............................................         329                  515
   Assets held for sale....................................................................       2,597                1,913
                                                                                               --------             --------
        Total current assets...............................................................      20,827               21,700
   Property, plant and equipment, net......................................................       3,280                3,975
   Notes receivable........................................................................       1,991                3,093
   Reorganization value in excess of amounts allocable to identifiable assets .............      18,609               27,000
   Restricted cash.........................................................................       2,008                2,062
   Other assets............................................................................         347                  350
                                                                                               --------             --------
        Total assets.......................................................................    $ 47,062             $ 58,180
                                                                                               ========             ========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
   Bank line of credit.....................................................................    $  6,957             $  6,209
   Current portion of debt and capital leases..............................................       3,438                3,460
   Accounts payable........................................................................       1,861                1,464
   Accrued compensation....................................................................       1,063                1,152
   Accrued and other current liabilities...................................................      15,454               18,090
                                                                                               --------             --------
        Total current liabilities..........................................................      28,773               30,375
   Long-term debt and capital leases.......................................................         874                  907
   Other long-term liabilities ............................................................       4,250                4,250
                                                                                               --------             --------
        Total liabilities..................................................................      33,897               35,532
   Commitments and contingencies
   Stockholders' equity:
   Common stock, par value $.01, 40,000 shares authorized, 11,999 shares issued and
      outstanding at July 31, 2001.........................................................         120                  120
   Additional paid in capital..............................................................      49,880               49,880
   Accumulated other comprehensive income..................................................          --                   77
   Accumulated Deficit.....................................................................     (36,835)             (27,429)
                                                                                               --------             --------
        Total stockholders' equity ........................................................      13,165               22,648
                                                                                               --------             --------
        Total liabilities and stockholders' equity.........................................    $ 47,062             $ 58,180
                                                                                               ========             ========

         The accompanying notes are an integral part of the consolidated financial statements.


                                       C-3-3

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


The purchase method of accounting was used to record the fair value of assets and assumed liabilities of the reorganized company ("Predecessor") at September 20, 2000. Accordingly, the accompanying statement of operations for the six months ended July 31, 2001 is not comparable in certain material respects to the statement of operations for any period prior to September 20, 2000 since the statement of operations for the six months ended July 31, 2001 is based upon the balance sheet of a reorganized entity.


                                                           SUCCESSOR      PREDECESSOR       SUCCESSOR       PREDECESSOR
                                                            COMPANY         COMPANY          COMPANY          COMPANY
                                                         --------------  ---------------  ---------------  --------------
                                                                   THREE MONTHS                     SIX MONTHS
                                                                      ENDED                           ENDED
                                                                     JULY 31,                        JULY 31,
                                                         -------------------------------  -------------------------------
                                                             2001             2000             2001            2000
                                                         --------------  ---------------  ---------------  --------------
NET REVENUES :
Net revenues from services                                   $   8,364        $  11,137        $  17,263       $  22,148
Net revenues from management service agreements                 10,426           14,657           20,235          29,300
                                                         --------------  ---------------  ---------------  --------------
Total revenue                                                   18,790           25,794           37,498          51,448
OPERATING COSTS AND ADMINISTRATIVE EXPENSES
Salaries, wages and benefits                                     5,390            6,872           11,086          14,895
Professional fees                                                1,331            3,448            2,556           7,388
Utilities                                                          326              603              581           1,040
Depreciation and amortization                                    1,615              755            3,228           1,497
Rent                                                               942            1,539            1,967           3,382
Provision for bad debts                                             30              145               35             318
Loss on sale of assets                                              55                -              242               -
Goodwill impairment write-down                                       -                -            3,500               -
Nonrecurring expenses                                              500            8,021              500           8,021
Capitation expenses and other                                   11,786           16,284           22,618          32,731
                                                         --------------  ---------------  ---------------  --------------
Total operating costs and administrative expenses               21,975           37,667           46,313          69,272
                                                         --------------  ---------------  ---------------  --------------
Income (loss) from operations                                   (3,185)         (11,873)          (8,815)        (17,824)
Interest expense                                                   315            2,453              592           4,371
                                                         --------------  ---------------  ---------------  --------------
Income (loss) before provision for income taxes                 (3,500)         (14,326)          (9,407)        (22,195)
Income tax expense (benefit)                                         -              (27)               -             (46)
                                                         --------------  ---------------  ---------------  --------------
Net income (loss)                                            $  (3,500)      $  (14,299)       $  (9,407)     $  (22,149)
                                                         ==============  ===============  ===============  ==============

NET INCOME (LOSS) PER SHARE-BASIC                            $   (0.29)          *             $   (0.78)         *
NET INCOME (LOSS) PER SHARE-DILUTED                          $   (0.29)          *             $   (0.78)         *
WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC                       11,999           *                11,999          *
                                                         ==============                   ===============
                                                                11,999           *                11,999          *
                                                         ==============                   ===============


* EPS FOR THE PREDECESSOR COMPANY IS NOT MEANINGFUL.

         The accompanying notes are an integral part of the consolidated financial statements.


                                       C-3-4

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                 (IN THOUSANDS)


                                                                             SUCCESSOR        PREDECESSOR
                                                                              COMPANY           COMPANY
                                                                         ----------------   ----------------
                                                                         SIX MONTHS ENDED   SIX MONTHS ENDED
                                                                          JULY 31, 2001       JULY 31, 2000
                                                                         ----------------   ----------------
             CASH FLOWS FROM OPERATING ACTIVITIES:
             Net income loss                                                  $(9,407)         $(22,149)
             Non-cash items included in net loss:
              Depreciation and amortization.....................                3,228             1,497
              Amortization of debt issuance costs...............                   --               383
             Goodwill impairment write-down.....................                3,500                --
              Loss on sale of sale of assets....................                  242             5,074
             Change in receivables..............................               (1,738)            4,959
             Changes in accounts payable and accrued liabilities               (2,024)           (8,624)
             Changes in other assets............................                  130              (381)
                                                                              -------          --------
              Net cash used by operating activities.............               (6,069)          (19,241)
                                                                              -------          --------
              CASH FLOWS FROM INVESTING ACTIVITIES:
             Capital expenditures...............................                  (60)             (361)
             Proceeds from sales of assets......................                1,899             4,189
             Notes receivable, net..............................                1,623             6,141
             Other assets.......................................                    3                --
                                                                              -------          --------
              Net cash provided by investing activities.........                3,465             9,969
                                                                              -------          --------
             CASH FLOWS FROM FINANCING ACTIVITIES:
             Borrowings (repayments) under revolving lines of
                credit..........................................                  748            (7,390)
             Change in restricted cash..........................                   23                77
             Borrowings (repayments) of debt - net..............                  (55)               --
                                                                              -------          --------
              Net cash provided (used) by financing activities..                  716            (7,313)
                                                                              -------          --------
             Decrease in cash and cash equivalents..............               (1,888)          (16,585)

             Cash and cash equivalents, beginning of period.....                5,548            25,558
                                                                              -------          --------
             Cash and cash equivalents, end of period...........              $ 3,660          $  8,973
                                                                              =======          ========

              SUPPLEMENTAL CASH FLOW INFORMATION:
             Cash paid for interest                                           $   571          $    800
                                                                              =======          ========
             Cash paid for income taxes                                       $    14          $     35
                                                                              =======          ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                       C-3-5

                       INNOVATIVE CLINICAL SOLUTIONS, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     SIX MONTHS ENDED JULY 31, 2001 AND 2000

                                   (UNAUDITED)

1. ORGANIZATION

         The accompanying unaudited interim consolidated financial statements include the accounts of Innovative Clinical Solutions, Ltd. (together with its subsidiaries, "the Company" or "ICSL") (formerly PhyMatrix Corp.). These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is management's opinion that the accompanying interim financial statements reflect all adjustments (which are normal and recurring) necessary for a fair presentation of the results for the interim periods. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended January 31, 2001. Operating results for the six months ended July 31, 2001 are not necessarily indicative of results that may be expected for the year.

2. GOING CONCERN EXCEPTION IN THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT'S
   REPORT

         The Company has generated significant negative cash flow and operating losses over the past several years. In addition, as of July 31, 2001 the Company was in violation of certain covenants of its credit facility, which violations have been waived. The Company's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

         The Company's independent public accountants have advised the Company that, if negative cash flow continues, this will result in their review of the necessity for a going concern qualification in their opinion in this fiscal year's annual financial statements.

         The Company is currently in default of one of the financial covenants contained in the New Credit Facility and has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

3. DESCRIPTION OF BUSINESS

         The Company operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings, the Company acquired Clinical Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.


                                       C-3-6

         REPOSITIONING

         In early 1998, the medical services industry, and in particular the physician practice management ("PPM") industry became the subject of concerted negative scrutiny from industry analysts. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered. Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research.

         During the years ended January 31, 1999 and 2000, the Board approved plans, consistent with achieving the stated repositioning goal, to divest and exit the Company's PPM business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

         Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million that was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

         RECAPITALIZATION

         In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

         On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

         On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.


                                       C-3-7

         Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 11 - Revolving Line of Credit).

         On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

4. BASIS OF PRESENTATION

         The Company and subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on July 14, 2000. Prior to emerging from Chapter 11 on September 21, 2000, the Company (the "Predecessor") operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. The reorganized Company (the "Successor") adopted fresh-start reporting and gave effect to its emergence as of September 20, 2000.

         Under fresh-start reporting, the final consolidated balance sheet as of September 20, 2000 became the opening consolidated balance sheet of the reorganized Company. Since fresh-start reporting has been reflected in the accompanying consolidated balance sheets as of July 31, 2001 and January 31, 2001, respectively, the consolidated balance sheets as of those dates are not comparable in certain material respects to any such balance sheet for any period prior to September 20, 2000 since the balance sheet as of July 31, 2001 and January 31, 2001, respectively, are that of a reorganized entity. In addition, the results of the operations of the business prior to September 21, 2000 (the Predecessor) are not comparable to the Company's results of operations due to the emergence from bankruptcy, and the prior period results include the operation of certain discontinued businesses.

         The Company's independent public accountants have included a going concern opinion explanatory paragraph in their audit report accompanying the fiscal 2001 financial statements. The paragraph states that the Company's recurring losses and negative cash flow raise substantial doubt as to the Company's ability to continue as a going concern and cautions that the financial statements do not include adjustments that might result from the outcome of this uncertainty.

5. ASSETS HELD FOR SALE

         Assets Held for Sale at January 31, 2001 included undeveloped land in Florida, which was sold on July 13, 2001. In addition, at July 31, 2001 Assets Held For Sale included the assets of the Oncology Group, which were sold in August 2001. (See Note 14 - Subsequent Events.)

6. INCOME TAXES

         The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.

         Tax assets and liabilities, including loss and credit carry forwards were valued at fair market value at the reorganization date. The Company has concluded that its net tax assets, primarily operating loss carryforwards should be fully reserved because of the uncertainty surrounding whether these will ever be realized. The Company has recorded no tax benefit related to its net loss because of uncertainty as to the ultimate realizability of this benefit.


                                       C-3-8

7.  REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

         Fresh start reporting requires the Company to restate its assets and liabilities to reflect their reorganization value, which reflects fair value at the date of the reorganization. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and identifiable intangible assets is allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets." The implementation of fresh start reporting resulted in a Reorganization value in excess of amounts allocable to identifiable assets of approximately $55 million as of September 20, 2001. This asset is being amortized over five years. Recently, the Financial Accounting Standards Board has concluded that goodwill, such as excess reorganization value, would no longer be amortized but would be subject to periodic review for impairment. (See Note 13 - "Recent Accounting Pronouncements".)

         The reorganization value, which drives the Reorganization value in excess of amounts allocable to identifiable assets, was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations. The decision to sell the network management division, coupled with a revised plan for the remainder of the business triggered an impairment review of the Company's long-lived assets. The revised plan provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected cash flows to determine the fair value of its assets. Accordingly, in the fourth quarter of 2001, the Company recorded an impairment write-down of $26.9 million, which resulted in a Reorganization value in excess of amounts allocable to identifiable assets of $27 million as of January 31, 2001.

         Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended April 30, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $18.6 million as of July 31, 2001.

         There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets. The Company expects to continue to assess the realizability of its intangible assets as it evaluates it business strategies and further write-downs may be necessary.

8. NET LOSS PER SHARE

         Effective December 15, 1997, the Predecessor adopted SFAS No. 128, "EARNINGS PER SHARE". Under SFAS No. 128, the basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of Common Stock outstanding during the period. Stock to be issued at a future date pursuant to acquisition agreements is treated as outstanding in determining basic earnings per share. In addition, diluted earnings per share is calculated using the weighted average number of shares of Common Stock and common stock equivalents, if dilutive.

         Net loss per share for periods prior to September 20, 2000 is for the Predecessor and is not comparable to net loss per share for the Company, which reflects the exchange of New Common Stock for the Debentures and Old Common Stock. Net loss per share for the six months ended July 31, 2001 was $(0.13). Basic and fully diluted earnings per share are the same because the effect of Common Stock equivalents would be anti-dilutive. The Predecessor Company earnings per share for the six months ended July 31, 2000 is not meaningful and therefore has not been presented.

         A reconciliation of the numerators and denominators of the basic and fully diluted earnings per share computations were not provided because the basic and fully diluted EPS are the same.

         For the quarter ended July 31, 2001, approximately 2.6 million shares related to stock options were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares.


                                       C-3-9

9. ACCUMULATED OTHER COMPREHENSIVE INCOME IN STOCKHOLDER'S EQUITY

         The Company had an investment in a marketable equity security which was considered an available-for-sale investment in the January 31, 2001 balance sheet and was carried at market value, with the difference between cost and market value recorded in the "Accumulated other comprehensive income" component of stockholders' investment. The Company sold this investment during the quarter ended April 30, 2001.

10. PREPACKAGED PLAN AND FRESH-START REPORTING

          As discussed above, the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a five year life. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Reorganization value in excess of amounts allocable to identifiable assets and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital. Finally, any accounting principle changes required to be adopted in the financial statements of the Company within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

         The fresh-start reporting reorganization value was primarily derived from a discounted cash flow analysis of the business based on the Company's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") through 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value included in the distributable value as of the Effective Date was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

         Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

         The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including, but not limited to, those with respect to the future course of the Company's business activity. The Company regularly reviews the value of the intangible assets represented by "Reorganization Value in excess of amounts allocable to identifiable assets" and writes down this asset as appropriate to represent what it believes is the fair market value of its assets. (See Note 4 - "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets".)


                                       C-3-10

11. REVOLVING LINES OF CREDIT

         On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under the New Credit Facility. In addition, as of July 31, 2001 the Company was in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the Company's oncology sites, Ableco executed, a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility and has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

12. SEGMENT INFORMATION

         The Company has determined that its reportable segments are those that are based on its current method of internal reporting. The reportable segments are: provider network management and site management and research organization. Corporate items consist of corporate expenses and corporate net assets, which are not allocated. The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies". There are no intersegment revenues and the Company does not allocate corporate overhead to its segments. The tables below present revenue, pretax income (loss), and net assets of each reportable segment for the indicated periods:


                                                                  SITE
                                                 PROVIDER       MANAGEMENT
                                                 NETWORK       AND RESEARCH     CORPORATE     CONSOLIDATED
                                                MANAGEMENT     ORGANIZATION       ITEMS          TOTALS
                                                ----------     ------------       -----          ------
SUCCESSOR
QUARTER ENDED JULY 31, 2001
Net revenues................................      $10,425         $ 8,348      $     16          $18,789
Income (loss) before provision for income
   taxes....................................          201            (360)       (3,341)          (3,501)

PREDECESSOR
QUARTER ENDED JULY 31, 2000
Net revenues................................      $14,657          $8,549      $  2,588          $25,794
Income (loss) before a provision for income
   taxes....................................          (14)           (997)      (13,315)         (14,326)

SUCCESSOR
SIX MONTHS ENDED JULY 31, 2001
Net revenues................................      $20,235         $16,993      $    270          $37,498
Income (loss) before provision for income
   taxes....................................          360             (19)       (9,748)          (9,407)

Net assets..................................        6,240          14,089        (7,165)          13,164

PREDECESSOR
SIX MONTHS ENDED JULY 31, 2000
Net revenues................................      $29,300         $16,706      $  5,442          $51,448
Income (loss) before a provision for income
   taxes....................................          195          (2,597)      (19,793)         (22,195)

Net assets..................................        6,704          14,373      (109,377)         (87,800)


                                       C-3-11

13. RECENT ACCOUNTING PRONOUNCEMENTS

          On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE ASSETS". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. SFAS 142 applies to existing goodwill (i.e., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At July 31, 2001, the Company had $18.6 million of goodwill on its balance sheet that was being amortized at a rate of $5.1 million annually.

14. SUBSEQUENT EVENTS

         On August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds from this transaction were used to pay down the Company's line of credit under the New Credit Facility. In connection therewith, the Company executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company also plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.

         The Company has entered into a non-binding term sheet for the consolidation of CSL and a privately held healthcare company. The proposed transaction involves the merger of CSL with a subsidiary of the other company in exchange for stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 48% of the stock of the combined enterprise. The Company will hold the stock for future distribution to ICSL's stockholders. The closing of the merger of CSL pursuant to this term sheet is subject to significant conditions, which may not be met, including the execution of a definitive agreement. No assurances can be made that the Company will be able to enter into a definitive agreement or complete the proposed transaction on terms favorable to the Company or at all.


                                       C-3-12

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements that involve risks and uncertainties. Readers should refer to a discussion under "Factors to be Considered" contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended January 31, 2001 concerning certain factors that could cause the Company's actual results to differ materially from the results anticipated in such forward-looking statements. This discussion is hereby incorporated by reference into this Quarterly Report.

INTRODUCTION

         Innovative Clinical Solutions, Ltd. (together with its subsidiaries, the "Company" or "ICSL") (formerly PhyMatrix Corp.) operates two business lines: pharmaceutical services, including investigative site management, clinical and outcomes research and disease management, and single-specialty provider network management. The Company began its operations in 1994 and closed the initial public offering of its then existing common stock (the "Old Common Stock") in January 1996. Its primary strategy was to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. In order to expand its service offerings and to take advantage of the higher margins resulting from clinical studies, the Company acquired Clinical Studies Ltd. ("CSL") in October 1997. By 1998, the Company had become an integrated medical management company that provided medical management services to the medical community, certain ancillary medical services to patients and medical real estate development and consulting services to related and unrelated third parties.

REPOSITIONING

         In early 1998, the medical services industry, and in particular the physician practice management ("PPM") industry became the subject of concerted negative scrutiny from industry analysts. The negative publicity surrounding the PPM industry at that time created significant investor skepticism from which the industry has never recovered. Although the Company was a diversified health care provider (its PPM sector represented only 12.1% of its fiscal 1998 revenues), the Company was nevertheless viewed by the market as a PPM provider, resulting in a substantial decline in the Company's stock price. In May 1998, the Company began evaluating various strategic alternatives available to it and in August 1998, the Company's Board of Directors approved several strategic initiatives designed to reposition the Company as a significant company in pharmaceutical contract research, specifically clinical trials site management and outcomes research.

         During the years ended January 31, 1999 the Board approved, consistent with achieving its stated repositioning goal plans to divest and exit the Company's PPM business, certain of its ancillary services businesses, a surgery center, a physician network and its real estate service operations. All of these identified assets held for sale had been sold as of April 30, 2000.

         Due to market conditions affecting health care services companies generally, the Company realized lower than expected proceeds from its asset divestitures. The Company reported a net loss for the year ended January 31, 1999 of $130.8 million, which included an extraordinary charge of $96.8 million and a $10.5 million nonrecurring expense related to its divestitures. The Company reported a net loss for the fiscal year ended January 31, 2000 of $171.2 million, which included an extraordinary charge of $49.6 million, which was primarily related to the divestitures. These losses and the Company's highly leveraged position, due principally to its $100 million 6 3/4% Convertible Subordinated Debentures due 2003 (the "Debentures"), left the Company without the financial resources to execute its strategic plan to grow the research, clinical trials and network management sectors of its business.

RECAPITALIZATION

         In the fourth quarter of fiscal 2000, the Company entered into discussions with the owners of more than 50% of the principal amount of the Debentures regarding the possible exchange of some or all of the Debentures for equity in order to reduce the Company's debt burden and improve the Company's ability to execute its strategy for improving its business and


                                       C-3-13
financial condition. These negotiations resulted in a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Prepackaged Plan"), which provided for the recapitalization of the Company through the exchange of newly issued common stock of the Company (the "New Common Stock"), representing 90% of the issued and outstanding capital stock following the recapitalization, for all of the Debentures. In addition, the Prepackaged Plan provided for the cancellation of all outstanding Old Common Stock and its replacement with New Common Stock representing 10% of the Company's issued and outstanding capital stock following the recapitalization.

         On July 14, 2000 the Company and its subsidiaries filed joint petitions under Chapter 11 of the Bankruptcy Code. Following a hearing held on August 23, 2000, the Bankruptcy Court entered an order confirming the Company's Prepackaged Plan on August 25, 2000. On September 21, 2000 the Company satisfied all conditions precedent to the effectiveness of the Prepackaged Plan and, accordingly, the Prepackaged Plan became effective on such date (the "Effective Date").

         On the Effective Date, the Debentures, the Company's issued and outstanding Old Common Stock and the Old Other Interests (as defined in the Prepackaged Plan) were canceled and extinguished. Under the Prepackaged Plan, each holder of Debentures ("Debentureholder") received for each $1,000 in face amount of the Debentures held by such holder on the Effective Date, 108 shares of New Common Stock and each existing stockholder received for each 31 shares of Old Common Stock held by such stockholder on the Effective Date, 1 share of New Common Stock. New Common Stock was issued in whole shares only, with any fractional share amounts rounded up or down, as applicable. As a result of the Prepackaged Plan, 10.8 million shares of New Common Stock are held by the former Debentureholders and approximately 1.2 million are held by former holders of Old Common Stock.

         Under the Prepackaged Plan, claims of all other creditors, whether secured or unsecured, were unimpaired. The Company continued to pay all general unsecured claims during the pendency of the bankruptcy proceedings in the ordinary course of business. On the Effective Date, the Company's existing credit facility was repaid in full and the Company entered into a new revolving credit facility which is secured by security interests in substantially all of the Company's assets, including inventory, accounts receivable, general intangibles, equipment and fixtures. (See Note 11 - Revolving Lines of Credit).

         On the Effective Date, the Company's 2000 Stock Option Plan became effective and the Company granted options to purchase 2,028,570 shares of its New Common Stock to its executive officers and certain of its non-employee directors. In addition, the Company entered into employment agreements with the Company's President and Chief Executive Officer and four other executive officers.

ACCOUNTING TREATMENT

         FRESH-START ACCOUNTING

         As discussed above (See "Recapitalization"), the Company's Prepackaged Plan was consummated on September 21, 2000 and ICSL emerged from Chapter 11. Pursuant to the AICPA's Statement of Position No. 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE ("SOP 90-7"), the Company adopted fresh-start reporting in the consolidated balance sheet as of September 20, 2000 to give effect to the reorganization as of such date. Fresh-start reporting required the Company to restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the Company to allocate its reorganization value to its assets based upon their fair values in accordance with the procedures specified by Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, for transactions reported on the purchase method. The amount of the reorganization value that exceeded the amounts allocable to the specific tangible and the identifiable intangible assets has been allocated to a specific intangible referred to as "Reorganization value in excess of amounts allocable to identifiable assets" ("EXCESS REORGANIZATION VALUE"), which is being amortized in accordance with APB Opinion No.17, INTANGIBLE ASSETS, over a 5 year period. Each liability existing on the date the Prepackaged Plan was confirmed by the Bankruptcy Court, other than deferred taxes, is stated at the present value of the amounts to be paid, determined using an appropriate discount rate. Deferred taxes are not recorded in the accompanying financial statements due to the uncertainty regarding future operating results. Any benefits derived from pre-confirmation net operating losses will first reduce the Excess Reorganization Value (Goodwill) and other intangibles until exhausted and thereafter be reported as a direct addition to additional paid-in capital.


                                       C-3-14

         The fresh-start reporting reorganization equity value was primarily derived from a discounted cash flow analysis of our business based on the Company's projected earnings before interest, taxes and depreciation and amortization ("EBITDA") through our 2006 fiscal year and discounted to present value using the Company's weighted average cost of capital rate of 19.5%. The discount rate utilized by the Company reflected a relatively high-risk investment. The determination of equity value was derived from an estimated enterprise value of the reorganized Company on an unleveraged basis.

         Based on this methodology, the Company determined that reorganization equity value as of the Effective Date was $50 million, which was more than the market value of its assets on such date. In accordance with the purchase method of accounting, the excess of the reorganization value over net assets, which totaled $55 million, was allocated to "Reorganization value in excess of amount allocable to identifiable assets".

         The reorganization equity value of $50 million as of the Effective Date was based, in part, upon the planned integration of the Company's network management and clinical trials/site management and healthcare research operations. The Company has not realized the synergies that it had expected from linking these two business lines and plans to sell its network management division. Preliminary indications of interest from potential purchasers indicate a lower valuation for the network management division as a standalone enterprise than when valued as an integrated component of the clinical trials and healthcare research operations, using the methodology described above. Accordingly, the Company concluded that the reorganization value in excess of the revalued net assets was partially impaired and recorded a write-down of $26.9 million for the 19 weeks ended January 31, 2001. This resulted in "Reorganization value in excess of an amount allocable to identifiable assets" as of January 31, 2001 of $27 million. Subsequent to the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2001, the Company reviewed the value of its long-lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, that a further impairment charge of $3.5 million was necessary to write down its assets to fair market value. This write-down was taken in the quarter ended July 31, 2001. The combination of this write-down and amortization during the quarter reduced Reorganization Value in excess of amounts allocable to identifiable assets to $18.6 million as of July 31, 2001, which amount is being amortized over the five year period commencing on the Effective Date.

         The calculated revised reorganization equity value was based upon a variety of estimates and assumptions about circumstances and events that have not yet taken place. Such estimates and assumptions are inherently subject to significant economic and competitive uncertainties beyond the control of the Company, including but not limited to those with respect to the future course of the Company's business activity.

         RECENT ACCOUNTING PRONOUNCEMENTS

         On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Account Standards ("SFAS") 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "INTANGIBLE Assets". Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized, but rather will be tested at least annually for impairment. The Statement applies to existing goodwill (I.E., recorded goodwill at the date the financial statement is issued), as well as goodwill arising subsequent to the effective date of the Statement. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by the APB Opinion No. 17. The provisions of SFAS 142 must be applied for fiscal years beginning after December 15, 2001 and may not be adopted earlier. At July 31, 2001, the Company had $18.6 million of goodwill on its balance sheet that was being amortized at a rate of $5.1 million annually.

RESULTS OF OPERATIONS

         Notwithstanding the recapitalization, the Company has continued to experience losses and negative cash flows from operations. The rate at which the Company has lost money, however, has diminished significantly. Net cash used by operating activities was $6.1 million in the first six months of fiscal 2002, compared to $19.2 million net cash used in


                                       C-3-15
operations in the first six months of fiscal 2001. Nevertheless, continued losses and negative cash flows raise substantial doubt about the Company's ability to continue as a going concern and the Company's independent public accountants have included a going concern explanation paragraph in their audit report for the fiscal year ended January 31, 2001. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from this uncertainty.

         In addition to the operating improvements, the Company sold non-strategic assets including undeveloped land, and the Company's oncology and hematology business operations. In addition, the Company has decided to sell the network management division. Also, the Company believes that a strategic merger or sale of its CSL subsidiaries is necessary to improve short-term and long-term profitability. The Company is actively pursuing these alternatives. (See Note 14
- Subsequent Events). However, there can be no assurance that management plans will be successful. (See "Factors to be Considered" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001.)

PERCENTAGE OF NET REVENUE TABLE

The following table shows the percentage of net revenue represented by various expense categories reflected in the Consolidated Statements of Operations. The information that follows should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein.


                                                       Successor      Predecessor       Successor       Predecessor
                                                        Company         Company          Company          Company
                                                     --------------  ---------------  ---------------  --------------
                                                               Three Months                     Six Months
                                                                  Ended                           Ended
                                                                 July 31,                        July 31,
                                                     -------------------------------  -------------------------------
                                                         2001             2000             2001            2000
                                                     --------------  ---------------  ---------------  --------------
Net revenues :
Net revenues from services                                  100.0%           100.0%           100.0%          100.0%
Operating costs and administrative expenses
Salaries, wages and benefits                                 26.6%            26.6%            29.6%           29.0%
Professional fees                                             7.1%            13.4%             6.8%           14.4%
Utilities                                                     1.7%             2.3%             1.5%            2.0%
Depreciation and amortization                                 8.6%             2.9%             8.6%            2.9%
Rent                                                          5.0%             6.0%             5.2%            6.6%
Provision for bad debts                                       0.2%             0.6%             0.1%            0.6%
Loss on sale of assets                                        0.3%             0.0%             0.6%            0.0%
Goodwill impairment write-down                                0.0%             0.0%             9.3%            0.0%
Nonrecurring expenses                                         2.7%            31.1%             1.3%           15.6%
Capitation expenses and other                                62.7%            63.1%            60.3%           63.6%
                                                     --------------  ---------------  ---------------  --------------
Total operating costs and administrative expenses           116.9%           146.0%           123.5%          134.7%
                                                     --------------  ---------------  ---------------  --------------
Income (loss) from operations                               (16.9%)          (46.0%)          (23.5%)         (34.7%)
Interest expense, net                                         1.7%             9.5%             1.6%            8.5%
                                                     --------------  ---------------  ---------------  --------------
Income (loss) before provision for income taxes             (18.6%)          (55.5%)          (25.1%)         (43.1%)
Income tax expense (benefit)                                   0.0%           (0.1%)             0.0%          (0.1%)
                                                     --------------  ---------------  ---------------  --------------
Net income (loss)                                           (18.6%)          (55.4%)          (25.1%)         (43.1%)
                                                     ==============  ===============  ===============  ==============


The Three and Six Months Ended July 31, 2001 Compared to the Three and Six Months Ended July 31, 2000

         The following discussion reviews the results of operations for the three and six months ended July 31, 2001 (the "2002 Quarter" and the "2002 Period"), respectively, compared to the three and six months ended July 31, 2000 (the "2001 Quarter" and the "2001 Period").


                                       C-3-16

         REVENUES

         During the 2002 Quarter the Company derived revenues primarily from the following segments: provider network management and site management organizations. Revenues from provider network management were derived from management services to management service organization and administrative services to health plans which include reviewing, processing and paying claims and subcontracting with specialty care physicians to provide covered services.

         Revenues from site management organizations were derived primarily from services provided to pharmaceutical companies for clinical trials. Net revenues were $18.8 million and $37.5 million during the 2002 Quarter and 2002 Period, respectively. Of this amount, $10.4 million and $20.2 million or 55.5% and 54.0% of such revenues was attributable to provider network management; $8.4 million and $17.3 million or 44.5% and 46.0% was related to site management organizations.

         Net revenues were $25.8 million and $51.4 million during the 2001 Quarter and 2001 Period, respectively. Of this amount, $14.7 million and $29.3 million or 56.8% and 57.0% of such revenues was attributable to provider network management; $11.1 million and $22.1 million or 43.2% and 43.0% was related to site management organizations.

         The Company's net revenues from provider network management services decreased by $4.3 million from $14.7 million for the 2001 Quarter to $10.4 million for 2002 Quarter and decreased by $9.1 million from $29.3 million for the 2001 Period to $20.2 million for the 2002 Period. The majority of the decrease is attributable to the termination of an unprofitable practice management agreement. The Company's net revenues from site management organizations decreased by $2.7 million from $11.1 million for the 2001 Quarter to $8.4 million for the 2002 Quarter and by $4.8 million from $22.1 million for the 2001 period to $17.3 million for the 2001 Period. The majority of the decrease is attributable to the closing of unprofitable site management facilities.

         EXPENSES

         The Company's salaries, wages and benefits decreased by $1.5 million from $6.9 million or 26.6% of net revenues during the 2001 Quarter to $5.4 million or 28.7% of net revenues during the 2002 Quarter and by $3.8 million from $14.9 million or 29.0% of net revenues during the 2001 Period to $11.1 million or 29.6% of net revenues during the 2002 period. The decrease in dollars is primarily attributable to the reductions in personnel in conjunction with the termination of an unprofitable practice management agreement and the closing of unprofitable site management facilities.

         The Company's professional fees expense (which includes fees paid to physicians) decreased by $2.1 million from $3.4 million or 13.4% of net revenues during the 2001 Quarter to $1.3 million or 7.1% of net revenues during the 2002 Quarter and by $4.8 million from $7.4 million or 14.4% of net revenues during the 2001 Period to $2.6 million or 6.8% of net revenues during the 2002 Period. The decrease in professional fees expense is primarily the result of the termination of unprofitable management agreements and the closing of unprofitable site management facilities.

         The Company's other expenses, which also include supplies, utilities, rents, depreciation, amortization, provision for bad debt, and capitation expenses decreased by $4.6 million from $19.3 million or 74.9% of net revenues during the 2001 Quarter to $14.7 million or 78.2% of net revenues during the 2002 Quarter and by $10.5 million from $38.9 million or 75.7% of net revenues during the 2001 Period to $28.4 million or 75.8% of net revenues during the 2002 Period. The dollar decrease in other expenses is due to the reduction in capitation and supply related expenses, which corresponds to the decrease in revenues in the network management segment of the business and the reduction in rent expenses due to the closing of site management facilities.

         The Company recorded a loss of $.055 million related to disposition costs on the sale of land during the 2002 Quarter as well as a loss on the August 30, 2001 sale of the Oncology Group's assets of $0.250 million and a gain of $0.063 million from the sale of marketable securities recorded during the 2002 Period.

         The Company reviewed the value of the Company's long lived assets and determined, based on preliminary expressions of interest received to date for the sale of the network management division, an impairment charge of $3.5 million was necessary to write down its assets to fair market value during the 2002 Period.


                                       C-3-17

         The Company's interest expense decreased by $2.1 million from $2.4 million or 9.5% of net revenues during the 2001 Quarter to $.3 million or 1.7% of net revenues during the 2002 Quarter and by $3.8 million from $4.4 million or 8.5% of net revenues to $.6 million or 1.6% of net revenues during the 2002 Period. The decrease is due to the conversion of the Debentures into New Common Stock pursuant to the Prepackaged Plan.

         The Company's loss prior to income taxes during the 2002 Quarter was $3.5 million, compared to a loss of $14.3 million in the 2001 Quarter and $9.4 million for the 2002 Period compared to $22.1 for the 2001 Period. The reduction of loss during the 2002 Quarter and 2002 Period is primarily attributable to the termination of an unprofitable management service agreement and the closing of unprofitable site management facilities.

         LIQUIDITY AND CAPITAL RESOURCES

                  Cash used by operating activities was $6.1 million during the 2002 Period and $19.2 million during the 2001 Period. At July 31, 2001, the Company's principal sources of liquidity consisted of $3.7 million in cash and $3.0 million availability under its revolving credit facility, and $2.6 million in Assets Held for Sale. The Company had $28.8 million of current liabilities, including $7.0 million outstanding under the New Credit Facility.

                  Cash provided by investing activities was $3.5 million during the 2002 Period and primarily represented the net cash received from the sales of assets of $1.9 million and from collections against notes receivable of $1.6 million. Cash provided by investing activities was $10.0 million during the 2001 Period and primarily represented the net cash received from the sale of assets of $4.2 million and net cash received from notes receivable of $6.1 million offset partially by capital expenditures of $0.4 million.

                  Cash provided by financing activities was $0.7 million during the 2002 Period and primarily represented the borrowings under the New Credit Facility, net of debt payments. Cash used by financing activities was $7.3 million during the 2001 Period and primarily represented the net payments against the existing Credit Facility.

                  In conjunction with various acquisitions that have been completed, the Company may be required to make various contingent payments in the event that the acquired companies attain predetermined financial targets during established periods of time following the acquisitions. If all of the applicable financial targets were satisfied, for the periods covered, the Company would be required to pay an aggregate of approximately $2.0 million over the next three years. The payments, if required, are payable in cash and/or Common Stock of the Company. In addition, in conjunction with the acquisition of a clinical research center, an ownership interest in a network and in conjunction with a joint venture entered into by the Company during the year ended January 31, 1998, the Company may be required to make additional contingent payments based on revenue and profitability measures over the next four years.

                  In conjunction with certain of its acquisitions, the Company has agreed to make payments in shares of Common Stock of the Company at a predetermined future date. The number of shares to be issued is generally determined based upon the average price of the Company's Common Stock during the five business days prior to the date of issuance. In April 2000, the Predecessor Company issued 5,187,627 million shares of Old Common Stock using the methodology discussed above. These shares were converted into 167,342 shares of New Common Stock on the Effective Date of the Prepackaged Plan.

                  In conjunction with a physician practice management agreement with a physician practice in Florida, the Company has filed suit against the practice to enforce the guarantees executed in connection with the management agreement. The practice has filed a counterclaim. The Company intends to vigorously prosecute and defend the case. However, if the Company is not successful it could be exposed to a maximum loss of $3.7 million. A reserve has been established to reflect the probable loss.

                  The Company has received notification from the Internal Revenue Service that the method used to calculate a prior year's tax refund was incorrect by $1.3 million. This will likely result in an assessment of additional taxes and interest under the alternative minimum taxes rules, which assessment would have to be paid in cash. In addition, the Company is discussing several other issues with the Internal Revenue Service. The Company cannot predict the outcome of this examination, but any income adjustment would likely result in a reduction of the Company's net operating loss carryforward, rather than an additional tax liability.


                                       C-3-18

                  Prior to the Effective Date, the Company had outstanding $100 million in face amount of Debentures. The Debentures bore interest at an annual rate of 6 3/4% payable semi-annually on each June 15 and December 15 and matured on June 15, 2003. The Debentures were unsecured obligations of the Company, guaranteed by certain of the Company's wholly owned subsidiaries, and were convertible into Common Stock of the Company at a conversion price of $28.20 per share, subject to adjustment. On the Effective Date, the Debentures were exchanged for 10.8 million shares of New Common Stock representing 90% of the Company's equity. The Company's New Common Stock was delisted from the OTC Bulletin Board during July 2001 due to the Company's failure to timely file its annual and quarterly reports with the Securities and Exchange Commission.

                  Prior to the Effective Date, the Company had a $30.0 million revolving line of credit with Heller based upon eligible accounts receivable (the "Heller Loan"). The Heller Loan bore interest at prime plus 1.0% and fees were 0.0875%. The Heller Loan was secured by the assets of the Company and its subsidiaries, limited the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and required the Company to comply with other customary covenants. Upon the Company's filing of a voluntary petition under Chapter 11 of the Bankruptcy Code on July 14, 2000, the interest rate on the Heller Loan increased to 12%. The Heller Loan was paid in full on the Effective Date with available cash.

                  On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but not less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, as of July 31, 2001, the Company was in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001, in connection with the sale of the oncology sites, Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility. The Company has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5.0%.

         In May 2001, the Company paid $623,624 in settlement of an arbitration award, which liability was fully reserved on the balance sheet as of January 31, 2001.

         On July 13, 2001, the Company closed the sale of an undeveloped tract of land in Sarasota, Florida for $1.8 million. In addition, on August 30, 2001, the Company sold oncology and hematology business operations for approximately $2.5 million. The net proceeds of these transactions were used to pay down the Company's line of credit under the New Credit Facility. The Company also plans to divest itself of its network management assets. There can be no assurances that the Company will be able to find a willing buyer or buyers for network management assets, or that any such buyer or buyers will pay a price that reflects what the Company believes is the fair value of such assets.


                                       C-3-19

         The Company has entered into a non-binding term sheet for the consolidation of CSL and a privately held healthcare company. The proposed transaction involves the merger of CSL with a subsidiary of the other company in exchange for stock. No cash consideration is contemplated to be paid by or to the Company or its stockholders. The Company expects to receive approximately 48% of the stock of the combined enterprise. The Company will hold stock for future distribution to ICSL's stockholders. The closing of the sale of CSL pursuant to this term sheet is subject to significant conditions, which may not be met, including the execution of a definitive agreement. No assurances can be made that the Company will be able to enter into a definitive agreement or complete the proposed transaction on terms favorable to the Company or at all.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

                  The Company is exposed to market risk related to interest rates primarily through its borrowing activities. The Company does not use derivative financial instruments for speculative or trading purposes.


                                       C-3-20

PART II--OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         The Company is subject to legal proceedings in the ordinary course of its business. The Company does not believe that any such legal proceeding, either singly or in the aggregate, will have a material adverse effect on the Company although there can be no assurance to this effect. Significant legal proceedings involving the Company are described in its Annual Report on Form 10-K for the year ended January 31, 2001.

         As described above under Part I, Item 1, Business, the Company and its wholly owned subsidiaries emerged from bankruptcy proceedings under Chapter 11 on September 21, 2000.

         In February 2001, Medical Office Portfolio Properties Limited Partnership ("MOPP") filed a complaint against the Company and PhyMatrix Management Company, Inc. ("PMCI") in the Palm Beach County Florida Circuit Court (Case No. CL01 1898AF) seeking damages for breach of lease for the premises located in Jupiter, Florida. Total rent under the lease for the balance of the lease term is approximately $2.3 million. The Court has granted a Summary Judgment for the plaintiff in the amount of $2,583,747, plus interest and attorneys fees, on October 11, 2001. A hearing has been scheduled to amend the Company's answer to add affirmative defenses, and file a counter claim for negligent misrepresentation. If granted the Court is required to stay execution of the Summary Judgment.

         In February 2001, MOPP filed a complaint against the Company and PMCI in Palm Beach County Florida Circuit Court (Case No. CL01 1901AB) seeking damages for breach of lease for the premises located in Palm Bay, Florida. Total rent under the lease for the balance of the lease term is approximately $1.3 million. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options. The Court denied the plaintiff's request for Summary Judgment and granted the Company's motion to amend its answer to add affirmative defenses and counterclaim for negligent representation.

         In March 2001, Biltmore Investors Limited Partnership filed a complaint against CSL in Arizona Superior Court (Maricopa County) (No. CV2001-003880) seeking damages of $16,625 for past due rent through February 2001 for breach of lease for the premises located in Phoenix, Arizona. Total rent under the lease for the balance of the lease term is approximately $1.3 million. The Company currently is evaluating its defenses to this complaint and exploring possible settlement options.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS.

         None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         On the Effective Date, the Company entered into a $10.0 million revolving credit facility (the "New Credit Facility") with Ableco Finance LLC ("Ableco"). The $10.0 million New Credit Facility has a two-year term and availability based upon eligible accounts receivable. The New Credit Facility bears interest at prime plus 2.00% (but never less than 11.5%) and provides for an unused line fee of .50%. The New Credit Facility is secured by all assets of the Company and its subsidiaries, limits the ability of the Company and its subsidiaries to incur certain indebtedness and make certain dividend payments and requires the Company to comply with other customary covenants. The qualification with respect to the Company's ability to continue as a going concern contained in the Report of Arthur Andersen LLP in the January 31, 2001 audited financial statements, constituted an event of default under this New Credit Facility. In addition, the Company is in default of certain non-financial and reporting covenants contained in the New Credit Facility. On August 30, 2001 Ableco executed a waiver of these defaults. On August 30, 2001, the Company and Ableco also executed an amendment to the New Credit Facility, which reduced the maximum amount available thereunder to $8.5 million. The Company is currently in default of one of the financial covenants contained in the New Credit Facility and


                                       C-3-21
has requested a waiver of this default. There can be no assurance that the Company will obtain such waiver. If the Company is not able to obtain a waiver of this default, the New Credit Facility is subject to acceleration of all outstanding indebtedness and default interest on such outstanding amount of prime plus 5%.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of the Company's stockholders during the period covered by this report.

ITEM 5.  OTHER

         None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a) Exhibits.

         None

         (b)  Reports on Form 8-K

         No Reports on Form 8-K were filed for the quarter covered by this report.


                                       C-3-22

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized.

                                INNOVATIVE CLINICAL SOLUTIONS, LTD


                                By:          /s/ Gary S. Gillheeney
                                    --------------------------------------------
                                                Gary S. Gillheeney
                                       Chief Financial Officer and Treasurer
                                    (Principal Financial and Accounting Officer)
                                              DATE: OCTOBER 30, 2001


                                       C-3-23

                               TABLE OF CONTENTS


SECTION                                                                                               PAGE
-------                                                                                               ----
INFORMATION STATEMENT....................................................................................1
  SELECTED FINANCIAL DATA................................................................................1
PRO FORMA FINANCIAL INFORMATION..........................................................................3
GENERAL INFORMATION......................................................................................4
  WRITTEN CONSENT IN LIEU OF MEETING; EFFECTIVE TIME.....................................................4
  ABSENCE OF APPRAISAL RIGHTS............................................................................4
  MATERIAL CONDITIONS TO CONSUMMATION OF THE MERGER......................................................4
THE PARTIES TO THE MERGER AGREEMENT......................................................................5
  INNOVATIVE CLINICAL SOLUTIONS, LTD.....................................................................5
  CLINICAL STUDIES, LTD..................................................................................7
  COMPREHENSIVE NEUROSCIENCE, INC........................................................................7
  CNS ACQUISITION, INC...................................................................................9
THE MERGER...............................................................................................9
  BACKGROUND OF THE TRANSACTION; APPROVAL OF THE ICSL BOARD..............................................9
  REASONS FOR APPROVAL..................................................................................11
  OPINION OF ICSL'S FINANCIAL ADVISOR...................................................................13
  MERGER CONSIDERATION..................................................................................19
  ADJUSTMENTS TO THE MERGER CONSIDERATION...............................................................23
  ICSL REPLACEMENT OPTIONS..............................................................................24
  ACCOUNTING TREATMENT..................................................................................24
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................................24
  NO REGULATORY APPROVAL REQUIRED.......................................................................25
DESCRIPTION OF THE MERGER AGREEMENT.....................................................................25
  MERGER OF CSL AND ACQUISITION SUB.....................................................................25
  TREATMENT OF CNS AND ACQUISITION SUB SHARES...........................................................26
  CLOSING...............................................................................................26
  REPRESENTATIONS AND WARRANTIES........................................................................26
  COVENANTS.............................................................................................27
  MUTUAL COVENANTS......................................................................................28
  CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.......................................................28
  CONDITIONS TO THE MERGER..............................................................................29
  SURVIVAL AND INDEMNIFICATION..........................................................................30
  TERMINATION AND TERMINATION FEE.......................................................................31
  EXPENSES..............................................................................................32
  AMENDMENT.............................................................................................32
SIGNIFICANT ANCILLARY DOCUMENTS.........................................................................32
  SHAREHOLDERS AGREEMENT................................................................................32
  INVESTOR RIGHTS AGREEMENT.............................................................................34
  CSL VOTING AGREEMENT..................................................................................35
  CNS VOTING AGREEMENT..................................................................................35
MANAGEMENT AND OPERATIONS OF NEWCO AFTER THE MERGER.....................................................36
DESCRIPTION OF NEWCO SECURITIES.........................................................................38


                           TABLE OF CONTENTS (CONT'D)

SECTION                                                                                               PAGE
-------                                                                                               ----
  CAPITAL STOCK.........................................................................................38
  COMMON STOCK..........................................................................................38
  SERIES A PREFERRED STOCK..............................................................................38
  BLANK CHECK PREFERRED.................................................................................41
  CONVERTIBLE SECURED NOTES.............................................................................41
  STOCK OPTIONS.........................................................................................43
INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................................................44
  GILLHEENEY EMPLOYMENT AGREEMENT.......................................................................44
  MICHAEL T. HEFFERNAN AGREEMENT........................................................................44
  WILLIAM BERNSTEIN'S EQUITY INTEREST IN PSILOS PARTNERS................................................44
  NEWCO BOARD MEMBERSHIP................................................................................45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................45
  SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS............................................................45
  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS..........................................................45
OPERATION AND MANAGEMENT OF ICSL FOLLOWING THE MERGER...................................................46
INCLUSION OF CERTAIN DOCUMENTS ATTACHED HERETO..........................................................47
AVAILABLE INFORMATION...................................................................................47

                                     ANNEXES

Annex A -         Agreement and Plan of Merger

Annex B -         Opinion of ICSL's Financial Advisor

Annex C-1 -       Annual Report on Form 10-K for Fiscal Year ended January 31, 2001

Annex C-2         Quarterly Report on Form 10-Q for Quarter Ended April 30, 2001

Annex C-3         Quarterly Report on Form 10-Q for Quarter ended July 31, 2001
